                                                Filed Pursuant to Rule 424(B)(3)
                                                Registration No. 333-43533


              [VMARK LOGO]                  [UNI DATA LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of VMARK Software, Inc. and Unidata, Inc. have agreed to a merger of equals which they believe will result in a combined computer software company capable of achieving significant operating synergies and better exploiting the product and marketing strengths of the individual companies. The merger agreement provides that UNIDATA will merge into VMARK, which will change its name to ARDENT Software, Inc. The combined company will be headquartered in Westboro, Massachusetts.

     If the merger is completed, UNIDATA stockholders will receive 0.44765 of a share of ARDENT common stock in exchange for each share of UNIDATA common stock that they own. The shares of ARDENT stock to be issued to UNIDATA stockholders will represent approximately 40% of the outstanding stock of ARDENT after the merger, with the remainder being held by VMARK's existing stockholders.

     The merger cannot be completed unless it is approved by both UNIDATA's and VMARK's stockholders. UNIDATA has scheduled a special meeting of its stockholders to vote on the merger. VMARK has scheduled a special meeting of its stockholders to vote on both the merger and additional proposals to increase the number of shares available under VMARK's stock option and employee stock purchase plans. YOUR VOTE IS VERY IMPORTANT.

     The Boards of Directors of VMARK and UNIDATA have unanimously determined that the merger is in the best interests of their stockholders and recommend that their stockholders vote in favor of the merger.

     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and, in the case of VMARK stockholders, the proposals to increase the number of shares available under its stock option and employee stock purchase plans.

     If you do not return your proxy card, the effect in most cases will be a vote against the merger and any other proposals.

     The dates, times and places of the meetings are as follows:

    For VMARK Stockholders:
     February 10, 1998
     10:00 a.m.
     VMARK Software, Inc.
     50 Washington Street
     Westboro, Massachusetts 01581

     For UNIDATA Stockholders:

     February 10, 1998
     10:00 a.m.
     Unidata, Inc.
     1099 18th Street
     Suite 2200
     Denver, Colorado 80202

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about VMARK from documents that it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


[SIGNATURE]                              [SIGNATURE]

PETER GYENES                             DAVID W. BRUNEL
President and Chief Executive Officer    President and Chief Operating Officer
VMARK Software, Inc.                     Unidata, Inc.


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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
REGULATORS HAVE APPROVED THE ARDENT COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

Joint Proxy Statement/Prospectus dated December 31, 1997 and first mailed to stockholders on January 8, 1998.

                              VMARK SOFTWARE, INC.
                              50 WASHINGTON STREET
                         WESTBORO, MASSACHUSETTS 01581

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 1998

     YOU ARE HEREBY NOTIFIED that VMARK Software, Inc. ("VMARK") will hold a Special Meeting of Stockholders on February 10, 1998, commencing at 10:00 A.M., local time, at 50 Washington Street, Westboro, Massachusetts, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization dated as of October 7, 1997, as amended on November 7, 1997 (the "Merger Agreement"), between VMARK and Unidata, Inc., a Colorado corporation ("UNIDATA"), pursuant to which, among other matters, (a) UNIDATA will be merged into VMARK (the "Merger"), (b) VMARK's name will be changed to "ARDENT Software, Inc." ("ARDENT"), (c) each share of UNIDATA common stock which is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, and become exchangeable for, 0.44765 of a share of ARDENT common stock and
     (d) the authorized number of shares of ARDENT's common stock will be increased to 40,000,000.

          2. To consider and vote upon a proposal to amend VMARK's 1986 Stock Option Plan providing for an increase of the number of shares which may be issued under the plan.

          3. To consider and vote upon a proposal to amend VMARK's Employee Stock Purchase Plan providing for an increase of the number of shares which may be issued under the plan.

          4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Stockholders of record as of the close of business on December 26, 1997 will be entitled to vote at the meeting.

     The Merger and other important matters are explained in this Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I.

                                          By Order of the Board of Directors,



                                          RICHARD N. HOEHN
                                          Secretary
Dated: December 31, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 UNIDATA, INC.
                                1099 18TH STREET
                                   SUITE 2200
                             DENVER, COLORADO 80202

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 10, 1998

To the Stockholders of Unidata, Inc.:

     A Special Meeting of Stockholders of Unidata, Inc. ("UNIDATA") will be held at the offices of UNIDATA, 1099 18th Street, Suite 2200, Denver, Colorado 80202, on February 10, 1998, commencing at 10:00 A.M., local time, for the following purposes:

          1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization dated as of October 7, 1997, as amended on November 7, 1997 (the "Merger Agreement"), between VMARK Software, Inc., a Delaware corporation ("VMARK") and UNIDATA, pursuant to which, among other matters (a) UNIDATA will be merged with and into VMARK (the "Merger"), (b) VMARK's name will be changed to "ARDENT Software, Inc." ("ARDENT"), (c) each share of UNIDATA Class A common stock and Class B common stock outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive, and become exchangeable for, 0.44765 of a share of ARDENT common stock, and (d) the authorized number of shares of ARDENT's common stock will be increased to 40,000,000.

          2. To transact such other business as may properly come before the meeting.

     Stockholders of record as of the close of business on December 26, 1997 will be entitled to vote at the meeting and any adjournment or postponement thereof.

     The Merger and other important matters are explained in this Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I.

                                          By Order of the Board of Directors,



                                          HAROLD NUSSENFELD
                                          Vice President, General Counsel and
                                          Secretary
Denver, Colorado
December 31, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                        Page
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  VMARK/UNIDATA MERGER................     1

WHO CAN HELP ANSWER YOUR QUESTIONS....     3

SUMMARY...............................     4

RISK FACTORS..........................    15

THE VMARK SPECIAL MEETING.............    17
  Date, Time and Place; Record Date...    17
  Purpose of the Meeting..............    17
  Voting Rights.......................    17
  Independent Auditors................    18

THE UNIDATA SPECIAL MEETING...........    19
  Date, Time and Place; Record Date...    19
  Purpose of the Meeting..............    19
  Voting Rights.......................    19
  Independent Accountants.............    20

THE PROPOSED MERGER...................    21
  General.............................    21
  Closing; Effective Time.............    21
  Exchange of Stock Certificates......    21
  No Fractional Shares................    22
  Escrowed Shares.....................    22
  Background of the Merger............    23
  Recommendation of the VMARK Board
     and Reasons for the Merger.......    25
  Recommendation of the UNIDATA Board
     and Reasons for the Merger.......    26
  Opinion of Financial Advisor........    28
  Interests of Certain Persons in the
     Merger...........................    31
  The Merger Agreement................    33
  Stock Option Agreements.............    41
  Confidentiality Agreements..........    42
  Stockholder Support Agreements......    42
  Escrow Agreement....................    43
  Regulatory Filings and Approvals....    43
  Accounting Treatment of the
     Merger...........................    43
  Listing of New Shares of ARDENT
     Common Stock on The Nasdaq Stock
     Market...........................    43
  Appraisal Rights....................    43

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS......................    45

UNAUDITED PRO FORMA CONDENSED
  COMBINING FINANCIAL STATEMENTS......    47

THE BUSINESS OF UNIDATA...............    55

SELECTED CONSOLIDATED HISTORICAL
  FINANCIAL DATA OF UNIDATA...........    62

                                        Page
                                        ----
UNIDATA MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............    63

OWNERSHIP OF UNIDATA CAPITAL STOCK....    73

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS OF UNIDATA.............    74

MANAGEMENT OF ARDENT FOLLOWING THE
  MERGER..............................    76

PRO FORMA OWNERSHIP OF ARDENT CAPITAL
  STOCK...............................    79

COMPARISON OF RIGHTS OF HOLDERS OF
  UNIDATA COMMON STOCK AND ARDENT
  COMMON STOCK........................    81

INFORMATION CONCERNING VMARK..........    86

ADDITIONAL MATTERS BEING SUBMITTED TO
  THE VOTE OF VMARK STOCKHOLDERS......    87
  Amendment to VMARK 1986 Stock Option
     Plan.............................    87
  Approval of Amendment to VMARK
     Employee Stock Purchase Plan.....    89

LEGAL MATTERS.........................    90

EXPERTS...............................    90

EXPENSES OF SOLICITATION..............    90

OTHER MATTERS.........................    90

WHERE YOU CAN FIND MORE INFORMATION...    91

FINANCIAL INFORMATION OF UNIDATA AND
  SUBSIDIARIES........................   F-1

Annex I:   Agreement and Plan of
           Merger and Reorganization
           dated as of October 7,
           1997, as amended on
           November 7, 1997

Annex II:  Fairness Opinion of Volpe
           Brown Whelan & Company, LLC

Annex III: Sections 7-113-101 through
           7-113-302 of the Colorado
           Business Corporation Act

              QUESTIONS AND ANSWERS ABOUT THE VMARK/UNIDATA MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Our companies are proposing to merge because we believe the resulting combination will create a stronger, more competitive computer software company capable of achieving significant operating synergies and better exploiting the product and marketing strengths of the individual companies. The merger will combine the two companies' products and distribution channels in the relational database market. It will also enable the combined company to better exploit VMARK's strength in providing data warehousing solutions and UNIDATA's strength in developing object oriented database management software as strategies for producing future growth.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: UNIDATA stockholders will receive 0.44765 of a share of ARDENT common stock in exchange for each share of UNIDATA common stock they own. We will not issue fractional shares. UNIDATA stockholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share of ARDENT stock. Each share of VMARK common stock currently outstanding will be unaffected by the merger. After the merger, the certificates previously representing shares of VMARK common stock will represent the same number of shares of ARDENT common stock.

Example:

- If you currently own 100 shares of UNIDATA common stock, then after the merger you will be entitled to receive 44 shares of ARDENT common stock and a check for the market value of the .765 fractional share.

- If you currently own 100 shares of VMARK common stock, then after the merger you will continue to own 100 shares of ARDENT common stock.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be counted at the special meeting of VMARK's or UNIDATA's stockholders, as appropriate. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and, in the case of VMARK stockholders, the proposals to increase the shares available under its stock option and employee stock purchase plans. If you do not vote or if you abstain, it will have the effect in most cases of a vote against the merger and any other proposals.

     VMARK's special meeting will take place on February 10, 1998 and UNIDATA's special meeting will take place on February 10, 1998.

Q:  DO THE COMPANIES RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: The Boards of Directors of both VMARK and UNIDATA unanimously recommend voting in favor of the approval and adoption of the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide the broker with instructions as to how to vote your shares. If you do not instruct your broker to vote your shares, your shares will not be voted. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this three different ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. VMARK stockholders choosing either of these options should send their revocation letter or new proxy card to the VMARK general counsel at the address provided on page 3. UNIDATA stockholders choosing either of these options should send their revocation letter or new proxy card to the UNIDATA corporate secretary at the address provided on page 3. The third way you may change your vote is to attend your special meeting and vote in person. Simply attending the meeting, how-ever, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send UNIDATA stockholders written instructions for exchanging their share certificates. VMARK stockholders may keep their existing stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: If the stockholders of both companies vote to adopt and approve the merger at the respective special meetings, we expect the merger will be completed by the end of February 1997.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the merger or would like additional copies of this Joint Proxy Statement/Prospectus, you should contact:

         VMARK Stockholders:

         VMARK Software, Inc.
         50 Washington Street
         Westboro, Massachusetts 01581
         Attention: General Counsel
         (508) 366-3888

         or

         Corporate Investor Communications, Inc.
         111 Commerce Road
         Carlstadt, NJ 07072
         Attn: Corporate Services Group
         (201) 896-1900

         UNIDATA Stockholders:

         Unidata, Inc.
         1099 18th Street
         Suite 2200
         Denver, Colorado 80202
         Attention: Corporate Secretary
         (303) 294-0800

--------------------------------------------------------------------------------

                                    SUMMARY

     This summary only highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

                                 THE COMPANIES

VMARK SOFTWARE, INC.
50 Washington Street
Westboro, Massachusetts 01581-1021
(508) 366-3888

     VMARK designs, markets and supports computer software and services for developing, deploying and maintaining business applications and data warehousing solutions. VMARK's primary products are its uniVerse relational database management systems for the creation, manipulation, and retrieval of diverse data types, and Datastage, a data warehouse product which allows users to access, manipulate, and organize data from multiple and different sources. VMARK products are employed by over one million users worldwide.

UNIDATA, INC.
1099 18th Street
Suite 2200
Denver, Colorado 80202
(303) 294-0800

     UNIDATA designs, develops and markets database management computer software, application development tools and other software products to provide complete database solutions for businesses worldwide. UNIDATA products allow users to develop sophisticated applications for the creation, manipulation and retrieval of diverse data types. In addition, UNIDATA is developing new object oriented database management technology and application development products and, on December 31, 1997, acquired O2 Technology SA, a leading French object database developer.

                      OUR REASONS FOR THE MERGER (PAGE 25)

     We believe that combining VMARK's and UNIDATA's strengths in developing and marketing database management software, including UNIDATA's expertise in object oriented databases and the World Wide Web and VMARK's expertise in data warehousing, will create a stronger, more competitive computer software company. We also believe that the merger will create immediate opportunities for savings in operating costs. To review our reasons for the merger in greater detail, see pages 25 through 27.

                      THE STOCKHOLDERS' MEETINGS (PAGE 17)

THE VMARK SPECIAL MEETING

     The VMARK special meeting will be held at VMARK's offices at 50 Washington Street, Westboro, Massachusetts, at 10:00 a.m., local time, on February 10, 1998. At the VMARK special meeting, VMARK stockholders will be asked to:

- adopt the merger agreement;

- approve an amendment to VMARK's 1986 Stock Option Plan to increase the number of shares available under the plan; and

- approve an amendment to VMARK's Employee Stock Purchase Plan to increase the number of shares available under the plan.

THE UNIDATA SPECIAL MEETING

     The UNIDATA special meeting will be held at UNIDATA's offices at 1099 18th Street, Suite 2200, Denver, Colorado, at 10:00 a.m., local time, on February 10, 1998. At the UNIDATA special meeting, UNIDATA stockholders will be asked to adopt the merger agreement.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

TO VMARK STOCKHOLDERS:

     The VMARK Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposals to increase the number of shares available under its employee stock option and employee stock purchase plans. For more information on why the VMARK Board recommends the merger and possible conflicts of interest of certain VMARK directors, see pages 25 and 31, respectively.

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                                        4

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TO UNIDATA STOCKHOLDERS:

     The UNIDATA Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote FOR the proposal to adopt the merger agreement. For more information on why the UNIDATA Board recommends the merger and possible conflicts of interest of certain UNIDATA directors, see pages 26 and 31, respectively.

                           RECORD DATE; VOTING POWER

     You are entitled to vote at your special meeting if you owned shares as of the close of business on December 26, 1997 (which is the record date set for both UNIDATA and VMARK).

     On the record date, there were 8,291,358 outstanding shares of VMARK common stock which will be entitled to vote at the VMARK special meeting. VMARK stockholders will have one vote for each share of VMARK common stock they owned on the record date for each of the proposals to be voted on.

     On the record date, there were 11,820,430 shares of UNIDATA Class A common stock and 500,000 shares of UNIDATA Class B common stock entitled to vote at the UNIDATA special meeting. UNIDATA stockholders will have one vote for each share of UNIDATA Class A and Class B common stock they owned on the record date for the proposal to adopt the merger agreement.

                                 VOTES REQUIRED

VMARK

     In order to approve the merger, a majority of the outstanding shares of VMARK common stock must vote in favor of adopting the merger agreement. The directors and executive officers of VMARK, holding a total of 506,719 shares of VMARK common stock, representing about 6% of the outstanding VMARK shares, have agreed to vote their shares in favor of the merger. For more information on the VMARK special meeting, see page 17.

UNIDATA

     In order to approve the merger, two-thirds of the outstanding shares of UNIDATA Class A common stock and two-thirds of the outstanding shares of UNIDATA Class B common stock, voting as separate classes, must vote in favor of approving and adopting the merger agreement. The directors and executive officers of UNIDATA and certain holders of UNIDATA Class A common stock, which together hold a total of 10,323,500 shares of UNIDATA Class A common stock, representing over 87% of the outstanding shares of Class A UNIDATA common stock, have agreed to vote their shares in favor of the merger. In addition, the holders of all of the outstanding shares of UNIDATA Class B common stock have agreed to vote their shares in favor of the merger. Accordingly, approval of the merger by UNIDATA stockholders is assured. For more information on the UNIDATA special meeting, see page 19.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX I. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY, AS IT IS THE LEGAL DOCUMENT WHICH GOVERNS THE MERGER OF VMARK AND UNIDATA.

THE NEW NAME

     Upon the merger, the name of VMARK, as the surviving corporation, will be changed to "ARDENT Software, Inc.," referred to in this proxy statement as "ARDENT" or as "the combined company."

OWNERSHIP OF ARDENT FOLLOWING THE MERGER (PAGE 79)

     The shares of ARDENT common stock issued to UNIDATA stockholders in the merger will constitute approximately 40% of the outstanding common stock of ARDENT after the merger. As a result of the merger, James T. Dresher, UNIDATA's current Chairman of the Board and Chief Executive Officer will beneficially own approximately 21% of the outstanding common stock of ARDENT. The shares of VMARK common stock held by VMARK stockholders prior to the Merger will constitute approximately 60% of the outstanding shares of ARDENT common stock after the merger.

MANAGEMENT AND BOARD OF DIRECTORS OF
ARDENT FOLLOWING THE MERGER (PAGE 76)

     If the merger is completed, the management of ARDENT will be composed of existing executive officers of VMARK and UNIDATA, including:

--------------------------------------------------------------------------------

- Peter Gyenes, Chief Executive Officer and Chairman of the Board (currently President, Chief Executive Officer and a Director of VMARK);

- David W. Brunel, President and Chief Operating Officer (currently President, Chief Operating Officer and a Director of UNIDATA); and

- Charles F. Kane, Chief Financial Officer (currently Chief Financial Officer of VMARK).

     The Board of Directors of ARDENT immediately after the merger will consist of six members, three designated by VMARK and three designated by UNIDATA.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (PAGE 31)

     In considering the Boards' recommendations that you vote in favor of the merger, you should be aware that a number of officers and directors of UNIDATA and VMARK have retention incentives, benefit plans or certain other benefits that provide them with interests in the merger that are different from, or in addition to, yours. Please refer to pages 31 through 33 for more information concerning retention incentives, benefit plans and other benefits of such officers and directors.

CONDITIONS TO THE MERGER (PAGE 39)

     The completion of the merger depends upon meeting a number of conditions, including the following:

- VMARK's and UNIDATA's stockholders shall have voted in favor of the merger;

- at the Closing, the representations and warranties of each of VMARK and UNIDATA shall be true in all material respects and each of the companies shall have performed their covenants in the merger agreement;

- there shall have been no governmental action which effectively prohibits the merger or limits the rights of ARDENT because of the merger; and

- we shall have received letters from each of our legal counsel regarding certain federal income tax consequences of the merger.

     Each of the conditions to the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (PAGE 39)

     UNIDATA and VMARK can mutually agree to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement if any of the following events occur:

- the merger is not completed by April 15, 1998;

- a court or other governmental authority permanently prohibits the merger;

- the stockholders of VMARK or UNIDATA do not approve the merger;

- the other company breaches or fails to comply with any of its material representations or warranties or obligations under the merger agreement, unless (i) such breach or failure to comply can be cured prior to April 15, 1998 and (ii) the other company continues to use its best efforts to remedy such breach or failure to comply;

- the board of directors of the other company (i) withdraws or modifies in any adverse manner its recommendation of the merger; (ii) fails to reconfirm its recommendation upon written request after such company receives a proposal to be acquired by a third party; (iii) recommends an alternative transaction;
  (iv) approves or recommends any tender offer for shares of its capital stock by a third party; or (v) fails to hold its special stockholder meeting by April 15, 1998; or

- the merger is not to be treated as a pooling of interests for accounting purposes and VMARK is unable to obtain a new fairness opinion from a financial advisor.

TERMINATION FEES (PAGE 41)

     The merger agreement generally requires VMARK or UNIDATA to pay the other a termination fee of $3 million if the merger agreement terminates under certain circumstances.

RECIPROCAL STOCK OPTION AGREEMENTS (PAGE 41)

     UNIDATA and VMARK have each granted an option to the other party to purchase approximately 19% of its outstanding common stock if certain events occur that entitle the party exercising the option to receive a termination fee under the merger agreement. If the options become exercisable, VMARK would be able to purchase shares of UNIDATA's common stock at a price per share of

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                                        6

--------------------------------------------------------------------------------

$4.42. UNIDATA would be able to purchase shares of VMARK common stock at a price per share of $9.87. The grants of these stock options may make it more difficult and expensive for UNIDATA and VMARK to consummate an alternative transaction.

EFFECTIVE TIME (PAGE 21)

     The merger will become effective when all necessary documentation has been filed in both Colorado and Delaware. We plan on filing these documents immediately after the VMARK special meeting and the UNIDATA special meeting.

EXCHANGE OF STOCK CERTIFICATES (PAGE 21)

     After consummation of the merger, UNIDATA stockholders will no longer have any rights as UNIDATA stockholders. UNIDATA stockholders who turn in their UNIDATA stock certificates will receive ARDENT stock certificates from the exchange agent as quickly as is feasible.

ESCROWED SHARES (PAGE 22)

     At the time of the merger, VMARK will deposit 50,000 shares of the total shares issuable in the merger into an escrow. These shares will be used, if necessary, to satisfy any claims that may be brought by a venture capital firm which has demanded payment of certain financing fees related to a financing that UNIDATA did not complete. All shares not so used will be allocated among the UNIDATA stockholders and distributed at the end of the escrow period.

OPINION OF FINANCIAL ADVISOR (PAGE 28)

     In deciding to approve the merger, the VMARK Board considered the opinion of Volpe Brown Whelan & Company, LLC (VBW&C), its financial advisor, as to the fairness to the VMARK stockholders from a financial point of view of the consideration to be paid to the UNIDATA stockholders. A portion of the fee payable to VBW&C is contingent upon completion of the merger. VBW&C's opinion is attached as Annex II to this Joint Proxy Statement/Prospectus, and we encourage you to read it.

COMPARISON OF RIGHTS UNDER APPLICABLE LAWS (PAGE 81)

     The rights of UNIDATA stockholders are currently governed by Colorado law. After the merger, UNIDATA stockholders will become stockholders in ARDENT, and their rights as stockholders will be governed by Delaware law. There are certain differences between Colorado and Delaware law of which you should be aware. For example, Colorado law requires the affirmative vote of holders to two-thirds of the outstanding stock of the company to elect or remove directors, approve the sale of substantially all of the company's assets, approve a merger involving the company, or amend the company's charter. Delaware law requires only the vote of a majority of stockholders for such actions. There are also fewer occasions under Delaware law when stockholders are granted the right to dissent from an action of the company and force the company to purchase the stockholder's shares.

     In addition, after the merger the rights of UNIDATA stockholders will be governed by ARDENT's Certificate of Incorporation and Bylaws. There are certain differences between ARDENT's and UNIDATA's governing documents of which you should be aware.

ACCOUNTING TREATMENT (PAGE 43)

     We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 45)

     We have structured the merger so that VMARK, UNIDATA and their stockholders should not recognize any gain or loss for federal income tax purposes as a result of the merger (except for taxes on cash received by UNIDATA stockholders for fractional shares).

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

APPRAISAL RIGHTS (PAGE 43)

     Under Delaware law, VMARK stockholders have no right to an appraisal of the value of their shares in connection with the merger.

     Under Colorado law, UNIDATA stockholders who do not vote in favor of the merger and follow the procedures described on page 43 may receive

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

the "fair value" of their shares of UNIDATA stock in cash instead of shares of ARDENT stock. Any holder of UNIDATA Common Stock who votes in favor of the merger, or is deemed to vote in favor of the merger (by, for example, returning a signed proxy card without specifying a vote on the merger) will waive their appraisal rights. One of the conditions to the merger is that less than 5% of UNIDATA stockholders exercise their appraisal rights.

LISTING OF ARDENT COMMON STOCK
(PAGE 43)

     Prior to the merger, VMARK will obtain approval to have the shares of ARDENT stock to be issued in the merger listed on The Nasdaq Stock Market.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We each have made forward-looking statements in this document (and VMARK has made forward-looking statements in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or anticipated future results, such as cost savings and synergies relating to the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors could affect the future financial results of VMARK and UNIDATA and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the various risks described under "RISK FACTORS" on page 15.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       SUMMARY HISTORICAL FINANCIAL DATA

     VMARK and UNIDATA are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained elsewhere herein and in the annual reports and other information that VMARK has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

     VMARK prepares its financial statements on the basis of a fiscal year ending on December 31. The financial data of VMARK for each of the five years ended December 31, 1996 are derived from consolidated financial statements of VMARK audited by Deloitte & Touche LLP. The financial data of VMARK for the nine months ended September 28, 1997 and September 29, 1996 are unaudited, but in the opinion of management are prepared on the same basis as the audited financial statements.

     UNIDATA prepares its financial statements on the basis of a fiscal year ending on June 30. The financial data of UNIDATA for the three years ended June 30, 1997 are derived from consolidated financial statements of UNIDATA audited by Coopers & Lybrand L.L.P. The financial data of UNIDATA for the three months ended September 30, 1997 and 1996 and the two years ended June 30, 1994 are derived from unaudited consolidated financial statements prepared by UNIDATA's management, which in the opinion of management are prepared on the same basis as the audited financial statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 SUMMARY HISTORICAL FINANCIAL DATA OF VMARK(1)


                             NINE MONTHS     NINE MONTHS
                                ENDED           ENDED                      YEAR ENDED DECEMBER 31,
                             SEPTEMBER 28,   SEPTEMBER 29,   ---------------------------------------------------
                                 1997            1996         1996       1995       1994       1993       1992
                             -------------   -------------   -------    -------    -------    -------    -------
                                     (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue......................   $ 42,531       $ 52,382      $69,266    $68,364    $65,452    $57,203    $51,777
Other charges(2).............         --          2,125        4,322      7,381      5,100      4,800      2,100
Income (loss) from
  operations.................      3,082            755       (1,508)    (4,697)     2,202     (1,530)       287
Income (loss) before
  extraordinary items and
  change in accounting.......      1,820            (35)      (2,641)    (3,890)      (221)    (2,198)      (251)
Net income (loss)(3)(4)(5)...      1,820            (35)      (7,375)    (3,890)      (221)    (1,548)     1,079
Income (loss) per common
  share:
  Income (loss) before
    extraordinary item and
    change in accounting.....   $    .22       $   (.00)     $  (.33)   $  (.49)   $  (.03)   $  (.29)   $  (.03)
  Net income (loss)..........        .22           (.00)        (.91)      (.49)      (.03)      (.21)       .15
Shares used in calculation...      8,460          8,099        8,096      8,013      7,824      7,515      7,426

CONSOLIDATED BALANCE SHEET
  DATA:
Cash and short-term
  investments................   $ 21,038       $ 12,994      $14,733    $12,267    $16,017    $16,649    $20,266
Working capital..............     18,798         18,151       14,282     17,566     22,668     19,233     22,274
Total assets.................     57,400         60,354       59,977     63,353     65,482     47,422     47,703
Total long-term
  liabilities(6).............      8,851          9,074        9,015      9,227      9,438          2         16
Stockholders' equity.........     31,831         35,327       28,831     37,167     39,338     33,701     36,203

                  SUMMARY HISTORICAL FINANCIAL DATA OF UNIDATA

                                    THREE MONTHS ENDED
                                      SEPTEMBER 30,                          YEAR ENDED JUNE 30,
                               ----------------------------  ---------------------------------------------------
                                   1997            1996       1997       1996       1995       1994       1993
                               ------------    ------------  -------    -------    -------    -------    -------
                                       (UNAUDITED)   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue........................   $  9,810       $ 10,073    $49,112    $41,233    $24,357    $16,436    $11,374
Other charges(1)(2)(3).........         --             --        602      4,900         --        462         --
Income (loss) from
  operations...................     (1,975)          (672)     1,389     (2,571)     1,678        323      1,230
Net income (loss)..............     (1,618)          (840)      (559)    (2,618)     1,264         73        835
Net income (loss) per common
  share........................       (.13)          (.07)      (.05)      (.23)       .11        .01        .08
Shares used in calculation.....     12,157         12,083     12,133     11,498     11,281     10,656     10,477

CONSOLIDATED BALANCE SHEET
  DATA:
Cash and short-term
  investments..................   $    826       $    272    $   623    $   812    $   387    $   276    $   307
Working capital................      2,527          2,548      4,239      3,640      1,307      2,132         91
Total assets...................     31,826         33,597     34,380     34,480     16,480     10,297      7,464
Total long-term liabilities....     12,429         12,691     12,462     12,689      2,858      2,653        271
Stockholders' equity...........      5,027          6,094      6,795      6,960      3,967      2,645      2,114

                        See footnotes on following page.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO VMARK'S SUMMARY HISTORICAL FINANCIAL DATA

(1) VMARK merged with Easel Corporation in 1995. The merger qualified for pooling-of-interests treatment and, accordingly, VMARK's financial statements include the accounts of Easel for all periods presented.

(2) During the periods presented, VMARK recorded several one-time charges related to restructurings, litigation, and/or mergers and acquisitions. In 1996, $4,322,000 was recorded related to restructurings of the business and the exit of VMARK from certain unprofitable business lines. In 1995, $6,882,000 was recorded related to the merger with Easel Corporation and the restructuring activity which occurred during the year, and $499,000 in litigation related charges were recorded. In 1994, $2,750,000 was recorded representing the estimated amount of purchased research and development acquired in a business combination, $650,000 in litigation related charges were recorded, and $1,700,000 was recorded relating to restructuring of the Easel operations prior to the merger. In 1993 and 1992, Easel recorded certain charges associated with restructurings of its operations.

(3) In 1996, VMARK recorded an extraordinary loss of $4,734,000 related to the discontinuance at the end of that year of certain product lines and businesses present at the date of the merger with Easel. Generally accepted accounting principles require such costs to be recorded as extraordinary items, since the disposition of these assets was not contemplated at the date VMARK merged with Easel.

(4) VMARK adopted Statement of Financial Accounting Standards No. 109 ("FAS No. 109"), "Accounting for Income Taxes", effective at the beginning of fiscal 1993. The adoption of FAS 109 had a $650,000 positive impact on the results of operations in 1993.

(5) VMARK recorded extraordinary items for reduction of income taxes due to carryforward of net operating losses of $1,330,000 in 1992.

(6) VMARK entered into an office lease in 1994 for its corporate office. The lease was recorded as a capital lease for financial statement purposes.

NOTES TO UNIDATA'S SUMMARY HISTORICAL FINANCIAL DATA

(1) During fiscal year 1997, UNIDATA disposed of a wholly owned subsidiary and recorded a loss on an investment in a joint venture. These items resulted in losses totalling $602,000.

(2) Effective November 1, 1995, UNIDATA purchased substantially all of the assets and assumed most of the liabilities of the System Builder group of software tools development companies. The total net purchase price of $14,343,000 was assigned to tangible and identifiable intangible assets, including in-process research and development of $4,900,000. The in-process research and development was expensed at acquisition.

(3) During fiscal year 1994, UNIDATA recorded a charge of $462,000 to write off the carrying value of certain acquired technology.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     VMARK and UNIDATA expect that the merger will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests, see "THE PROPOSED MERGER -- Accounting Treatment" at page 43. VMARK and UNIDATA have presented below summary unaudited pro forma financial data that reflects the pooling of interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined.

     The pro forma statement of operations data assumes that the merger took place as of the first day of the earliest financial period presented in the pro forma financial information. VMARK prepares its financial statements on the basis of a fiscal year ending on December 31. UNIDATA prepares its financial statements on the basis of a fiscal year ending on June 30. The table below combines VMARK's audited results of operations for its fiscal year ended December 31, 1996 and the unaudited results of operations for the nine months ended September 28, 1997 and September 29, 1996 with UNIDATA's unaudited results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 and September 30, 1996. The table also combines, under the columns for fiscal year 1995 and 1994, VMARK's audited results of operations for each of the two years ended December 31, 1995 with UNIDATA's audited results of operations for its fiscal year ended June 30, 1995 and UNIDATA's unaudited results of operations for its fiscal year ended June 30, 1994. UNIDATA's revenue and net loss for the six months ended December 31, 1995, not included in the pro forma financial data below, were $16,511,000 and $3,762,000, respectively.

     The pro forma balance sheet data combines VMARK's unaudited financial position as of September 28, 1997 with UNIDATA's unaudited financial position as of September 30, 1997.

     The companies may have performed differently had they actually been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS" on page 47.

                                                             NINE MONTHS
                                          NINE MONTHS           ENDED        YEAR ENDED    FISCAL    FISCAL
                                             ENDED          SEPTEMBER 29,   DECEMBER 31,    YEAR      YEAR
                                      SEPTEMBER 28, 1997        1996            1996        1995      1994
                                     ---------------------  -------------   ------------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS
  DATA:
Revenue.............................        $78,707            $87,177        $116,735     $92,721   $81,888
Other charges.......................            602              2,125           4,322       7,381     5,562
Income (loss) from operations.......          2,308              2,545           1,143      (3,019)    2,525
Income (loss) before extraordinary
  item and change in accounting.....            365                269          (2,219)     (2,626)     (148)
Net income (loss)...................            365                269          (6,953)     (2,626)     (148)
Income (loss) per common share:
  Income (loss) before extraordinary
     item and change in
     accounting.....................        $   .03            $   .02        $   (.16)    $  (.20)  $  (.01)
  Net income (loss).................            .03                .02            (.49)       (.20)     (.01)
Shares used in calculation..........         13,903             13,963          14,052      13,063    12,594

                                              AS OF
                                      SEPTEMBER 28, 1997(1)
                                      ---------------------
PRO FORMA BALANCE SHEET DATA:
Cash and short-term investments......        $21,864
Working capital......................         10,680
Total assets.........................         92,371
Total long-term liabilities..........         21,280
Stockholders' equity.................         26,850

---------------
(1) The pro forma balance sheet data has been adjusted to reflect the estimated non-recurring costs of the merger, which are estimated at approximately $14.1 million ($10.0 million net of tax). This estimate includes approximately $10.8 million of costs associated with combining the operations of the two companies, principally costs of severance and facilities consolidation, and approximately $3.3 million for financial advisor, legal, and accounting fees related to the merger.


--------------------------------------------------------------------------------
                                       12

--------------------------------------------------------------------------------

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected per share data of VMARK and UNIDATA on a historical, pro forma combined and pro forma equivalent basis. The information presented in this table is derived from the financial information of VMARK and UNIDATA as described in the notes below. The information set forth below is only a summary and you should read it in conjunction with the financial statements described above. This table is not necessarily indicative of the results of future operations of ARDENT or actual results that would have occurred if the merger had taken place prior to the period indicated. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

                                                                                           PRO FORMA
                                                HISTORICAL     HISTORICAL  PRO FORMA        UNIDATA
                                                  VMARK        UNIDATA     COMBINED      EQUIVALENT(1)
                                                ----------     -------     ---------     -------------
Book value per common share(2):
  September 28, 1997/September 30, 1997.......    $ 3.85        $ .41        $1.96           $ .88
Cash dividends per common share(3)............        --           --           --              --
Income (loss) per common share before
  extraordinary items(4):
  Nine months ended September 28/30, 1997.....       .22         (.12)         .03             .01
  Nine months ended September 29/30, 1996.....      (.00)         .02          .02             .01
  Year ended December 31, 1996................      (.33)         .03         (.16)           (.07)
  Fiscal year ended 1995......................      (.49)         .11         (.20)           (.09)
  Fiscal year ended 1994......................      (.03)         .01         (.01)             --

---------------
(1) We computed the Pro Forma UNIDATA Equivalent per share amounts by multiplying the Pro Forma Combined per share amounts by the exchange ratio of 0.44765.

(2) We computed historical book value per share by dividing VMARK's unaudited total stockholders' equity as of September 28, 1997 by the number of common shares outstanding as of that date and UNIDATA's unaudited total stockholders' equity as of September 30, 1997 by the number of common shares outstanding as of that date. We computed the Pro Forma Combined book value per share amounts by dividing pro forma stockholders' equity (See "UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET") by the pro forma number of shares of common stock outstanding as of September 28, 1997 (without including outstanding options). The pro forma number of shares of common stock was calculated as the sum of total VMARK shares outstanding and UNIDATA shares outstanding as adjusted for the exchange ratio of 0.44765.

(3) VMARK and UNIDATA have never paid dividends and it is not anticipated that ARDENT will do so in the foreseeable future.

(4) VMARK prepares its financial statements on the basis of a fiscal year ending on December 31. UNIDATA prepares its financial statements on the basis of a fiscal year ending on June 30. The table above combines VMARK's audited results of operations for its fiscal year ended December 31, 1996 and the unaudited results of operations for the nine months ended September 28, 1997 and September 29, 1996 with UNIDATA's unaudited results of operations for the same periods. The table also combines, for fiscal years ended 1995 and 1994, VMARK's audited results of operations for each of the two years ended December 31, 1995 with UNIDATA's audited results of operations for its fiscal year ended June 30, 1995 and UNIDATA's unaudited results of operations for its fiscal year ended June 30, 1994. UNIDATA's revenue and net loss for the six months ended December 31, 1995, not included in the pro forma financial data above, were $16,511,000 and $3,762,000, respectively.

     The pro forma combined net income per share is based on the combined weighted average number of common shares and common share equivalents, after adjusting UNIDATA's weighted average number of common shares outstanding and dilutive common share equivalents for the conversion into ARDENT common stock at a conversion ratio of 0.44765. Common share equivalents consist of common stock issuable upon the exercise of outstanding options and warrants.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            MARKET PRICE INFORMATION

     The table below sets forth the high and low closing sales prices of VMARK common stock as reported on The Nasdaq Stock Market for the calendar periods indicated. VMARK has never paid any cash dividends on its common stock, and it has a line of credit agreement with a bank which limits its ability to pay cash dividends.

                                                                     $ PER SHARE OF
                                                                          VMARK
                                                                      COMMON STOCK
                                                                   -------------------
                                                                    HIGH         LOW
                                                                   -------     -------
        1995:
          First Quarter..........................................  $ 19.25     $ 12.75
          Second Quarter.........................................    19.00       10.75
          Third Quarter..........................................    21.50       13.25
          Fourth Quarter.........................................   15.125        5.75
        1996:
          First Quarter..........................................    9.875        6.50
          Second Quarter.........................................   12.625        7.00
          Third Quarter..........................................   11.125        6.50
          Fourth Quarter.........................................    10.00        5.50
        1997:
          First Quarter..........................................    7.375        6.00
          Second Quarter.........................................    8.625       5.875
          Third Quarter..........................................    10.25       7.828
          Fourth Quarter.........................................   11.625       7.313

     On October 6, 1997, the last trading day prior to the public announcement of the merger agreement, the reported high and low sales prices per share of VMARK common stock on The Nasdaq Stock Market were $11.625 and $10.50, respectively. On December 31, 1997, the last practicable trading date for which results were available for inclusion in this Joint Proxy Statement/Prospectus, the reported high and low sales prices per share of VMARK common stock on The Nasdaq Stock Market were $8.00 and $7.25, respectively.

     The market price of VMARK common stock is subject to fluctuation. Therefore, the market value of the shares of ARDENT common stock which UNIDATA stockholders will receive in the merger may increase or decrease prior to the merger.

     As of December 26, 1997, there were approximately 305 stockholders of record of VMARK.

     UNIDATA common stock is not publicly traded. UNIDATA has never declared or paid any cash dividends on its common stock or preferred stock.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to general investment risks and those factors set forth elsewhere herein, the following risks should be considered by UNIDATA stockholders in deciding whether to approve and adopt the merger agreement and thereby become stockholders of ARDENT and by VMARK stockholders in deciding whether to adopt the merger agreement. These risks should be considered together with the factors set forth in "UNIDATA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Factors That May Affect Future Results" on page 70.

RISKS RELATING TO THE MERGER

     Integration of Operations; Transaction Costs. We cannot guarantee that the integration of VMARK and UNIDATA will be completed in a manner that is efficient, effective and timely enough to achieve the anticipated benefits of the merger. Integrating our companies will require the timely combination of management, sales and marketing and research and development teams that are in different geographic locations. Integration of the companies also will require the combination of complex software technology, product lines and software development plans. Additionally, the time-consuming task of integrating our companies may distract attention from the day-to-day business of the combined company.

     Concentration of Ownership. When the merger is completed, James T. Dresher will own beneficially approximately 21% of the outstanding common stock of the combined company. Such concentration of ownership will give Mr. Dresher substantial power to affect the outcome of the election of directors and other matters requiring a stockholder vote and, in addition, may have the effect of delaying or preventing a change in control of the combined company.

     Risks Associated with Fixed Exchange Ratio. UNIDATA stockholders will receive 0.44765 of a share of the combined company's common stock for each share of UNIDATA common stock that they own at the time of the merger. This fraction of a share of the combined company's stock, also known as the exchange ratio, is fixed and will not change regardless of any fluctuation in the market price of the combined company's common stock. Accordingly, the value of the combined company's shares to be issued to UNIDATA stockholders will depend on the market price of the combined company's common stock at the time of the merger.

RISKS RELATING TO THE BUSINESS OF THE COMBINED COMPANY

     Need to Develop New Products and Adapt to Technological Change. Technological developments, customer requirements and industry standards change frequently in the computer software database market. As a result, the combined company's success will depend upon our ability to enhance current products and to develop or acquire new products which meet customer needs and comply with industry standards. The possibility exists that the combined company's products will be rendered obsolete by technological advances, or that the combined company will not be able to develop and market the products required to continue to be competitive. Certain of our planned products are in various stages of development. It is possible that such products will prove not to be commercially viable or that we will experience operational problems with such products after commercial introduction that could delay or defeat the ability of such products to generate revenue. The products to which the combined company intends to devote substantial resources in the foreseeable future are object oriented database products and data warehousing and datamart products. There is no assurance that products in either of these two areas will be commercially successful. In particular, object technology requires customers to make a substantial investment in retraining application programmers. Several companies have failed in attempts to introduce object technology and there is no assurance that such technology will gain widespread customer acceptance. VMARK and UNIDATA have experienced product delays and undetected errors or bugs in their products in the past and the combined company may experience such problems in the future. The combined company's success will also depend on the ability of its products to interoperate and perform well with existing and future industry-standard leading application software products intended to be used in connection with relational database management systems.

     Substantial Competition. The combined company will face intense competition in the market for database management systems and related software from many companies which offer alternative solutions to the needs addressed by our products and services. Many of the combined company's direct competitors, such as Oracle Corporation, Sybase, Inc. and Informix Software, Inc., as well as other large computer software companies that could compete directly against the combined company in the future, have far greater resources than UNIDATA and VMARK combined. Our competitors also may be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or devote greater resources to the promotion and sale of their products. Several of our competitors already have announced plans to develop new technology that will compete with the object database and data warehousing technology that will constitute the core of the combined company's new product development efforts. There can be no assurance that the combined company will be able to compete successfully in its markets against such competitors.

     Litigation. VMARK is a defendant in litigation with certain stockholders who allege that members of VMARK's management made certain untrue statements and failed to disclose information regarding VMARK's prospective financial performance in violation of federal law. UNIDATA also is a party to a lawsuit brought by one of UNIDATA's licensees which claims that UNIDATA violated such licensee's purported exclusive license to certain UNIDATA products in Asia. VMARK and UNIDATA deny the allegations against them and intend to vigorously contest these lawsuits. Nonetheless, it is possible that one or both of these matters could subject the combined company to substantial liability and thereby adversely affect the combined company's financial performance.

     Dependence on Key Personnel; Ability to Attract and Retain Qualified Personnel. Our businesses are led by a number of key, highly skilled technical, managerial and marketing personnel, the loss of which could adversely affect the combined company. Competition for such personnel in the software industry is intense. The success of the combined company will depend in large part upon its ability to hire and retain such personnel.

     Volatility of Stock Prices and Fluctuations in Quarterly Results. The market price of VMARK common stock has been, and the market price of ARDENT common stock after the Merger may continue to be, highly volatile. Factors that are difficult to predict such as quarterly revenue, statements and ratings by financial analysts and overall market performance will have a significant impact on the price for shares of ARDENT common stock. Future sales of large amounts of ARDENT common stock also could adversely affect the stock price. Except for long-term service and maintenance contracts, both VMARK and UNIDATA operate with an insignificant backlog of orders and the bulk of customer purchase orders are received at the end of quarterly periods, especially at the end of the year. As a result, our operating results can vary substantially from period to period and the results of individual quarters are extremely uncertain.

     Risks Associated with International Operations. Fluctuations in foreign currency prices relative to the United States dollar could reduce a substantial portion of the combined company's total revenue expected to come from international operations. 24% of UNIDATA's revenues for the nine months ended September 30, 1997 and 37% of VMARK's revenues for the nine month period ended September 28, 1997 are derived from sales outside the United States. If exchange or price controls or other restrictions on the conversion of foreign currencies are imposed, the combined company's businesses could be adversely affected. Other potential risks inherent in the combined company's international business generally will include longer payment cycles, greater difficulties in collecting accounts receivable, the burdens of complying with a wide variety of foreign laws and regulations, political uncertainties and differences in business practices.

     Protection of Intellectual Property Rights. We regard certain of our technologies as proprietary and rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. These steps may not be sufficient to prevent or deter others from copying or stealing our proprietary rights and do not prevent competitors from independently developing technology that is equivalent or superior to our technology. In addition, while we do not believe that our products, trademarks or other proprietary rights infringe upon the proprietary rights of others, it is possible that others will assert that they do. The cost of responding to such an assertion may be significant, even if the assertion is false. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce intellectual property rights are often burdensome and involve a high degree of uncertainty and costs.

                           THE VMARK SPECIAL MEETING

DATE, TIME AND PLACE; RECORD DATE

     VMARK Software, Inc., a Delaware corporation ("VMARK") has scheduled a special meeting of the holders of VMARK common stock, $.01 par value ("VMARK Common Stock"), to be held at 10:00 A.M., local time, on February 10, 1998, at the executive offices of VMARK located at 50 Washington Street, Westboro, Massachusetts (the "VMARK Special Meeting"). The Board of Directors of VMARK (the "VMARK Board") has fixed the close of business on December 26, 1997 (the "VMARK Record Date") for the determination of holders of record of VMARK Common Stock entitled to notice of and to vote at the VMARK Special Meeting.

PURPOSE OF THE MEETING

     At the VMARK Special Meeting, the holders of VMARK Common Stock outstanding as of the VMARK Record Date will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of October 7, 1997, between VMARK and UNIDATA, as amended on November 7, 1997 (the "Merger Agreement"), pursuant to which, among other things, (i) Unidata, Inc. ("UNIDATA") will be merged into VMARK (the "Merger"), (ii) VMARK's name will be changed to "ARDENT Software, Inc." ("ARDENT"), (iii) each share of UNIDATA Class A common stock, no par value ("UNIDATA Class A Common Stock") and UNIDATA Class B common stock, no par value ("UNIDATA Class B Common Stock," and together with the UNIDATA Class A Common Stock, "UNIDATA Common Stock") outstanding immediately prior to the Effective Time (as defined below) will be converted into the right to receive, and become exchangeable for, 0.44765 of a share of common stock, $.01 par value ("ARDENT Common Stock") of ARDENT, except that cash will be paid in lieu of any fractional share of ARDENT Common Stock which a stockholder of UNIDATA may otherwise be entitled to receive, and (iv) the number of authorized shares of ARDENT Common Stock will be increased from 25,000,000 shares to 40,000,000 shares. A copy of the Merger Agreement, as amended, is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. At the VMARK Special Meeting, holders of VMARK Common Stock will also consider and vote upon proposals to amend the 1986 Stock Option Plan to increase the number of shares that may be issued thereunder and to amend the Employee Stock Purchase Plan to increase the number of shares that may be issued thereunder. See "ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF VMARK STOCKHOLDERS."

     The VMARK Board has approved the Merger Agreement and has declared advisable the other proposals and unanimously recommends that the holders of VMARK Common Stock vote "FOR" adoption of the Merger Agreement and "FOR" the other proposals. See "THE PROPOSED MERGER -- Recommendation of the VMARK Board and Reasons for the Merger", "-- Stockholder Support Agreements" and "ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF VMARK STOCKHOLDERS".

VOTING RIGHTS

     Pursuant to the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of at least a majority of the shares of VMARK Common Stock outstanding as of the VMARK Record Date is required to adopt the Merger Agreement and the affirmative vote of the holders of a majority of the shares of VMARK Common Stock voting thereon is required to approve each of the other proposals, assuming a quorum is present. The presence, either in person or by proxy, of the holders of a majority of the shares of VMARK Common Stock outstanding as of the VMARK Record Date is required to constitute a quorum at the VMARK Special Meeting. At the VMARK Record Date, there were 8,291,358 shares of VMARK Common Stock outstanding. As of the VMARK Record Date, VMARK's directors and executive officers as a group held shares of VMARK Common Stock representing approximately 6% of the votes entitled to be cast by holders of VMARK Common Stock at the VMARK Special Meeting. Holders of record of VMARK Common Stock outstanding as of the VMARK Record Date are entitled to one vote per share at the VMARK Special Meeting. VMARK's directors and executive officers, who collectively hold approximately 6% of the outstanding shares of VMARK Common Stock, have each agreed, among other things, to vote their shares in favor of the proposal to approve and adopt the Merger Agreement. See "THE PROPOSED MERGER -- Stockholder Support Agreements".

     The VMARK Board is soliciting proxies so that each holder of VMARK Common Stock on the VMARK Record Date has the opportunity to vote on the proposals to be considered at the VMARK Special Meeting. When a Proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the Proxy card. If a stockholder does not return a signed Proxy card, that stockholder's shares will not be voted and thus will have the effect of a vote against the Merger Agreement. Shares which are represented at the meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter (such as in the case of a broker nonvote) will not be deemed to be voted on such matter. Since adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of VMARK Common Stock, abstentions, including broker non-votes, will have the effect of negative votes. Stockholders are urged to mark the box on the Proxy card to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD, BUT DOES NOT INDICATE HOW HIS OR HER SHARES ARE TO BE VOTED, THE SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE OTHER PROPOSALS. The Proxy card also confers discretionary authority on the individuals appointed by the VMARK Board and named on the Proxy card to vote the shares represented thereby on any other matter which is properly presented for action at the VMARK Special Meeting.

     It is currently expected that on the scheduled date of the VMARK Special Meeting, votes will be taken and the polls closed on the proposal to adopt the Merger Agreement and the other proposals to be submitted to the stockholders at the meeting. It is possible, however, that there could be proposals for one or more adjournments of the meeting in order to permit further solicitation of proxies with respect to adoption of the Merger Agreement or approval of other proposals as may properly come before the meeting. The affirmative vote of a majority of the shares voted on the question shall be necessary for approval of any such adjournment proposal. An instruction to vote a proxy for adoption of the Merger Agreement will also be deemed to constitute authority to vote at the discretion of the holder of the proxy upon an adjournment proposal. No proxy, regardless of the vote indicated thereon, will be voted or otherwise counted for the other proposals if the Merger Agreement is not adopted. Consummation of the Merger is not conditioned upon the approval of the other proposals.

     Any holder of VMARK Common Stock who executes and returns a Proxy card may revoke such Proxy at any time before it is voted by (i) notifying in writing the General Counsel of VMARK at 50 Washington Street, Westboro, Massachusetts 01581,
(ii) granting a subsequent Proxy or (iii) appearing in person and voting at the VMARK Special Meeting. Attendance at the VMARK Special Meeting will not in and of itself constitute revocation of a Proxy.

INDEPENDENT AUDITORS

     Representatives of Deloitte & Touche LLP, independent auditors for VMARK, are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                          THE UNIDATA SPECIAL MEETING

DATE, TIME AND PLACE; RECORD DATE

     UNIDATA, a Colorado corporation, has scheduled a special meeting of the holders of shares of UNIDATA Common Stock, to be held at 10:00 A.M., local time, on February 10, 1998, at the executive offices of UNIDATA, 1099 18th Street, Suite 2200, Denver, Colorado (the "UNIDATA Special Meeting"). The Board of Directors of UNIDATA (the "UNIDATA Board") has fixed the close of business on December 26, 1997 (the "UNIDATA Record Date") for the determination of holders of record of UNIDATA Common Stock entitled to notice of and to vote at the UNIDATA Special Meeting.

PURPOSE OF THE MEETING

     At the UNIDATA Special Meeting, the holders of UNIDATA Common Stock outstanding as of the UNIDATA Record Date will be asked to consider and vote upon the proposal to adopt the Merger Agreement, pursuant to which, among other things, (i) UNIDATA will be merged with and into VMARK, (ii) VMARK's name will be changed to "ARDENT Software, Inc." ("ARDENT"), and (iii) each share of UNIDATA Common Stock outstanding immediately prior to the Effective Time (as defined below) will be converted into the right to receive, and become exchangeable for, 0.44765 of a share of ARDENT Common Stock, except that cash will be paid in lieu of any fractional share of ARDENT Common Stock which a stockholder of UNIDATA may otherwise be entitled to receive. A copy of the Merger Agreement, as amended, is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     The UNIDATA Board has approved the Merger Agreement and unanimously recommends that the holders of UNIDATA Common Stock vote "FOR" adoption of the Merger Agreement. See "THE PROPOSED MERGER -- Recommendation of the UNIDATA Board and Reasons for the Merger" and "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger" and "-- Stockholder Support Agreements".

VOTING RIGHTS

     Pursuant to the Colorado Business Corporation Act (the "CBCA") and the UNIDATA Articles of Incorporation, as amended (the "UNIDATA Charter"), the affirmative vote of the holders of at least two-thirds of the shares of each of the UNIDATA Class A Common Stock and the UNIDATA Class B Common Stock, voting as separate classes, outstanding as of the UNIDATA Record Date is required to adopt the Merger Agreement. At the UNIDATA Record Date, there were 12,320,430 shares of UNIDATA Common Stock outstanding. As of the UNIDATA Record Date, UNIDATA's directors and executive officers as a group held shares representing approximately 62% of the votes entitled to be cast by holders of UNIDATA Class A Common Stock at the UNIDATA Special Meeting and no shares of UNIDATA Class B Common Stock. Holders of record of each of the UNIDATA Class A Common Stock and UNIDATA Class B Common Stock outstanding as of the UNIDATA Record Date are entitled to one vote per share at the UNIDATA Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the shares of UNIDATA Common Stock outstanding as of the UNIDATA Record Date is necessary to constitute a quorum at the UNIDATA Special Meeting. UNIDATA's directors and officers and certain UNIDATA stockholders, who collectively hold approximately 87% of the outstanding shares of Class A Common Stock of UNIDATA and 100% of the outstanding shares of Class B Common Stock of UNIDATA have each agreed, among other things, to vote all of their shares of UNIDATA Common Stock in favor of the proposal to adopt the Merger Agreement. See "THE PROPOSED
MERGER -- Stockholder Support Agreements".

     The UNIDATA Board is soliciting proxies so that each holder of UNIDATA Common Stock on the UNIDATA Record Date has the opportunity to vote on the proposals to be considered at the UNIDATA Special Meeting. When a Proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the Proxy card. If a stockholder does not return a signed Proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement.

Shares which are represented at the meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter will not be deemed to be voted on such matter. Since adoption of the Merger Agreement requires the affirmative vote of at least two-thirds of the outstanding shares of each of the UNIDATA Class A Common Stock and the UNIDATA Class B Common Stock, abstentions will have the effect of negative votes. Holders of UNIDATA Common Stock are urged to mark the box on the Proxy card to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD, BUT DOES NOT INDICATE HOW HIS OR HER SHARES ARE TO BE VOTED, THE SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT. The Proxy card also confers discretionary authority on the individuals appointed by the UNIDATA Board and named on the Proxy card to vote the shares represented thereby on any other matter which is properly presented for action at the UNIDATA Special Meeting.

     It is currently expected that on the scheduled date of the UNIDATA Special Meeting, votes will be taken and the polls closed on the proposal to adopt the Merger Agreement. It is possible, however, that there could be proposals for one or more adjournments of the meeting in order to permit further solicitation of proxies with respect to approval of the Merger Agreement or other business as may properly come before the meeting. The affirmative vote of a majority of the shares voted on the question shall be necessary for adoption of any such adjournment proposal. An instruction to vote a proxy for adoption of the Merger Agreement will also be deemed to constitute authority to vote at the discretion of the holder upon an adjournment proposal.

     Any holder of UNIDATA Common Stock who executes and returns a Proxy card may revoke such Proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of UNIDATA at 1099 18th Street, Suite 2200, Denver, Colorado 80202, (ii) granting a subsequent Proxy or (iii) appearing in person and voting at the UNIDATA Special Meeting. Attendance at the UNIDATA Special Meeting will not in and of itself constitute revocation of a Proxy.

     Pursuant to the CBCA, holders of UNIDATA Common Stock will be entitled to appraisal rights in connection with the merger of UNIDATA with and into VMARK pursuant to the Merger Agreement (the "Merger"). See "THE PROPOSED
MERGER -- Appraisal Rights".

INDEPENDENT ACCOUNTANTS

     Representatives of Coopers & Lybrand L.L.P., independent accountants for UNIDATA, are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                              THE PROPOSED MERGER

     The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Annex I and is incorporated herein by reference.

GENERAL

     At the Effective Time, (as defined below) UNIDATA will be merged into VMARK, and UNIDATA will cease to exist as a corporation. VMARK will be the surviving corporation in the Merger and will be renamed ARDENT Software, Inc.

     At the Effective Time, each then outstanding share of UNIDATA Common Stock will be converted into the right to receive, and become exchangeable for,
0.44765 of a share of ARDENT Common Stock (the "Exchange Ratio") and a pro rata right under the VMARK rights plan which is documented by the Rights Agreement dated as of June 12, 1996, as amended, between VMARK and State Street Bank and Trust Company. No fractional shares of ARDENT Common Stock will be issued in the Merger, and holders of UNIDATA Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of ARDENT Common Stock. See "-- No Fractional Shares". For a description of the treatment of the UNIDATA employee stock option plans and other rights to acquire UNIDATA Common Stock in the Merger, see "-- The Merger Agreement -- UNIDATA Common Stock Options and UNIDATA Stock Option Plans". VMARK Common Stock is currently listed on The Nasdaq Stock Market. None of the shares of VMARK Common Stock issued and outstanding immediately prior to the Effective Time will be converted or otherwise modified in the Merger. All such shares will continue to be outstanding capital stock of ARDENT after the Effective Time.

     A description of certain differences between the rights of holders of ARDENT Common Stock and UNIDATA Common Stock, is set forth under "COMPARISON OF RIGHTS OF HOLDERS OF UNIDATA COMMON STOCK AND ARDENT COMMON STOCK".

CLOSING; EFFECTIVE TIME

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place as promptly as practicable (and in any event within two business days) after the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as VMARK and UNIDATA agree (the "Closing Date"). After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time (the "Effective Time") as both (i) the Certificate of Merger required under the DGCL is filed with the Secretary of State of Delaware, and (ii) the Articles of Merger required under the CBCA are filed with the Secretary of State of Colorado, or at such later time as specified in such Certificate of Merger and/or Articles of Merger. It presently is contemplated that such filings will be made and the Merger will be consummated as soon as practicable following the UNIDATA Special Meeting and the VMARK Special Meeting.

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, holders of UNIDATA Common Stock immediately prior to the Effective Time will be entitled to receive 0.44765 of a share of ARDENT Common Stock in exchange for each share of UNIDATA Common Stock held immediately prior to the Effective Time. See "-- General". Notwithstanding the Exchange Ratio, no fractional shares of ARDENT Common Stock will be issued. See "-- No Fractional Shares". As soon as practicable after the Effective Time, State Street Bank and Trust Company, the exchange agent for the Merger (the "Exchange Agent"), will mail transmittal instructions and a form of letter of transmittal to each person who was a holder of UNIDATA Common Stock immediately prior to the Effective Time. The transmittal instructions will describe the procedures for surrendering certificates that prior to the Merger represented UNIDATA Common Stock ("UNIDATA Certificates") in exchange for the certificates evidencing ARDENT Common Stock ("ARDENT Certificates"). The form of letter of transmittal will specify that delivery shall be effected, and risk of loss to the UNIDATA Certificates shall pass, only upon actual delivery of the UNIDATA Certificates to the Exchange Agent. Upon surrender of the UNIDATA Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, such UNIDATA Certificates will be canceled and the holder of such UNIDATA Certificates will receive a VMARK Certificate representing that number of whole shares of ARDENT Common Stock to which the former UNIDATA stockholder is entitled pursuant to the provisions of the Merger Agreement, less such holder's pro rata share of the Escrowed Shares (as defined below), which will be delivered, together with the other Escrowed Shares, into an escrow, in addition to payment in cash for any fractional share of ARDENT Common Stock. See "-- Escrowed Shares" and "-- Escrow Agreement". HOLDERS OF UNIDATA COMMON STOCK SHOULD NOT SUBMIT THEIR UNIDATA CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Holders of UNIDATA Common Stock will not be entitled to receive any dividends or other distributions on ARDENT Common Stock until the Merger has been consummated and they have exchanged their UNIDATA Certificates for ARDENT Certificates. Subject to applicable laws, any such dividends and distributions after the Effective Time, if any, will be accumulated and, at the time a former UNIDATA stockholder surrenders his or her UNIDATA Certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of ARDENT Common Stock, will be paid without interest. It is not anticipated that any accrued and unpaid dividends or distributions will exist at the Effective Time. See
"SUMMARY -- Market Price Information".

     If any ARDENT Certificate is to be issued in a name other than that in which the corresponding UNIDATA Certificate is registered, it is a condition to the exchange of the UNIDATA Certificate that the former UNIDATA stockholder requesting such exchange comply with applicable transfer requirements and pay any applicable transfer or other taxes, (or establish to the satisfaction of ARDENT that such tax has been paid or is not applicable), as well as any associated costs and expenses. No transfers of UNIDATA Common Stock will be made on the stock transfer books of UNIDATA after the close of business on the date prior to the Effective Time.

     Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any former UNIDATA stockholder for any shares of ARDENT Common Stock delivered to state authorities pursuant to applicable abandoned property, escheat or other similar laws. At any time following 180 days after the Effective Time, ARDENT may require the Exchange Agent to return all ARDENT Common Stock and cash deposited with the Exchange Agent which has not been disbursed to former UNIDATA stockholders and thereafter any such holders which have not remitted their UNIDATA Certificates to the Exchange Agent may look to ARDENT only as a general creditor with respect thereto.

NO FRACTIONAL SHARES

     No certificates for fractional shares of ARDENT Common Stock will be issued upon the surrender for exchange of UNIDATA Certificates in the Merger. No ARDENT Common Stock dividend, reclassification, stock split or interest will be paid with respect to any fractional share of UNIDATA Common Stock, and such fractional interests will not entitle the owner thereof to vote or to any of the other rights of a holder of ARDENT Common Stock. Instead, each former beneficial owner of UNIDATA Common Stock who would otherwise have been entitled to a fraction of a share of ARDENT Common Stock upon surrender of UNIDATA Certificates for exchange will be entitled to receive from the Exchange Agent a cash payment (without interest) based on the closing price of VMARK Common Stock on The Nasdaq Stock Market on the date of the Effective Time.

ESCROWED SHARES

     At the Effective Time, 50,000 of the shares of ARDENT Common Stock issuable in the Merger (the "Escrowed Shares") will be deposited into an escrow to be used, if necessary, to satisfy any loss, damage or expense incurred by ARDENT as a result of certain potential claims against UNIDATA or ARDENT that may be brought by a venture capital firm which has demanded payment of certain financing fees related to a financing that UNIDATA did not complete. Upon the resolution of such claims, all shares or other assets remaining in the escrow not subject to payment to ARDENT shall be promptly distributed to the former holders of UNIDATA Common Stock (other than holders of Dissenting Shares), pro rata in accordance with their respective holdings of UNIDATA Class A Common Stock and Class B Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time. See "-- Escrow Agreement".

BACKGROUND OF THE MERGER

     For the past several years, VMARK and UNIDATA have offered similar, competing products and each of the companies was generally well aware of the other's business. In May 1996, Neill Miller, one of the members of the UNIDATA Board, recognized the potential for both companies of achieving synergies by operating jointly and suggested that UNIDATA consider the possibility of acquiring or combining with VMARK. UNIDATA's management studied such possibility and, after concluding that such an acquisition would be advantageous to UNIDATA, explored various alternative means of obtaining the financing necessary to complete such a transaction. A representative of UNIDATA contacted Mr. Morrill, then the Chief Executive Officer of VMARK, in January 1997.

     Mr. Morrill reported this initial contact to the VMARK Board at a regularly scheduled meeting on January 28, 1997, and it was agreed at the meeting that Mr. Morrill and other members of VMARK's management would explore the possibility of a combination with UNIDATA. As a result of several telephone conversations between Mr. Morrill and a representative of UNIDATA, Mr. Morrill met with Mr. Dresher, a principal stockholder and UNIDATA's Chairman of the Board, in early February 1997, and they agreed to review the possibility of such a combination with the managements of the respective companies. The parties entered into reciprocal confidentiality agreements in late February and thereafter began to exchange financial information.

     On February 27, Mr. Morrill and certain other members of VMARK's management met in Denver with the UNIDATA Board. The VMARK representatives proposed that UNIDATA be merged into VMARK with UNIDATA stockholders receiving stock of VMARK. Neither company had completed a detailed pro forma financial analysis of the combined company, but the representatives of VMARK generally believed that the VMARK Common Stock to be received by UNIDATA stockholders should represent no more than one-third of the stock of the combined company, whereas the UNIDATA Board generally believed that UNIDATA stockholders should receive one-half of the stock of the combined company. Although there ensued several additional discussions between representatives of VMARK and UNIDATA regarding such a merger, the parties generally concluded that further discussion would not be fruitful, because the views of the respective parties as to the appropriate number of VMARK shares to be issued to the UNIDATA stockholders differed so widely. On April 1, Mr. Morrill advised the VMARK Board that the discussions between VMARK and UNIDATA had terminated.

     Having served as the Chairman of the VMARK Board from 1984 until 1997, Mr. Morrill was elected in March 1996 to serve as VMARK's Chief Executive Officer on an interim basis until an appropriate successor was found. In March 1997, Peter Gyenes was selected as Mr. Morrill's successor and, at the April 1 meeting, Mr. Morrill resigned, and Mr. Gyenes was elected, as Chief Executive Officer of VMARK. Mr. Morrill continued as Chairman of the VMARK Board.

     At a regularly scheduled meeting on April 30, the UNIDATA Board discussed several strategic options and, although reference was made to a possible combination with VMARK, the UNIDATA Board primarily discussed certain other initiatives, including the acquisition of O2 Technology S.A. ("O2 Technology") and a financing transaction with a venture capital firm.

     On May 23, Mr. Gyenes called Mr. Dresher in an attempt to renew discussions between the companies. Mr. Dresher was receptive to renewing such discussions, and there ensued a meeting between Messrs. Gyenes and Dresher in Baltimore on June 2 and a meeting in Boston between Mr. Gyenes and Mr. Brunel, the President of UNIDATA, on June 17. Those meetings did not focus on relative values of the companies, disagreement over which had terminated the earlier discussions, but rather on the strategic benefits which might be achieved by combining the two companies. At the conclusion of the June 17 meeting, Messrs. Gyenes and Brunel generally agreed that a combination of UNIDATA and VMARK would be beneficial to the stockholders of both companies if the valuation issues could be resolved.

     On June 30, Mr. Gyenes contacted a representative of Volpe Brown Whelan & Company, LLC ("VBW&C") and, following several meetings between representatives of VMARK and VBW&C, and, on July 11, VMARK engaged VBW&C to serve as financial advisor to VMARK in connection with the Merger.

     The UNIDATA Board met in a regularly scheduled meeting on July 9, at which meeting Mr. Brunel informed the UNIDATA Board about his meetings with Mr. Gyenes and his view of a possible merger with VMARK. After lengthy discussion, the UNIDATA Board directed UNIDATA's management to further explore such a transaction and to engage a financial advisor to assist UNIDATA in evaluating its strategic alternatives. Immediately following this meeting, UNIDATA entered into a formal engagement letter with its financial advisor, pursuant to which UNIDATA agreed to pay a fee to such advisor upon the consummation of a transaction like the Merger and such financial advisor agreed to assist UNIDATA management in analyzing the proposed merger with VMARK and other possible transactions (which fee will be approximately $770,000 based on a $7.75 per share value of VMARK Common Stock).

     Beginning on July 10, representatives of both VMARK and UNIDATA considered various issues relating to the proposed Merger, including the composition the management of the combined entity, the anticipated synergies of the combination, and the benefits to the respective stockholders at various levels of valuation.

     At a regularly scheduled meeting of the VMARK Board on July 23, Mr. Gyenes, together with representatives of VBW&C, reported in detail on the proposed combination. Following such presentation, the VMARK Board authorized Mr. Gyenes to negotiate a combination with UNIDATA subject to further review by the VMARK Board of a definitive agreement. It was the sense of the meeting, based primarily upon discussion of levels of valuation in which the proposed Merger was expected to be accretive to VMARK's earnings, that it would be appropriate for stockholders of UNIDATA to receive approximately 40% of the stock of the combined company.

     On July 29, 1997, Messrs. Gyenes and Brunel, together with their companies' respective financial advisors and chief financial officers, met in Baltimore to discuss the specific terms of the proposed combination. The July 29 meeting was followed by additional meetings on August 19 in Boston between Messrs. Gyenes and Brunel and August 20 in Baltimore among Messrs. Gyenes, Brunel, Morrill and Dresher. The participants at these meetings reached general agreement as to the desirability of a merger, the composition of ongoing management, and the relative valuations, and it was determined that the parties should conduct detailed diligence and negotiate a definitive agreement. These activities commenced during the week of August 25 and continued, with the assistance of both companies' respective financial, accounting and legal advisors, over the next several weeks.

     On September 30, 1997, the UNIDATA Board and the VMARK Board held meetings in Denver and Boston, respectively, at which both boards considered the Merger contemplated by the Merger Agreement, the Stock Option Agreements (as defined below) and the Stockholder Support Agreements (as defined below). Both of the UNIDATA Board and the VMARK Board received presentations by their respective managements, financial advisors and outside legal counsel with respect to the benefits and risks of the Merger and the financial and legal terms of the Merger Agreement. At the conclusion of its meeting, the UNIDATA Board directed its management to further negotiate certain terms of the Merger Agreement, including the method and timing of calculating the Exchange Ratio and certain conditions to closing of the Merger. At the meeting of the VMARK Board, it approved the Merger and all of the related transactions and authorized its management to execute a definitive agreement. Over the next six days, the managements of both UNIDATA and VMARK and their respective financial advisors and legal counsel continued to negotiate remaining unresolved issues in the Merger Agreement, which were primarily technical in nature and included the need for and the scope of an escrow arrangement, the scope of the registration rights that VMARK would provide to UNIDATA's stockholders, the composition of VMARK's management after the Merger, and the method and timing of calculating the Exchange Ratio.

     On October 5, the UNIDATA Board met telephonically in a special meeting to further consider the proposed transaction. The UNIDATA Board received presentations by management and outside legal counsel as to how certain issues in the Merger Agreement had been resolved. At the conclusion of such meeting, the

UNIDATA Board voted unanimously to approve the Merger and authorized UNIDATA's management to enter into definitive agreements to effectuate the Merger, the Stock Option Agreement and the Stockholder Support Agreements.

     The parties executed definitive agreements on October 7. On November 7, 1997, the parties amended the Merger Agreement to provide certain registration rights to all of UNIDATA's stockholders, to correct certain representations and warranties, and to provide in the form of Escrow Agreement a provision regarding the voting of the Escrowed Shares. See "The Merger Agreement -- Registration Rights" and "Escrow Agreement."

RECOMMENDATION OF THE VMARK BOARD AND REASONS FOR THE MERGER

     The VMARK Board has approved the Merger Agreement and unanimously recommends that the holders of VMARK Common Stock vote "FOR" adoption of the Merger Agreement. The recommendation of the VMARK Board is based upon its conclusion that the terms of the Merger Agreement are fair and in the best interests of VMARK. In reaching such conclusion, the VMARK Board, in consultation with its management and its financial and legal advisors and accountants, considered and relied upon a number of factors, including the following:

          - Expanded Distribution; Customers. The benefit to VMARK of UNIDATA's distribution channels and customer base, which are highly complementary to VMARK's and would allow the combined company to distribute its DataStage product to an increased customer base.

          - Cost Savings. The cost savings potentially realizable by the combined company in the consolidation of duplicate sales, marketing, service, administrative and certain other functions. Management estimated that the cost savings which could be achieved by combining the two companies would range from $12 to $14 million annually, pre-tax. This estimate was based on input from each of the functional departments and principally incorporated savings resulting from reduced headcount due to overlapping positions, consolidation of facilities, and elimination of duplicate marketing efforts. This estimate excludes the one-time costs associated with the Merger and the integration of the companies' operations.

          - Improved Services; Technological Adaptation; Increased Resources. The increased size of the combined company, which would allow it to provide improved service to customers and to respond more effectively to technological change and increased competition, as well as to take advantage of the greater financial, technical and commercial resources of the combined company.

          - Compatible Technologies. The complementary nature of the core technologies of each company, which allow the combined company to create an integrated, cohesive product strategy to solve customers' evolving needs without duplicating investments in overlapping technology.

          - Increased Customer Penetration. The potential for increased sales to existing customers and to new accounts as a result of a broader, integrated product line.

          - Customers' Confidence. The potential for increased confidence of large customers in dealing with a larger, more financially secure supplier.

          - Opinion of Financial Advisor. The financial information and comparative analysis presented by VMARK's financial advisor, VBW&C, and the opinion of VBW&C to the VMARK Board to the effect that the consideration to be paid under the Merger Agreement by VMARK to the holders of UNIDATA Common Stock would be fair to VMARK stockholders from a financial point of view. See "-- Opinion of Financial Advisor".

     The VMARK Board, considered certain benefits that may accrue to the officers and directors of VMARK as a result of the Merger. The VMARK Board also identified and analyzed possible negative factors associated with the proposed Merger. These included the risk that the issuance of ARDENT Common Stock in the Merger may be dilutive to the combined company's earnings per share if the potential synergies and other benefits of the Merger are not realized, the risk that the trading price of VMARK Common Stock may be adversely affected by the announcement of the Merger, the significant costs and expenses anticipated in connection with the Merger, and certain other risks described above under "RISK FACTORS". The VMARK Board did not consider these negative factors, either individually or in the aggregate, to outweigh the merits of the proposed Merger.

     The VMARK Board did not find it practical to and did not quantify or otherwise assign relative values to the specific factors associated with the Merger. The VMARK Board recognized that VMARK's stock price could fluctuate and thus change the nominal value of the consideration to be paid for UNIDATA and accordingly did not establish any range of value for UNIDATA but focused on the Exchange Ratio and the ranges thereof in which the Merger would be accretive to VMARK's earnings.

     THE VMARK BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, VMARK AND ITS STOCKHOLDERS. THE VMARK BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

RECOMMENDATION OF THE UNIDATA BOARD AND REASONS FOR THE MERGER

     The UNIDATA Board has determined and believes that the terms of the Merger are fair to, and in the best interests of, UNIDATA and its stockholders. Accordingly, the UNIDATA Board has approved the Merger Agreement and the transactions contemplated thereby and recommends their approval and adoption by the stockholders of UNIDATA. In reaching its determination, the UNIDATA Board consulted with UNIDATA's management, as well as its legal counsel, financial advisor and accountants, and considered a number of factors, including:

          - UNIDATA's Business, Condition and Prospects. The UNIDATA Board considered information with respect to the financial condition, results of operations and business of UNIDATA, on both a historical and prospective basis (including consideration of several alternatives to merging with VMARK). The UNIDATA Board considered UNIDATA's existing capital resources and the likelihood that UNIDATA would be able to obtain liquidity for its stockholders on a standalone basis.

          - VMARK's Business, Condition and Prospects. The UNIDATA Board considered information with respect to the financial condition, results of operations and business of VMARK, on both a historical and prospective basis, and current industry, economic and market conditions. UNIDATA's management made presentations to and provided the UNIDATA Board with information regarding VMARK's financial condition and prospects after conducting business, financial and legal due diligence. In evaluating VMARK's prospects, the UNIDATA Board considered, among other things, the quality of VMARK's existing and planned software products and services, the strength of its management team, the reputation of VMARK in the database management industry and the historical performance of VMARK's stock.

          - Strategic Combination. The UNIDATA Board considered that the Merger would consolidate two companies with similar technologies and create a larger computer software company with the financial resources to invest in and develop emerging technologies such as UNIDATA's object databases and VMARK's data warehousing. The UNIDATA Board evaluated the comparative strengths of the two companies in engineering, finance and accounting, management, sales and service. The UNIDATA Board considered the likelihood that the combination of UNIDATA and VMARK would create significant opportunities for the development and growth of the companies on a combined basis.

          - Financial Conditions. The UNIDATA Board considered the likelihood that the Merger would enable UNIDATA and VMARK to realize higher total revenues and cash flows through a number of means, including new revenues from sales of new data warehousing and object oriented database products and modest growth in sales of each company's existing products attributable to better cross-selling opportunities and an increased customer base. The UNIDATA Board of Directors also considered the likelihood that a combination with VMARK would allow the surviving corporation to enjoy significant operating efficiencies, cost reductions and synergies as a result of the Merger, particularly through the integration of the two companies' engineering, finance and administration and sales functions.

          - Fixed Exchange Ratio. The UNIDATA Board considered that the Exchange Ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of VMARK Common Stock. The UNIDATA Board considered that the price of VMARK Common Stock at the Effective Time may vary from its price at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of UNIDATA or VMARK, market assessments of the likelihood that the Merger will be consummated, the timing thereof and the prospects of the Merger and post-Merger operations, general market and economic conditions and other factors.

          - Terms of the Merger. The UNIDATA Board considered the terms and conditions of the Merger Agreement, the Stock Option Agreements and the Stockholder Support Agreements, including the terms of the Merger Agreement that allow VMARK or UNIDATA to terminate the Merger Agreement under certain circumstances upon payment to the other party of a $3 million termination fee. The UNIDATA Board considered that, pursuant to the terms of the Stock Option Agreements, each of UNIDATA and VMARK agreed to grant an option to acquire approximately 19% of its outstanding common stock to the other party, which option would become exercisable upon termination of the Merger Agreement under certain circumstances. The UNIDATA Board also considered that, pursuant to the Stockholder Support Agreements, the holders of approximately 87% of the outstanding shares of UNIDATA Class A Common Stock, the holders of 100% of the outstanding shares of UNIDATA Class B Common Stock and the holders of approximately 6% of the outstanding shares of VMARK Common Stock have agreed to vote their shares of UNIDATA Common Stock or VMARK Common Stock, as the case may be, in favor of the Merger Agreement. The UNIDATA Board also considered the fact that the Merger is expected to be accomplished on a tax-free basis and to be accounted for as a pooling of interests transaction. The UNIDATA Board also discussed and took into consideration certain benefits that will accrue to certain executive officers and directors of UNIDATA as a result of the Merger.

          - Management of ARDENT Following the Merger. The UNIDATA Board considered that the combined company will have a Board of Directors consisting of six members, with three members selected by each of UNIDATA and VMARK, and a management team comprised of representatives of executive management of both companies. The UNIDATA Board considered the likelihood that the management teams of UNIDATA and VMARK will complement each other and work well together in the combined company.

          - Integration of Operations; Nonrealization of Synergies. The UNIDATA Board considered the possibility that the surviving corporation will not be able to integrate the respective operations of UNIDATA and VMARK without encountering difficulties or experiencing the loss of key UNIDATA or VMARK personnel due to relocation or other reasons and the possibility that the benefits expected from such integration will not be realized. In addition, the UNIDATA Board considered the possibility that the surviving corporation will not be able to realize anticipated operating synergies and costs reductions from the Merger.

     The foregoing discussion of the information and factors considered and given weight by the UNIDATA Board is not intended to be exhaustive but is believed to include all material factors considered by UNIDATA. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the UNIDATA Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors.

     THE UNIDATA BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, UNIDATA AND ITS STOCKHOLDERS. THE UNIDATA BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     VMARK has retained VBW&C to act as its financial advisor with respect to the Merger. VBW&C rendered its opinion to VMARK's Board of Directors to the effect that, as of September 30, 1997 and based on and subject to the matters stated in the opinion, the consideration to be paid by VMARK to UNIDATA stockholders (the "Consideration") in the Merger is fair from a financial point of view to the stockholders of VMARK.

     THE FULL TEXT OF VBW&C'S WRITTEN OPINION DATED SEPTEMBER 30, 1997 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF VMARK COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF VBW&C AND ITS OPINION ARE FOR THE USE AND BENEFIT OF THE VMARK BOARD AND ITS OPINION WAS DELIVERED TO THE VMARK BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. VBW&C'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF VMARK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VMARK COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

     In arriving at its opinion, VBW&C: (i) reviewed the September 17, 1997 draft of the Agreement and Plan of Merger and Reorganization (exclusive of schedules), the September 19, 1997 draft of the UNIDATA Stockholder Support Agreement, and the September 19, 1997 draft of the VMARK Stockholder Support Agreement; (ii) discussed the proposed terms of UNIDATA's prospective acquisition of O2 Technology with VMARK and UNIDATA management; (iii) interviewed management of VMARK, UNIDATA and O2 Technology concerning the business prospects, financial outlook and operating plans of each company individually and combined; (iv) reviewed certain historical and projected financial statements of VMARK, UNIDATA and O2 Technology and other financial and operating data of VMARK, UNIDATA and O2 Technology prepared by the respective company management teams; (v) reviewed the valuation of selected publicly-traded companies VBW&C deemed comparable and relevant to the Merger; (vi) reviewed, to the extent publicly-available, the financial terms of selected merger and acquisition transactions that VBW&C deemed comparable and relevant to the Merger; (vii) reviewed the relevant contribution each of VMARK and UNIDATA is making to the combined company in terms of financial results and compared the results of this analysis with the pro forma ownership of each respective company; (viii) performed a discounted cash flow analysis of UNIDATA as a stand-alone entity based upon financial projections of VMARK and UNIDATA; (ix) performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by VMARK and financial projections provided by UNIDATA and O2 Technology and reviewed by VMARK; and (x) performed other such studies, analyses and inquiries and considered other such information as VBW&C deemed relevant.

     In rendering its opinion, VBW&C relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&C by VMARK, UNIDATA and O2 Technology and relied upon the assurances of VMARK, UNIDATA and O2 Technology that all such information provided by them, respectively, was complete and accurate in all material respects and that there was no additional material information known to any of them that would make any of the information made available to VBW&C either incomplete or misleading. VMARK also retained outside legal, accounting, tax and patent advisors to advise on matters relating to the Merger. Accordingly, VBW&C relied on their advice and expresses no opinion on such matters. With respect to the projected financial data of VMARK, UNIDATA and O2 Technology, as well as the combined business plan (including cost savings projected to result from the Merger), all of which was provided by the management of VMARK or UNIDATA, VBW&C has relied upon assurances of each company that such data was prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of VMARK and UNIDATA managements as to the future financial performance of each company separately and as a combined company. VBW&C has not made any independent appraisals or valuations of any assets of UNIDATA or O2 Technology, nor has VBW&C been furnished with any such appraisals or valuations. In addition, VBW&C assumed that the Merger would be accounted for as a pooling of interests business combination for financial reporting purposes and as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. VBW&C's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to VBW&C as of, the date it rendered its opinion.

     The following is a brief summary of the material analyses performed by VBW&C and reviewed with the VMARK Board of Directors on September 30, 1997 in connection with VBW&C's presentation and opinion to the Board of Directors of VMARK on such date. Such analyses were based on the assumed exchange ratio as of that date of 0.4459 shares of ARDENT common stock for each share of UNIDATA Class A Common Stock and UNIDATA Class B Common Stock and the closing stock price for VMARK Common Stock on September 25, 1997 of $9.375 per share. None of the analyses, other than the pro forma financial impact analysis, include the financial results of O2 Technology. VBW&C, however, conducted a limited review of historical and projected financial results of O2 Technology and concluded that its opinion would not be affected by whether the proposed acquisition of O2 Technology is completed or whether it is completed before or after the Merger.

     Comparable Publicly-Traded Company Analysis. VBW&C compared certain financial information of UNIDATA with that of a group of publicly-traded companies selected by VBW&C based on similarity of business lines, relative operating size and profitability and market capitalization. The comparable publicly-traded companies included Object Design, Inc., Platinum Technology, Inc., Progress Software Corp., Sybase, Inc., Versant Object Technology Corp. and VMARK (collectively the "Public Comparables"). The financial information reviewed included stock price in relation to (i) earnings per share ("EPS") for the latest twelve month period ended June 30, 1997 ("L12M"), (ii) forecasted 1997 EPS and (iii) forecasted 1998 EPS as well as enterprise value (defined as market capitalization plus funded debt less cash) in relation to L12M revenue and L12M earnings before interest and taxes ("EBIT"). Forecasted 1997 and 1998 EPS for the Public Comparables were based on published estimates by research organizations, including those of VBW&C. VBW&C noted that, based on closing stock prices and earnings estimates as of September 25, 1997, the Public Comparables traded in a range of 63.6 to 95.5 times L12M earnings (with a median of 64.9 times), 30.3 to 395.3 times 1997 forecasted earnings (with a median of
61.3 times) and 23.4 to 37.3 times 1998 forecasted earnings (with a median of
31.6 times). The enterprise value of the Public Comparables implied from the stock prices provided a range of 0.9 to 6.1 times L12M revenues (with a median of 2.7 times) and 35.1 to 139.3 times L12M EBIT (with a median of 43.8 times). VBW&C believes that the three most important ratios of this analysis were stock price to forecasted 1998 EPS, enterprise value to revenues and enterprise value to EBIT. The implied range of values for UNIDATA based on the Public Comparables stock prices in relation to forecasted 1998 EPS was $97.5 million to $155.3 million (with a median of $131.8 million). The implied range of values for UNIDATA based on the enterprise value of the Public Comparables implied from the stock prices was $29.3 million to $283.8 million (with a median of $119.9 million) in relation to L12M revenue and $55.3 million to $262.9 million (with a median of $72.7 million) in relation to L12M EBIT. Because of the inherent differences between the business, operations and prospects of UNIDATA and the businesses, operations and prospects of the Public Comparables, VBW&C believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between UNIDATA and the Public Comparables that would affect the valuation.

     In addition, VBW&C compared certain financial information of UNIDATA with that of VMARK, which VBW&C considered to be the most comparable publicly-traded company due to the fact that the two companies compete in the same extended RDBMS market and have very similar distribution channels, although the historical growth rates of UNIDATA generally have exceeded those of VMARK. VBW&C noted that, based on the closing stock price and earnings estimates as of September 25, 1997, VMARK traded at 19.1 times 1997 forecasted earnings and 13.0 times 1998 forecasted earnings. In addition, on an enterprise value basis VMARK traded at 1.1 times L12M revenues and 35.1 times L12M EBIT. Due to a loss in the

L12M period, multiples of L12M net income were not meaningful. The implied values for UNIDATA based on these ratios was $11.3 million, $54.3 million, $40.7 million and $55.3 million, respectively, based on the September 25, 1997 closing share price of VMARK common stock of $9.375 and a 0.4459 exchange ratio.

     Comparable Merger and Acquisition Transactions. VBW&C reviewed the financial terms, to the extent publicly available, of ten selected merger and acquisition transactions that VBW&C deemed comparable and relevant to the Merger. The transaction value of these transactions ranged from 7.4 to 232.0 times trailing net income. The enterprise value of these transactions ranged from 0.8 to 20.3 times trailing revenue, and 6.9 to 371.1 times trailing EBIT. The reasons for and circumstances surrounding each of the selected transactions was specific to that transaction and as a result the range of values yielded by this analysis was wide. Because none of the transactions was directly comparable to the Merger, VBW&C did not rely solely on the quantitative results of this analysis and, accordingly, also made qualitative judgments concerning differences between the selected transactions and the Merger that would affect the valuation.

     Contribution Analysis. VBW&C reviewed certain historical and forecasted financial information (including revenue, gross profit, EBITDA, EBIT, net income and book value) for VMARK and UNIDATA and the pro form combined entity resulting from the Merger. VBW&C adjusted the relative contributions of revenue, gross profit, EBITDA and EBIT to reflect the differences in capital structures of the two companies. VBW&C analyzed the relative contributions of VMARK and UNIDATA based on historical financial performance for L12M and forecasted financial performance for 1997 and 1998 provided by the management teams of VMARK and UNIDATA. Based on the foregoing analysis, VBW&C concluded that UNIDATA would be contributing a slightly lower percentage of revenue (33.4% in L12M, 37.0% in forecasted 1997 and 39.9% in forecasted 1998) and gross profit (34.4% in L12M, 35.5% in forecasted 1997 and 38.5% in forecasted 1998) and a slightly higher percentage of EBITDA (58.4% in L12M, 37.3% in forecasted 1997 and 47.1% in forecasted 1998) and EBIT (42.3% in L12M, 16.4% in forecasted 1997 and 43.2% in forecasted 1998) in comparison to an estimated 40% of the outstanding common equity of the combined entity that UNIDATA stockholders would receive in the Merger. VBW&C also noted that UNIDATA would be contributing a lower percentage of net income (4.8% in L12M, 14.2% in forecasted 1997 and 43.7% in forecasted
1998) and book value (18.4% in L12M, 19.2% in forecasted 1997 and 24.5% in forecasted 1998) in comparison to the 40% of the outstanding common equity of the combined entity that the UNIDATA stockholders would receive in the Merger. VBW&C determined that the following ratios implied the following levels of value for UNIDATA: L12M revenue: $39.0 million; forecasted 1997 revenue: $47.4 million; forecasted 1998 revenue: $53.7 million; L12M gross profit: $42.5 million; forecasted 1997 gross profit: $44.6 million; forecasted 1998 gross profit: $44.6 million; L12M EBITDA: $113.6 million; forecasted 1997 EBITDA:
$48.1 million; forecasted 1998 EBITDA: $72.1 million; L12M EBIT: $59.3 million; forecasted 1997 EBIT: $15.9 million; forecasted 1998 EBIT: $61.7 million; L12M net income: $4.0 million; forecasted 1997 net income: $13.4 million; forecasted 1998 net income: $62.9 million; L12M book value: $18.2 million; forecasted 1997 book value: $19.2 million; and forecasted 1998 book value: $26.2 million.

     Discounted Cash Flow Analysis. VBW&C performed a discounted cash flow analysis of UNIDATA based on certain financial projections provided by the management teams of UNIDATA and VMARK for the periods 1997 through 2002. Unlevered free cash flows were calculated as net income available to common stockholders plus the sum of depreciation, amortization and other non-cash charges minus capital expenditures and plus or minus changes in working capital and minus tax adjusted interest expense. VBW&C calculated terminal values by applying exit multiples of 2002 net income and the cash flow streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital for UNIDATA. Based on this analysis, VBW&C calculated values of UNIDATA ranging from $68.5 million to $100.8 million.

     Pro Forma Financial Impact Analysis. VBW&C analyzed the pro forma impact of the Merger on VMARK's earnings per share for the calendar years 1997 through 2002. The analysis was performed utilizing stand-alone operating estimates provided by the management teams of VMARK and UNIDATA. The operating estimates included stand-alone estimates for VMARK, UNIDATA and O2 Technology as well as estimated transaction-related costs and projected cost savings resulting from the Merger. The impact of including O2 Technology was dilutive to pro forma 1998 earnings because, while O2 Technology is forecasted to grow significantly in 1998, costs are expected to exceed revenues. VBW&C noted that based on management projections, the Merger would be dilutive to VMARK's 1997 earnings and significantly accretive to VMARK's 1998 and beyond earnings, provided that the Merger were to be consummated in 1997. The analysis assumed that the acquisition of O2 Technology was completed prior to the Merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, VBW&C considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, VBW&C may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be VBW&C's view of the actual value of UNIDATA.

     The analyses performed by VBW&C are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of VBW&C's analysis of the fairness of the Consideration from a financial point of view to the stockholders of VMARK. The analyses do not purport to be appraisals or to reflect the prices at which UNIDATA might actually be sold. Because such estimates are inherently subject to uncertainty, none of UNIDATA, VMARK, O2 Technology, VBW&C or any other person assumes responsibility for their accuracy. In addition, as described above, VBW&C's opinion and presentation to the VMARK Board of Directors was one of many factors taken into consideration by the VMARK Board of Directors in making its determination to approve the Merger. Consequently, the VBW&C analyses described herein should not be viewed as determinative of the opinion of the VMARK Board of Directors or of whether the VMARK Board of Directors would have been willing to agree to a different level of consideration. Although VBW&C assisted VMARK in establishing a range for the Consideration, it did not recommend a specific amount of Consideration and the final determination of the Consideration was made by the VMARK Board.

     VBW&C is a nationally recognized investment banking firm and was selected by VMARK based on VBW&C's experience and expertise. VBW&C, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&C and its affiliates may actively trade the equity securities of VMARK for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     VBW&C will receive a fee of $300,000 for rendering its opinion, no portion of which is conditioned upon the opinion being favorable. The $300,000 fee and a separate $50,000 retainer fee will be credited against an additional fee of $750,000 to be paid to VBW&C upon the closing of the Merger. In addition, VMARK has agreed to reimburse VBW&C for its out-of-pocket costs and expenses and to indemnify VBW&C and its affiliates against certain liabilities and expenses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations that the Merger Agreement be approved, stockholders should be aware that the directors and executive officers of VMARK and UNIDATA, respectively, have certain interests, described below, in connection with the Merger. Each of the VMARK Board and the UNIDATA Board has considered such interests of its directors and executive officers in addition to the other matters described above under "-- Recommendation of the VMARK Board and Reasons for the Merger" and "-- Recommendation of the UNIDATA Board and Reasons for the Merger" in recommending the approval of the Merger Agreement.

     Directors of the Surviving Corporation. As provided in the Merger Agreement, at the Effective Time, the ARDENT Board of Directors will consist of six directors, three of which will be designated by UNIDATA and three of which will be designated by VMARK. It currently is expected that Messrs. Brunel, Dresher and

Martin T. Hart will be designated by UNIDATA to serve as directors of ARDENT and that Messrs. Gyenes, Morrill and Robert G. Claussen will be designated by VMARK to serve as directors of ARDENT.

     Continuing Indemnification of and Liability Insurance for UNIDATA Directors and Officers. The Merger Agreement provides that all rights to indemnification of present or former directors or officers of UNIDATA will survive the Merger. The UNIDATA Charter requires that UNIDATA indemnify each director, officer and any employee or agent of UNIDATA against any and all expenses or liability reasonably incurred by him or her in connection with any action, suit or proceeding to which he or she may be a party by reason of his or her being or having been a director, officer, employee or agent of UNIDATA to the full extent required or permitted under the CBCA. In addition, the Merger Agreement provides that ARDENT will maintain in effect with respect to matters occurring prior to the Effective Time the current liability insurance policy for UNIDATA's officers and directors until the sixth anniversary of the Effective Time.

     Acceleration and Vesting of UNIDATA Stock Options and Warrants. As a result of the Merger and pursuant to the terms of the outstanding stock options issued pursuant to UNIDATA's employee stock option plans, and the terms of the UNIDATA Warrants (as defined below), all such stock options and warrants will accelerate at the Effective Time and be fully exercisable for shares of ARDENT Common Stock (adjusted in accordance with the Exchange Ratio). As of the record date for the UNIDATA Special Meeting, there were 2,415,250 UNIDATA employee stock options and warrants to purchase shares of UNIDATA Common Stock granted and currently outstanding, of which 771,937 were not then exercisable. As of such date, the executive officers and directors of UNIDATA (in the aggregate) held 775,750 vested and 169,250 unvested options and warrants to purchase an aggregate of 945,000 shares of UNIDATA Common Stock. The exercise prices of the options and warrants held by the executive officers and directors range from $.70 to $3.81, with a weighted average exercise price of $2.33 per share. The treatment in the Merger of outstanding options to purchase UNIDATA Common Stock is described under "-- The Merger Agreement -- UNIDATA Common Stock and UNIDATA Stock Option Plans" and " -- The Merger Agreement -- UNIDATA Warrants".

     Split Dollar Life Insurance Agreements. Each executive officer of VMARK is a party to a split-dollar agreement with VMARK with respect to a life insurance policy covering such executive and owned by such executive. Each policy is a whole-life policy requiring payment of ten annual premiums, a portion of which VMARK is required to pay for as long as the executive is employed by VMARK and, in certain circumstances, following termination of employment if such termination occurs after specified change of control events. Each executive officer has the right under such agreements to borrow against and to receive the death benefits of such executive's insurance policy, subject in each case to VMARK's right to receive, upon the death of such executive, an amount equal to all the premiums paid by VMARK. The Merger will constitute a change of control event for purposes of policies issued prior to the Merger, thereby extending the obligation of VMARK to pay premiums in the event of the termination of an executive's employment. The Merger Agreement provides that ARDENT will enter into substantially similar split-dollar arrangements with each UNIDATA executive officer who becomes an executive officer of ARDENT.

  UNIDATA Severance Plan. Executive officers of UNIDATA may benefit from a new severance plan (the "Severance Plan") adopted by UNIDATA immediately prior to entering into the Merger Agreement. UNIDATA adopted the Severance Plan to provide benefits to UNIDATA employees that may be terminated in connection with the consolidation of operations that is expected to follow consummation of the Merger. The benefits under the Severance Plan will be available to all UNIDATA employees and are comparable to the severance benefits provided by VMARK to its employees. Under the Severance Plan, officers of UNIDATA at the level of Vice President and above will be entitled to salary continuation, paid at the rate of base salary at the date of termination, for a period equal to the greater of:
(i) one month plus one week of base pay for each year of continuous employment with UNIDATA (prorated for partial years), or (ii) six months. At the discretion of the UNIDATA Board of Directors, salary continuation for such officers may be paid for a period of twelve months. During the period of salary continuation, UNIDATA will reimburse the former employee for premiums paid for continued coverage under UNIDATA's group health plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the extent such coverage is elected and such former employee remains eligible therefor. The Severance Plan also provides benefits to employees other than officers in accordance with a specified formula for salary continuation.

THE MERGER AGREEMENT

     General. The Merger Agreement provides that, following the approval of the Merger by the stockholders of VMARK and UNIDATA and the satisfaction or waiver of the other conditions to the Merger, UNIDATA shall be merged with and into VMARK, which will change its name to ARDENT Software, Inc. The Merger will take place as soon as practicable (and in any event within two business days) following the satisfaction or waiver of the conditions to the Merger, or at such other time to which VMARK and UNIDATA agree in writing. On the date of the consummation of the Merger, VMARK and UNIDATA will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware and articles of merger to be filed with the Secretary of State of the State of Colorado. At the Effective Time, all the property, rights, privileges, powers and franchises of UNIDATA shall vest in ARDENT, and all debts, liabilities and duties of UNIDATA shall become the debts, liabilities and duties of ARDENT. See "-- Conditions to the Merger." Subject to the satisfaction (or waiver) of the other conditions to the Merger, it is presently expected that the Merger will be consummated immediately following the VMARK Special Meeting and the UNIDATA Special Meeting.

     The Merger Agreement provides each of VMARK and UNIDATA shall use its best efforts to select a new name for the surviving corporation. They have selected "ARDENT Software, Inc.", which, upon filing of the certificate of merger at the Effective Time, will become the new name for VMARK.

     The Merger Agreement provides that, at the Effective Time, each outstanding share of UNIDATA Class A Common Stock and each outstanding share of UNIDATA Class B Common Stock will be converted into the right to receive, and become exchangeable for, 0.44765 shares of ARDENT Common Stock and a pro rata right under the VMARK rights plan which is documented by the Rights Agreement dated as of June 12, 1996, as amended, between VMARK and State Street Bank and Trust Company (the "VMARK Rights Plan"). None of the shares of VMARK Common Stock issued and outstanding immediately prior to the Merger will be converted or otherwise modified in the Merger, with the sole exception that such shares shall become outstanding capital stock of ARDENT after the Effective Time. Each share of UNIDATA Common Stock held in the treasury of UNIDATA or owned by any subsidiary of UNIDATA at the Effective Time shall be canceled and retired without the payment of any consideration. The Exchange Ratio shall be adjusted to reflect the effect of any subdivision, combination, stock dividend, reorganization, recapitalization or similar capital change with respect to VMARK Common Stock or UNIDATA Common Stock occurring after the date of the Merger Agreement and prior to the Effective Time, other than in connection with UNIDATA's acquisition of all of the shares of O2 Technology.

     No fraction of a share of ARDENT Common Stock shall be issued pursuant to the Merger. Instead, each holder of UNIDATA Common Stock who otherwise would be entitled to a fraction of a share of ARDENT Common Stock in the Merger shall receive an amount of cash, without interest, equal to the market value of such fractional share of ARDENT Common Stock. See "THE PROPOSED MERGER -- No Fractional Shares."

     The Certificate of Incorporation of VMARK in effect immediately prior to the Effective Time, as amended by the certificate of merger to change the name and to increase the authorized shares, shall be the Certificate of Incorporation of ARDENT after the Merger until thereafter amended in accordance with its terms. The By-Laws of VMARK in effect immediately prior to the Effective Time, as amended to establish separate positions for the President and the Chief Executive Officer, shall be the By-Laws of ARDENT after the Merger until thereafter amended. The Merger Agreement provides that VMARK shall cause (i) the directors comprising the full Board of Directors of VMARK immediately prior to the Effective Time to consist of six persons, of whom three shall be designated by VMARK and three shall be designated by UNIDATA, (ii) each Committee of the Board of Directors of VMARK immediately prior to the Effective Time to be composed of an equal number of directors designated by UNIDATA and by VMARK and,
(iii) each class of directors of VMARK immediately prior to the Effective Time to consist of one designee of VMARK and one of UNIDATA, as designated by the respective parties. The initial directors and committees of ARDENT after the Merger shall be the directors (each of whom shall retain his current term) and committees of VMARK designated and elected or appointed pursuant to the preceding sentence. VMARK shall name the officers listed in the Merger Agreement to be officers of VMARK immediately prior to the Effective Time and such persons shall be the initial officers of ARDENT after the Merger.

     As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each holder of UNIDATA Common Stock, to be used in forwarding his or her UNIDATA Certificates for surrender and exchange for ARDENT Certificates, rights under the VMARK Rights Plan, and, if applicable, cash in lieu of a fractional share of ARDENT Common Stock. After receipt of such transmittal instructions and form of transmittal letter, each former holder of UNIDATA Common Stock should surrender his or her UNIDATA Certificates to the Exchange Agent in accordance with the transmittal instructions. See "THE PROPOSED MERGER -- Exchange of Stock Certificates" and "-- No Fractional Shares".

     In the event that a UNIDATA Certificate is lost, stolen or destroyed, the Exchange Agent shall, upon receiving an affidavit verifying ownership of such lost UNIDATA Certificate, deliver to the holder of such lost UNIDATA Certificate the number of shares of ARDENT Common Stock (and cash in lieu of a fractional share) that such holder is entitled to receive upon surrender of the UNIDATA Certificate. The Exchange Agent shall deduct from the amounts otherwise payable to any holder of UNIDATA Common Stock such amounts as ARDENT or the Exchange Agent may be required to deduct or withhold with respect to any provision of Federal, state, local or foreign tax laws.

     Dissenting Shares. In the event that the Merger is consummated, holders of UNIDATA Common Stock who do not vote in favor of the Merger shall have the right under Colorado law to have their shares appraised and receive the "fair value" of their UNIDATA Common Stock rather than ARDENT Common Stock. UNIDATA shall give VMARK prompt written notice of any UNIDATA stockholders who exercise such appraisal rights. If any holder of Dissenting Shares effectively withdraws or loses such appraisal right (through failure to perfect such right or otherwise), such holder shall receive the number of shares of ARDENT Common Stock (and cash in lieu of a fractional share) that such holder is entitled to receive upon surrender of the UNIDATA Certificate.

     Escrowed Shares. At the Effective Time, 50,000 of the shares of ARDENT Common Stock issuable in the Merger will be deposited into an escrow to be used, if necessary, to reimburse ARDENT for any losses resulting from certain potential claims that may be brought by a venture capital firm which has demanded payment of certain financing fees related to a financing that UNIDATA did not complete. See "THE PROPOSED MERGER -- Escrowed Shares" and "-- The Escrow Agreement."

     Increase in Authorized Shares. The Certificate of Incorporation of VMARK currently authorizes the issuance of 25,000,000 shares of VMARK Common Stock and 10,000,000 shares of preferred stock. As of December 26, 1997, there were 8,291,358 shares of VMARK Common Stock outstanding and 280,082 shares of VMARK Common Stock held in treasury by VMARK. Therefore, 16,428,560 authorized shares of VMARK Common Stock remained available for issuance without further action by the stockholders of VMARK, of which 4,230,432 shares are currently reserved for issuance, principally under VMARK's various stock option and stock purchase plans and 7,114,212 shares will be reserved upon consummation of the Merger for issuance in connection with the outstanding UNIDATA Common Stock, UNIDATA Options and UNIDATA Warrants. No shares of preferred stock are outstanding.

     The Merger Agreement provides that the number of authorized shares of common stock of the surviving corporation shall be increased at the Effective Time from 25,000,000 to 40,000,000.

     The Board of Directors believes that the proposed increase in authorized shares of VMARK Common Stock is desirable if the Merger is consummated to enhance ARDENT's flexibility in connection with possible future actions, such as stock splits, financings, mergers or other corporate purposes. Having such authorized shares available for issuance in the future would allow shares of ARDENT Common Stock to be issued for such purposes without the expense and delay of further stockholder action.

     The increased number of authorized shares could also be used to make more difficult a change of control of ARDENT which the Board of Directors determines not to be in the best interests of its stockholders. For instance, such shares could be issued in public or private transactions to persons who might side with the Board of Directors in opposing a takeover bid. At the date of this Joint Proxy Statement/Prospectus, VMARK has no agreements, commitments or plans with respect to the sale, issuance or other use of additional shares of stock, except in connection with its stock option and purchase plans and certain contingent consideration to be paid in connection with an acquisition completed in 1994. Furthermore, the VMARK Board of Directors is not currently aware of any efforts by any person to gain control of VMARK.

     Exchange of Stock Certificates. After the Effective Time, each UNIDATA Certificate, until so surrendered and exchanged, will be deemed to evidence the right to receive the number of shares of ARDENT Common Stock that the former holder of UNIDATA Common Stock is entitled to receive pursuant to the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of ARDENT Common Stock. The holder of such unexchanged UNIDATA Certificates will not be entitled to receive any dividends or other distributions payable on account of the amount of ARDENT Common Stock that such holder is entitled to receive upon surrender of UNIDATA Certificates until such UNIDATA Certificates are surrendered. Subject to applicable laws, any such dividends and distributions after the Effective Time, if any, will be accumulated and, at the time a former UNIDATA stockholder surrenders his or her UNIDATA Certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payment in lieu of a fractional share of ARDENT Common Stock, will be paid without interest. See "THE PROPOSED MERGER -- Exchange of Stock Certificates".

     Tax and Accounting Consequences.  UNIDATA and VMARK intend that the Merger
(i) constitute a reorganization within the meaning of Section 368(a) the Internal Revenue Code of 1986, as amended (the "Code") and (ii) qualify for accounting treatment as a pooling of interests. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" and "-- Accounting Treatment of the Merger."

     Representations and Warranties. The Merger Agreement contains various representations and warranties of VMARK and UNIDATA relating to, among other things: (i) due organization, power, standing and similar corporate matters;
(ii) subsidiaries; (iii) capital structure; (iv) qualification in foreign jurisdictions; (v) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (vi) material contracts; (vii) absence of conflicts under UNIDATA's material contracts, the UNIDATA Charter or UNIDATA By-Laws, absence of violations of any instruments or law and required governmental or regulatory authorizations, consents or approvals; (viii) absence of certain material adverse events or changes; (ix) absence of undisclosed liabilities; (x) litigation; (xi) employee benefit plans and employment agreements; (xii) labor matters; (xiii) absence of restrictions on business activities; (xiv) real property owned and leased; (xv) taxes; (xvi) environmental matters; (xvii) brokers' and finders' fees with respect to the Merger; (xviii) intellectual property and computer software; (xix) interested party transactions; (xx) insurance; (xxi) vote required; (xxii) accounting matters; and (xxiii) other negotiations regarding a merger or other transaction. The Merger Agreement also contains representations and warranties of VMARK relating to (i) documents filed with the SEC and financial statements relating thereto and the accuracy of the information contained therein in accordance with generally accepted accounting principles; (ii) VMARK's receipt of a fairness opinion and (iii) the effect of the Merger on the VMARK Rights Plan. The Merger Agreement also contains representations and warranties of UNIDATA relating to its financial statements for the three most recent fiscal years and the accuracy of the information contained therein in accordance with generally accepted accounting principles.

     UNIDATA Common Stock Options and UNIDATA Stock Option Plans. At the Effective Time, the obligation to issue shares under each outstanding option to purchase UNIDATA Common Stock (each, a "UNIDATA Stock Option") issued under UNIDATA's 1992 Stock Option Plan, 1993 Stock Option Plan, 1994 Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, and 1997 Stock Option Plan (collectively, as amended, the "UNIDATA Stock Option Plans") and to former employees of O2 Technology in connection with UNIDATA's acquisition of O2 Technology shall be assumed by ARDENT. As of the Effective Time, each UNIDATA Stock Option (a) shall be fully vested and exercisable by the holder thereof pursuant to the terms of such UNIDATA Stock Option and (b) shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such UNIDATA Stock Option prior to the Effective Time, the whole number (disregarding any fractional shares) of ARDENT Common Stock as the holder of such UNIDATA Stock Option would have been entitled to receive in the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for UNIDATA Common Stock otherwise purchasable pursuant to such UNIDATA Stock Option, divided by
(y) the number of shares of ARDENT Common Stock deemed purchasable pursuant to such UNIDATA Stock Option. Notwithstanding the foregoing, the exercisability or the other vesting of UNIDATA Stock Options issued under UNIDATA's Stock Option Plans and the underlying stock shall continue to be determined by reference to stock option agreements executed pursuant to UNIDATA's Stock Option Plans, and references in any UNIDATA Stock Option to UNIDATA, the UNIDATA Board or any committee thereof, and any UNIDATA Stock Option Plan shall, commencing at the Effective Time, unless inconsistent with the context, be to ARDENT, the ARDENT Board or a committee thereof, and VMARK's 1986 Stock Option Plan (for officers) or 1995 Non-Statutory Option Plan (for non-officers), as amended, as applicable, respectively. UNIDATA Employees who remain employed by ARDENT following consummation of the Merger will be eligible to participate in any ARDENT Employee Stock Purchase Plan, subject to the terms thereof.

     UNIDATA Warrants. At the Effective Time, ARDENT shall assume in writing all obligations under the UNIDATA Warrants (as defined below), and each holder of UNIDATA Warrants thereafter shall have the right to acquire, on the same pricing and payment terms and conditions as are currently applicable under such UNIDATA Warrants, the same number of shares of ARDENT Common Stock as such holder would have been entitled to receive in the Merger had such holder exercised the UNIDATA Warrants held by such holder in full immediately prior to the Effective Time (rounded downward to the nearest whole number). After the Effective Time, the exercise price for the UNIDATA Warrants to purchase each share of ARDENT Common Stock shall be equal to (y) the aggregate exercise price for the shares of UNIDATA Common Stock purchasable pursuant to each UNIDATA Warrant immediately prior to the Effective Time divided by (z) the number of full shares of ARDENT Common Stock deemed purchasable pursuant to such UNIDATA Warrant in accordance with the foregoing (rounded downward to the nearest whole cent). As of the Effective Time, all of the UNIDATA warrants shall be fully vested and exercisable according to their terms. The "UNIDATA Warrants" mean, collectively, (i) the Warrant Agreements between UNIDATA and each of Massachusetts Mutual Life Insurance Company, Cudd & Co., and Webell & Co. for warrants to purchase an aggregate of 250,000 shares of UNIDATA Class B Common Stock and (ii) the Warrant Agreements between UNIDATA and each of Derek Miller and Neill Miller for warrants to purchase an aggregate of 105,000 and 150,000 shares of UNIDATA Class A Common Stock, respectively.

     Business of VMARK and UNIDATA Pending the Merger. Pending the consummation of the Merger, and except as otherwise consented to or approved in advance by the other party in writing, VMARK and UNIDATA have agreed that they and their subsidiaries will, among other things, operate their businesses in accordance with their ordinary course of business and in a manner consistent with past practices, and use reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, key employees and consultants and to preserve their present relationships with customers and suppliers and other persons with whom they have significant business relationships.

     In particular, VMARK and UNIDATA and their subsidiaries have agreed not to take any of the following actions without the prior written consent of the other party: (i) change or amend their Charter, By-Laws, or, in the case of VMARK, the VMARK Rights Plan; (ii) issue, sell, pledge, dispose of or encumber any shares of capital stock of any class (other than the issuance of common stock upon the exercise of outstanding options), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of VMARK or UNIDATA, their subsidiaries or affiliates (provided that consent for grants of employee stock options to newly hired employees pursuant to existing stock option plans consistent with past practice shall not be unreasonably withheld); (iii) sell, pledge, dispose of or encumber any assets of VMARK or UNIDATA (except for sales of assets in the ordinary course of business, disposition of obsolete or worthless assets, and sales of immaterial assets not in excess of $25,000 in the aggregate); (iv) except as described above under "UNIDATA Common Stock Options and UNIDATA Employee Stock Option Plans" and "UNIDATA Warrants," alter the price or accelerate, change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under their employee plans (including stock option plans) or authorize cash payments in exchange for any options granted under any of such plans; (v) declare, set aside, make, or pay any dividends or any other distribution with respect to their common stock except for certain intracompany distributions;
(vi) split, combine, or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of their capital stock; or (vii) amend the terms of, repurchase, redeem, or otherwise acquire or permit any subsidiary to repurchase, redeem, or otherwise acquire, any of their securities or any securities of their subsidiaries.

     VMARK and UNIDATA and their subsidiaries have further agreed not to take any of the following actions without the prior written consent of the other party: (i) sell, transfer, license, sublicense or otherwise dispose of, or amend or modify existing agreements with respect to, any of their intellectual property, other than in the ordinary course of business consistent with past practice and with respect to certain specified agreements or modifications that would not, individually or in the aggregate, have a material effect on VMARK or UNIDATA, as the case may be; (ii) acquire any business organization or division thereof; (iii) incur any indebtedness for borrowed money, or issue any debt securities, or assume, guarantee or otherwise become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iv) enter into or amend any material agreement other than in the ordinary course of business consistent with past practice; (v) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for such party and its subsidiaries taken as a whole; (vi) enter into or amend and contract, agreement, commitment, or arrangement to effect any of the matters prohibited under the terms of the Merger Agreement; (vii) increase the compensation of its officers or employees, except for increases in salary or wages of employees of such party or its subsidiaries who are not officers of such party in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis) or other employee of such party or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, employment or employee benefit agreement or plan or arrangement for the benefit of any current or former directors, officers, or employees, except, in each case, as may be required by law; (vii) take any action to change accounting policies or procedures; (viii) make any material tax election inconsistent with past practices or settle or compromise any material tax liability, or agree to an extension on a statute of limitations except to the extent the amount of any such settlement has been reserved for on UNIDATA's most recently prepared balance sheet available at the time of the signing of the Merger Agreement or the report that VMARK had most recently filed with the SEC available at the time of the signing of the Merger Agreement, as the case may be; (ix) pay, discharge or satisfy any claims, liabilities or obligations, other than liabilities reflected or reserved against in the financial statements of such party or incurred in the ordinary course of business and consistent with past practice; or (x) take any of the actions described above, or any action which would make any of the representations or warranties of VMARK or UNIDATA contained in the Merger Agreement materially untrue or incorrect or prevent such party from performing in all material respects or cause such party not to perform in all material respects its covenants thereunder.

     Notwithstanding the foregoing, VMARK and UNIDATA have agreed that UNIDATA may, without the prior consent of VMARK, acquire all of the outstanding shares of O2 Technology that are not currently owned by UNIDATA as of the date of the Merger Agreement, provided that such acquisition is on terms substantially similar to the terms set forth in drafts of purchase agreements furnished to VMARK prior to the Effective Time, and that VMARK may consummate a certain transaction on terms substantially similar to those previously disclosed to UNIDATA.

     No Solicitation of Alternative Transactions. The Merger Agreement provides that VMARK and UNIDATA shall not prior to the Effective Time or the termination of the Merger Agreement, directly or indirectly, solicit, encourage, or, subject to the applicable fiduciary duties of the respective directors of UNIDATA and VMARK, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel, negotiate, approve, or recommend any inquiries or proposals regarding any merger, sale of assets or stock, or similar transaction involving such party or any of their respective subsidiaries.

     Additional Covenants. VMARK and UNIDATA have further agreed within the Merger Agreement to, among other things,: (i) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, or orders, and to make all filings required in connection with the execution and consummation of the Merger Agreement; (ii) call and hold their respective stockholders' meetings as promptly as practicable after the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the approval of the Merger, and to use reasonable efforts to solicit from their respective stockholders proxies in favor of the approval of the Merger, and, subject to the applicable fiduciary duties of the respective directors of UNIDATA and VMARK, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel, to take such other action necessary to secure the vote or consent of their respective stockholders to the Merger; (iii) afford to each other reasonable access, during the period prior to the Effective Time, upon reasonable notice, and subject to restrictions contained in confidentiality agreements, to their properties, books, contracts, commitments, and records;
(iv) consult with each other and obtain consent from each other prior to issuing any press release, other than such releases which may be required by law; (v) use reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and to cause the Merger to qualify, and will not take any actions (either before or after consummation of the Merger) which could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code; (vi) use reasonable efforts to avoid taking any action which would adversely affect the ability of both parties to account for the Merger as a pooling of interests and to take such action as may be reasonably required to negate the impact of any past actions which would adversely affect the ability of the parties to treat the Merger as a pooling of interests; (vii) permit the survival of all rights to indemnification now existing in favor of the present or former directors or officers of UNIDATA or any of its subsidiaries and maintain, until the sixth anniversary of the Effective Time, the policy of director's and officers' liability insurance currently maintained by UNIDATA;
(viii) maintain without change for twelve months after the Effective Time each severance program and policy of UNIDATA giving each employee of ARDENT who was employed by UNIDATA immediately prior to the Effective Time credit for all service performed for UNIDATA for purposes of any such severance program or policy; (ix) grant credit for all service performed for UNIDATA by each employee of ARDENT who was employed by UNIDATA immediately prior to the Effective Time for all purposes under any employee plan of ARDENT other than the Policies granted to certain executive officers; (x) enroll all employees of ARDENT who were employees of UNIDATA immediately prior to the Effective Time to be eligible to participate in the ARDENT health plan without limitation for preexisting conditions; (xi) provide to each executive officer of ARDENT who was an employee of UNIDATA immediately prior to the Effective Time a split-dollar insurance arrangement similar to those existing for current VMARK executives; (xii) give each other the reasonable opportunity to participate in the defense of any stockholder litigation arising in connection with the Merger against VMARK or UNIDATA; (xiii) use their reasonable best efforts, in the event that the Merger is not treated as a pooling of interests for accounting purposes, to cause VMARK's financial advisor to deliver to VMARK an opinion that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of VMARK, and to use their reasonable best efforts to restructure the post-Merger operating plan for ARDENT, to the extent commercially reasonable, to permit the issuance of such opinion; (xiv) give prompt notice to the other of the occurrence or non-occurrence of any event which would cause any representation or warranty to be materially untrue or inaccurate or any failure to materially comply with or satisfy any covenant, condition or agreement to be complied with under the Merger Agreement; and (xv) use their best efforts to select a new name for the combined company.

     Joint Proxy Statement/Prospectus; Registration Statement. VMARK agreed to prepare and file with the SEC a preliminary form of this Joint Proxy Statement/Prospectus and the proxy material related thereto, and following clearance of such materials by the SEC, prepare and file with the SEC a registration statement on Form S-4 to register with the SEC the ARDENT Common Stock to be issued in the Merger (the "Registration Statement"). Both VMARK and UNIDATA have agreed to cooperate fully with the other in the preparation of this Joint Proxy Statement/Prospectus and the Registration Statement and to take other actions necessary for the issuance of ARDENT Common Stock in the Merger in accordance with applicable laws.

     Registration Rights. VMARK has agreed to enter into an agreement at the Effective Time to provide registration rights to UNIDATA's stockholders with respect to the shares of ARDENT Common Stock received by them in the Merger. Such agreement will provide each such holder of ARDENT Common Stock, for as long as such holder is unable to sell, within any three month period, all of such holder's shares of ARDENT Common Stock received in the Merger under Rule 144 or Rule 145 under the Securities Act, unlimited "piggyback" registration rights and two demand registrations on Form S-3 (provided that a minimum number of shares are registered in each demand registration), in each case on customary terms and subject to reasonable blackout periods and other restrictions.

     Conditions to the Merger. Consummation of the Merger is subject to the satisfaction of various conditions, including (i) the effectiveness of the Registration Statement and the absence of any stop order or proceedings seeking a stop order relating to the Registration Statement; (ii) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of both VMARK and UNIDATA; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraints, or prohibitions, statutes, rules, regulations or orders preventing consummation of the Merger, and of any proceedings brought by any governmental authority seeking to make consummation of the Merger illegal, or seeking to prohibit or limit ARDENT due to the consummation of the Merger from exercising all material rights and privileges pertaining to its ownership of all or a material portion of the business or assets of UNIDATA, VMARK, or any of their respective subsidiaries; (iv) the approval for quotation on the Nasdaq Stock Market (subject to official notice of issuance) of the shares of ARDENT Common Stock to be issued in the Merger and upon exercise of the UNIDATA Options and the UNIDATA Warrants; (v) the receipt of an officer's certificate by each of VMARK and UNIDATA from the other party to the effect that representations and warranties made by the respective party in the Merger Agreement are true and correct in all respects on and as of the Effective Time, except for changes contemplated or permitted by the Merger Agreement, representations or warranties which address matters only as of a specified date (which shall remain true and correct as of such date), or where the failure to be true and correct would not have a "material adverse effect" (as defined in the Merger Agreement), and to the effect that the respective party has performed or complied in all material respects with all agreements and covenants required by the Merger Agreement on or prior to the Effective Time; (vi) the receipt by VMARK and UNIDATA of written opinions of Choate, Hall & Stewart and Latham & Watkins, respectively, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (vii) not more than five percent of UNIDATA Common Stock shall constitute shares as to which the holder thereof has exercised appraisal rights in accordance with the CBCA and has not effectively withdrawn or lost such appraisal rights as of the Effective Time (a condition which only VMARK may waive); and (viii) no event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of VMARK under the VMARK Rights Plan, or will occur as a result of the consummation of the Merger (a condition which only UNIDATA may waive). Neither party currently intends to waive any of the conditions to the Merger.

     Termination; Amendment and Waiver. The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time under the circumstances specified therein, including (i) by mutual written consent duly authorized by the Boards of Directors of VMARK and UNIDATA; (ii) by either VMARK or UNIDATA, if the Merger shall not have been consummated by April 15, 1998 and if the terminating party has not caused the failure of the Merger to be consummated by its own willful failure to fulfill any of its obligations under the Merger Agreement by that date; (iii) by either VMARK or UNIDATA if a court or a governmental, regulatory, or administrative agency shall have issued a non-appealable final order, decree, ruling or taken any other action permanently prohibiting the Merger, provided that the terminating party has complied with certain obligations under the Merger Agreement; (iv) by either VMARK or UNIDATA, if the stockholders of either VMARK or UNIDATA fail to approve the Merger Agreement; (v) by VMARK or UNIDATA, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the other which would have a material adverse effect on such party or result in a failure to comply in any material respect with the Merger Agreement (provided that if such breach or failure to perform is curable by the exercise of reasonable efforts by the breaching party before April 15, 1998, neither VMARK nor UNIDATA may terminate the Merger Agreement on such basis as long as the other party continues to exercise reasonable efforts to cure such breach or failure); or (vi) by VMARK or UNIDATA on or after February 28, 1998 if by such date the Merger is not to be treated as a pooling of interests for accounting purposes, each of VMARK and UNIDATA has used its reasonable best efforts to have the Merger treated as a pooling of interest for accounting purposes, and VMARK is unable to cause its financial advisor to deliver an opinion to VMARK to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of VMARK (with any such termination under this section (vi) being a "Pooling Termination").

     VMARK may terminate the Merger Agreement and abandon the Merger prior to the Effective Time, if: (i) the UNIDATA Board of Directors fails to recommend the Merger, or withdraws, modifies, or changes its recommendation of the Merger in a manner adverse to VMARK, or resolves to do the same; (ii) after the receipt by UNIDATA of an Acquisition Proposal, VMARK requests in writing that the UNIDATA Board of Directors reconfirm its recommendation of the Merger and the UNIDATA Board fails to do so within 10 days after receipt of such request; (iii) the UNIDATA Board recommends an Alternative Transaction (as defined below); (iv) a tender offer or exchange offer for 20% or more of the outstanding UNIDATA Common Stock is commenced and the UNIDATA Board recommends that the UNIDATA stockholders tender their shares in such tender or exchange offer; or (v) for any reason, UNIDATA fails to call and hold the UNIDATA Special Meeting by April 15, 1998 (provided that VMARK may not terminate the Merger Agreement pursuant to such failure if at the time UNIDATA would be entitled to terminate the Merger Agreement due to a breach of any representation, warranty, covenant, or agreement on the part of VMARK) (each a "VMARK Termination").

     UNIDATA may terminate the Merger Agreement and abandon the Merger prior to the Effective Time, if: (i) the VMARK Board of Directors fails to recommend the Merger, or withdraws, modifies, or changes its recommendation of the Merger in a manner adverse to UNIDATA, or resolves to do the same; (ii) after the receipt by VMARK of an Acquisition Proposal, UNIDATA requests in writing that the VMARK Board of Directors reconfirm its recommendation of the Merger and the VMARK Board fails to do so within 10 days after receipt of such request; (iii) the VMARK Board shall have recommended an Alternative Transaction; (iv) a tender offer or exchange offer for 20% or more of the outstanding VMARK Common Stock is commenced and the Board recommends that the VMARK stockholders tender their shares in such tender or exchange offer; or (v) for any reason, VMARK fails to call and hold the VMARK Special Meeting by April 15, 1995 (provided that UNIDATA may not terminate the Merger Agreement pursuant to such failure if at the time VMARK would be entitled to terminate the Merger Agreement due to a breach of any representation, warranty, covenant, or agreement on the part of UNIDATA) (each, a "UNIDATA Termination").

     At any time prior to the Effective Time, VMARK and UNIDATA may (i) extend the time for the performance of any of the obligations or other acts to be performed by the other party pursuant to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any documents delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement. The Merger Agreement may be amended by an agreement in writing among the parties thereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of UNIDATA or VMARK, respectively, no amendment may be made which by law requires further approval of such stockholders, without securing such further approval.

     Fees and Expenses. Except as described below, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses if the Merger is not consummated and by ARDENT if the Merger is consummated, to the extent such expenses are solely and directly related to the Merger. If the Merger is not consummated, VMARK and UNIDATA will share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing of this Joint Proxy Statement/

Prospectus, the Registration Statement of which this Joint Proxy
Statement/Prospectus is a part and any amendments or supplements thereto.

     VMARK has agreed to pay UNIDATA a termination fee of $3,000,000 if the Merger Agreement is terminated, pursuant to its terms, because (i) the requisite vote of the stockholders of VMARK to approve the Merger shall not have been obtained, a proposal for an Alternative Transaction involving VMARK shall have been publicly announced prior to the VMARK Stockholders' Meeting, and either an Alternative Transaction involving VMARK is entered into, or an Alternative Transaction involving VMARK is consummated within eighteen months of such termination; (ii) of any UNIDATA Termination; (iii) the requisite vote of the stockholders of VMARK to approve the Merger shall not have been obtained, one or more stockholders of party to the Stockholder Support Agreement failed to approve the Merger or otherwise breached such agreement, and if such stockholder had voted for the Merger or not otherwise breached, the Merger would have been approved by the VMARK stockholders or (iv) of any Pooling Termination.

     UNIDATA has agreed to pay VMARK a termination fee of $3,000,000 if the Merger Agreement is terminated, pursuant to its terms, because (i) the requisite vote of the stockholders of UNIDATA to approve the Merger shall not have been obtained, a proposal for an Alternative Transaction involving UNIDATA shall have been publicly announced prior to the UNIDATA Stockholders' Meeting, and either an Alternative Transaction involving UNIDATA is entered into, or an Alternative Transaction involving UNIDATA is consummated within eighteen months of such termination; (ii) of any VMARK Termination or (iii) the requisite vote of the stockholders of UNIDATA to approve the Merger shall not have been obtained, one or more stockholders of party to the Stockholder Support Agreement failed to approve the Merger or otherwise breached such agreement, and if such stockholder had voted for the Merger or not otherwise breached, the Merger would have been approved by the UNIDATA stockholders.

     "Alternative Transaction" is defined in the Merger Agreement to mean either
(i) a transaction pursuant to which any third party acquires more than twenty percent of the outstanding shares of UNIDATA Common Stock or VMARK Common Stock, as the case may be, whether pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving UNIDATA or VMARK pursuant to which any third party acquires more than twenty percent of the outstanding common stock of UNIDATA or VMARK, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any third party acquires control of the assets (including for this purpose the outstanding equity securities of subsidiaries of UNIDATA or VMARK, and the entity surviving any merger or business combination including any of them) of UNIDATA or VMARK having a fair market value (as determined by the UNIDATA Board or the VMARK Board, as the case may be, in good faith) equal to more than twenty percent of the fair market value of all the assets of UNIDATA or VMARK, as the case may be, and their respective subsidiaries, taken as a whole, immediately prior to such transaction; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

STOCK OPTION AGREEMENTS

     VMARK has granted to UNIDATA an irrevocable option (the "UNIDATA Stock Option") to purchase up to 1,624,988 shares of VMARK Common Stock, including the associated rights under the VMARK Stockholder Rights Plan, at a price of $9.87 per share. Subject to the terms and conditions set forth within the UNIDATA Stock Option, the UNIDATA Stock Option is exercisable prior to the Effective Time, upon the occurrence of any event (other than a Pooling Termination) giving rise to UNIDATA's right to receive a termination fee from VMARK.

     UNIDATA has granted to VMARK an irrevocable option (the "VMARK Stock Option") to purchase up to 2,310,862 shares of UNIDATA Common Stock, at a price) of $4.42 per share. Subject to the terms and conditions set forth within the VMARK Stock Option, the VMARK Stock Option is exercisable prior to the Effective Time, upon the occurrence of any event giving rise to VMARK's right to receive a termination fee from UNIDATA.

CONFIDENTIALITY AGREEMENTS

     Each party to the Merger Agreement has agreed to keep confidential, pursuant to the Confidentiality and Standstill Agreements dated February 14, 1997 and February 26, 1997 (collectively, the "Confidentiality Agreements") between VMARK and UNIDATA, information provided to the other party with respect to the business, properties and personnel of the party furnishing such information. The Confidentiality Agreements contain terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Merger and otherwise for a period of two years from the date the confidential information was disclosed.

STOCKHOLDER SUPPORT AGREEMENTS

     Concurrent with the execution and delivery of the Merger Agreement, VMARK entered into Stockholder Support Agreements with the executive officers and directors of UNIDATA and certain affiliates thereof (a total of 14 persons) and with all of the holders of UNIDATA Class B Common Stock, each of which was amended and restated as of October 31, 1997 (collectively, as amended and restated, the "UNIDATA Support Agreements") and UNIDATA entered into a Stockholder Support Agreement with the directors and executive officers of VMARK (a total of 13 persons), each of which was amended and restated as of October 31, 1997 (as amended and restated, the "VMARK Support Agreements" and collectively with the UNIDATA Support Agreements, the "Support Agreements"). Pursuant to the Support Agreements, the respective executive officers, directors and stockholders of UNIDATA and VMARK have each agreed to vote any and all shares of VMARK Common Stock or UNIDATA Common Stock, as the case may be, held or to be acquired by each of them in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. Each of the respective executive officers, directors and stockholders of UNIDATA and VMARK who are parties to the Support Agreements (other than the holders of UNIDATA CLASS B Common Stock) also have agreed to use reasonable efforts to cause the stockholders of UNIDATA and VMARK, respectively, to approve the Merger, and each of the holders of UNIDATA Class B Common Stock have agreed that they will not take any action to cause the other stockholders of UNIDATA not to approve the Merger.

     The Support Agreements also provide that each executive officer, director and/or stockholder who is a party thereto will not, and will not permit any entity under his or her control to (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any proposal to acquire any business which would materially delay or interfere with the Merger (an "Alternative Proposal"), or otherwise encourage or assist any party in any action that would interfere with the timely consummation of the Merger; (ii) initiate a stockholders' vote or action by written consent of stockholders with respect to an Alternative Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of UNIDATA or VMARK, as the case may be, with respect to an Alternative Proposal.

     The Support Agreements also provide that each executive officer, director and stockholder that is a party thereto will not sell their shares of VMARK Common Stock (in the case of executive officers, directors, and stockholders of VMARK) or shares of ARDENT Common Stock received in the Merger (in the case of executive officers, directors, and stockholders of UNIDATA) during the period commencing thirty days prior to the consummation of the Merger and ending at such times as financial results covering at least thirty days of the combined operations of UNIDATA and VMARK have been published. In addition, each of the executive officers, directors and shareholders of UNIDATA that are parties to the Support Agreements (who may be deemed to be "affiliates" of UNIDATA for purposes of Rule 145 under the Securities Act) agreed not to sell their shares of ARDENT Common Stock received in the Merger in violation of the rules and regulations of the Securities Act and to sell such shares only pursuant to Rule 145(d) or an effective registration statement or exemption under the Securities Act.

ESCROW AGREEMENT

     At Closing, VMARK will enter into an Escrow Agreement with certain representatives of UNIDATA (the "Representatives") and Choate, Hall & Stewart (the "Escrow Agent"), pursuant to which VMARK, at the Effective Time, will deliver a certificate or certificates representing the Escrowed Shares to the Escrow Agent. The Escrowed Shares are considered part of the consideration given to holders of shares of UNIDATA Common Stock in the Merger, and shall be allocated pro rata from all holders of UNIDATA Common Stock (other than holders of Dissenting Shares) in accordance with the number of outstanding shares held immediately prior to the Effective Time (treating UNIDATA Class A and UNIDATA Class B shares equally). Interest and dividends shall not be added to or become part of the escrow account and shall promptly be distributed from time to time in accordance with the number of outstanding shares of UNIDATA Common Stock held immediately prior to the Effective Time.

     The Escrowed Shares will be held by the Escrow Agent in connection with certain potential claims that may be brought by a party to an existing contract with UNIDATA. In the event that ARDENT shall incur any loss, damage, or expense as a result of such claims (other than the costs and expenses in defending against such claims, which shall be borne by ARDENT), the Escrowed Shares shall be used to hold ARDENT harmless from such loss, damage or expense. Upon resolution of such claims, all assets remaining in the escrow account and not subject to payment to ARDENT shall be promptly distributed to the former holders of UNIDATA Common Stock (other than holders of Dissenting Shares), pro rata in accordance with their respective holdings UNIDATA Common Stock immediately prior to the Effective Time.

     At the discretion of the Representatives, the Escrowed Shares may be sold in accordance with applicable securities laws, with the proceeds from any such sale to be invested in short-term government securities or a mutual fund invested solely in such securities. The Escrow Agent will vote the Escrowed Shares at the direction of the Representatives. The Escrow Agent shall be entitled to rely and shall be protected in acting in reliance on any writing furnished to it by VMARK and the Representatives. If the Escrow Agent declines or is unable to serve prior to the Effective Time, it shall be succeeded by such person or entity as VMARK and UNIDATA shall agree.

REGULATORY FILINGS AND APPROVALS

     VMARK and UNIDATA are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable state corporate laws and federal and state securities laws.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of VMARK and UNIDATA will be carried forward to ARDENT following the Merger at their recorded amounts, the operating results of ARDENT following the Merger will include the operating results of VMARK and UNIDATA for the entire fiscal year in which the Merger occurs and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of ARDENT following the Merger.

LISTING OF NEW SHARES OF ARDENT COMMON STOCK ON THE NASDAQ STOCK MARKET

     Prior to the Merger, VMARK will obtain approval to list on The Nasdaq Stock Market the shares of ARDENT Common Stock to be issued (i) in the Merger and (ii) upon the exercise of the UNIDATA Stock Options or UNIDATA Warrants. This listing is a condition to the consummation of the Merger.

APPRAISAL RIGHTS

     Holders of VMARK Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger. If the Merger becomes effective, a holder of UNIDATA Common Stock who does not vote in favor of the Merger and who follows the procedures prescribed under Colorado law may require ARDENT as the surviving corporation to pay the "fair value", determined as provided under the CBCA, for the shares held by such stockholder. The following is a summary of certain features of the relevant sections of the CBCA, the provisions of which are set forth in full in Annex III hereto, and such summary is subject to and qualified in its entirety by reference to such law. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise such rights should carefully review and adhere to such provisions. Any holder of UNIDATA Common Stock who votes in favor of the Merger, or is deemed to vote in favor of the Merger (by, for example, returning a signed proxy card without specifying a vote on the Merger) will waive their appraisal rights.

     A holder of UNIDATA Common Stock who desires to pursue the appraisal rights available to such stockholder must: (i) file a written objection to the Merger with UNIDATA pursuant to Section 7-113-202 of the CBCA before the taking of the stockholders' vote on the Merger Agreement, stating the intention of such stockholder to demand payment for shares owned by such stockholder if the Merger is approved and the Merger is consummated; (ii) refrain from voting in favor of the Merger; (iii) make written demand (the "Demand") to ARDENT, as the surviving corporation in the Merger, for payment for said stockholder's shares on or before the time set within the notice sent by ARDENT to objecting stockholders (which time must be at least 30 days after the giving of such notice); and (iv) deposit the stockholder's share certificates with ARDENT. Such written objection and written demand should be delivered to ARDENT, 50 Washington Street, Westboro, Massachusetts 01581, Attention: James K. Walsh, General Counsel, and it is recommended that such objection and demand be sent by registered or certified mail, return receipt requested.

     The obligations of VMARK under the Merger Agreement are subject to the condition that the holders of not more than five percent in the aggregate of the outstanding shares of UNIDATA Common Stock shall have filed written objections to the Merger pursuant to Section 7-113-202 of the CBCA (such shares held by a holder who has exercised appraisal rights in accordance with the CBCA, the "Dissenting Shares"). If holders of more than five percent of the outstanding shares have filed such objections, VMARK shall have the right to (i) waive this condition and close, or (ii) terminate the Merger Agreement.

     A stockholder who files the required written objection with UNIDATA prior to the stockholder vote need not vote against the Merger, but a vote in favor of the Merger will constitute a waiver of such stockholder's statutory appraisal rights. If a stockholder returns a proxy which is signed but on which no vote is specified as to the proposal on the Merger Agreement, and thereafter does not revoke such proxy, it will be voted in favor of the Merger, and the stockholder will be deemed to have waived his or her appraisal rights. In addition, a vote against the Merger does not, alone, constitute a written objection.

     The value of the UNIDATA Common Stock will be determined initially by ARDENT as the surviving corporation and the dissenting stockholder. Upon the later of the effective date of the Merger and the date upon which ARDENT receives a valid Demand, ARDENT shall pay a dissenting stockholder who complies with the above the fair value of the stockholder's shares, plus accrued interest, if any. Such payment shall be accompanied by (i) ARDENT's balance sheet as of the end of its most recent fiscal year, (ii) a statement of ARDENT's estimate of the fair value of the shares, (iii) an explanation of how interest was calculated, (iv) a statement of the dissenter's right to demand greater payment if the dissenter believes that ARDENT's payment does not accurately reflect the fair value of the shares, and (v) a copy of Article 7 of the CBCA. If the dissenter believes that ARDENT's payment does not accurately reflect the fair value of the shares, or if ARDENT fails to make its payment within 60 days of receipt of the Demand, the dissenter may give written notice to ARDENT of the dissenter's estimate of the fair value of the shares and the interest thereon, and demand payment of such amount, less any amount previously received from ARDENT on account of the shares. The dissenter shall waive any right to propose a fair value for the shares if written notice is not given to ARDENT within 30 days of the dissenter's receipt of payment from ARDENT.

     If a demand from a dissenter for greater payment than that offered by ARDENT remains unresolved, ARDENT may, within 60 days of receiving such demand, commence a judicial proceeding to determine the fair value of the shares. If ARDENT does not commence a judicial proceeding within 60 days of receiving such demand, it shall pay the amount demanded by the dissenting stockholder. Each dissenting stockholder whose demands remain unresolved shall be made parties to such action. Upon a judicial determination of the fair value of the shares, each dissenter shall be entitled to the amount, if any, by which the value found through the judicial proceeding exceeds the payment made by ARDENT, plus interest. The court costs of such a proceeding shall be borne by ARDENT, except to the extent that the court finds that dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment beyond that offered by ARDENT. The court may also assess counsel fees and expenses upon the respective parties, to the extent that the court finds such assessment fair and equitable.

     The "fair value" of the UNIDATA Common Stock could be more than, the same as or less than the consideration to be received by the UNIDATA stockholders in the Merger. For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger Agreement by stockholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

     The enforcement by a stockholder of his or her request to receive payment for shares of UNIDATA Common Stock as provided under the applicable statutory provisions shall be an exclusive remedy except that such remedy shall not exclude the right of a stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said stockholder.

     A final judgment by the court or an appraiser appointed by the court determining the fair value of the UNIDATA Common Stock would be binding on and enforceable by UNIDATA stockholders who have perfected their statutory appraisal rights, even if such fair value were determined to be less than the consideration to be received by the UNIDATA stockholders in the Merger. A stockholder who perfects his rights as a dissenting stockholder will not, after the Effective Date, be entitled to notices of meetings, to vote, or to receive dividends.

     Each share of UNIDATA Common Stock held by stockholders who seek to exercise appraisal rights and, after the Effective Time, fail to perfect or lose any such right to appraisal, shall be treated as a share that had been converted as of the Effective Time into the right to receive ARDENT Common Stock as provided in the Merger Agreement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), assuming that the Merger is consummated as contemplated herein. The expectations reflected in the following discussion are based on certain assumptions and representations concerning the Merger and the actions of the corporations and stockholders involved. Also, the following discussion does not describe all potentially relevant tax considerations, does not address tax consequences arising under state, local, or foreign laws, and does not address the circumstances of special classes or individual circumstances of taxpayers, including, without limitation, foreign persons, UNIDATA stockholders who acquired their UNIDATA Common Stock pursuant to the exercise of stock options or otherwise as compensation, holders of UNIDATA stock options and warrants, dealers in securities, banks, insurance companies, and tax-exempt organizations. ACCORDINGLY, EACH HOLDER OF UNIDATA COMMON STOCK SHOULD CONSULT A TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS. The following discussion is based upon federal income tax laws as in effect on the date hereof, which are subject to change, possibly retroactively; future legislation, regulations, administrative rulings, or court decisions may affect these expectations as to federal income tax consequences.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO UNIDATA STOCKHOLDERS

     It is a condition to the obligations of UNIDATA and VMARK to consummate the Merger that UNIDATA and VMARK receive opinions from their respective counsel, Latham & Watkins for UNIDATA and Choate, Hall & Stewart for VMARK, that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Upon the advice of its counsel, Latham & Watkins, UNIDATA expects that the stockholders of UNIDATA will not recognize gain or loss as a result of the exchange of shares of UNIDATA Common Stock for shares of ARDENT Common Stock in the Merger (except with respect to any cash received in lieu of a fractional share of ARDENT Common Stock), and that the tax basis of the ARDENT Common Stock received by such UNIDATA stockholders in the Merger will be the same, in each instance, as the tax basis of the UNIDATA Common Stock surrendered in exchange therefor, excluding any basis allocable to fractional shares of ARDENT Common Stock for which cash is received. In addition, it is expected that the holding period of the shares of ARDENT Common Stock received in the Merger by UNIDATA stockholders will include the period during which the shares of UNIDATA Common Stock surrendered in exchange therefor were held, provided that such shares of UNIDATA Common Stock were held as capital assets at the Effective Time.

     Either company may waive the condition to receive its respective counsel's tax opinion and proceed with the Merger without such opinion. If either VMARK or UNIDATA waive the receipt of such opinion, such waiving company will resolicit proxies from its stockholders after informing them about the company's expectations of changes in the tax consequences to its stockholders or material changes in tax consequences to the company, if any, as a result of the Merger.

     Holders of UNIDATA Common Stock who receive cash in the Merger in lieu of fractional shares of ARDENT Common Stock will be treated, in each instance, as having received the fractional share and then as having received the cash in redemption of such fractional share. Such redemption will generally result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's share of UNIDATA Common Stock allocable to such fractional share. Assuming such redemption meets the "not essentially equivalent to a dividend" test under Section 302 of the Code, such gain or loss generally will be capital gain or loss, provided that the holder's UNIDATA Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if the UNIDATA Common Stock has been held for more than one year. Long-term capital gain realized by an individual U.S. holder is generally subject to a maximum tax rate of 28% in respect of property held for a period exceeding one year but not exceeding 18 months and to a maximum rate of 20% in respect of property held for a period exceeding 18 months. A minority stockholder in a publicly held corporation who exercises no control with respect to corporate affairs is generally considered to meet such "not essentially equivalent to a dividend" test if he or she has any actual reduction in his or her percentage stock ownership.

     A holder of shares of UNIDATA Common Stock who has exercised appraisal rights in accordance with the CBCA and has not effectively withdrawn or lost such appraisal rights will recognize gain or loss equal to the difference between the amount of cash received therefor and the adjusted tax basis of the UNIDATA Common Stock surrendered. Such gain or loss will be long-term capital gain or loss if such UNIDATA Common Stock had been held as a capital asset for more than one year at the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO UNIDATA AND VMARK

     Upon the advice of its counsel, Latham & Watkins, UNIDATA expects that it will not recognize any gain or loss as a result of the Merger. Upon the advice of its counsel, Choate, Hall & Stewart, VMARK expects that it also will not recognize any gain or loss as a result of the Merger, and that its tax basis in the assets which it acquires in the Merger from UNIDATA will be equal to UNIDATA's tax basis in such assets immediately prior to the Effective Time. In addition, ARDENT's holding period in the assets which it acquires in the Merger from UNIDATA is generally expected to include the period during which UNIDATA held such assets prior to the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Combining Balance Sheet at September 28, 1997 and Pro Forma Condensed Combining Statements of Operations for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 28, 1997 and September 29, 1996 (the "Pro Forma Condensed Combining Financial Statements") illustrate the effect of the Merger as if the Merger had occurred as of the beginning of the earliest period presented. Pursuant to the terms of the Merger, each holder of UNIDATA Common Stock will be entitled to receive shares of ARDENT Common Stock based on an exchange ratio of 0.44765 of a share of ARDENT Common Stock for each share of UNIDATA Common Stock. VMARK prepares its financial statements on the basis of a fiscal year ending on December 31. UNIDATA prepares its financial statements on the basis of a fiscal year ending on June 30. The Pro Forma Condensed Combining Balance Sheet combines VMARK's unaudited balance sheet as of September 28, 1997 with UNIDATA's unaudited balance sheet as of September 30, 1997. The Pro Forma Condensed Combining Statements of Operations combine VMARK's audited results of operations for its fiscal year ended December 31, 1996 and the unaudited results of operations for the nine months ended September 28, 1997 and September 29, 1996 with UNIDATA's unaudited results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 and September 30, 1996. The Pro Forma Condensed Combining Statements of Operations also combine, for the fiscal years ended 1995 and 1994, VMARK's audited results of operations for each of the two years ended December 31, 1995 with UNIDATA's audited results of operations for its fiscal year ended June 30, 1995 and UNIDATA's unaudited results of operations for its fiscal year ended June 30, 1994. UNIDATA's revenue and net loss for the six months ended December 31, 1995, excluded from the pro forma financial data was $16,511,000 and $3,762,000, respectively. The Pro Forma Condensed Combining Statements of Operations do not give effect to any transaction charges associated with the consummation of the Merger. The Pro Forma Condensed Combining Balance Sheet has been adjusted to reflect these estimated obligations. All such costs are estimated to aggregate $14.1 million, $10.0 million net of tax. The Pro Forma Combining Condensed Financial Statements have been prepared on the basis that the Merger will be accounted for as a pooling of interests. There are no intercompany transactions or balances included in the Pro Forma Condensed Combining Financial Statements and no adjustments are required to conform the accounting policies of VMARK and UNIDATA.

     The Pro Forma Condensed Combining Financial Statements should be read in conjunction with the consolidated financial statements of UNIDATA appearing elsewhere in this Joint Proxy Statement/ Prospectus and the consolidated financial statements of VMARK incorporated by reference herein. The Pro Forma Condensed Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above or of results which may be attained in the future.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                                         PRO
                                        VMARK                     UNIDATA             PRO FORMA         FORMA
                               AS OF SEPTEMBER 28, 1997   AS OF SEPTEMBER 30, 1997   ADJUSTMENTS       COMBINED
                               ------------------------   ------------------------   -----------       --------
CURRENT ASSETS:
  Cash and equivalents.......          $ 21,038                    $   826             $               $21,864
  Accounts
     receivable -- net.......             8,710                     14,179                              22,889
  Prepaid expenses and other
     current assets..........             4,437                      1,433                               5,870
  Deferred income taxes......             1,331                        459                2,508 (1)      4,298
                                       --------                    -------             --------        --------
          Total current
            assets...........            35,516                     16,897                2,508         54,921
                                       --------                    -------             --------        --------
Property and
  equipment -- net...........            12,635                      4,344                              16,979
                                       --------                    -------             --------        --------
OTHER LONG-TERM ASSETS:
  Intangible assets -- net...             3,469                      6,559                              10,028
  Deferred income taxes......             3,676                      2,044                  637 (1)      6,357
  Other long-term assets.....             2,104                      1,982                               4,086
                                       --------                    -------             --------        --------
          Total long-term
            assets...........             9,249                     10,585                  637         20,471
                                       --------                    -------             --------        --------
          TOTAL..............          $ 57,400                    $31,826             $  3,145        $92,371
                                       ========                    =======             ========        ========
CURRENT LIABILITIES:
  Line of credit.............          $     --                    $ 2,400             $               $ 2,400
  Current portion of capital
     lease obligations.......               218                        158                                 376
  Accounts payable, accrued
     expenses and income
     taxes payable...........             7,302                      6,811                 (947)(1)     13,166
  Accrued merger and
     restructuring...........             2,044                         --               14,100 (1)     16,144
  Deferred revenue...........             7,154                      5,001                              12,155
                                       --------                    -------             --------        --------
          Total current
            liabilities......            16,718                     14,370               13,153         44,241
  Long-term notes payable....                --                     12,350                              12,350
  Long-term capital leases,
     less current portion....             8,851                         79                               8,930
                                       --------                    -------             --------        --------
          Total
            liabilities......            25,569                     26,799               13,153         65,521
                                       --------                    -------             --------        --------
Common stock.................                85                         --                   55(2)         140
Capital in excess of par
  value......................            47,490                      6,862                  (55)(2)     54,297
Accumulated deficit..........           (12,763)                    (1,643)             (10,008)(1)    (24,414)
Cumulative translation
  adjustment, treasury stock
  and other equity...........            (2,981)                      (192)                  --         (3,173)
                                       --------                    -------             --------        --------
          Total stockholders'
            equity...........            31,831                      5,027              (10,008)        26,850
                                       --------                    -------             --------        --------
          TOTAL..............          $ 57,400                    $31,826             $  3,145        $92,371
                                       ========                    =======             ========        ========

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           VMARK                   UNIDATA                   PRO FORMA
                                        NINE MONTHS              NINE MONTHS                NINE MONTHS
                                           ENDED                    ENDED                      ENDED
                                     SEPTEMBER 28, 1997       SEPTEMBER 30, 1997       SEPTEMBER 28, 1997(3)
                                     ------------------       ------------------       ---------------------
Revenue............................        $42,531                  $36,176                   $78,707
Costs and expenses:
  Cost of software.................          2,968                    3,293                     6,261
  Cost of services and other.......          9,713                    9,688                    19,401
  Selling and marketing............         17,515                   10,737                    28,252
  Product development..............          5,267                    7,471                    12,738
  General and administrative.......          3,986                    5,159                     9,145
  Other charges(4).................             --                      602                       602
                                           -------                  -------                   -------
Total costs and expenses...........         39,449                   36,950                    76,399
                                           -------                  -------                   -------
Income (loss) from operations......          3,082                     (774)                    2,308
Other expense......................           (147)                  (1,372)                   (1,519)
                                           -------                  -------                   -------
Income (loss) before provision for
  income taxes.....................          2,935                   (2,146)                      789
Provision for (benefit from) income
  taxes............................          1,115                     (691)                      424
                                           -------                  -------                   -------
Net income (loss)..................        $ 1,820                  $(1,455)                  $   365
                                           =======                  =======                   =======
  Net income (loss) per common
     share.........................        $   .22                  $  (.12)                  $   .03
                                           =======                  =======                   =======
Weighted average number of common
  and common equivalent shares
  outstanding......................          8,460                   12,158                    13,903

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             VMARK                   UNIDATA                 PRO FORMA
                                          NINE MONTHS              NINE MONTHS              NINE MONTHS
                                             ENDED                    ENDED                    ENDED
                                       SEPTEMBER 29, 1996       SEPTEMBER 30, 1996       SEPTEMBER 30, 1996
                                       ------------------       ------------------       ------------------
Revenue..............................        $52,382                  $34,795                  $87,177
Costs and expenses:
  Cost of software...................          3,657                    3,636                    7,293
  Cost of services and other.........         13,756                    7,289                   21,045
  Selling and marketing..............         19,640                   11,056                   30,696
  Product development................          6,890                    6,477                   13,367
  General and administrative.........          5,559                    4,547                   10,106
  Other charges(6)...................          2,125                       --                    2,125
                                             -------                  -------                  -------
Total costs and expenses.............         51,627                   33,005                   84,632
                                             -------                  -------                  -------
Income from operations...............            755                    1,790                    2,545
Other expense........................           (331)                  (1,308)                  (1,639)
                                             -------                  -------                  -------
Income before provision for income
  taxes..............................            424                      482                      906
Provision for income taxes...........            459                      178                      637
                                             -------                  -------                  -------
Net income (loss)....................        $   (35)                 $   304                  $   269
                                             =======                  =======                  =======
  Net income (loss) per common
     share...........................        $  (.00)                 $   .02                  $   .02 (5)
                                             =======                  =======                  =======
Weighted average number of common and
  common equivalent shares
  outstanding........................          8,099                   13,100                   13,963

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                VMARK                UNIDATA               PRO FORMA
                                             YEAR ENDED            YEAR ENDED              YEAR ENDED
                                          DECEMBER 31, 1996     DECEMBER 31, 1996     DECEMBER 31, 1996(3)
                                          -----------------     -----------------     --------------------
Revenue.................................       $69,266               $47,469                $116,735
Costs and expenses:
  Cost of software......................         4,745                 4,602                   9,347
  Cost of services and other............        18,552                10,241                  28,793
  Selling and marketing.................        26,929                14,791                  41,720
  Product development...................         8,875                 8,836                  17,711
  General and administrative............         7,351                 6,348                  13,699
  Other charges(6)......................         4,322                    --                   4,322
                                               -------               -------                --------
Total costs and expenses................        70,774                44,818                 115,592
                                               -------               -------                --------
Income (loss) from operations...........        (1,508)                2,651                   1,143
Other expense...........................          (573)               (1,681)                 (2,254)
                                               -------               -------                --------
Income (loss) before provision for
  income taxes and extraordinary item...        (2,081)                  970                  (1,111)
Provision for income taxes..............           560                   548                   1,108
                                               -------               -------                --------
Income (loss) before extraordinary
  item..................................        (2,641)                  422                  (2,219)
Extraordinary item(7)...................        (4,734)                   --                  (4,734)
                                               -------               -------                --------
Net income (loss).......................       $(7,375)              $   422                $ (6,953)
                                               =======               =======                ========
Income (loss) per common share:
  Income (loss) from operations before
     extraordinary item.................       $  (.33)              $   .03                $   (.16)(5)
  Net income (loss).....................       $  (.91)              $   .03                $   (.49)(5)
Weighted average number of common and
  common equivalent shares
  outstanding...........................         8,096                13,306                  14,052

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               VMARK                    UNIDATA               PRO FORMA
                                            YEAR ENDED                YEAR ENDED             FISCAL YEAR
                                         DECEMBER 31, 1995           JUNE 30, 1995              1995
                                         -----------------           -------------           -----------
Revenue................................       $68,364                   $24,357                $92,721
Costs and expenses:
  Cost of software.....................         5,040                     1,409                  6,449
  Cost of services and other...........        16,539                     4,864                 21,403
  Selling and marketing................        26,082                     8,875                 34,957
  Product development..................        10,111                     4,265                 14,376
  General and administrative...........         7,908                     3,266                 11,174
  Other charges(6).....................         7,381                        --                  7,381
                                              -------                   -------                -------
Total costs and expenses...............        73,061                    22,679                 95,740
                                              -------                   -------                -------
Income (loss) from operations..........        (4,697)                    1,678                 (3,019)
Other expense..........................          (326)                     (277)                  (603)
                                              -------                   -------                -------
Income (loss) before provision for
  income taxes.........................        (5,023)                    1,401                 (3,622)
Provision (credit) for income taxes....        (1,133)                      137                   (996)
                                              -------                   -------                -------
Net income (loss)......................       $(3,890)                  $ 1,264                $(2,626)
                                              =======                   =======                =======
  Net income (loss) per common share...       $  (.49)                  $   .11                $  (.20)(5)
                                              =======                   =======                =======
Weighted average number of common and
  common equivalent shares
  outstanding..........................         8,013                    11,281                 13,063

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               VMARK                    UNIDATA               PRO FORMA
                                            YEAR ENDED                YEAR ENDED             FISCAL YEAR
                                         DECEMBER 31, 1994           JUNE 30, 1994              1994
                                         -----------------           -------------           -----------
Revenue................................       $65,452                   $16,436                $81,888
Costs and expenses:
  Cost of software.....................         4,989                       910                  5,899
  Cost of services and other...........        11,870                     2,117                 13,987
  Selling and marketing................        23,885                     7,056                 30,941
  Product development..................        10,605                     2,933                 13,538
  General and administrative...........         6,801                     2,635                  9,436
  Other charges(4)(6)..................         5,100                       462                  5,562
                                              -------                   -------                -------
Total costs and expenses...............        63,250                    16,113                 79,363
                                              -------                   -------                -------
Income from operations.................         2,202                       323                  2,525
Other income (expense).................           521                      (210)                   311
                                              -------                   -------                -------
Income before provision for income
  taxes................................         2,723                       113                  2,836
Provision (credit) for income taxes....         2,944                        40                  2,984
                                              -------                   -------                -------
Net income (loss)......................       $  (221)                  $    73                $  (148)
                                              =======                   =======                =======
  Net income (loss) per common share...       $ (0.03)                  $  0.01                $ (0.01)(5)
                                              =======                   =======                =======
Weighted average number of common and
  common equivalent shares
  outstanding..........................         7,824                    10,656                 12,594

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

(1) The Pro Forma Condensed Combining Statements of Operations exclude the nonrecurring costs of the Merger, which are estimated at $14,100,000 ($10,008,000 net of tax effects). This estimate includes $3,300,000 for financial advisor, legal, and accounting fees related to the merger and $10,800,000 of costs associated with combining the operations of the two companies including estimated cash expenditures of $5,500,000 for severance and benefits in connection with the expected elimination of 170 positions, $2,300,000 for closure of facilities and $3,000,000 of non-cash charges for the write off of redundant assets. The Pro Forma Condensed Combining Balance Sheet has been adjusted to reflect these estimated obligations. The nonrecurring cost estimate is an estimate only, although it is not likely that material additional costs will be incurred. The nonrecurring expenses will be charged to operations upon the consummation of the Merger. Accumulated deficit as of September 28, 1997 has been adjusted to reflect the after-tax impact of the estimated costs of the merger ($10,008,000). Accrued merger and restructuring has been adjusted to reflect the accrual of such estimated costs, pre-tax ($14,100,000). Deferred taxes and income taxes payable have been adjusted to reflect the estimated current and deferred tax benefits associated with the estimated charge.

(2) Stockholder's equity as of September 28, 1997 has been adjusted to reflect the issuance of 5,440,290 shares of ARDENT Common Stock in exchange for all of the issued and outstanding shares of UNIDATA Stock resulting in 13,711,209 shares issued and outstanding on a pro forma basis. The Pro Forma Condensed Combining Financial Statements do not reflect the exercise of outstanding stock options or the issuance of UNIDATA Common Stock in connection with the acquisition of O2 Technology.

(3) On December 31, 1997, UNIDATA completed its acquisition of O2 Technology. The Pro Forma Condensed Combining Financial Statements do not include the results of operations and financial position of O2 Technology for the periods presented. O2 Technology's revenue and net loss for the six months ended June 30, 1997 were $2,128,000 and $1,143,000, respectively. O2
    Technology's revenue and net loss for the year ended December 31, 1996 were $5,811,000 and $651,000, respectively.

(4) In the nine months ended September 30, 1997, UNIDATA disposed of a wholly-owned subsidiary and recorded a loss on an investment in a joint venture. These items resulted in losses totalling $602,000. In the fiscal year ended June 30, 1994, UNIDATA recorded a charge of $462,000 to write off the carrying value of certain acquired technology.

(5) The pro forma combined net income per share is based on the combined weighted average number of common and common equivalent shares, after adjusting UNIDATA's weighted average number of common shares outstanding and dilutive common share equivalents for the conversion into ARDENT Common Stock at a conversion ratio of 0.44765. Common share equivalents consist of common stock issuable upon the exercise of outstanding options.

(6) During the periods presented, VMARK on occasion recorded several one-time charges related to restructurings, litigation, and/or mergers and acquisitions. In 1996, $4,322,000 was recorded related to restructurings of the business and the exit of VMARK from certain unprofitable business lines. In 1995, $6,882,000 was recorded related to the merger with Easel Corporation and the restructuring activity which occurred during the year; in addition, $499,000 in litigation related charges were recorded. In 1994, $2,750,000 was recorded representing the estimated amount of purchased research and development acquired in a business combination; in addition, $650,000 in litigation related charges were recorded and $1,700,000 was recorded relating to restructuring of the Easel operations prior to the merger.

(7) In 1996, VMARK recorded an extraordinary loss of $4,734,000 related to the discontinuance at the end of that year of certain product lines and businesses present at the date of the merger with Easel. Generally accepted accounting principles require such costs to be recorded as extraordinary items, since the disposition of these assets was not contemplated at the date VMARK merged with Easel.

                            THE BUSINESS OF UNIDATA

GENERAL

     UNIDATA designs, develops and markets database management software, application development tools and associated middleware for database solutions which are used by businesses worldwide. UNIDATA's tools and nested relational database environment enable development of sophisticated applications for the creation, manipulation and retrieval of diverse data types. UNIDATA's core business focuses on its high performance client/server relational database management system. Other products complement the database system, including tools for application development, application re-engineering, systems management, interoperability and Internet support. Much of UNIDATA's revenue is generated by licensing software products through its network of over 400 value-added resellers who incorporate UNIDATA software and applications created with UNIDATA development tools into information systems for specific industries and business functions. Many UNIDATA customers also use UNIDATA software products and services to update existing database management systems and applications created in outdated or "legacy" computing environments.

     In anticipation of changing requirements in data management, and as a logical evolution of its existing database product, UNIDATA identified the object database market as a key area for future growth as well as for preserving and enhancing the value of legacy computing systems. On December 31, 1997, UNIDATA completed its acquisition of O2 Technology, one of the leading object database developers, and, with O2 Technology, UNIDATA will continue its development of new object oriented database management products. See
"-- Acquisition of O2 Technology" below. Over the past two years, UNIDATA and O2 Technology have developed a product that combines the benefits of object technology with support for Structured Query Language ("SQL") and which supports large numbers of users in a secure transaction environment. UNIDATA believes that its resellers, installed base of customers, geographic coverage, and expertise in delivering complex database software provide UNIDATA with the resources to become a leader in the emerging object database market. UNIDATA's acquisition of O2 Technology will further advance UNIDATA's object database strategy by allowing UNIDATA to capitalize on O2 Technology's object expertise, its established market position in Europe, and the performance of its object oriented technology.

MARKET OVERVIEW

     The computer database market currently generates over $9.3 billion in revenues, including revenues from software licensing, sales of application development and other software tools, and consulting, training and maintenance services. The 19 year old relational database segment is the most important part of the database market, accounting for approximately 62% (representing approximately $5.8 billion in revenues) of the overall market. Relational databases store numbers and words in the form of tables with rows and columns, allowing users to access such data quickly, share the data among a large number of users, and protect the data from hardware or software failures and unauthorized access. The relational segment is dominated by large corporations, including Oracle Corporation, Sybase, Inc. and Informix Software, Inc., but smaller enterprises, including UNIDATA, Progress Software Co. and VMARK have developed substantial businesses selling relational database systems to small and medium sized companies and organizations around the world.

     The five year old object database segment is a much smaller market segment, accounting for about $140 million of worldwide revenue in 1996, up from $100 million in 1995. Object databases provide easier development and faster access to data when dealing with complex or multimedia data. Object databases perform all the basic functions of relational databases, storing and retrieving large amounts of data securely shared by large numbers of users. They also facilitate the storage, retrieval and manipulation of different types of information, including text, sounds, images, spatial data, graphics and video.

     Moreover, object databases rely on a new programming method, object programming, in which the developer assembles objects and builds large applications from smaller components. According to International Data Corporation, an industry and publication group covering high technology and data processing companies, the object database market segment is expected to grow significantly over the next few years, fueled by the increasing need for management of larger and more complex data, data types and relationships among data, the increasing complexity in computing environments, the recent maturity of object database products, the success of early adapters of the technology, and the synergy of object database technology with the World Wide Web and the Java programming language.

PRODUCTS

     UNIDATA's core competency in data management has led to the successful development and marketing of a broad range of products for secure data storage and retrieval, application development and connectivity between disparate computing systems. UNIDATA software is deployed by users of the UNIX(R), Microsoft Windows NT(R), and Microsoft Windows 95(R) operating systems.

     Relational Database Management System. UNIDATA provides a reliable, scalable, relational database management system which implements a nested relational model. The nested relational database allows users to store tables within tables, which offers a technological advantage by providing a mechanism for storing complex data as a single structure rather than as a series of tables. The more intuitive data structures offered by nested relations, coupled with the fact that the "relationship-relation" tables mandatory in conventional relational database models are unnecessary, make UNIDATA's nested database system less complex and easier to administer. UNIDATA databases use less disk storage, require fewer tables and can support over 1,000 simultaneous users in on-line transaction processing environments on a single computer, resulting in a very competitive total cost of ownership.

     UNIDATA products support the industry-standard SQL language for database queries. UNIDATA also provides software used for connecting query tools which run on personal computers to the UNIDATA database, as well as other "middleware" software products used for connectivity.

     Emulation and Mapping Environments. UNIDATA also markets middleware tools that permit data in UNIDATA databases to be accessed by applications written for other databases, and UNIDATA applications to retrieve data in non-UNIDATA databases. With UNIDATA emulation and mapping environments for BASIC, COBOL and SQL, applications written in these programming languages can easily access data stored in a UNIDATA database. UNIDATA also provides database server-to-server middleware which allows applications written using UNIDATA application development tools to translate or "map" nested relationships among data created for UNIDATA databases into flat (i.e. non-nested) relations used by conventional relational databases. Thus, using UNIDATA products, BASIC applications can be migrated to run on Oracle Corporation's relational database. UNIDATA and Microsoft have also announced a joint effort to enable BASIC applications to run on Microsoft's SQL Server database.

     Tools for Database Development and Management. UNIDATA develops and distributes a suite of programming tool products designed to work in concert with its data management technologies. UNIDATA's product set comprises tools for database administration, interoperability, analysis and reporting, application development and application revitalization. This includes 4GL Application Development tools which are high level, easy to use tools for building complex client server or Internet based applications. These applications can support both character based and Graphical User Interfaces ("GUIs")from a single set of source code. In addition UNIDATA offers tools which allow connectivity between client machines (e.g. desktop computers running Microsoft Windows) and servers which run existing applications. This enables not only connectivity but also the ability to down load data to desktop productivity tools (such as Microsoft Word and Excel) and the ability to modernize the user interface with a GUI look.

     World Wide Web Support Products. In December 1996, UNIDATA released a World Wide Web application development tool kit, named RedBack, which allows customers to build transaction-oriented applications for use on the Internet. For example, using RedBack, a retail company can develop an application to enable Internet users to interface with the company's database to learn about the company's products, determine product availability and place orders. RedBack features a WYSIWYG ("what you see is what you get"), object-oriented forms editor, which allows developers to produce Web pages with complex forms, and that utilize ActiveX or JavaScript for business logic. The product supports both client and server-side programming languages as well as several different commercial database systems.

     Third Party Arrangements. UNIDATA has development or reseller relationships with other software companies, including Microsoft Corporation, Sybase, Inc., Business Objects, Arbor Software and Interactive Software Inc., and resells some products under license agreements with those companies. UNIDATA also is working with Microsoft on a number of projects to integrate UNIDATA's product offerings with Microsoft Windows NT Server.

     O2 Technology Products. O2 Technology shipped its first object oriented database management system in 1991, the year of O2 Technology's founding. Today, O2 Technology's products include (i) a database engine, (ii) a programming language, (iii) interfaces for the object development languages C++, Smalltalk and Java, (iv) a 4GL, (v) a query language, (vi) graphical user interface tools for object manipulation, graph manipulation and report writing, (vii) development tools (environment and toolbox) and (viii) connectivity tools to the World Wide Web, relational databases and to CORBA compliant object request brokers.

     The core O2 Technology product is the ODMG O2 Database System, the first object database system offering complete compliance with the standards set by the Object Database Management Group ("ODMG"), an independent standards body. ODMG guarantees portability of object oriented database applications from one compliant system to another, in the same manner that SQL does for relational database systems. The O2 Technology System also supports object query language ("OQL") and a complete C++ binding. It consists of 4 modules: a database engine; a C++ interface, a Smalltalk interface and an OQL interpreter. Other tools are available that turn the basic object database engine into a complete and elaborate development and run time environment.

     Future Products of the Combined UNIDATA/O2 Technology. UNIDATA and O2 Technology are developing an object oriented database capable of supporting a high volume of transactions for commercial, educational and governmental customers. This object database is expected to be among only a few that will have a strong database engine together with next generation object oriented and object relational data management capabilities. Further, the product will feature native support for complex data, such as spatial data, time series and pictures, and for applications built with C++, Java or Smalltalk object oriented programming languages. UNIDATA anticipates that the capacities of its object database will be very competitive with offerings from current competitors.

SALES AND MARKETING

     Marketing Through Value Added Resellers. UNIDATA generates approximately 75% of its product revenue from new end users which license software through UNIDATA's worldwide network of value-added resellers. The resellers provide applications to the small to medium enterprise market, meaning that the customers typically are companies with annual revenues of $25 million to $500 million, divisions of Fortune 1000 companies, or similarly sized institutions.

     Value-added resellers use UNIDATA's products in designing and implementing computer software solutions for specific business or industry applications. These solutions are commonly referred to as "packaged" software, because the customer can acquire a specific, tested, pre-existing solution rather than building one. Value added reseller solutions are typically marketed to middle-market end-users in specific types of industries such as manufacturing, distribution, health care, or higher education, or for specific business or institutional functions, including equipment leasing, municipal housing, police and firefighter dispatch, credit unions, telemarketing, and catalog sales. In the last six years, UNIDATA's sales effort has generated nearly 10,000 installed customer sites with over 500,000 end-users. UNIDATA's resellers look to UNIDATA to provide them with tools for the next generation in database technology and many of such resellers already have begun, or plan to begin, writing new applications in object-oriented languages such as Java and extending their existing applications to manage and exploit more complex data.

     End-User Sales and Professional Services. Although three fourths of UNIDATA's revenues are generated through resellers, the growth of UNIDATA's business has enabled it to pursue the growing direct to end-user segment of its business. The increase of UNIDATA's customer base has also established growing revenue streams from customer requirements for maintenance, professional services, and sales of layered and new products.

     Legacy Conversion Market. A significant amount of UNIDATA's business, representing approximately 20% of UNIDATA's total revenues in fiscal 1997, is the migration of database systems originally created on legacy computer systems into a modern relational database environment. UNIDATA has simplified the mapping of legacy data into a relational database environment as well as the conversion of legacy applications to open systems such as UNIX and Microsoft Windows NT. UNIDATA also provides other tools, including its own 4GL, application revitalization tools, and middleware, which allow customers to redevelop existing applications, add graphical user interfaces to them and deploy them in client-server environments.

     O2 Technology Sales and Marketing. O2 Technology presently has 400 customers worldwide representing more than 4,000 installed software development users, primarily in the telecommunication, finance, nuclear power, utilities, manufacturing and defense industries. O2 Technology's customers include Alcatel, Southwestern Bell, Ford, Lockheed-Martin, Renault, Clarks, British Telecomm and France Telecom. O2 Technology has licensed distributors in Japan, Korea, Australia and Italy and is adding resellers, original equipment manufacturers and consulting firms as customers. O2 Technology seeks to deliver database solutions to the growing market of C++, Java and Smalltalk developers and adopters of object-oriented analysis and design methods and tools.

BUSINESS STRATEGY

     UNIDATA intends to maintain its concentration on database and development tool technology, using two different approaches. For its existing resellers and end-users, UNIDATA plans to continue to provide relational data management technology, incorporating support for complex data and objects. For the object database market, UNIDATA intends to exploit its acquisition of O2 Technology to provide new object oriented database technology. UNIDATA anticipates that existing relational applications will, over time, be adapted to operate on UNIDATA's object database, and UNIDATA plans to provide tools that allow for incorporation of new functionality into existing relational applications. UNIDATA's existing end users will adopt new technology according to their own business requirements, and UNIDATA expects substantial product and service business from its installed base.

REVENUE

     UNIDATA has built a solid revenue stream from complementary activities: license revenue from products, upgrade and service revenue from maintenance agreements with its installed base, and revenue for providing follow-on installation, training, application development, and other services. Worldwide licenses represent about 61% of total UNIDATA revenue. Of UNIDATA's licensing revenue, approximately 56% is derived from licensing its database management system and the remaining 44% is derived from licensing other software products. UNIDATA has a large installed base of end-users that consistently renew their license agreements and purchase new releases of UNIDATA's products.

     Consulting, training and support services generate approximately 39% of UNIDATA's total revenue stream. The bulk of UNIDATA's service revenue is associated with integrating, installing, tuning, training, and building applications around the UNIDATA database, often including products from other vendors. Recently, UNIDATA has been unable to grow its service business rapidly enough to meet the existing demand. The controlling factor for growth in this business sector has been, and likely will remain, the ability to hire, train, and deploy quality people within corporate guidelines.

     Geographically, approximately 69% of UNIDATA's revenues are from end-users located in North America. The remaining end-users of UNIDATA products and services are located in approximately 25 countries throughout the world, with concentrations in the United Kingdom, France and Australia.

     O2 Technology derives 65% of its revenues from the sales of products and services in France, 30% of its revenue from the United States and small amounts of revenue from the United Kingdom and Germany.

COMPETITION

     The data management marketplace is highly competitive. Companies in the database market compete primarily with respect to price, performance characteristics, name recognition and technical support, training and consulting services. The principal competitors with UNIDATA's current products and middle-market position are Informix Software, Inc., Progress Software Co. and VMARK. UNIDATA's value added resellers also compete with vendors of other database software and service providers. The database market also includes such competitors as IBM Corporation, Oracle Corporation and Sybase, Inc., companies that tend to focus on large accounts and have far greater financial, technical and marketing resources than UNIDATA and O2 Technology.

     Versant Object Technology and Object Design, Inc. are the current key competitors for O2 Technology and UNIDATA expects that these companies will also compete with UNIDATA's new object database products. UNIDATA's and O2 Technology's object database strategy also faces competition from established relational database companies that will try to prevent a new object data management industry from emerging and will position their products with additional features and marketing to maintain their market position as they respond to changes in database technology. All of the major suppliers of relational data management products, including Oracle Corporation, Informix Software, Inc., Sybase, Inc., Computer Associates International, Inc., Microsoft Corporation, and IBM Corporation, have announced plans to enhance their products with object features. Other object competitors include Poet Software, and GemStone Systems, Inc.

PRODUCT PROTECTION

     UNIDATA relies on a combination of (i) contracts, license agreements and copy protection schemes, (ii) copyright, trade secret, and trademark laws and
(iii) technical measures to protect its proprietary rights in its software products. UNIDATA has registered US copyrights for a number of its products and includes copyright notices on all its products. UNIDATA maintains trademark and service mark registrations in the United States and other foreign jurisdictions.

     UNIDATA's products are generally licensed to end users on a non-exclusive right-to-use basis under a license agreement that restricts the use of the products to the customer's internal business purposes and prohibits unauthorized reproduction or transfer of UNIDATA's products. UNIDATA also relies on "shrink-wrap" licenses which include a prominently displayed notice informing the end-user that, by opening the product packaging, the end-user agrees to be bound by UNIDATA's license agreement printed on the package. Copyright and trade secret protection for source and object code versions of software products may be unavailable in certain foreign countries. In addition, "shrink-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions.

     UNIDATA protects the human readable, source code version of its products as trade secrets and as unpublished copyrighted works. UNIDATA has licensed the source code of its products to certain customers under certain circumstances, and for restricted uses. In addition, UNIDATA has entered into source code escrow agreements with several of its customers that may require release of the source code to the customer in the event there is a bankruptcy or similar proceeding by or against UNIDATA, UNIDATA ceases to do business or UNIDATA ceases to support the product. If source code is provided to a customer, the customer is required to maintain its confidentiality and, in general, to use the source code solely for internal business purposes or for the purpose of providing maintenance and support to its customers, and, in certain circumstances, to embed it in customer products.

     Despite the precautions described above, it may be possible for certain unauthorized parties to copy UNIDATA's products or obtain certain of UNIDATA's proprietary information. UNIDATA believes that, because of the rapid pace of technological change in the computer software industry, patent, trade secret and copyright protection are less significant than factors such as the experience and capabilities of UNIDATA's employees and UNIDATA's innovative product introductions and reliable product enhancement and support.

EMPLOYEES

     UNIDATA currently has 243 employees in the United States, most of whom are located at company headquarters in Denver, with the balance located in California, Washington, Texas, New Jersey, Georgia, and Florida. UNIDATA also has 55 employees in the United Kingdom, 9 employees in France, and 47 employees in Australia. UNIDATA has distribution in most industrialized countries around the world. O2 Technology has approximately 60 employees, of which 50 are located in France, one is located in the United Kingdom and 10 are located in the United States.

PROPERTIES

     UNIDATA's corporate headquarters is located in Denver, Colorado. UNIDATA also maintains offices in Smyrna and Atlanta, Georgia, El Segundo and Irvine, California, West Windsor, New Jersey, Bel Air, Maryland, and Tampa, Florida. UNIDATA's Australian, British and French subsidiaries maintain offices in Sydney, Australia, London, England, and Paris, France, respectively.

     The corporate headquarters of O2 Technology is located in Versailles, France, with an additional office in Palo Alto, California. O2 Technology operates in Germany through a joint venture with offices in Frankfurt, Germany and UNIDATA currently manages O2 Technology's United Kingdom operations from UNIDATA's offices in London.

LEGAL PROCEEDINGS

     In addition to the matters discussed below, UNIDATA is involved in several legal proceedings that arose in the ordinary course of business, are routine in nature and the resolution of which UNIDATA's management believes will not have a material adverse effect on UNIDATA's consolidated financial position or consolidated results of operations.

     On May 14, 1996, an action was commenced in United States District Court for the Western District of Washington (the "Washington Action") by Pacific Unidata, Ltd. ("Pacific"), an unrelated third party, against Jenkon Data Systems, Inc. ("Jenkon"), a UNIDATA value added reseller, and Avon Products, Inc. ("Avon"), an end-user of UNIDATA software. The complaint alleges that, pursuant to an agreement with UNIDATA, Pacific has the exclusive right to distribute certain of UNIDATA's software products in China, Taiwan and Hong Kong and that Jenkon's and Avon's use of one of UNIDATA's products in China violates this exclusive right. Pacific has sought injunctive relief and has moved for a preliminary injunction, and alleges damages in excess of $11 million for lost license fees and $6 million it allegedly agreed to pay if it could not enforce its exclusive rights to UNIDATA products in China. In June of 1996, Jenkon filed a cross-complaint against UNIDATA, alleging that, to the extent Jenkon may be found liable to Pacific, UNIDATA is liable to Jenkon. Avon has similar contentions, but has not lodged a formal complaint or counterclaim.

     In early July 1996, UNIDATA commenced an arbitration proceeding against Pacific pursuant to the arbitration clause contained in the agreement between Pacific and UNIDATA. UNIDATA alleges that Pacific is in breach of the parties' agreement for a number of reasons, including its bad faith in connection with the Jenkon/Avon matter. Shortly after commencing the arbitration proceeding, UNIDATA filed a motion to stay Pacific's lawsuit and compel arbitration of Pacific's claims pursuant to the arbitration clause. On August 12, 1996, the Court granted UNIDATA's motion and ordered Pacific to pursue its claims in arbitration. On November 12, 1996, the Court reconsidered and withdrew its August 12 order. However, on January 17, 1997, the Court ordered Pacific's action to remain stayed pending a ruling on Pacific's motion for a preliminary injunction in a second action filed by Pacific against UNIDATA and its President, David Brunel, in United States District Court for the District of Colorado (the "Colorado Action") and required the parties to file a monthly status report in Washington concerning the Colorado suit. To date, Pacific has refused to participate in an arbitration proceeding.

     The Colorado Action, filed and served on or about September 6, 1996, also alleges that the events regarding Jenkon and Avon's use of a UNIDATA product in China are improper and demonstrate UNIDATA's plan to deprive Pacific of its exclusive rights in China. The action asserts claims for fraud, breach of contract, unfair competition, RICO violations, and trademark and copyright infringement. Pacific also alleges that other actions of UNIDATA, including UNIDATA's alleged recruiting of personnel in China and promotion of products in China, constitute and confirm UNIDATA's pattern of improper conduct. Pacific seeks injunctive relief and damages in excess of $17 million, rescission of the parties' current and former agreements, and rescission of the sale of UNIDATA Common Stock by Pacific's founder, Ming Yue, together with other relief. UNIDATA has moved to dismiss the Colorado Action, and to secure a court order compelling Pacific to pursue any surviving claims in arbitration in accordance with the parties' arbitration agreement. Pacific has moved for a preliminary injunction seeking to enjoin UNIDATA from using or authorizing the use of certain UNIDATA products in any manner in China, Taiwan or Hong Kong.

     On August 29, 1997, Avon sent to UNIDATA's counsel a copy of a complaint recently filed by Pacific against Avon in China, seeking $30 million in damages based on the same wrongful conduct alleged in the above referenced actions. This action is a follow-on to an administrative proceeding also pending against Avon in China brought or prompted by Pacific. Avon has indicated that it may seek indemnity from UNIDATA for any costs, fees or liability, but Avon has not filed any formal action against UNIDATA in this regard. UNIDATA and Avon have entered into a tolling agreement regarding potential indemnity claims by each against the other.

     Although UNIDATA denies the allegations made in the above described actions and intends to vigorously contest them, it is unable to predict the final outcome of these matters at this time and it is possible that any of these matters could subject UNIDATA to substantial liability.

ACQUISITION OF O2 TECHNOLOGY

     On December 31, 1997, UNIDATA completed its acquisition of the outstanding capital stock of O2 Technology from its stockholders. UNIDATA paid the stockholders of O2 Technology an aggregate of approximately $3.8 million and issued to them 556,864 shares of UNIDATA Class A Common Stock in exchange for their shares. In addition, UNIDATA granted to certain employees of O2 Technology options to acquire an aggregate of 1,210,870 shares of UNIDATA Class A Common Stock at an exercise price of $2.62 per share, which options are fully exercisable and will be converted into options to acquire shares of ARDENT Common Stock upon consummation of the Merger.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF UNIDATA

     The following selected consolidated financial data of UNIDATA as of and for each of the five fiscal years ended June 30, 1997 are derived from the consolidated financial statements of UNIDATA. The financial statements for the three fiscal years ended June 30, 1997 have been audited by Coopers & Lybrand L.L.P., independent public accountants. The financial data of UNIDATA for the three months ended September 30, 1997 and 1996 and the two years ended June 30, 1994 are derived from unaudited consolidated financial statements prepared by UNIDATA's management, which in the opinion of management are prepared on the same basis as the audited financial statements. This data is qualified in its entirety by, and should be read in conjunction with, the UNIDATA Financial Statements and related notes thereto appearing elsewhere herein. See "FINANCIAL INFORMATION OF UNIDATA AND SUBSIDIARIES" and "UNIDATA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                           THREE MONTHS
                                                               ENDED
                                                           SEPTEMBER 30,               FISCAL YEAR ENDED JUNE 30,
                                                         -----------------   -----------------------------------------------
                                                          1997      1996      1997      1996      1995      1994      1993
                                                         -------   -------   -------   -------   -------   -------   -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Licenses.............................................  $ 4,949   $ 6,059   $29,887   $26,656   $16,853   $11,653   $ 8,735
  Services.............................................    4,861     4,014    19,225    14,577     7,504     4,783     2,639
                                                         -------   -------   -------   -------   -------   -------   -------
        Total revenues.................................    9,810    10,073    49,112    41,233    24,357    16,436    11,374
                                                         -------   -------   -------   -------   -------   -------   -------
Expenses:
  Cost of licenses.....................................      684       797     3,259     3,584     1,409       910       549
  Cost of services.....................................    3,209     2,547    11,978     8,255     4,864     2,117     1,489
  Purchased research and development...................       --        --        --     4,900        --        --        --
  Goodwill amortization................................      260       227     1,079       535        --        --        --
  General and administrative...........................    1,878     1,700     6,786     5,569     3,266     2,635     1,692
  Sales and marketing..................................    3,444     3,455    14,480    13,187     8,875     7,056     4,308
  Product development and engineering..................    2,309     2,019     9,539     7,774     4,265     2,933     2,106
  Loss on write-off of software........................       --        --        --        --        --       462        --
  Loss on disposal of subsidiary and joint venture.....       --        --       602        --        --        --        --
                                                         -------   -------   -------   -------   -------   -------   -------
        Total costs and expenses.......................   11,785    10,745    47,723    43,804    22,679    16,113    10,144
                                                         -------   -------   -------   -------   -------   -------   -------
Operating income (loss)................................   (1,975)     (672)    1,389    (2,571)    1,678       323     1,230
                                                         -------   -------   -------   -------   -------   -------   -------
Other income (expense):
  Interest income......................................       19         3        30        14        18        20         7
  Interest expense.....................................     (451)     (422)   (1,786)   (1,231)     (364)     (228)     (121)
  Other income (expense), net..........................        5         3        21       (25)       69        (2)       (8)
                                                         -------   -------   -------   -------   -------   -------   -------
        Total other income (expense)...................     (426)     (416)   (1,735)   (1,242)     (277)     (210)     (122)
                                                         -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes......................   (2,401)   (1,088)     (346)   (3,813)    1,401       113     1,108
                                                         -------   -------   -------   -------   -------   -------   -------
(Provision for) benefit from income taxes:
  Current..............................................      722        11    (1,050)     (805)     (198)      (31)      177
  Deferred.............................................       61       237       837     2,000        61        (9)       96
                                                         -------   -------   -------   -------   -------   -------   -------
        Total (provision for) benefit from income
          taxes........................................      783       248      (213)    1,195      (137)      (40)      273
Net income (loss)......................................  $(1,618)  $  (840)  $  (559)  $(2,618)  $ 1,264   $    73   $   835
                                                         =======   =======   =======   =======   =======   =======   =======
Earnings (loss) per share..............................  $  (.13)  $  (.07)  $  (.05)  $  (.23)  $   .11   $   .01   $   .08
Shares used in calculation.............................   12,158    12,083    12,133    11,498    11,281    10,656    10,477
BALANCE SHEET DATA:
Working capital........................................  $ 2,527   $ 2,548   $ 4,239   $ 3,640   $ 1,307   $ 2,132   $    91
Total assets...........................................   31,826    33,597    34,380    34,480    16,480    10,297     7,464
Total long-term liabilities............................   12,429    12,691    12,462    12,689     2,858     2,653       271
Stockholders' equity...................................    5,027     6,094     6,795     6,960     3,967     2,645     2,114

      UNIDATA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     UNIDATA's total revenue increased 19.1% in the fiscal year ended June 30, 1997 ("fiscal 1997") compared to the fiscal year ended June 30, 1996 ("fiscal 1996") and increased 69.3% in fiscal 1996 compared to the fiscal year ended June 30, 1995 ("fiscal 1995"). In the second quarter of fiscal 1996, UNIDATA recorded a non-recurring charge of $4.9 million for purchase of in-process software development costs related to UNIDATA's acquisition of the System Builder group of companies ("System Builder"). Excluding the non-recurring charge during fiscal 1996, UNIDATA's net loss would have been a net profit of $.5 million or a decrease of $.8 million from fiscal 1995. Fiscal 1997 net income would have represented a $1.0 million decline from the fiscal 1996 net income without the non-recurring charge.

     UNIDATA's total revenue decreased 2.6% or $.3 million in the quarter ended September 30, 1997 relative to the same quarter in 1996. This quarter is historically the weakest quarter for UNIDATA given the summer vacation season and the fact that it is the beginning of a new fiscal year. License revenue declined $1.1 million and was offset by a $.8 million increase in service revenue. The license revenue declined in all geographic areas and was attributable to the absence of any large end user sales relative to the same period last year, mergers at some of UNIDATA's value added resellers that have delayed orders, and management's focus on the Merger. The operating loss increased from $.7 million in the first quarter last year to $2.0 million in the first quarter of the fiscal year ended June 30, 1998 ("fiscal 1998") because of the decrease in revenue, the shift to service revenue at lower gross margins, and an increase of approximately $.5 million in operating expenses. These changes resulted in a net $1.6 million loss during the three months ended September 30, 1997 versus a $.8 million loss during the three month period ended September 30, 1996.

REVENUES

                                          FISCAL YEAR                FISCAL YEAR                FISCAL YEAR
                                             1997         CHANGE        1996         CHANGE        1995
                                          -----------     ------     -----------     ------     -----------
                                                                   (IN THOUSANDS)
Software licenses.......................    $29,887        12.1%       $26,656         58.2%      $16,853
% of revenues...........................       60.9%                      64.6%                      69.2%

Service revenues........................    $19,225        31.9%       $14,577         94.3%      $ 7,504
% of revenues...........................       39.1%                      35.4%                      30.8%

Total revenues..........................    $49,112        19.1%       $41,233         69.3%      $24,357
% of revenues...........................      100.0%                     100.0%                     100.0%

Net income..............................    $  (559)       78.6%       $(2,618)      (307.1)%     $ 1,264
% of total revenues.....................       (1.1)%                     (6.3)%                      5.2%

                                                           THREE MONTHS                 THREE MONTHS
                                                               ENDED                        ENDED
                                                           SEPTEMBER 30,                SEPTEMBER 30,
                                                               1997          CHANGE         1996
                                                           -------------     ------     -------------
Software licenses........................................     $ 4,949        (18.3)%       $ 6,059
% of revenues............................................        50.4%                        60.2%

Service revenues.........................................     $ 4,861         21.1 %       $ 4,014
% of revenues............................................        49.6%                        39.8%

Total revenues...........................................     $ 9,810         (2.6)%       $10,073
% of revenues............................................       100.0%                       100.0%

Net income...............................................     $(1,618)       (92.6)%       $  (840)
% of total revenues......................................       (16.5)%                       (8.3)%

     UNIDATA derives revenues principally from licensing its software development tools and database software, and from providing technical services to customers. License revenues may involve the shipment of product by UNIDATA or the granting of a license to a customer to manufacture products. Service revenues are composed of fees for customer telephone or direct support, update rights for new product versions, consulting and training. UNIDATA's products are sold directly to end-user customers or through value added resellers ("VARs"). UNIDATA estimates that less than one month's supply of licenses sold to VARs in fiscal 1997 were not resold to end users prior to June 30, 1997, and between one and two months supply of licenses sold to VARs in fiscal 1996 were not resold to end users prior to June 30, 1996. UNIDATA's license sales transactions can be relatively large in size and difficult to forecast both in timing and dollar value. As a result, these transactions have caused fluctuations in net revenues and net income because of the relatively high gross margin on such revenues. As is common in the industry, a disproportionate amount of UNIDATA's license revenue is derived from transactions that close in the last few weeks of a quarter. The timing of closing large license agreements increases the risk of quarter to quarter fluctuations. UNIDATA expects that these types of transactions and the resulting fluctuations will continue.

     During fiscal 1997, UNIDATA increased its allowance for returns by approximately $721,000 due to the fact that several customers refused to remit their total outstanding balances because of technical or invoicing issues. UNIDATA occasionally experiences technical issues at key value-added reseller or end-user sites for which UNIDATA accepts product returns or grants partial credit. However, UNIDATA is not contractually obligated to provide such a credit.

     License Revenues. The growth in UNIDATA's license revenues in fiscal 1997 compared to fiscal 1996 reflects the continued growth of wIntegrate and other middleware products and inclusion of a full year of System Builder license revenues, partially offset by a decline in third party product sales and an overall flattening of sales opportunities in UNIDATA's traditional niche marketplace. The growth in license revenue in fiscal 1996 compared to fiscal 1995 reflects the strong acceptance of UNIDATA's wIntegrate product and a set of third party products, as well as inclusion of System Builder license revenue for eight months of fiscal 1996. UNIDATA's license revenue declined in the first quarter of fiscal 1998 as compared to the same period in fiscal 1997 with weakness in all major regions. In the North and South American markets, value added reseller volume was flat and no major end user sales materialized in the first quarter of fiscal 1998. Europe experienced a 25% license revenue decline across all major channels in the same period. Most of the first quarter decline in license revenue is attributable to lower sales of UNIDATA's database products. Such decrease is consistent with the overall flattening or slowdown of sales opportunities in UNIDATA's traditional niche marketplace. UNIDATA expects that future growth will depend upon continued demand for existing products and increased demand for object database management system solutions and internet tools.

     Service Revenues. UNIDATA's revenues from both support and consulting services increased in fiscal 1997 and fiscal 1996 over the corresponding prior year levels. UNIDATA's support revenues grew 48% and 63% in fiscal 1997 and fiscal 1996, respectively. This growth reflects the continued increase in the installed base of UNIDATA's products under support contracts, as well as the inclusion of support revenue from System Builder's installed base for eight months of fiscal 1996, and a full year in fiscal 1997. Consulting revenues are significantly dependent upon major product license sales to direct end user customers. Such license sales frequently lead to the engagement of consulting services. One major customer represented approximately 21% and 56% of consulting revenue for fiscal 1997 and fiscal 1996, respectively. Consulting revenue grew 19% and 129% in fiscal 1997 and fiscal 1996, respectively. The decline in the growth rate of service revenues in fiscal 1997 tracks the flattening in the rate of license sales growth.

     Support and consulting services revenues increased 26% and 16%, respectively, from the first quarter of fiscal 1997 to the first quarter of 1998. The growth in support revenue is attributable to the continued expansion of the installed base of UNIDATA's products under support contracts as customer retention has remained very high. UNIDATA continues to see a decline in the growth rate for consulting services, which is reflected in the continued flattening of license sales growth.

     International Revenues. Approximately 31%, 27%, and 27% of UNIDATA's net revenues for fiscal 1997, fiscal 1996 and fiscal 1995, respectively, were attributable to international operations. Overseas sales also represented approximately 24% and 30% of UNIDATA's net revenues for the quarters ended September 30, 1997 and 1996, respectively. UNIDATA expects that its foreign revenues will continue to provide a significant portion of its total revenues. Because a substantial portion of UNIDATA's total revenues are derived from transactions conducted in foreign currencies, changes in the value of these foreign currencies relative to the United States dollar may affect UNIDATA's results of operations and financial position.

OPERATING EXPENSES

                                         FISCAL YEAR                 FISCAL YEAR                FISCAL YEAR
                                            1997         CHANGE         1996         CHANGE        1995
                                         -----------     -------     -----------     ------     -----------
                                                                   (IN THOUSANDS)
Cost of licenses.......................    $ 3,259          (9.1)%     $ 3,584       154.4%       $ 1,409
% of license revenues..................       10.9%                       13.4%                       8.4%

Cost of services.......................    $11,978          45.1%      $ 8,255        69.7%       $ 4,864
% of service revenues..................       62.3%                       56.6%                      64.8%

Sales and marketing....................    $14,480           9.8%      $13,187        48.6%       $ 8,875
% of total revenues....................       29.5%                       32.0%                      36.4%

Product development(1).................    $ 9,539          22.7%      $ 7,774        82.3%       $ 4,265
% or total revenues....................       19.4%                       18.9%                      17.5%

General and administrative.............    $ 6,786          21.9%      $ 5,569        70.5%       $ 3,266
% of total revenues....................       13.8%                       13.5%                      13.4%

Purchase of in-process software
  development..........................         --        (100.0)%     $ 4,900       100.0%            --
% of total revenues....................         --                        11.9%                        --

Loss on disposal of subsidiary.........    $   602         100.0%           --          --             --
% of total revenues....................        1.2%                         --                         --

Amortization of acquired intangibles...    $ 1,079         101.7%      $   535       100.0%            --
% of total revenues....................        2.2%                        1.3%                        --

Total costs and expenses...............    $47,723           8.9%      $43,804        93.1%       $22,679
% of total revenues....................       97.2%                      106.2%                      93.1%

---------------
(1) Pursuant to Statement of Financial Accounting Standards No. 86, UNIDATA capitalized software development costs equal to $624, $665 and $877 during fiscal 1997, fiscal 1996, and fiscal 1995, respectively.

                                                           THREE MONTHS                 THREE MONTHS
                                                               ENDED                        ENDED
                                                           SEPTEMBER 30,                SEPTEMBER 30,
                                                               1997          CHANGE         1996
                                                           -------------     ------     -------------
Cost of licenses.........................................     $  684         (14.2)%       $  797
% of license revenues....................................       13.8%                        13.2%

Cost of services.........................................     $3,209          26.0 %       $2,547
% of service revenues....................................       66.0%                        63.4%

Sales and marketing......................................     $3,444           (.3)%       $3,455
% of total revenues......................................       35.1%                        34.3%

Product development(1)...................................     $2,309          14.4 %       $2,019
% of total revenues......................................       23.5%                        20.0%

                                                           THREE MONTHS                 THREE MONTHS
                                                               ENDED                        ENDED
                                                           SEPTEMBER 30,                SEPTEMBER 30,
                                                               1997          CHANGE         1996
                                                           -------------     ------     -------------
General & Administrative.................................     $ 1,878         10.5%        $ 1,700
% of total revenues......................................        19.2%                        16.9%

Amortization of acquired intangibles.....................     $   260         14.5%        $   227
% of total revenues......................................         2.7%                         2.3%

Total costs and expenses.................................     $11,785          9.7%        $10,745
% of total revenues......................................       120.1%                       106.7%

---------------
(1) Pursuant to Statement of Financial Accounting Standards No. 86, the Company capitalized software development costs equal to 0% and 21% of the September 30, 1997 and 1996 product development costs.

     Cost of Licenses. UNIDATA's cost of software licenses consists primarily of personnel costs of production and shipping, and costs of product media, documentation, duplication, packaging, royalties and amortization of capitalized software costs. Cost of licenses decreased 9% in fiscal 1997 compared to fiscal 1996 principally due to a reduction in outside production costs and royalties related to sales of certain third party products and decreased cost of documentation realized by providing documentation on compact disc as opposed to printed media. These cost decreases were largely offset by increased amortization of software development costs, including a $382,000 increase resulting from the reduction from five years to three years for the estimated useful life of internally-developed capitalized software. This change in estimate was made pursuant to management's belief that the three-year life more appropriately matches the development costs with the related revenue streams. The 154% increase in costs of licenses in fiscal 1996 compared to fiscal 1995 was primarily due to increased production costs, royalties related to third party products, amortization of previously software development costs and amortization of purchased software. Cost of licenses decreased 14% in the first quarter of fiscal 1998 compared to the first quarter of fiscal 1997 principally due to a reduction in personnel costs, costs of documentation realized by providing documentation on compact disk instead of printed media and lower amortization of software development costs.

     Cost of Services. UNIDATA's cost of services consists primarily of personnel costs of providing customer technical support, education and consulting. Support costs increased 38% and 24% in fiscal 1997 and fiscal 1996, respectively compared to the prior years. Support costs as a percentage of support revenue have decreased from 53% in fiscal 1995 to 40% in fiscal 1996 and to 38% in fiscal 1997. This decrease is principally due to efficiencies of scale related to providing support to UNIDATA's expanding installed base of customers. The actual dollar cost of providing consulting and education services increased 48% and 104% in fiscal 1997 and fiscal 1996, respectively, compared to the respective prior years, as a result of the expansion of UNIDATA's consulting and education staff needed to provide an increased level of consulting services as UNIDATA's product line has broadened and become more complex. UNIDATA's cost of providing consulting and education services as a percentage of revenues from consulting and education services has fluctuated from 87% in fiscal 1997 to 70% in fiscal 1996 and 78% in fiscal 1995. These fluctuations are principally due to margin variances resulting from the actual performance associated with fixed price contracts, the hourly rate volume concessions on time and materials consulting contracts, and the lag between the hiring and training of personnel and the future revenues generated by those individuals. The increase in fiscal 1997 is largely attributable to foreign subsidiary losses incurred on certain fixed price consulting projects.

     In the first quarter of fiscal 1998, support costs decreased 8%, which decrease is primarily attributable to the consolidation of the former System Builder technical support function into UNIDATA's existing facilities in Denver, Colorado. The actual dollar cost of providing consulting and education services increased 43% in the first quarter of fiscal 1998 compared to the same period in the prior year as a result of an increase in consulting and education staff needed to support UNIDATA's expanded product line. UNIDATA's cost of providing consulting and education services as a percentage of consulting and education revenues increased from 84% in the first quarter of fiscal 1997 to 103% in the first quarter of fiscal 1998. These fluctuations are principally due to margin variances resulting from performance on fixed price contracts and differences in the negotiated hourly rate on time and materials consulting contracts.

     Sales and Marketing Expenses. UNIDATA's sales and marketing expenses increased in absolute dollars in all three periods while decreasing as a percentage of total revenue to 30% in fiscal 1997 from 32% in fiscal 1996 and 36% in fiscal 1995. The decrease of sales and marketing expense as a percentage of revenue was principally attributable to diminished selling expense which was reduced to 19.8% in fiscal 1997 from 22.5% in 1996 and 25.8% in 1995. The decrease in selling expense as a percentage of revenue in fiscal 1997 is primarily attributable to a reduction in sales expenditures in the United States resulting from planned attrition of overlapping sales personnel acquired in the System Builder acquisition. This savings was offset by expenditure growth in foreign subsidiaries, but a net reduction as a percentage of revenue was still achieved. The decrease in selling expense as a percentage of revenue in fiscal 1996 is principally due to increased productivity of UNIDATA's European sales force. European sales increased by more than 100% in fiscal 1996 from fiscal 1995 with only a 19% comparable increase in selling expenses. Marketing expense as a percentage of revenue has held nearly constant over the three years at approximately 10%.

     UNIDATA's sales and marketing expenses remained constant in absolute dollars in the first quarter of fiscal 1998 compared to the same period in the prior year while increasing as a percentage of total revenue to 35% from 34% in the first quarter of fiscal 1997. Sales expense has declined in absolute dollars in the United States due to personnel turnover, but such decrease has been offset by increases in costs of marketing UNIDATA's new Redback and object oriented products. UNIDATA's foreign subsidiaries also continued to invest more dollars in sales and marketing.

     Product Development and Engineering Costs. UNIDATA's product development and engineering expenses consist primarily of engineering personnel costs, equipment and development software costs, an allocation of information systems support costs, and outside development costs. Product development and engineering expenses would have been 21% of total revenues in each of fiscal 1997, fiscal 1996 and fiscal 1995, without the capitalization of software development costs in accordance with Statement of Financial Accounting Standards No. 86. Excluding the impact of software capitalization, product development and engineering expenses increased 20% and 64% in fiscal 1997 and fiscal 1996, respectively. The increase in fiscal 1997 was principally due to inclusion of a full year's expense related to engineering staff retained in connection with the acquisition of System Builder and continued growth in the development staff. Development staff increases during fiscal 1996, and the cost of engineering staff retained in connection with the acquisition of System Builder included in fiscal 1996 for eight months, represent the majority of the increase in expense for that year. UNIDATA capitalized $.6 million, $.6 million and $.9 million of internal software development costs in fiscal 1997, fiscal 1996, and fiscal 1995, respectively, which represented 6%, 8% and 17%, respectively, of total expenditures for product development and engineering in such years. The decline in capitalization rate is principally due to shortening of time required for BETA testing periods. UNIDATA also capitalizes certain amounts paid for purchased software and outside development of products which have reached technological feasibility. Amortization of capitalized software development costs and purchased software are charged to cost of licenses and totaled $1.8 million, $1.1 million and $.4 million in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. UNIDATA reduced the expected life of capitalized software from five years to three years and recorded a charge of $.4 million in cost of sales in fiscal 1997. In fiscal 1996, previously capitalized software with a net book value of $.5 million was determined to have no future usefulness and accordingly this amount was expensed.

     In each of the first quarters of fiscal 1998 and fiscal 1997, UNIDATA's product development and engineering expenses would have been 24% of total revenues when excluding the effects of the capitalization of software development costs in accordance with Statement of Financial Accounting Standards No. 86. UNIDATA continues to invest resources in its core products, web tools, and object oriented database software.

     General and Administrative Expenses. UNIDATA's general and administrative expenses, which include the costs of its finance, human resources, legal and administrative departments and an allocation of its information systems department, increased 22% and 70% in fiscal 1997 and fiscal 1996, respectively, over the prior year. As a percentage of total revenue, general and administrative expenses were constant at 14% in fiscal 1997 and fiscal 1996, an increase of 1% from 13% in fiscal 1995. The increase of $1.2 million in fiscal 1997 is principally due to incremental staff additions in the United States and Asia and increased legal and accounting costs associated with potential acquisition and financing activities. UNIDATA also increased its allowance for doubtful accounts by approximately $269,000 during fiscal 1997, primarily due to concerns over the collectibility of certain receivables at international locations. The increase of $2.3 million in fiscal 1996 was principally due to increased cost associated with the acquisition and assimilation of System Builder as well as termination costs for certain members of European management staff, and a bad debt charge of $.4 million.

     General and administrative expenses increased 10% in the first quarter of fiscal 1997 compared to the same period in the prior year. As a percentage of total revenue, general and administrative expenses increased to 19% in the first quarter of fiscal 1998 compared to 17% in the first quarter of fiscal 1997. Most of this increase is the result of UNIDATA's decision to invest in information technology infrastructure and upgrade finance personnel overseas.

     Purchase of In Process Software Development. UNIDATA recorded a special charge of $4.9 million in fiscal 1996 to expense in-process software research and development costs related to the acquisition of System Builder. In the opinion of management, the acquired in-process software development had not yet reached technological feasibility and had no alternative future uses. See Note 8 to UNIDATA's consolidated financial statements included elsewhere herein.

     Loss on Disposal of Foreign Subsidiaries. In fiscal 1997, UNIDATA sold the stock of its subsidiary in Spain and wrote off its investment in its joint venture in India, and recorded non-recurring charges of $602,000 related to these transactions. Since these charges are of a capital loss nature, for income tax purposes they are deductible only to the extent that they can be offset against capital gains. As no capital gains were realized in fiscal 1997, no current tax benefit is available to offset this loss.

     Amortization of Acquired Intangibles. Effective November 1, 1995, UNIDATA acquired substantially all the assets and assumed certain liabilities of System Builder, a software tools development company. The acquisition was accounted for under the purchase method of accounting. Of the $14.3 million total purchase price, $4.1 million was allocated to goodwill. No significant accrued liabilities stemming from the System Builder acquisition remain at June 30, 1997. During fiscal 1997, $.4 million was added to goodwill. These additions consisted primarily of goodwill related to the Marine, S.A. acquisition, and preacquisition costs associated with UNIDATA's acquisition of O2 Technology. These costs are amortized on a straight line basis, over their useful lives, estimated to be five years. Amortization charges were $1.1 million and $.5 million in fiscal 1997 and fiscal 1996, respectively. The increase in fiscal 1997 is due to the inclusion of a full year's amortization of the System Builder goodwill amount, amortization of the incremental goodwill acquired in fiscal 1997 and the impairment of System Builder goodwill related to the Canadian subsidiary. UNIDATA recorded amortization charges of $.3 million and $.2 million in the first quarters of fiscal year 1998 and fiscal year 1997, respectively.

OTHER INCOME (EXPENSE)


                                  FISCAL YEAR                    FISCAL YEAR                    FISCAL YEAR
                                     1997          CHANGE            1996           CHANGE         1995
                                  -----------      -------      --------------      ------      -----------
                                                                (IN THOUSANDS)
Other income (expense)..........    $(1,735)          39.8%        $(1,242)          384.4%        $(277)
% of total revenues.............       (3.5)%                         (3.0)%                        (1.1)%


                                              THREE MONTHS ENDED                        THREE MONTHS ENDED
                                              SEPTEMBER 30, 1997         CHANGE         SEPTEMBER 30, 1996
                                              ------------------     --------------     ------------------
                                                                     (IN THOUSANDS)
Other income (expense)......................        $(426)                (2.4)%              $(416)
% of total revenues.........................         (4.3)%                                    (4.1)%

     UNIDATA's other income and expense consists principally of interest expense on notes payable and a revolving bank credit line. In December 1995, in connection with the System Builder acquisition, UNIDATA entered into a $10.0 million eight year note that accrues interest at a rate of 11.50%. The increase in interest expense in fiscal 1997 is principally due to the inclusion of a full year's interest on the $10.0 million note compared to only seven months of interest in fiscal 1996. The fiscal 1996 increase is due to seven months interest expense on the $10.0 million note and interest associated with higher outstanding balances on the bank revolving credit line. See Note 2 to UNIDATA's consolidated financial statements included elsewhere herein. UNIDATA's debt balance and related interest expense remained constant over the first quarters of fiscal years 1998 and 1997, respectively.

PROVISION FOR (BENEFIT FROM) INCOME TAXES

                                        FISCAL YEAR                 FISCAL YEAR                FISCAL YEAR
                                           1997         CHANGE         1996         CHANGE        1995
                                        -----------     -------     -----------     ------     -----------
                                                                  (IN THOUSANDS)
Provision for (benefit from) income
  taxes...............................     $ 213        (117.8)%      $(1,195)      (972.3)%      $137
Effective tax rate....................      61.6%                       (31.3)%                    9.8%

                                                          THREE MONTHS                 THREE MONTHS
                                                              ENDED                        ENDED
                                                          SEPTEMBER 30,                SEPTEMBER 30,
                                                              1997          CHANGE         1996
                                                          -------------     ------     -------------
                                                                        (IN THOUSANDS)
Provision for (benefit from) income taxes.............       $(783)         215.7%        $(248)
Effective tax rate....................................        32.6%                        22.8%

     UNIDATA's effective tax rates have historically differed from the federal statutory rate primarily because of tax credits, foreign income tax rates that differ from the U.S. federal statutory rate, state taxes, net of federal benefit, and foreign losses that could not be utilized. The unusually high effective tax rate for fiscal 1997 is principally due to the non-deductibility of losses associated with the disposal of foreign subsidiaries. See Note 5 to UNIDATA's consolidated financial statements included elsewhere herein. UNIDATA's provision for income taxes for the first quarter of fiscal 1998 reflects its expectation that UNIDATA's overseas subsidiaries will be more likely than not to realize enough profits to utilize the net operating losses incurred.

IMPACT OF INFLATION

     The effect of inflation on UNIDATA's financial position and results of operations has not been significant.

LIQUIDITY AND CAPITAL RESOURCES

                                           AS OF                  AS OF                 AS OF                 AS OF
                                       SEPTEMBER 30,            JUNE 30,              JUNE 30,              JUNE 30,
                                           1997       CHANGE      1997      CHANGE      1996      CHANGE      1995
                                       -------------  ------   -----------  ------   -----------  ------   -----------
                                                                       (IN THOUSANDS)
Working capital.......................    $2,527      (40.4)%    $ 4,239     16.5 %    $ 3,640    178.5%     $1,307
Cash and cash equivalents.............    $  826       32.6 %    $   623    (23.3)%    $   812    109.8%     $  387
Cash provided by operating
  activities..........................    $1,505      (64.2)%    $ 4,200    463.5 %    $   745    684.2%     $   95
Cash used for investing activities....    $  986      (67.1)%    $ 2,998    (76.9)%    $12,979    421.0%     $2,491
Net cash provided by (used in)
  financing activities................    $(155)      (88.8)%    $(1,390)  (111.0)%    $12,656    405.0%     $2,506

     UNIDATA's working capital increased in both fiscal 1997 and fiscal 1996 as compared to the corresponding prior year periods due primarily to increases in trade receivables resulting from increased revenue levels. In the first quarter of fiscal 1998, UNIDATA's working capital dropped by $1.7 million primarily due to the loss in the quarter. Cash improved despite funding of $.8 million of leasehold improvements and capital equipment and the $.1 million reduction in the bank line of credit. This occurred due to the collection of several large user receivables outstanding on June 30, 1997. Days sales outstanding in accounts receivable decreased to 122 days at the end of fiscal 1997 after declining to 140 days at the end of fiscal 1996 from 143 days at the end of fiscal 1995. As of September 30, 1997, days sales outstanding in accounts receivable was 132 days.

     UNIDATA generated higher positive cash flows from operations in both fiscal 1997 and fiscal 1996 primarily due to improved profitability before non-cash charges.

     Cash used for investing activities in fiscal 1997 was principally related to the purchase of equipment and software and the acquisition of a small European distributor business. The principal uses of cash for investing in fiscal 1996 related to the purchase of equipment and software, and the acquisition of System Builder. UNIDATA paid cash of $10.0 million for the acquisition of System Builder and $.5 million in related transaction costs. Cash used for investing activities of $1.0 million in the first quarter of fiscal 1998 was principally related to the purchase of equipment and software. UNIDATA expects to continue to invest in capital assets and capitalized software development activities to support its growth and, on December 31, 1997, completed its acquisition of O2 Technology in exchange for a combination of UNIDATA Class A Common Stock valued at $1.9 million, UNIDATA stock options valued at $1.1 million and cash of approximately $3.8 million. UNIDATA incurred an additional $.4 million in transaction costs in connection with its acquisition of O2 Technology. UNIDATA has financed the cash portion of the acquisition by drawing against UNIDATA's revolving line of credit with UNIDATA's existing bank. To facilitate UNIDATA's acquisition of O2 Technology, the bank increased the line from $7 million to $8 million with interest at 1% above the bank's prime lending rate. The line of credit is secured by substantially all of the assets of the corporation. Up to a maximum of $2.5 million of any amounts drawn in excess of the Borrowing Base (as defined) are personally guaranteed by James Dresher.

     During fiscal 1997, UNIDATA reduced the outstanding balance under its bank line of credit by $1.4 million which represents the principal amount of cash used in financing activities for the year. In fiscal 1996, UNIDATA increased its outstanding balance under its bank line of credit by $1.2 million, entered into a $10.0 million eight year note agreement and also sold 500,000 shares of its Class B common stock for $2.0 million to the holder of the note. See Notes 2, 6 and 8 to UNIDATA's consolidated financial statements included elsewhere herein.

     Given the usual weak performance in the first quarter of each fiscal year, UNIDATA typically pays off a small amount ($.1 to $.2 million) on its line of credit. Historically, the second quarter of each fiscal year has yielded much better financial results as this is the year end for several of UNIDATA's larger value added resellers. Such an improvement will be necessary this year to preserve solid liquidity in the second quarter. UNIDATA also has a $10 million note (shown as a long term liability) with a major insurance company pursuant to which UNIDATA is subject to various financial covenants. The lender under the $10.0 million note has amended the financial covenants effective September 30, 1997 through October 2, 1998 so as to waive compliance with certain financial covenants. Although UNIDATA's management is optimistic about the prospects of UNIDATA and projects compliance with the financial covenants, there can be no assurance that the future financial performance will be sufficient to bring UNIDATA into compliance with the financial covenants contained in such note. Subsequent to September 30, 1997, UNIDATA announced its entry into an agreement to merge with VMARK, which is expected to be consummated by the end of February 1998. The combined companies are expected to generate operating synergies and are expected to have sufficient liquidity to operate for the next year without any additional financing.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     While UNIDATA's management is optimistic about UNIDATA's long-term prospects, UNIDATA operates in a rapidly changing environment that involves certain risks and uncertainties, many of which are beyond UNIDATA's control. The following discussion highlights some of these risks:

     Uneven Patterns of Quarterly Operating Results. UNIDATA may experience significant fluctuations in future quarterly operating results that may be caused by many factors, including changes in demand for UNIDATA's products, size and timing of significant orders, budgeting cycles of customers, mix of distribution channels, mix of products and services sold, mix of international and North American revenues, changes in the level of operating expenses, changes in UNIDATA's sales incentive plans, customer order deferrals in anticipation of new products announced by UNIDATA or its competitors and general economic conditions. Revenue forecasting is uncertain, in large part because UNIDATA generally ships its products upon receipt of orders. This uncertainty is compounded because each quarter's revenue is derived disproportionately from orders booked and shipped during the third month, and disproportionately in the latter half of that month. In contrast, most of UNIDATA's expenses are relatively fixed, including costs of personnel and facilities, and are not easily reduced. Thus, an unexpected reduction in UNIDATA's revenue, or a decrease in the rate of growth of such revenue, would have a material adverse effect on the profitability of UNIDATA.

     Competitive Environment. The computer software industry is an intensely competitive industry with several large vendors that develop and market databases, applications, development tools or decision support products. Certain of these vendors have significantly more financial and technical resources than UNIDATA. The introduction of new competitive products into one or more of UNIDATA's various markets could have a material adverse effect on UNIDATA's business, results of operations or financial condition.

     Pricing. Intense competition in the markets in which UNIDATA competes may put pressure on UNIDATA to reduce prices on certain products, particularly in the database marketplace where certain vendors offer deep discounts in an effort to recapture or gain marketshare. In addition, the bundling of software products for promotional purposes or as a long-term pricing strategy by certain of UNIDATA's competitors could have the effect over time of significantly reducing the prices that UNIDATA can charge for its products. Shifts toward the use of operating systems on which UNIDATA experiences relatively greater price competition could result in lower average license prices, thereby reducing license revenues for UNIDATA. Any such price reductions and resulting lower license revenues could have a material adverse effect on UNIDATA's business, results of operations or financial condition if UNIDATA cannot offset these price reductions with a corresponding increase in sales volumes.

     Industry Growth and Economic Conditions. The strength and profitability of UNIDATA's business depends on the overall demand for computer software and growth in the computer industry. Because UNIDATA's sales are distributed to major corporate, government, education and other business customers, UNIDATA's business also partly depends on general economic and business conditions. A softening of demand for computer software, caused by a weakening of the economy or otherwise, may result in decreased revenues or declining revenue growth rates for UNIDATA.

     New Products. Overlaying the risks associated with UNIDATA's existing products and enhancements are ongoing technological developments and rapid changes in customer requirements. UNIDATA's future success will depend upon its ability to develop and introduce in a timely manner new products that take advantage of technological advances and respond to new customer requirements. The development of new products is increasingly complex and uncertain, which increases the risk of delays. There can be no assurance that UNIDATA will be successful in developing new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of the marketplace. The marketplace for these new products is intensely competitive and characterized by low barriers to entry. As a result, new competitors possessing technological, marketing or other competitive advantages may emerge and rapidly acquire market share.

     Significant undetected errors or delays in new products or new versions of a product may affect market acceptance of UNIDATA's products and could have a material adverse effect on UNIDATA's business, results of operations or financial condition. If UNIDATA were to experience delays in the commercialization and introduction of new or enhanced products, if customers were to experience significant problems with the implementation and installation of products or if customers were dissatisfied with product functionality or performance, this could have a material adverse effect on UNIDATA's business, results of operations or financial position.

     International Sales. A significant portion of UNIDATA's revenue is derived from international subsidiaries whose business is generally conducted in local currencies and is therefore subject to the risks attendant thereto, including the general economic conditions in each country, the overlap of different tax structures, the difficulty of managing an organization spread over various countries, changes in regulatory requirements, compliance with a variety of foreign laws and regulations and longer payment cycles in certain countries. UNIDATA has experienced relatively slower growth rates in certain countries during the last several years, primarily as a result of weaker economies relative to the rest of the world, slower adoption of information technology, a strong U.S. dollar which negatively affects reported revenue growth in U.S. dollars, and senior management changes in certain major countries. There can be no assurance that UNIDATA will be able to successfully address each of these challenges in the near term. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. Changes in the value of major foreign currencies relative to the U.S. dollar could adversely affect future revenues and operating results.

     Hiring and Retention of Employees. UNIDATA's future success will depend to a significant extent upon its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense. There can be no assurance that UNIDATA will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably.

     Enforcement of UNIDATA's Intellectual Property Rights. UNIDATA's success is heavily dependent upon its proprietary software technology. UNIDATA relies principally on a combination of contract provisions and copyright, trademark and trade secret laws to protect its proprietary technology. Despite UNIDATA's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of UNIDATA's products or to obtain and use information that UNIDATA regards as proprietary. Policing unauthorized use of UNIDATA's products is difficult. There can be no assurance that the steps taken by UNIDATA to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, litigation may be necessary in the future to enforce UNIDATA's intellectual property rights, to protect UNIDATA's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claim of infringement or invalidity. Although UNIDATA believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on UNIDATA's business, operating results or financial condition.

     UNIDATA also utilizes certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in UNIDATA's products to perform key functions. There can be no assurance that functionally similar technology will be available on commercially reasonable terms in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS 128 is effective for periods ending after December 15, 1997. Had SFAS No. 128 been effective during 1997 and 1996, UNIDATA would have presented "basic" and "dilutive" net loss per share. UNIDATA believes that the "basic" and "dilutive" computations under SFAS No. 128 would not have been materially different from the net loss per common share as reported by UNIDATA.

                       OWNERSHIP OF UNIDATA CAPITAL STOCK

     The following table sets forth, as of December 1, 1997, information as to the number of shares of UNIDATA Class A Common Stock And UNIDATA Class B Common Stock that are owned by (i) each director of UNIDATA, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of UNIDATA based on UNIDATA's fiscal year 1997 compensation and (iii) each person or entity (or group of affiliated persons) known by UNIDATA to beneficially own 5% or more of UNIDATA's outstanding shares of either class of UNIDATA Common Stock.

                                                  BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP
                                                  OF SHARES OF UNIDATA         OF SHARES OF UNIDATA
                                                  CLASS A COMMON STOCK         CLASS B COMMON STOCK
                                                ------------------------     ------------------------
NAME OF BENEFICIAL OWNER(1)                      NUMBER       PERCENTAGE      NUMBER       PERCENTAGE
---------------------------                     ---------     ----------     ---------     ----------
James T. Dresher(2)(3)........................  6,520,000           55.6%           --          --%
Glenangus Holdings Corp.(2)...................  4,000,000           34.1            --          --
System Builder Corp.(2).......................    981,169            8.4            --          --
Virginia D. Meoli(2)..........................    670,000            5.7            --          --
Jeanne D. Butcher(2)..........................    670,000            5.7            --          --
Jeffrey M. Dresher(2).........................    670,000            5.7            --          --
James T. Dresher, Jr.(2)......................    655,000            5.6            --          --
Massachusetts Mutual Life Insurance
  Company(4)(5)...............................         --             --       349,925        56.7
MassMutual Corporate Investors(4)(6)..........         --             --       187,500        33.3
MassMutual Participation Investors(4)(7)......         --             --        93,750        17.7
MassMutual Corporate Value Partners
  Limited(5)(8)...............................         --             --       118,825        22.0
David W. Brunel(2)(9).........................    774,500            6.6            --          --
John G. Akers(9)..............................    189,000            1.6            --          --
Honor Guiney(10)..............................     72,500              *            --          --
Arlene Lacharite(9)...........................    100,000              *            --          --
Martin T. Hart(11)............................    150,000            1.3            --          --
Gary Olson(11)................................    100,000              *            --          --
John F. Schaefer(11)..........................    150,000            1.3            --          --
Neill D. Miller(12)...........................    112,500              *            --          --
All executive officers and directors as a
  group (12 persons)..........................  8,457,250           67.5            --          --

---------------
 *  Less than 1%

(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, UNIDATA believes that the beneficial owners of shares of UNIDATA Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after December 1, 1997. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after December 1, 1997 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(2) The address of such entity or person is c/o Unidata, Inc., 1099 18th Street, Suite 2200, Denver, Colorado.

(3) Includes 4,000,000 shares of UNIDATA Class A Common Stock owned by Glenangus Holdings Corp., a holding company of which Mr. Dresher is the sole stockholder and President and Treasurer.

 (4) The address of such entity is c/o Massachusetts Mutual Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111.

 (5) Includes 116,675 shares of UNIDATA Class B Common Stock issuable upon exercise of warrants that are exercisable within 60 days.

 (6) Includes 62,500 shares of UNIDATA Class B Common Stock issuable upon exercise of warrants that are exercisable within 60 days.

 (7) Includes 31,250 shares of UNIDATA Class B Common Stock issuable upon exercise of warrants that are exercisable within 60 days.

 (8) Includes 39,575 shares of UNIDATA Class B Common Stock issuable upon exercise of warrants that are exercisable within 60 days. The address of such entity is P.O. Box 1096, George Town, Grand Cayman, Cayman Islands, British Virgin Islands.

 (9) Includes 100,000 shares of UNIDATA Class A Common Stock issuable upon exercise of stock options that are currently exercisable.

(10) Constitutes shares of UNIDATA Class A Common Stock issuable upon exercise of stock options that are currently exercisable, but does not include 27,500 shares that are presently not exercisable.

(11) Includes 50,000 shares of UNIDATA Class A Common Stock issuable upon exercise of stock options that are currently exercisable.

(12) Constitutes shares of UNIDATA Class A Common Stock issuable upon exercise of warrants that are currently exercisable, but does not include 42,500 options to acquire shares that are presently not exercisable.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF UNIDATA

     In 1992, James T. Dresher, Chairman of the Board of Directors of UNIDATA and its majority stockholder, loaned to UNIDATA $1,350,000 at an interest rate of 1% per year over floating prime. In 1992, Glenangus Holdings Corp., an affiliate of Mr. Dresher that owns 34.3% of UNIDATA Class A Common Stock, also loaned $1,000,000 to UNIDATA at an interest rate of 1% per year over floating prime. The terms of these loans by Mr. Dresher and Glenangus Holdings Corp. have been extended through December 31, 2003, and UNIDATA has paid interest at regular six-month intervals but has not made any principal payments. UNIDATA believes that these loans are on terms at least as favorable to UNIDATA as terms that could be obtained from nonaffiliated lenders.

     Gary Olson, a Director of UNIDATA, is a partner in Latham & Watkins, a law firm with headquarters in Los Angeles which has represented UNIDATA in various matters since 1994. Latham & Watkins has been paid approximately $279,000, $298,000 and $1,000 for its legal services during fiscal 1997, 1996 and 1995, respectively, and is representing UNIDATA in connection with the Merger and UNIDATA's acquisition of O2 Technology.

     In November 1995, as part of the acquisition by UNIDATA of the System Builder group of companies, Neill D. Miller, currently a Director of UNIDATA, entered into an employment agreement with UNIDATA for a two-year period with compensation of $240,000 per year and received a grant of warrants to acquire 150,000 shares of UNIDATA Common Stock. In addition, Mr. Miller is a beneficiary of Integro Fiduciare SARL and an affiliate of System Builder Corporation, which are record owners of 981,169 and 232,291 shares of UNIDATA Class A Common Stock, respectively. Mr. Miller also owns equity interests in each of MasterPack, Inc., SB Tech AG (Europe) and SB Tech South Africa, Pty, entities that license software from UNIDATA for certain fees. In fiscal 1997 and 1996, UNIDATA billed Masterpack, SBTech AG (Europe) and SB Tech South Africa for products and services an aggregate amount of approximately $539,000 and $455,000, respectively. At the end of fiscal 1997 and 1996, UNIDATA's aggregate accounts receivable for these three entities totaled approximately $349,000 and $301,000, respectively.

     Martin T. Hart, a Director of UNIDATA, presently serves on the Boards of Directors of MassMutual Corporate Investors and MassMutual Participation Investors, companies who beneficially own 187,500 and 93,750 shares of UNIDATA Class B Common Stock, including warrants to purchase such stock, respectively. UNIDATA has issued a $10.0 million note payable to an affiliate of these companies, Massachusetts Mutual

Life Insurance Company, and has engaged this company to provide medical and life insurance for UNIDATA employees as well as administer UNIDATA's 401K plan. During fiscal 1997 and 1996, payments to Massachusetts Mutual Life Insurance Company for interest on the note totaled $1,150,000 and $582,000, respectively, and payments for insurance benefits totaled $809,000 and $251,000, respectively.

                   MANAGEMENT OF ARDENT FOLLOWING THE MERGER

     Following the Merger, it is expected that the persons listed below will serve as directors and executive officers of ARDENT. It is expected that James
T. Dresher, David W. Brunel and Martin T. Hart will be the three persons designated by UNIDATA to serve as directors of ARDENT, will be appointed as of the Effective Time to fill the vacancies created by resigning directors of VMARK, and will serve as directors until the annual meetings in 1998, 1999 and 2000, respectively.

                                       AGE
                                 ON NOVEMBER 10,
NAME                                  1997                                POSITION
----                             ---------------                          --------

Peter Gyenes...................         52           Chief Executive Officer, Director and Chairman of
                                                       the Board
David W. Brunel................         42           President, Chief Operating Officer and Director
Robert G. Claussen.............         61           Director
James T. Dresher...............         78           Director
Martin T. Hart.................         61           Director
Robert M. Morrill..............         60           Director
Francois Bancilhon.............         49           Executive Vice President, Object Technologies
Peter L. Fiore.................         40           Executive Vice President, Data Warehousing
James D. Foy...................         50           Executive Vice President, Engineering
Charles F. Kane................         40           Executive Vice President, CFO, and Treasurer
Cornelius P. McMullan..........         57           Executive Vice President, International Operations
Harold Nussenfeld..............         49           Executive Vice President, Administration
Jason E. Silvia................         48           Executive Vice President, Services
James K. Walsh.................         59           Executive Vice President and General Counsel
John G. Akers..................         49           Vice President, American Sales

     Peter Gyenes has been an executive officer of VMARK since May 1996, serving as Executive Vice President, International Operations through October 1996, Executive Vice President, Worldwide Sales through March 1997, and, commencing April 1, 1997, President and Chief Executive Officer. From May 1995 to May 1996, Mr. Gyenes was President and Chief Executive Officer of Racal InterLan Inc., a supplier of local area networking products. From 1994 to May 1995, he was President of the American Division of Fibronics International, Inc. and from 1990 to 1993 he was Vice President and General Manager of the international operations and minicomputer business unit of Data General Corporation. Mr. Gyenes serves as a Director of Enteractive, Inc., a supplier of multimedia software, and of Axis Computer Systems, a privately-held supplier of software for manufacturing companies. Mr. Gyenes received a Bachelor of Arts degree in Mathematics and a Masters of Business Administration from Columbia University.

     David W. Brunel co-founded UNIDATA and is currently President and Chief Operating Officer and a Director of UNIDATA, positions he has held since UNIDATA's inception in 1988. Mr. Brunel currently also is a Director of Paradigm Technology, Inc., a private company that distributes information systems to the oil and gas industry. Mr. Brunel studied economics and received a master's degree from the University of Denver.

     Robert G. Claussen has been, since 1989, the Chairman of the Board and Chief Executive Officer of Claussen Co., a real estate development company, and managing general partner of several real estate development partnerships affiliated with Claussen Co.

     James T. Dresher is presently Chairman of the Board and Chief Executive Officer of UNIDATA, positions he has held since 1991, when he purchased a controlling interest in UNIDATA. Prior to joining UNIDATA, Mr. Dresher was Chairman of the Board and Chief Executive Officer of York International Corp. from 1988 to 1991. In addition, from 1989 to 1996, Mr. Dresher was also Chairman of DW Zimmerman Manufacturing Co., a material handling equipment manufacturer. Mr. Dresher is a Director of National

Dilwell, a publicly traded corporation, Chief Executive Officer and a Director of Edgewood Corporation, a private land development company, and President, Treasurer and sole shareholder of Glenangus Holdings Corp., a private holding company. A Certified Public Accountant by training, Mr. Dresher has served as chief financial officer of five companies with publicly traded securities, as well as a senior executive and director of several other private and public companies.

     Martin T. Hart joined the UNIDATA Board in 1993. Mr. Hart is presently serving on the Board of Directors of P.J. America, MassMutual Corporate Investors, MassMutual Participation Investors, Schuler Homes, Inc., Optical Securities Corporation and Pacific National Financing Group. He was also Chairman of the Board and Chief Executive Officer of the Steamboat Ski Corporation from 1980 to 1989 and, upon the sale of that company in 1989, continued as Chairman of the Board of the newly formed company until 1991. Mr. Hart received a degree in accounting from Regis College in 1956.

     Robert M. Morrill was Chairman of the Board of VMARK from 1984 until 1997, and was Chief Executive Officer and President of VMARK from March 1996 through March 1997. He has been a private investor since 1991. He is a Director of Stratus Computer, Inc., a manufacturer of fault-tolerant computers.

     Francois Bancilhon founded and is currently Chief Executive Officer of O2 Technology. Prior to founding O2 Technology in 1991, Mr. Bancilhon was manager of the Altair R&D consortium, which was involved in the design and development of an object database management system. Mr. Bancilhon graduated from Ecole des Mines de Paris in 1970, received a Ph.D. in Computer Science from the University of Michigan in 1976 and received a These d'Etat in Computer Science from the University of Paris XI in 1980.

     Peter L. Fiore joined VMARK in 1994 and became Vice President and General Manager of VMARK's newly-formed Data Warehousing Division in June 1996. Mr. Fiore has over 17 years of experience in high-tech sales, marketing, engineering and business development-related activities. Prior to joining VMARK, he was senior director of channel marketing at Cross Comm Corp. and also held sales and marketing management positions at Stratus Computer, Inc. Mr. Fiore received a Bachelor of Arts degree in Engineering and Applied Sciences from Harvard College.

     James D. Foy joined VMARK in February 1994. He started in his current position in April 1996. Mr. Foy was the founder, president and CEO of Constellation Software, Inc. prior to VMARK's acquisition of the company. Mr. Foy was instrumental in establishing the Object Management Group, an industry consortium with the goal of developing standards for distributed and interoperating object systems. He also held significant management positions at Prime Computer, Inc., including senior executive of Prime's Unix development business unit, senior executive of international research and development, and was the executive responsible for the development of Prime INFORMATION. During that time he also served on the Board of Directors of X/open and UNIX International.

     Charles F. Kane joined VMARK in December 1995 and is responsible for directing all of VMARK's worldwide financial activities. Mr. Kane began his career in 1979 at Deloitte, Haskins and Sells working out of its Boston and New York offices. He joined Prime Computer, Inc. in 1984 serving as treasury manager for its International Finance Operations directing all aspects of international treasury operations and foreign exchange management. In 1989 Mr. Kane joined Stratus Computer, Inc. holding increasingly-responsible positions including European controller, international controller and finance director, mergers and acquisitions. Mr. Kane received a BBA degree in Accountancy from the University of Notre Dame and an MBA degree from Babson College. He is a Certified Public Accountant and adjunct professor of International Finance at the Boston College Graduate School of Management.

     Cornelius P. McMullan assumed his current position in April 1997. Mr. McMullan joined VMARK in January, 1997 as executive vice president North American sales. Mr. McMullan is responsible for all aspects of VMARK's worldwide sales and international business activities. Mr. McMullan brings to VMARK significant experience in sales and marketing, as well as in worldwide general management. Prior to joining VMARK, Mr. McMullan was President and CEO of Sequoia Systems. He began his career at Honeywell Information Systems and later ICL in Europe. He joined Prime Computer as the managing director of Prime

UK, served as vice president Asia-Pacific, and was later appointed president of the commercial systems division of Prime/Computervision. Mr. McMullan serves on the Board of Directors of Andataco/IPC.

     Harold Nussenfeld is presently Vice President, Secretary and General Counsel of UNIDATA. Mr. Nussenfeld joined UNIDATA in 1991, before which he had been in private legal practice. He received a Bachelor of Arts degree from The Johns Hopkins University and was awarded a Juris Doctor degree from the University of Maryland School of Law. Mr. Nussenfeld joined UNIDATA in 1991, before which he had been in private legal practice. Mr. Nussenfeld is also Vice President and Secretary of Glenangus Holdings Company, a private holding company.

     Jason E. Silvia joined VMARK in November 1993 to build its consulting, service, and educational business. Prior to joining VMARK, Mr. Silvia was vice president of worldwide services at Computervision Corporation, where he previously held several senior management positions including vice president of open service solutions and vice president of worldwide operations. Mr. Silvia received a Bachelor of Science degree in Electrical Engineering from Lowell University and a Bachelor of Arts degree in Business Administration from Northeastern University.

     James K. Walsh joined VMARK in July 1984 and undertook his current position in March 1996. Mr. Walsh is responsible for new business development activities and also serves as the company's general counsel. Prior to joining VMARK, Mr. Walsh was vice president, administration and general counsel at Stratus Computer, Inc. Mr. Walsh received a Bachelor of Science degree in Education from Boston State College and was awarded his Juris Doctor degree from Suffolk University Law School, Boston.

     John G. Akers joined UNIDATA in 1989 and is currently Vice President of American Operations of UNIDATA.

                  PRO FORMA OWNERSHIP OF ARDENT CAPITAL STOCK

     The following table sets forth information as to the number of shares of ARDENT Common Stock that will be owned immediately after giving effect to the Merger by (i) each person expected to be a director of ARDENT, (ii) the person expected to be the Chief Executive Officer and the persons expected to be the four other most highly compensated executive officers of ARDENT, (iii) all persons expected to be ARDENT directors and executive officers, as a group, and
(iv) each person or entity (or group of affiliated persons) expected to beneficially own more than 5% of ARDENT's Common Stock, based on such person's or entity's ownership of UNIDATA Common Stock and VMARK Common Stock as of December 1, 1997.

                                                                     BENEFICIAL
                                                                      OWNERSHIP           PERCENTAGE
                                                                 OF SHARES OF ARDENT     OWNERSHIP OF
NAME OF BENEFICIAL OWNER                                         COMMON STOCK(1)(2)         ARDENT
------------------------                                         -------------------     ------------
Directors and Officers
Peter Gyenes(3)................................................         203,823               1.5%
David W. Brunel(4).............................................         346,705               2.5%
Robert G. Claussen(3)..........................................         119,593             *
James T. Dresher(4)(5).........................................       2,918,678              21.2%
Martin T. Hart(4)..............................................          67,148                 *
Robert M. Morrill(3)...........................................         345,843               2.5%
Charles F. Kane(3).............................................         102,357                 *
Cornelius P. McMullan(3).......................................         100,000                 *
James K. Walsh(3)..............................................         139,113               1.0%
All executive officers and directors as a group (15 persons)...       4,830,002              32.5%

5% Stockholders
Glenangus Holdings Corp.(4)....................................       1,790,600              13.0%
T. Rowe Price Associates, Inc.(6)(7)...........................         730,001               5.3%
Merrill Lynch & Co., Inc.(6)(8)................................         705,000               5.1%

---------------
  *  Less than 1%

 (1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, VMARK and UNIDATA believe that the beneficial owners of shares of ARDENT Common Stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person. Includes shares which may be acquired by exercise of stock options within sixty days after December 1, 1997 by the directors and executive officers individually and as a group as follows: Mr. Brunel, 44,765; Mr. Claussen, 14,667; Mr. Gyenes, 200,000; Mr. Hart, 22,383; Mr. Morrill, 150,667; Mr. Kane, 102,357; Mr. McMullan, 100,000; Mr. Walsh, 82,500; and
     all current directors and executive officers as a group, 1,097,969. Of those shares, 477,235 would be fully vested as to all directors and executive officers as a group, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting, but not investment powers until the shares vested.

 (2) This table does not give effect to the issuance of 556,864 shares of UNIDATA Common Stock or grants of options to purchase 1,210,870 shares of UNIDATA Common Stock in connection with the acquisition of O2 Technology on December 31, 1997.

 (3) The address of such entity or person is c/o VMARK Software, Inc., 50 Washington Street, Westboro, Massachusetts 01581.

 (4) The address of such entity or person is c/o UNIDATA, Inc., 1099 18th Street, Suite 2200, Denver, Colorado.

 (5) Includes 1,790,600 shares of ARDENT Common Stock owned by Glenangus Holdings Corp., a holding company of which Mr. Dresher is the sole stockholder and President and Treasurer.

 (6) This information is as of October 1, 1997 and is based solely on Schedule 13G filings made with the Securities and Exchange Commission.

 (7) The address of such entity is T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202. Shares are held by various investors, including T. Rowe Price Small Cap Value Fund ("TRP Fund"), a registered investment company, for which T. Rowe Price Associates Inc. ("TRP") serves as advisor. TRP has sole voting power with respect to 46,000 and sole dispositive power with respect to all such shares. TRP Fund has sole voting power with respect to 650,000 of such shares.

 (8) The address of such entity is Merrill Lynch & Co., Inc., 250 Vesey Street, New York, NY 10281. Shares are held by registered investment companies and other investors whose investment advisors have as general partner Princeton Services, Inc., a subsidiary of Merrill Lynch Group, Inc., which is a subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."). ML&Co. has shared voting and dispositive powers with respect to all such shares.

                        COMPARISON OF RIGHTS OF HOLDERS
                OF UNIDATA COMMON STOCK AND ARDENT COMMON STOCK

     After consummation of the Merger, the holders of UNIDATA Common Stock who receive ARDENT Common Stock in the Merger will become stockholders of ARDENT. As stockholders of UNIDATA, their rights are presently governed by the CBCA and by UNIDATA's Articles of Incorporation (the "UNIDATA Charter") and By-laws. As stockholders of ARDENT, their rights will be governed by the DGCL and by VMARK's Certificate of Incorporation (the "VMARK Charter") and By-laws. The following discussion summarizes the material differences between the rights of holders of ARDENT capital stock and holders of UNIDATA capital stock and differences between the VMARK Charter and VMARK By-laws and the UNIDATA Charter and UNIDATA By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the VMARK Charter and By-laws, the UNIDATA Charter and By-laws and the relevant provisions of the DGCL and the CBCA.

SPECIAL MEETING OF STOCKHOLDERS

     The DGCL provides that special meetings of stockholders may be called by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The VMARK Charter provides that special meetings may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President or by the Secretary within 10 days after a written request by a majority of the directors. The CBCA provides that special meetings of stockholders of a corporation may be called by the directors or by any other person authorized by the corporation's by-laws or by resolution of the directors. The CBCA also provides that a special meeting shall be called if the corporation receives one or more written demands for a meeting, stating the purpose or purposes for which the meeting is to be held, signed and dated by stockholders representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting. The By-laws of UNIDATA provide that special meetings may be called at any time by the President or any two directors of the corporation, or by the holders of at least ten percent of all of the shares entitled to vote at the special meeting.

INSPECTION RIGHTS

     Under the DGCL, stockholders, upon the demonstration of a proper purpose, have the right to inspect a corporation's stock ledger, stockholder list, and other books and records. The VMARK By-laws provide that a stockholder list prepared for a stockholder meeting shall be open to the examination of any stockholder, for any purpose germane to the meeting. Under the CBCA, a corporation's stockholders have the right to inspect, during regular business hours, the corporation's articles of incorporation, by-laws, records of all meetings of stockholders, records of actions taken by stockholders without a meeting within the prior three years, all written communications within the prior three years to all stockholders as a group or to holders of any class or series of stock as a group, a list of the names and business addresses of the corporation's current officers and directors, the most recent corporate report delivered to the Colorado Secretary of State, and all financial statements prepared for periods ending during the prior three years, upon written demand given at least five business days before the date upon which such stockholder wishes to inspect and copy such records. Pursuant to the CBCA, stockholders also may, upon written demand at least five days prior to such inspection and during regular business hours, inspect excerpts from minutes of any directors' meeting or action of directors taken without a meeting, records of any action taken by stockholders without a meeting, excerpts of any action taken by a committee of the directors while such committee was acting in place of the directors, waivers of notices of any meeting of stockholders, directors, or a committee of directors, accounting records of the corporation and the records of stockholders, provided that the stockholder meets the following conditions: (i) the demand for such inspection is made in good faith for a proper purpose, (ii) the stockholder has been a stockholder of the corporation for at least three months immediately proceeding the demand, or holds at least five percent of all outstanding shares of any class of stock, (iii) the purpose and the records which the stockholder wishes to inspect are described with reasonable particularity, and (iv) the records to be inspected are directly connected with the described purpose. The UNIDATA By-laws provide that the records of the corporation shall be available as specified under the CBCA.

ACTION BY CONSENT OF STOCKHOLDERS

     Under the DGCL, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. The VMARK Charter, however, provides that subject to the rights of holders of preferred stock, if any, any action required or permitted to be taken by the stockholders cannot be effected by written consent, but must be effected at a duly called annual or special meeting of stockholders. Under the CBCA, unless the Articles of Incorporation require that such action be taken at a stockholder meeting, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing. The UNIDATA Charter contains no such restriction on actions without a meeting.

CUMULATIVE VOTING AND ELECTION OF DIRECTORS

     Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The VMARK Charter does not provide for cumulative voting. The CBCA provides that there shall be cumulative voting by stockholders in elections of directors unless the articles of incorporation expressly state otherwise. The UNIDATA Charter does expressly state that there shall be no cumulative voting by stockholders for the election of directors, or for any other purpose.

     In the absence of cumulative voting, the CBCA provides that, unless otherwise provided in the corporation's articles of incorporation or by-laws, the number of candidates equaling the number of directors to be elected, having the highest number of votes cast in their favor, are elected to be directors. The UNIDATA By-laws provide that each director must be elected by the receipt of the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon. The DGCL provides that, in the absence of cumulative voting, directors shall be elected by the majority vote of holders of shares entitled to vote thereon, unless otherwise specified within the corporation's certificate of incorporation. The VMARK Charter does not specify a greater requirement for the election of directors.

DIVIDENDS AND REPURCHASES OF STOCK

     Under the DGCL, a corporation generally is permitted to declare and pay dividends out of any surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under the DGCL, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation. Under the CBCA, the payment of distributions, including the repurchase of stock, is generally permissible unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they became due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time the dividend was paid, to satisfy the preferential rights of stockholders whose preferential rights upon dissolution of the corporation are greater than those of the stockholders receiving the dividend.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The DGCL permits (but does not require) classifications of a corporation's board of directors into one, two or three classes. The VMARK Charter provides for three classes of directors with the directors of each class being elected to staggered three year terms. The CBCA also permits, but does not require, classification of a corporation's board of directors into one, two, or three classes, with each class composed of as equal a number of directors as is possible. In the event of multiple classes of directors, the CBCA provides for staggered terms of two years if there are two classes of directors or three years if there are three classes of directors. The UNIDATA Charter does not provide for multiple classes of directors.

REMOVAL OF DIRECTORS

     Under the DGCL, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The VMARK Charter provides that directors may only be removed for cause and only upon a vote of a majority of outstanding shares of capital stock entitled to vote generally in the election of the directors. Neither the DGCL nor the CBCA permits directors to remove other directors. Under the CBCA, stockholders may remove one or more directors with or without cause by a majority vote of the stockholders entitled to elect such director(s), unless the articles provide that directors may only be removed for cause. The CBCA permits the removal of a director by stockholders only at a meeting called for that purpose, upon notice of the meeting which states that the purpose or one of the purposes thereof is the removal of the director. The UNIDATA Charter provides that directors may be removed only upon the affirmative vote of holders of two-thirds of the outstanding shares of stock entitled to vote on the removal of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Under the DGCL, unless otherwise provided in the certificate of incorporation or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The VMARK Charter provides that vacancies shall be filled solely by the affirmative vote of a majority of the remaining directors then in office. The CBCA provides that, unless otherwise provided in the corporation's articles of incorporation, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled either by the directors or the stockholders. Under the CBCA, directors may fill a vacancy by majority vote, even if the directors remaining in office constitute less than a quorum. The CBCA also specifically provides that, unless otherwise provided in the corporation's articles of incorporation, if a vacant office was held by a director elected by holders of a specific class or series of stock, only such stockholders or directors also elected by holders of that class or series of stock, may fill the vacancy. The UNIDATA Charter provides that, if stockholders elect a director to fill a vacant position, such election must be by the affirmative vote of holders of two-thirds of the outstanding shares of stock entitled to vote on the election of directors.

EXCULPATION OF DIRECTORS

     The DGCL and the CBCA have substantially similar provisions relating to exculpation of directors. Each state's law permits, and the VMARK Charter and the UNIDATA Charter provide, that no director shall be personally liable to VMARK and UNIDATA, respectively, or their respective stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited by law. The circumstances under which exculpation is prohibited are substantially similar in Delaware and Colorado, except that in the CBCA, a director may not be exculpated from liability for dealings relating to unauthorized distributions or from any transaction from which the director directly or indirectly received an improper personal benefit, while in Delaware, a director may not be exculpated from liability arising from transactions relating to unlawful payments of dividends, any unlawful stock purchases or redemptions.

     The VMARK Charter also contains certain enumerated circumstances in which exculpation is not permissible. The VMARK Charter does not eliminate the liability of directors to the extent that such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. The UNIDATA Charter exculpates directors from all monetary damages for breach of fiduciary duty as a director, except to the extent prohibited by the CBCA.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Both Delaware and the CBCA generally permit indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. Both

Delaware and the CBCA mandate that directors shall be indemnified for their reasonable expenses in the event that a director is successful in the defense of any proceeding in which the director was a party due to his status as director. Both the DGCL and the CBCA do not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although the DGCL does permit indemnification in such situations if approved by the Delaware Court of Chancery, and both permit indemnification for expenses of such actions). Unlike the DGCL, the CBCA also permits indemnification of an officer, employee, fiduciary, or agent who is not a director, to any greater extent than the indemnification of a director, if not inconsistent with public policy, and if provided for in the by-laws, by action of the board of directors or by contract. The VMARK Charter provides for indemnification to the maximum extent legally permissible of its officers and directors. The UNIDATA Charter provides that all directors, officers, employees, and agents of UNIDATA shall be indemnified to the maximum extent permissible under the CBCA. The UNIDATA By-laws provide that officers may be indemnified to a greater extent than directors, if consistent with applicable law and if provided for in a resolution of stockholders or directors or if provided for within a contract.

INTERESTED DIRECTOR TRANSACTIONS

     Both the DGCL and the CBCA provide that no transaction between a corporation and one or more of its directors or officers or any entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors or committee which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The VMARK Charter or By-laws do not address this issue. The UNIDATA By-laws closely resemble the Delaware and Colorado statutory provisions.

SALES, LEASE OR EXCHANGE OF ASSETS AND MERGERS

     The DGCL requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The VMARK Charter does not require any higher vote.

     The CBCA provides that the sale, lease, or exchange of all or any portion of a corporation's assets in the corporation's usual and regular course of business may be authorized by the corporation's directors, without approval of the corporation's stockholders. Sale, lease, or exchange of all or substantially all of a corporation's assets other than in the usual and regular course of the corporation's business, or a merger or consolidation of the corporation into any other corporation, requires approval of the directors and the vote of the holders of two-thirds of each class of outstanding stock entitled to vote thereon, although the corporation's articles of incorporation or by-laws may require a higher vote. The UNIDATA Charter does not require a higher vote.

AMENDMENTS TO CHARTER

     Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The VMARK Charter requires a two-thirds vote, unless such amendment is proposed and declared advisable by the board of directors. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Under the CBCA, for corporations in existence on June 30, 1994 (as UNIDATA was), charter amendments other than ministerial amendments, which may be authorized by the directors without stockholder action, require the approval of the directors and the vote of the holders of two-thirds of the outstanding stock of each voting group entitled to vote thereon as a class, unless the articles of incorporation or by-laws require a different proportion. The UNIDATA Charter provides that amendments to the Charter require approval of holders of two-thirds of the outstanding shares of stock of the corporation, if such amendment adversely affects the contract rights of any stockholder.

AMENDMENTS TO BY-LAWS

     The DGCL provides that stockholders may amend the by-laws and, if provided in its certificate of incorporation, the board of directors also has this power. Under the DGCL, the power to adopt, amend or repeal by-laws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors. The VMARK Charter gives the board of directors the power to make, alter, amend or repeal by-laws. Under the CBCA, stockholders may amend the by-laws. Unless otherwise specified in the corporation's articles of incorporation, directors are also permitted to amend the by-laws, other than by-laws establishing greater quorums or voting requirements for stockholders or directors, unless the by-laws prohibit the directors from doing so. Directors may not amend the by-laws to change the quorum or voting requirements for stockholders, and directors may amend the by-laws to change the quorum or voting requirements for directors only if such provision was originally adopted by the directors or if such provision specifies that it may be amended by the directors. The UNIDATA Charter provides that the UNIDATA by-laws may be amended only after approval of the board of directors, provided that the affirmative vote of the holders of two-thirds of the outstanding shares of stock of the corporation is also required if such amendment adversely affects the contract rights of any stockholder.

APPRAISAL RIGHTS

     Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under the CBCA than under the DGCL. Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. Appraisal rights are not available under the DGCL in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The VMARK Charter does not grant such rights.

     Under the CBCA, a properly dissenting stockholder is entitled to receive the appraised value of the shares owned by the stockholder when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets other than in the regular course of the corporation's business, (ii) to merge or consolidate with another corporation, or (iii) to conduct a reverse split of the corporation's stock which would result in a reduction of the number of shares owned by the stockholder to a fraction of a share, if such fraction of a share is to be acquired for cash. A right to dissent and receive the appraised value of a stockholder's shares may also be granted within the by-laws of the corporation or by a resolution of the directors.

     Both Delaware and the CBCA provide that, unless otherwise provided in the corporation's charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders. The above limitations do not apply if the stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by Nasdaq or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof.

BUSINESS COMBINATION STATUTE

     The DGCL has a "business combination" statute which provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation (an "interested stockholder"), he may not engage in certain transactions with the corporation for a period of three years. The DGCL includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. There is no similar provision limiting business combinations with interested stockholders in the CBCA, but for corporations in existence on June 30, 1994 (as UNIDATA was), the CBCA requires the vote of two-thirds of the outstanding shares of each class of shares entitled to vote thereon to approve any merger or the sale, lease, exchange, or other disposition of all, or substantially all, of the assets of the corporation, unless the articles of incorporation contain a provision establishing a different proportion.

STOCKHOLDER PREEMPTIVE RIGHTS

     Unlike Colorado, the DGCL does not specifically authorize the granting to stockholders of a preemptive right to acquire proportional amounts of unissued shares of stock which are offered for sale by the corporation. The CBCA provides that, for corporations in existence on June 30, 1994 (as UNIDATA was), except to the extent the articles of incorporation limit or deny preemptive rights, shareholders have a preemptive right to acquire unissued shares or securities convertible into such shares, except that preemptive rights do not exist (i) to acquire any shares issued to directors, officers, or employees pursuant to approval by the affirmative vote of the holders of a majority of the shares entitled to vote thereon or when authorized by and not inconsistent with a plan theretofore approved by such a vote of the stockholders; or (ii) to acquire any shares sold otherwise than for cash. The UNIDATA Charter provides that, unless otherwise determined by the directors or agreed to in writing by the corporation, there shall be no preemptive rights for UNIDATA stock.

CONSIDERATION OF SOCIETAL FACTORS

     The Delaware Supreme Court has held that, in discharging their responsibilities, directors may consider constituencies other than stockholders, such as creditors, customers, employees and perhaps even the community in general, as long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has held, however, the concern for non-stockholder interests is inappropriate when a sale of the company is inevitable and an auction among active bidders is in progress. The VMARK Charter and VMARK By-laws do not directly discuss consideration of societal factors.

                          INFORMATION CONCERNING VMARK

     Information concerning VMARK's business, operations, products, management, stock ownership, executive and director compensation, certain related party transactions, financial information and certain other matters, in addition to that provided herein, is incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION".

      ADDITIONAL MATTERS BEING SUBMITTED TO THE VOTE OF VMARK STOCKHOLDERS

     The following two matters are also being submitted for the vote of the VMARK stockholders. Although each will be voted upon as a separate matter, each has been proposed in connection with the Merger, and no proxy, regardless of the vote indicated thereon, will be voted for or otherwise counted for these proposals if the Merger Agreement is not adopted.

     If the Merger Agreement is adopted by the VMARK stockholders, the failure to approve these proposals will not prevent the consummation of the Merger.

     The VMARK Board recommends a vote "FOR" both of the following proposals. Subject to the foregoing, if the enclosed proxy card is returned, the shares represented by the proxy will be voted to approve each proposed amendment unless the proxy indicates to the contrary, and may be voted in favor of adjournment of the meeting in order to permit further solicitation of proxies with respect to each proposed amendment if sufficient votes in favor of the proposed amendment have not been received.

                   AMENDMENT TO VMARK 1986 STOCK OPTION PLAN
                            (ITEM 2 OF VMARK NOTICE)

     Pursuant to the Merger Agreement, certain options for the purchase of UNIDATA common stock will, upon consummation of the Merger, become options to purchase approximately 410,000 shares of ARDENT common stock under VMARK's 1986 Stock Option Plan (as amended and restated, the "Employee Option Plan"). There are currently 2,916,000 shares issuable under the Employee Option Plan. As of December 1, 1997 1,222,567 shares had been issued upon exercise of options, 1,268,116 shares were reserved for issuance upon exercise of outstanding options, and only 425,317 shares remained available for issuance pursuant to future stock option grants. Following the Merger, therefore, there will not be sufficient shares to reserve for issuance upon exercise of the UNIDATA Options and there will be no shares available for issuance pursuant to future option grants. In view of the foregoing, the VMARK Board has adopted, subject to stockholder approval, an amendment to the Employee Option Plan increasing the total number of shares issuable thereunder (subject to adjustment for capital changes) from 2,916,000 to 4,500,000. Approval of the stockholders is sought in order to meet the stockholder approval requirements of (i) Section 422 of the Code, which requires stockholder approval of any increase in the number of shares which may be issued under an incentive stock option plan, (ii) Section 162(m) of the Code, which among other qualifications requires stockholder approval of certain provisions of an option plan in order to exempt certain amounts from limitations on deductability for tax purposes, (iii) certain requirements for stockholder approval of an option plan in connection with the listing of shares on The Nasdaq Stock Market, and (iv) the provisions for amendment set forth in the Employee Option Plan. The VMARK Board recommends approval of the amendment in order to have sufficient shares to reserve for issuance upon exercise of the UNIDATA Options and because it believes that the continuing availability of options under the Employee Option Plan is an important factor in ARDENT's ability to attract and retain experienced employees.

     The affirmative vote of the holders of a majority of the shares of VMARK Common Stock voting thereon is required to approve this proposal, assuming a quorum of shares entitled to vote is present.

DESCRIPTION OF THE EMPLOYEE OPTION PLAN

     The Employee Option Plan is administered by the Compensation Committee of the VMARK Board and provides for the grant to employees (currently, approximately 327 persons) and consultants (currently none) of VMARK and its subsidiaries of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). ISOs may only be granted to employees. The exercise price for ISOs granted under the plan must be at least equal to the fair market value of the underlying shares of common stock at the time of grant, and the exercise price of NSOs granted under the plan may be any price established by the Compensation Committee which administers the plan. The fair market value of VMARK Common Stock on December 29, 1997 (the closing price thereof as reported on The Nasdaq Stock Market) was $7.75 per share. The term of each option under the Employee Option Plan may not exceed ten years. The Employee Option Plan provides that payment of the exercise price shall be made in cash, or, in the discretion of the Compensation Committee, with common stock or with a combination of cash and common stock.

     Options granted under the Employee Option Plan are non-transferable (except by will or the laws of descent and distribution) and are exercisable either in full immediately, or in installments, as the Compensation Committee may determine at the time it grants such options. The terms of each option generally are determined by the provisions of the stock option agreement entered into at the time the option is granted. In general, the shares acquired by exercising the options vest ratably over five years from the date the options first became exercisable. Any such shares that are not vested at the time the optionee ceases to be employed by VMARK are subject to repurchase by VMARK at the price originally paid for the shares by the optionee. All unexercised options granted terminate if the holder thereof ceases for any reason to be an employee of VMARK; provided, however, that an option may be exercised within a period specified by the Employee Option Plan following a termination of employment with VMARK for any reason except termination for cause or resignation before retirement. The exercisability and vesting of the UNIDATA Options converted into ARDENT Stock Options pursuant to the Merger Agreement and the shares acquired pursuant thereto will continue to be determined with reference to the stock option agreements executed pursuant to UNIDATA's Stock Option Plans. Accordingly, any shares acquired upon the exercise of such converted options will be fully vested upon exercise and are not subject to repurchase by ARDENT.

     For federal tax purposes, no taxable income is recognized by the optionee upon grant of any option. No taxable income is recognized by the optionee upon exercise of an ISO so long as the shares acquired are held for at least two years from the date of grant and one year from the date of exercise and, correspondingly, there is no compensation deductible by ARDENT. Upon sale of the shares by the optionee after such holding periods, any gain or loss over the exercise price is long-term capital gain or loss. Long-term capital gain realized by an individual U.S. optionee will generally be subject to a maximum tax rate of 28% in respect of property held for a period exceeding one year but not exceeding 18 months and to a maximum rate of 20% in respect of property held for a period exceeding 18 months. In the case of NSOs, ordinary compensation income is recognized by the optionee upon exercise in the amount of any excess of the then fair market value over the exercise price, and ARDENT is entitled to a corresponding deduction. In the event an optionee disposes of shares purchased under an ISO before the holding periods referred to above are met, the disposition is treated similarly to the exercise of an NSO. The foregoing general summary is not intended to be exhaustive, does not address certain special federal tax provisions (including the alternative minimum tax), and does not address state, municipal or foreign tax laws.

     Commencing in 1996, options under the Employee Option Plan have been granted only to officers, and another option plan has been used for grants to other employees of VMARK. During 1996, ISOs for the purchase of 244,389 shares and NSOs for the purchase of 225,611 shares were issued under the Employee Option Plan. The exercise prices of 390,000 of such options were equal to the fair market value of the underlying shares at the time of grant. The exercise prices of 80,000 of such options were $1.75 below market value, each or an aggregate of $140,000 below market value. The following table sets forth the number of shares for which options were granted under the Employee Option Plan during the fiscal year ended December 31, 1996 to the named executive officers, the current executive officers as a group and the non-executive officer employees:

                                                                                DOLLAR
                                                         ISO'S       NSO'S       VALUE
                                                        -------     -------     -------
        Robert M. Morrill.............................       --          --     $    --
        James J. Capeless.............................       --      17,500      30,625
        Andrew Ridgers................................       --      35,000      17,500
        Jason Silvia..................................       --      50,000      43,750
        James K. Walsh................................       --      17,500      30,625
        Charles F. Kane...............................    3,125      21,875          --
        Thomas M. Palka...............................       --      10,000      17,500
        Current executive officers as a group.........  164,223     225,611          --
        Non-executive officer employees...............   80,166          --          --

     There are no current plans or proposals to grant awards under the Employee Option Plan other than grants made to new employees in the ordinary course of business.

          APPROVAL OF AMENDMENT TO VMARK EMPLOYEE STOCK PURCHASE PLAN
                            (ITEM 3 OF VMARK NOTICE)

     There are currently 500,000 shares issuable under VMARK's Employee Stock Purchase Plan (as amended and restated, the "Stock Purchase Plan"). As of December 1, 1997, 365,367 shares had been issued and 134,633 shares remained available for issuance. Shares are currently being issued to participants in the Stock Purchase Plan at the rate of approximately 100,000 per year, and it is believed that the rate will increase by approximately 75% following the Merger. In view of the foregoing, the VMARK Board has adopted, subject to stockholder approval, an amendment to the Stock Purchase Plan increasing the total number of shares issuable thereunder from 500,000 to 700,000. Approval of the stockholders is sought in order for the Stock Purchase Plan to meet the stockholder approval requirements of (i) Section 423 of the Code (ii) certain requirements for stockholder approval of a stock purchase plan in connection with the listing of shares on The Nasdaq Stock Market, and (iii) the provisions for amendment set forth in the Stock Purchase Plan. The VMARK Board recommends approval of the amendment because it believes that the continuing availability of stock under the Stock Purchase Plan is an important factor in the Company's ability to attract and retain experienced employees and because the Merger, if approved, will substantially increase the number of employees eligible to participate in the Stock Purchase Plan.

     The affirmative vote of the holders of a majority of the shares of VMARK Common Stock voting thereon is required to approve this proposal, assuming a quorum of shares entitled to vote is present.

DESCRIPTION OF THE STOCK PURCHASE PLAN

     The Stock Purchase Plan is administered by the Compensation Committee of the VMARK Board. All employees of the Company and its subsidiaries whose customary employment is 20 or more hours per week and more than five months per calendar year, other than those employees who own 5% or more of the stock of the Company, are eligible to participate in the Stock Purchase Plan (currently, 318 persons). The Stock Purchase Plan may be implemented by one or more offerings of such duration as the Compensation Committee may determine, provided that no offering period may be longer than 27 months. An eligible employee participating in an offering may purchase common stock at a price equal to the lower of 85% of its fair market value at the commencement of the offering period or 85% of its fair market value on the last day of the offering period. Payment for common stock purchased under the plan is made through regular payroll deduction or lump sum cash payment, as determined by the Compensation Committee. The maximum value of common stock an employee may purchase during an offering period is 6% of the employee's compensation during such period, calculated on the basis of the employee's compensation rate on the date the employee elects to participate in that offering.

     The following table sets forth the number of shares of VMARK Common Stock issued under the Employee Purchase Plan during the fiscal year ended December 31, 1996 to the named executive officers, the current executive officers as a group and the non-executive officer employees.

        Robert M. Morrill..................................................        0
        James J. Capeless..................................................    1,707
        Andrew Ridgers.....................................................    1,482
        James K. Walsh.....................................................    1,571
        Thomas M. Palka....................................................      776
        Jason Silvia.......................................................        0
        Current executive officers as a group..............................    3,823
        Non-executive officer employees....................................  153,767

     There are no current plans or proposals to grant awards under the Stock Purchase Plan other than grants made to eligible employees at six month intervals in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the shares of ARDENT Common Stock offered to holders of UNIDATA Common Stock by this Joint Proxy Statement/Prospectus will be passed upon for VMARK by Choate, Hall & Stewart. Certain of the tax consequences of the Merger will be passed upon by Latham & Watkins, New York, with respect to UNIDATA and its stockholders, and by Choate, Hall & Stewart with respect to VMARK and its stockholders. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS".

                                    EXPERTS

     The consolidated financial statements of VMARK and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated in this Joint Proxy Statement/Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of UNIDATA as of June 30, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, included in this Joint Proxy Statement/Prospectus and in the Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            EXPENSES OF SOLICITATION

     VMARK and UNIDATA will share equally the expenses incurred in connection with the printing of this Joint Proxy Statement/Prospectus and each company shall bear the cost of distributing this Joint Proxy Statement/Prospectus to its respective stockholders. UNIDATA and VMARK will each reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of UNIDATA Common Stock and VMARK Common Stock, respectively. Stockholder proxies may be solicited by directors, officers or employees of UNIDATA or VMARK, respectively, in person, by letter or by telephone or telegram. VMARK has retained Corporate Investor Communications, Inc., a proxy solicitation firm, in connection with the solicitation of proxies for the VMARK Special Meeting, at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

                                 OTHER MATTERS

     Neither the VMARK Board nor the UNIDATA Board intends to bring any matters before the VMARK Special Meeting or the UNIDATA Special Meeting, respectively, other than those specifically set forth in the notices of such meetings and neither knows of any matters to be brought before such meetings by others. If any other matters properly come before the VMARK Special Meeting or the UNIDATA Special Meeting, respectively, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the VMARK Board and the UNIDATA Board, respectively.

                      WHERE YOU CAN FIND MORE INFORMATION

     VMARK files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by VMARK at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. VMARK's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     VMARK filed a Registration Statement on Form S-4 to register with the SEC the ARDENT Common Stock to be issued to UNIDATA stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of ARDENT in addition to being a proxy statement of VMARK and UNIDATA for the Special Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows VMARK to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that VMARK can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that VMARK has previously filed with the SEC. These documents contain important information about VMARK and its finances.

           VMARK SEC FILINGS (FILE NO. 0-20059)                         PERIOD
           ------------------------------------                         ------
    Annual Report on Form 10-K                              Year ended December 31, 1996

    Quarterly Reports on Form 10-Q                          Quarters ended March 30, 1997,
                                                            June 29, 1997 and September 28,
                                                            1997

    Description of VMARK's common stock, contained in       Filed on April 8, 1992
    VMARK's Registration Statement on Form 8-A,
    including all amendments and all reports amending
    such description

    Description of VMARK's Junior Preferred Stock           Filed on July 29, 1996
    Purchase Rights attached to each share of VMARK
    common stock, contained in VMARK's Registration
    Statement on Form 8-A

     We also are incorporating by reference additional documents that VMARK may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meeting of VMARK's stockholders.

     VMARK has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to VMARK and UNIDATA has supplied all such information relating to UNIDATA.

     If you are a VMARK stockholder, VMARK may have previously sent you some of the documents incorporated by reference, but anyone may obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone at the following address:

        VMARK Software, Inc.
        50 Washington Street
        Westboro, Massachusetts 01581
        Attention: General Counsel
        (508) 366-3888

     If you would like to request documents from us, please do so by February 3, 1998 to receive them before the special meetings.

     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Merger and the other proposals to be voted on at the VMARK Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated December 31, 1997. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than December 31, 1997, and neither the mailing of the Joint Proxy Statement/Prospectus to stockholders nor the issuance of ARDENT Common Stock in the Merger shall create any implication to the contrary.

                         UNIDATA, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheets as of September 30, 1997 and June 30, 1997 and 1996.......  F-3
Consolidated Statements of Operations for the three months ended September 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995.......................  F-5
Consolidated Statements of Stockholders' Equity.......................................  F-6
Consolidated Statements of Cash Flows.................................................  F-7
Notes to Consolidated Financial Statements............................................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Unidata, Inc. and Subsidiaries:

     We have audited the consolidated balance sheets of Unidata, Inc. and Subsidiaries (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unidata, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.






/s/ COOPERS & LYBRAND L.L.P.
--------------------------------------

Denver, Colorado
September 26, 1997 (except for note 3,
for which the date is
September 30, 1997)

                         UNIDATA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           (ALL AMOUNTS IN THOUSANDS)

                                                             SEPTEMBER 30,     JUNE 30,    JUNE 30,
                                                                 1997            1997        1996
                                                             -------------     --------    --------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents..............................       $   826        $   623     $   812
  Accounts receivable, net of allowance for doubtful             14,179         16,652      16,013
     accounts of $395, $407 and $138 and allowance for
     returns of $2,319, $1,687 and $966..................
  Prepaid expenses.......................................           625            461       1,114
  Deferred tax assets....................................           459            459          19
  Other..................................................           808          1,167         513
                                                                -------        -------     -------
          Total current assets...........................        16,897         19,362      18,471
                                                                -------        -------     -------
Property and equipment:
  Equipment..............................................         6,072          5,607       4,918
  Furniture and fixtures.................................         1,931          1,593       1,585
  Vehicles...............................................           546            611         679
  Software...............................................           834            821         827
                                                                -------        -------     -------
                                                                  9,383          8,632       8,009
  Accumulated depreciation and amortization..............        (5,039)        (4,582)     (3,020)
                                                                -------        -------     -------
     Property and equipment, net.........................         4,344          4,050       4,989
                                                                -------        -------     -------
Other assets:
  Purchased software, net of accumulated amortization of          3,025          3,282       4,298
     $2,238, $1,981 and $953.............................
  Software development costs, net of accumulated                    831            927       1,052
     amortization
     of $1,141, $1,045 and $308..........................
  Deferred income taxes..................................         2,044          1,983       1,563
  Goodwill, net of accumulated amortization of $1,874,            2,703          2,930       3,561
     $1,614 and $535.....................................
  Other..................................................         1,982          1,846         546
                                                                -------        -------     -------
          Total other assets.............................        10,585         10,968      11,020
                                                                -------        -------     -------
            Total assets.................................       $31,826        $34,380     $34,480
                                                                =======        =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         UNIDATA, INC. AND SUBSIDIARIES

                           (ALL AMOUNTS IN THOUSANDS)



                                                             SEPTEMBER 30,     JUNE 30,    JUNE 30,
                                                                 1997            1997        1996
                                                             -------------     --------    --------
                                                              (UNAUDITED)
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable..........................................       $ 2,400        $ 2,500     $ 3,850
  Accounts payable.......................................         2,664          2,795       3,282
  Deferred revenue.......................................         5,001          4,078       3,364
  Accrued liabilities....................................         3,001          3,436       2,863
  Income taxes payable...................................            --          1,054         563
  Obligations under capital leases.......................           158            191         275
  Other..................................................         1,146          1,069         634
                                                                -------        -------     -------
          Total current liabilities......................        14,370         15,123      14,831
                                                                -------        -------     -------
Long-term liabilities:
  Note payable...........................................        10,000         10,000      10,000
  Stockholder notes payable..............................         2,350          2,350       2,350
  Obligations under capital leases.......................            79            112         339
                                                                -------        -------     -------
          Total long-term liabilities....................        12,429         12,462      12,689
                                                                -------        -------     -------
          Total liabilities..............................        26,799         27,585      27,520
                                                                -------        -------     -------
Commitments and contingencies (Note 4)
Stockholders' equity:
  Preferred stock, no par value: 10,000 shares
     authorized; no shares issued or outstanding.........            --             --          --
  Common stock, no par value: 40,000 Class A and 3,000
     Class B shares authorized; 11,663, 11,653 and 11,583
     shares of Class A shares issued and outstanding at
     September 30, 1997 and June 30, 1997 and 1996,
     respectively, and 500 shares of Class B shares
     issued and outstanding at September 30, 1997 and
     June 30, 1997 and 1996, respectively................         6,862          6,851       6,584
  (Accumulated deficit) retained earnings................        (1,643)           (25)        534
  Foreign currency translation adjustment................          (137)            24         (99)
  Stockholder notes receivable...........................           (55)           (55)        (59)
                                                                -------        -------     -------
          Total stockholders' equity.....................         5,027          6,795       6,960
                                                                -------        -------     -------
               Total liabilities and stockholders'
                 equity..................................       $31,826        $34,380     $34,480
                                                                =======        =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         UNIDATA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (ALL AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

                                           THREE MONTHS ENDED
                                     -------------------------------       FISCAL YEARS ENDED JUNE 30,
                                     SEPTEMBER 30,     SEPTEMBER 30,     -------------------------------
                                         1997              1996           1997        1996        1995
                                     -------------     -------------     -------     -------     -------
                                               (UNAUDITED)
Revenue:
  Licenses.........................     $ 4,949           $ 6,059        $29,887     $26,656     $16,853
  Services.........................       4,861             4,014         19,225      14,577       7,504
                                        -------           -------        -------     -------     -------
          Total revenue............       9,810            10,073         49,112      41,233      24,357
                                        -------           -------        -------     -------     -------
Expenses:
  Cost of licenses.................         684               797          3,259       3,584       1,409
  Cost of services.................       3,209             2,547         11,978       8,255       4,864
  Purchased research and
     development (Note 8)..........          --                --             --       4,900          --
  Goodwill amortization............         260               227          1,079         535          --
  General and administrative.......       1,879             1,700          6,786       5,569       3,266
  Sales and marketing..............       3,444             3,455         14,480      13,187       8,875
  Product development and
     engineering...................       2,309             2,019          9,539       7,774       4,265
  Loss on disposal of subsidiary
     and joint venture.............          --                --            602          --          --
                                        -------           -------        -------     -------     -------
          Total costs and
            expenses...............      11,785            10,745         47,723      43,804      22,679
                                        -------           -------        -------     -------     -------
Operating income (loss)............      (1,975)             (672)         1,389      (2,571)      1,678
                                        -------           -------        -------     -------     -------
Other income (expense):
  Interest income..................          19                 3             30          14          18
  Interest expense.................        (450)             (422)        (1,786)     (1,231)       (364)
  Other income (expense), net......           5                 3             21         (25)         69
                                        -------           -------        -------     -------     -------
          Total other expense......        (426)             (416)        (1,735)     (1,242)       (277)
                                        -------           -------        -------     -------     -------
Income (loss) before income
  taxes............................      (2,401)           (1,088)          (346)     (3,813)      1,401
                                        -------           -------        -------     -------     -------
(Provision for) benefit from income
  taxes:
  Current..........................         722                10         (1,050)       (805)       (198)
  Deferred.........................          61               238            837       2,000          61
                                        -------           -------        -------     -------     -------
          Total (provision
            for)benefit from income
            taxes..................         783               248           (213)      1,195        (137)
                                        -------           -------        -------     -------     -------
Net income (loss)..................     $(1,618)          $  (840)       $  (559)    $(2,618)    $ 1,264
                                        =======           =======        =======     =======     =======
Earnings (loss) per share..........     $ (0.13)          $ (0.07)       $ (0.05)    $ (0.23)    $  0.11
Weighted average number of common
  shares and common share
  equivalents outstanding..........      12,157            12,083         12,133      11,498      11,281

  The accompanying notes are an integral part of these consolidated financial statements.

                         UNIDATA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (ALL AMOUNTS IN THOUSANDS)

                                            COMMON STOCK                           FOREIGN
                                 -----------------------------------               CURRENCY    STOCKHOLDER
                                 CLASS A            CLASS B            RETAINED   TRANSLATION     NOTES
                                 SHARES    AMOUNT   SHARES    AMOUNT   EARNINGS   ADJUSTMENT   RECEIVABLE     TOTAL
                                 -------   ------   -------   ------   --------   ----------   -----------   -------
Balance, June 30, 1994.........  10,388    $ 801       --     $  --    $ 2,143      $  (64)       $(236)     $ 2,644
  Net income...................      --       --       --        --      1,264          --           --        1,264
  Stock issued for cash........      55       91       --        --         --          --           --           91
  Purchase and cancellation of
    stock......................     (30)     (33)      --        --        (16)         --           --          (49)
  Payments received on
    stockholder notes..........      --       --       --        --         --          --           55           55
  Foreign currency
    translation................      --       --       --        --         --         (38)          --          (38)
                                 ------    ------     ---    ------    -------      ------        -----      -------
Balance, June 30, 1995.........  10,413      859       --        --      3,391        (102)        (181)       3,967
  Net loss.....................      --       --       --        --     (2,618)         --           --       (2,618)
  Stock issued.................   1,285    3,856      500     2,000         --          --           --        5,856
  Purchase and cancellation of
    stock......................    (115)    (131)      --        --       (239)         --           --         (370)
  Payments received on
    stockholder notes..........      --       --       --        --         --          --          122          122
  Foreign currency
    translation................      --       --       --        --         --           3           --            3
                                 ------    ------     ---    ------    -------      ------        -----      -------
Balance, June 30, 1996.........  11,583    4,584      500     2,000        534         (99)         (59)       6,960
  Net loss.....................      --       --       --        --       (559)         --           --         (559)
  Stock issued for cash........      80      307       --        --         --          --           --          307
  Purchase and cancellation of
    stock......................     (10)     (40)      --        --         --          --           --          (40)
  Payments received on
    stockholder notes..........      --       --       --        --         --          --            4            4
  Foreign currency
    translation................      --       --       --        --         --         123           --          123
                                 ------    ------     ---    ------    -------      ------        -----      -------
Balance, June 30, 1997.........  11,653    4,851      500     2,000        (25)         24          (55)       6,795
Net loss.......................      --       --       --        --     (1,618)         --           --       (1,618)
Stock issued for cash..........      10       11       --        --         --          --           --           11
Foreign currency translation...      --       --       --        --         --        (161)          --         (161)
                                 ------    ------     ---    ------    -------      ------        -----      -------
Balance, September 30, 1997
  (Unaudited)..................  11,663    $4,862     500    $2,000    $(1,643)     $ (137)       $ (55)     $ 5,027
                                 ======    ======     ===    ======    =======      ======        =====      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         UNIDATA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (ALL AMOUNTS IN THOUSANDS)

                                                  THREE MONTHS ENDED
                                             -----------------------------    FISCAL YEAR ENDED JUNE 30,
                                             SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------
                                                 1997            1996         1997       1996      1995
                                             -------------   -------------   -------   --------   -------
                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................     $(1,618)         $ (840)     $  (559)  $ (2,618)  $ 1,264
  Adjustments to reconcile net income
    (loss) to net cash flows provided by
    operating activities:
    Purchased research and development.....          --              --           --      4,900        --
    Consulting services exchanged for
       equipment...........................          --              --           --         --      (607)
    Depreciation and amortization..........       1,136           1,100        4,752      3,085     1,229
    Provision for doubtful accounts or
       returns.............................         879             352        2,129      1,169       574
    Deferred tax benefit...................         (61)           (238)        (837)    (2,000)      (61)
    Loss on disposal of subsidiary and
       joint venture.......................          --              --          602         --        --
    Loss on disposal of fixed assets.......          --              88          251         33        --
  Net change in assets and liabilities (net
    of business acquired):
    Accounts receivable....................       1,594             695       (2,894)    (5,130)   (3,957)
    Prepaids and other current assets......         195             (96)         463       (415)     (342)
    Other assets...........................          --              --       (1,229)       481      (455)
    Accounts payable.......................        (131)           (580)        (599)      (317)    1,358
    Income taxes payable...................      (1,054)           (112)         531        332       144
    Accrued liabilities....................        (435)           (736)         470        644       (31)
    Deferred revenue.......................         923             664          727        222       762
    Other current liabilities..............          77             989          393        359       217
                                                -------          ------      -------   --------   -------
         Net cash provided by operating
            activities.....................       1,505           1,286        4,200        745        95
                                                -------          ------      -------   --------   -------
Cash flows from investing activities:
  Purchase of equipment and software.......        (816)           (471)      (1,169)    (1,802)   (1,114)
  Capitalization of software costs.........          --            (416)        (624)      (665)     (877)
  Purchase of distribution rights..........          --              --         (314)        --      (500)
  Purchase of business, net of cash
    acquired...............................          --            (561)        (561)   (10,512)       --
  Purchase of other long-term assets.......        (170)            (78)        (330)        --        --
                                                -------          ------      -------   --------   -------
         Net cash used in investing
            activities.....................        (986)         (1,526)      (2,998)   (12,979)   (2,491)
                                                 ------          ------      -------   --------   -------
Cash flows from financing activities:
  Proceeds from issuance of notes
    payable................................          --              --           --     11,550     2,650
  Repayments of stockholder loans..........          --               4            4        122        55
  Payments on bank line of credit..........        (100)           (200)      (1,350)      (350)       --
  Payments on obligations under capital
    leases.................................         (66)            (73)        (311)      (321)     (241)
  Proceeds from the issuance of common
    stock..................................          11              --          307      2,025        91
  Repurchase of common stock...............          --              --          (40)      (370)      (49)
                                                -------          ------      -------   --------   -------
         Net cash provided by (used in)
            financing activities...........        (155)           (269)      (1,390)    12,656     2,506
                                                -------          ------      -------   --------   -------
Effect of exchange rates on cash...........        (161)            (31)          (1)         3         1
                                                -------          ------      -------   --------   -------
Net increase (decrease) in cash and cash
  equivalents..............................         203            (540)        (189)       425       111
Cash and cash equivalents, beginning of
  period...................................         623             812          812        387       276
                                                -------          ------      -------   --------   -------
Cash and cash equivalents, end of period...     $   826          $  272      $   623   $    812   $   387
                                                =======          ======      =======   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         UNIDATA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Unidata, Inc., a Colorado corporation, and Subsidiaries (the "Company") develops, markets and supports relational database management software products and services for worldwide on-line applications in networked computing environments. The Company also offers training, consulting and integration services.

  Basis of Presentation

     The consolidated financial statements include the accounts of Unidata, Inc. and its wholly owned subsidiaries, Unidata Asia Pacific Pty. Limited ("Unidata Australasia"), Unidata France S.A. ("Unidata France"), Unidata (UK) Limited ("Unidata UK"), Unidata Spain, S.A. ("Unidata Spain"), and Unidata Canada Inc. ("Unidata Canada"). Effective November 1, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of the System Builder group of companies ("System Builder") -- see Note 8. The acquired assets and operations of System Builder were combined with the Company's operations in the United States ("U.S."), United Kingdom ("UK"), and Australia. The Company purchased the stock and assumed control of the Marine S.A. group of companies known as Patio on July 1, 1996 -- see Note 8. In April 1997, the Company disposed of its subsidiary in Spain for a loss of $488.

  Interim Financial Data

     In the opinion of the Company, the accompanying consolidated financial statements include all adjustments which are of a normal recurring nature necessary to present fairly the Company's financial position at September 30, 1997, and the results of its operations and its cash flows for the three month periods ended September 30, 1997 and September 30, 1996. Although the Company believes that this disclosure is adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the applicable rules and regulations of the Securities and Exchange Commission. The results of operations for the three month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results to be expected for the full year. Information as of September 30, 1997 and 1996 and for the three-month periods then ended is unaudited.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

  Prepaid Expenses

     The Company pays various software vendors for royalties in advance of actual sales of the vendor's products. Such payments are deferred and recognized as expenses as the related products are sold. The Company estimates amounts expected to be expensed during the next fiscal year and classifies such amounts as part of current prepaid assets and any remaining balance as other noncurrent assets. Total advance royalties as of September 30, 1997 and June 30, 1997 and 1996 are $1,569, $1,327 and $883, respectively, of which $357, $106 and $883 are current assets.

  Property and Equipment

     Property and equipment are stated at cost and are depreciated by use of the straight-line method over estimated useful lives ranging from two to five years. Upon retirement or sale, the asset cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

operations. Depreciation expense for the three months ended September 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995 was $522, $439, $1,641, $1,331, and $804, respectively.

     Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases. Repair and maintenance costs are expensed as incurred.

  Software Development Costs

     The cost of establishing the technological feasibility of new products or product enhancements are expensed as incurred as research and development costs ($2,309 and $2,019 for the three months ended September 30, 1997 and 1996, respectively, and $9,539 in fiscal 1997, $7,774 in fiscal 1996 and $4,265 in fiscal 1995). The costs incurred subsequent to the establishment of the technological feasibility of the product and prior to its general release are capitalized. Capitalized costs are amortized on a product-by-product basis using the greater of (a) the ratio that current revenues for a product bear to the total current and anticipated future revenues or (b) the straight-line method over the estimated useful life of three years. Effective July 1, 1996, the Company reduced from five years to three years the estimated useful life of capitalized software development costs. Amortization expense related to capitalized software development costs is included in cost of licenses in the accompanying consolidated statements of operations and was $96, $170, $737, $181 and $128 during the three months ended September 30, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. This change in estimate added $382 in expense to 1997. Without this adjustment, the consolidated statements of operations would have reflected income before income taxes of $36, a net loss of $320, and a loss per share of $0.03.

  Purchased Software

     The Company has purchased source code from various software vendors for inclusion in the Company's products. As part of the System Builder acquisition, $4,500 of the purchase price was assigned to the existing set of products. The Company amortizes these costs over an estimated useful life of five years.

     Amortization expense related to purchased software is included in cost of licenses in the accompanying consolidated statements of operations and was $257, $264, $1,028, $928 and $297 during the three months ended September 30, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively.

  Foreign Currency Translation

     The local currency is the functional currency for all of the Company's foreign subsidiaries. The translation of the functional currencies into U.S. dollars is performed at the exchange rate in effect at the balance sheet date for balance sheet accounts, and at the weighted average exchange rate for revenue and expense accounts. Exchange gains or losses resulting from such translation are included as a separate component of stockholders' equity. The Company does not engage in hedging of currency risks.

  Revenue Recognition

     The Company licenses software directly to end-users and through Value Added Resellers. Revenue from licenses are recognized upon delivery and completion of significant vendor obligations. Prepaid amounts for post-contract customer support are deferred at the time of receipt and are recognized as revenue over the term of the contract on a straight-line basis. Revenue from contracts to provide consulting and other services are recognized primarily on a time and materials basis. For contracts that contain performance milestones, revenue is recognized upon completion of the related milestone. Losses on contracts are recognized when determinable. Sales returns are provided for based on historical rates of return and treated as a reduction of sales and trade receivables.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Product Development and Engineering

     Product development and engineering costs, other than capitalized software costs, are charged to operations when incurred.

  Income Taxes

     The provision for income taxes includes U.S. federal, state, and foreign taxes. Deferred income tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period in which the tax rate change is enacted.

  Distribution Rights

     The Company has purchased the right to exclusively market certain products in the Asian marketplace. The cost of distribution rights are capitalized and amortized on a straight-line basis over the five-year estimated useful life of the rights.

  Earnings (Loss) Per Share

     Earnings (loss) per share is computed using the weighted average number of common shares outstanding plus, when dilutive, the weighted average of outstanding stock options and warrants are included using the treasury stock method. The difference between the primary and fully diluted shares has not been material.

     SFAS No. 128, "Earnings Per Share," issued in February 1997, is effective for periods ending after December 15, 1997. Had SFAS No. 128 been effective during 1997 and 1996, the Company would have presented "basic" and "dilutive" net loss per share. The Company believes that the "basic" and "dilutive" computations under SFAS No. 128 would not have been materially different from the net loss per common share as reported by the Company.

  Accounting for Stock-Based Compensation

     Effective July 1, 1996, the Company adopted the disclosure provisions of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation. In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its employee stock option plans. Note 6 to the Consolidated Financial Statements contains a summary of the pro forma effects on reported net income (loss) and earnings (loss) per share for fiscal year 1997 and 1996 based on the fair value of options and shares granted as prescribed by SFAS No. 123.

  Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of

     Effective July 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The adoption of SFAS No. 121 did not have a material impact on the results of operations or financial position of the Company.

  Goodwill

     Goodwill is amortized on a straight-line basis over the estimated useful life of five years. Management periodically assesses the recoverability of goodwill using qualitative factors. Impairment losses are measured using a discounted cash flow methodology and are recognized when identified.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Concentration of Credit Risk

     Financial instruments which subject the Company to concentration of credit risk consist primarily of trade receivables. The Company extends credit to a diverse industry base both in the U.S. and overseas. The Company's policy is to evaluate each customer's financial condition to determine the credit terms to be extended, which are generally 30 days. There are no customers that represent more than 10% of the total trade receivable balance.

     The Company maintains cash balances with various high quality bank institutions. Balances on deposit with such institutions are sometimes in excess of federally insured amounts.

  Advertising

     Costs associated with advertising are expensed as incurred.

  Fair Value of Financial Instruments

     The Company believes that the carrying value of its notes payable approximate fair value based on the borrowing rates currently available for loans similar in terms and average maturities.

  Use of Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates involve judgments with respect to, among other things, various future economic factors which are difficult to predict and are beyond the control of the Company. Actual amounts could differ from these estimates.

2.  STOCKHOLDER NOTES PAYABLE

     The Company had stockholder notes payable totaling $2,350 at September 30, 1997 and June 30, 1997 and 1996. The loan agreements require quarterly interest payments at a national bank's prime lending rate (8.5% at September 30, 1997 and June 30, 1997 and 8.25% at June 30, 1996) plus 1%. The notes had an original due date of December 31, 1996 and have been extended to December 31, 2003. The notes are not collateralized and have various restrictive covenants which include restrictions on payment of dividends. These notes are subordinated to the notes payable described in Note 3.

3.  NOTES PAYABLE

     The Company has a credit agreement with a bank that provides a revolving line of credit in the amount of $8,000 for working capital needs and the purchase of O2 Technology S.A. (Note 8). Interest accrues at the bank's prime rate (8.5% at September 30, 1997 and June 30, 1997 and 8.25% at June 30, 1996)
plus 1%. The agreement provides for a borrowing base in an amount equal to 80% of eligible accounts receivable, as defined, and is collateralized by substantially all of the assets of the Company and a personal guarantee for amounts drawn in excess of the borrowing base. At September 30, 1997 and June 30, 1997 and 1996, advances of $2,400, $2,500 and $3,850, respectively, had been made against the credit line, with $5,600, $3,616 and $1,704, respectively, remaining available. The Company is required to pay a commitment fee at a rate of .25% per annum on the average daily unused portion of the line. The line is scheduled to expire on February 28, 1998, at which time the Company expects to evaluate the need for the line of credit.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The revolving credit agreement includes various restrictive covenants, the most restrictive of which prohibit or limit the Company's capacity to incur additional indebtedness, and require maintenance of certain financial requirements including tangible net worth, fixed charge coverage and current ratio, as defined in the agreement. The revolving credit agreement also requires the Company to furnish audited financial statements within 90 days after year end. During fiscal 1996, the Company dropped below the minimum net working capital and current ratio requirements, and did not provide audited financial statements within 90 days. The bank waived these covenants as of June 30, 1996 and established new minimum levels for the financial ratios. The Company is currently in compliance with both the original and revised covenant levels at September 30, 1997 and at June 30, 1997.

     The Company has entered into a $10,000 eight-year note with an insurance company that matures in December 2003. Interest accrues at a rate of 11.50% per annum, payable semiannually, with $383 accrued at September 30, 1997 and $96 accrued at June 30, 1997 and 1996. The note is subordinated to all senior debt, as defined. Principal payments of $1,500 are due each year beginning in December 1998 with the balance due at maturity. The Company has the right to prepay $5,000 without a premium. The note agreement includes various restrictive covenants, the most restrictive of which prohibit or limit the Company's capacity to declare dividends or incur additional indebtedness and require maintenance of certain financial requirements including a minimum current ratio, working capital requirement, debt to total capitalization and fixed charges coverage as defined in the agreement. During fiscal 1996, the Company dropped below the minimum net working capital and current ratio requirements. The lender waived compliance with these covenants as of June 30, 1996 and through October 25, 1997, and established new minimum levels. The Company was in compliance with both the original and revised covenant levels at June 30, 1997 but has exceeded the debt to total capitalization limits as of September 30, 1997. The lender has amended the covenants effective September 30, 1997. The Company was in compliance with the amended covenants as of September 30, 1997.

4.  COMMITMENTS AND CONTINGENCIES

     The Company leases property and equipment under various operating leases. Certain of the Company's equipment leases contain fair market value purchase options and renewal terms of varying lengths. The Company's domestic office facility lease requires the Company to pay operating costs, including property taxes, insurance and maintenance and includes a five-year renewal option. Rent expense was $377, $390, $1,715, $1,239 and $756 for the three months ended September 30, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively.

     The Company leases property and equipment under capital leases at an average interest rate of 13% at June 30, 1997 and 1996. Property and equipment held by the Company under capitalized leases consists of equipment of $1,341, less accumulated amortization of $912, $845 and $577 at September 30, 1997 and June 30, 1997 and 1996, respectively.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     At June 30, 1997 minimum annual lease commitments are as follows:

                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                    -------     ---------
        Fiscal year ending June 30:
          1998....................................................    $201        $2,031
          1999....................................................     121         2,009
          2000....................................................      --         1,337
          2001....................................................      --         1,226
          2202 and thereafter.....................................      --           636
                                                                      ----        ------

        Total lease payments......................................     322        $7,239
                                                                                  ======
        Less interest amounts.....................................      19
                                                                      ----
        Total present value.......................................     303
        Less current portion......................................     191
                                                                      ----
        Long-term portion.........................................    $112
                                                                      ====

     The Company is a defendant in a lawsuit filed by a former stockholder related to one sale made by a Unidata value-added reseller in the former stockholder's exclusive territory. In separate legal filings, the plaintiff has claimed damages of $17,000 to $30,000 based on the purported wrongful conduct. The plaintiff claims damages based on the allegation that it agreed to pay a company owned by a relative a $6,000 penalty if unable to ensure its exclusive rights. The plaintiff also claims that future royalties of $11,000 on product sales are at risk as a result of the alleged violation of the exclusive rights. The basis for the $30,000 claim is unknown at this time. The Company has moved to dismiss these actions and compel arbitration pursuant to the agreement between the two parties. The Company denies any wrong doing and intends to vigorously defend against this lawsuit. Given the early stages of the proceeding, the outcome of this claim and the range of loss, if any, cannot be predicted with certainty and no provision for loss has been recorded.

     The Company is subject to other various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. The outcome of these claims cannot be predicted with certainty.

5.  INCOME TAXES

     Income (loss) before taxes for the three months ended September 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995 was as follows:

                                            THREE MONTHS ENDED
                                       -----------------------------
                                       SEPTEMBER 30,   SEPTEMBER 30,
                                           1997            1996         1997     1996      1995
                                       -------------   -------------   ------   -------   ------
                                                (UNAUDITED)
        U.S. ........................     $(1,178)        $  (917)      $ 519   $(3,814)  $  640
        Non-U.S. ....................      (1,223)           (171)       (865)        1      761
                                          -------         -------       -----   -------   ------
                                          $(2,401)        $(1,088)      $(346)  $(3,813)  $1,401
                                          =======         =======       =====   =======   ======

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The provision for (benefit from) income taxes charged (credited) to operations during the three months ended September 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995 was as follows:

                                            THREE MONTHS ENDED
                                       -----------------------------
                                       SEPTEMBER 30,   SEPTEMBER 30,
                                           1997            1996         1997     1996      1995
                                       -------------   -------------   ------   -------   ------
                                                (UNAUDITED)
        Current:
          U.S. federal...............      $ (309)        $    11      $  610   $   553   $  154
          State and local............         (30)              1         106        35       12
          Foreign....................        (383)            (22)        334       217       32
                                           ------         -------      ------   -------   ------
                  Total current......        (722)            (10)      1,050       805      198
                                           ------         -------      ------   -------   ------
        Deferred:
          U.S. federal...............         (56)           (182)       (640)   (1,645)     (24)
          State and local............          (5)            (18)        (62)     (265)     (31)
          Foreign....................          --             (38)       (135)      (90)      (6)
                                           ------         -------      ------   -------   ------
                  Total deferred.....         (61)           (238)       (837)   (2,000)     (61)
                                           ------         -------      ------   -------   ------
                  Total provision
                    (benefit)........      $ (783)        $  (248)     $  213   $(1,195)  $  137
                                           ======         =======      ======   =======   ======

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Temporary differences which result in deferred tax assets and liabilities at June 30, 1997 and 1996 are as follows:

                                                                      1997       1996
                                                                     ------     ------
        Current:
          Deferred tax assets:
          Allowance for doubtful accounts and returns..............  $  505     $  224
          Accrued vacation.........................................     231         92
          Accrued incentive compensation...........................      52         38
          Other accrued items......................................      53         --
                                                                     ------     ------
          Deferred tax assets......................................     841        354
          Deferred tax liabilities:
          Section 481 deferral.....................................    (335)      (335)
          Other....................................................     (47)        --
                                                                     ------     ------
        Net current deferred tax asset.............................  $  459     $   19
                                                                     ======     ======
        Noncurrent:
          Deferred tax assets:
          Research and development and other credit
             carryforwards.........................................  $  255     $  417
          Foreign loss carryforwards...............................     405         --
          Acquired intangibles and distribution rights.............   1,945      1,926
                                                                     ------     ------
                                                                      2,605      2,343
          Valuation allowance......................................    (405)        --
                                                                     ------     ------
                                                                      2,200      2,343
                                                                     ------     ------
        Deferred tax liabilities:
          Section 481 deferral.....................................      --       (335)
          Property and equipment...................................    (184)      (208)
          Capitalized software development costs...................     (33)      (237)
                                                                     ------     ------
                                                                       (217)      (780)
                                                                     ------     ------
        Net noncurrent deferred tax asset..........................  $1,983     $1,563
                                                                     ======     ======

     Management has provided a valuation allowance on a foreign NOL created by the sale of its subsidiary in Spain and the Operating losses incurred by its subsidiary in France as these amounts are not believed to be realizable. The Company has not provided valuation allowances in other jurisdictions with a history of taxable income and taxes paid because future tax losses could be carried back for tax refunds or continued taxable income will more likely than not result in realization of the recorded assets.

     Deferred income taxes are not provided for undistributed earnings of the Company's foreign subsidiaries as it is management's intention to reinvest such earnings in those subsidiaries' operations indefinitely. The Company's cumulative undistributed earnings (loss) from consolidated foreign subsidiaries is approximately $(1,736), $(872) and $277 as of September 30, 1997 and June 30, 1997 and 1996, respectively.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     A reconciliation of federal statutory taxes to the Company's effective tax provision follows:

                                                 1997                   1996                    1995
                                          ------------------     -------------------     ------------------
                                          AMOUNT     PERCENT     AMOUNT      PERCENT     AMOUNT     PERCENT
                                          ------     -------     -------     -------     ------     -------
    Income taxes at federal statutory
      rate..............................  $(118)      (34.0)%    $(1,296)     (34.0)%    $ 476        34.0%
    Increase (decrease) in taxes
      resulting from:
      Foreign income tax rate
        difference......................     18         5.3          127        3.3         --          --
      State taxes, net of federal
        benefit.........................     70        20.3         (125)      (3.3)         7         0.5
      Research and development and other
        credits.........................   (202)      (58.2)          73        1.9       (267)      (19.1)
      Amortization of goodwill in
        foreign locations...............     87        25.2           --         --         --          --
      Change in valuation allowance
        attributed to foreign loss
        carryforwards...................    405       116.7          (32)      (1.0)      (213)      (15.2)
                                          -----        ----      --------     -----      -----       -----
      Other, net........................    (47)      (13.7)          58        1.8        134         9.6
                                          -----        ----      --------     -----      -----       -----
        Total provision for (benefit
          from) income taxes............  $ 213        61.6%     $(1,195)     (31.3)%    $ 137         9.8%
                                          =====        ====      ========     =====      =====       =====

     At June 30, 1997 and 1996, the Company had approximately $68 and $288, respectively, in research and development tax credit carryforwards. These credits expire through 2010.

6.  STOCKHOLDERS' EQUITY

  Common and Preferred Stock

     During fiscal 1996, the Board of Directors authorized an additional 3,000,000 shares of nonvoting Class B common stock of which 500,000 shares have been issued. Class B common stock is convertible into Class A common stock at the option of the holder on a one-for-one basis. Also during fiscal 1996, the Company issued 1,278,000 shares of Class A common stock as partial consideration for a purchase of the technology and net assets of System Builder. The Company has authorized 40,000,000 shares of Class A common stock, 3,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock all with no par value assigned. The Company has not declared or paid any dividends during the last three fiscal years.

  Stock Option Plans

     The Company has adopted stock option plans (the "Plans") for officers, directors and employees. The Company typically reserves 800,000 shares of its common stock each year for issuance under the Plans. Any shares reserved for but not granted in the year are canceled. The Plans provide that options must not have a term of more than ten years after the date of the grant, and will vest at rates ranging from 25% to 33 1/3% per year from the date of grant. Option exercise prices equal or exceed estimated fair value of the stock at the date of grant as determined by the Board of Directors.

     During 1996, an employee exercised options to purchase 150,000 shares of common stock at the exercise price of $1.125 per share and simultaneously sold these shares back to the Company for $3.52 per share, in connection with the employee's termination. The buyback price represented the estimated fair value of the stock at the date of the transaction. Compensation expense of $359 was recognized pursuant to this transaction.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Changes in options outstanding under the Plans for the three months ended September 30, 1997, and the the fiscal years ended June 30, 1997, 1996 and 1995 are as follows:

                                                                              WEIGHTED      WEIGHTED
                                               SHARES                         AVERAGE       AVERAGE
                                                UNDER         EXERCISE         OPTION      REMAINING
                                               OPTION           PRICE          PRICE         LIVES
                                              ---------     -------------     --------     ----------
Balance at June 30, 1994....................  1,404,000     $0.70 - $1.72
  Granted...................................    372,000     $2.40 - $3.40
  Canceled..................................     (8,000)    $0.70 - $1.72
                                              ---------
Balance at June 30, 1995....................  1,768,000     $0.70 - $3.40      $1.54
  Granted...................................    550,000     $3.02 - $4.00       3.56
  Canceled..................................   (394,000)    $1.13 - $4.00       1.48
                                              ---------
Balance at June 30, 1996....................  1,924,000                         2.11
  Granted...................................    300,000             $4.00       4.00
  Canceled..................................   (161,000)    $1.72 - $4.00       3.08
  Exercised.................................     (6,000)    $1.13 - $2.40       1.78
                                              ---------
Balance at June 30, 1997....................  2,057,000     $0.70 - $4.00       2.30       7.00 years
  Granted...................................    129,500             $4.00       4.00
  Canceled..................................     (2,000)            $4.00       4.00
  Exercised.................................     (9,500)    $1.12 - $3.02      $1.22
                                              ---------
Balance at September 30, 1997...............  2,175,000     $0.70 - $4.00      $2.40
                                              =========

     Of the shares under option at June 30, 1997, 1,355,000 were vested and exercisable as of June 30, 1997 at exercise prices ranging from $0.70 to $4.00 with a weighted average exercise price of $1.69.

     The options granted during 1997 had a weighted average exercise price of $4.00 and an estimated market value of $2.94 per share.

     The options granted during 1996 had a weighted average exercise price of $3.56 and an estimated market value of $2.61 per share.

     Had compensation cost been determined based on the fair value at grant dates for stock option awards consistent with SFAS No. 123, the Company's net loss and loss per share for the years ended June 30, 1997 and 1996, would have been increased to the pro forma amounts indicated below:

                                                                     1997       1996
                                                                    ------     -------
        Net loss:
          As reported.............................................  $ (559)    $(2,618)
          Pro forma...............................................  $ (647)    $(2,658)
        Net loss per share:
          As reported.............................................  $(0.05)    $ (0.23)
          Pro forma...............................................  $(0.05)    $ (0.23)

     The pro forma compensation expense based on the fair value of the options is estimated on the grant date using the minimum value method with the following assumptions used for grants: no dividend yield per share, a risk free rate of return of 6.35% and an expected life of the options of five years.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Executive Stock Purchase Program

     The Company adopted an Executive Stock Purchase Program for key employees during fiscal 1993. The Company has issued 383,000 shares of common stock for $431 under the program. All stock purchases have been at prices equal to the estimated fair value (as determined by the Board of Directors). Loans in the form of notes receivable, bearing interest at 5%, were issued to finance a portion of the common stock. The loans are for a term of three years and require repayment in three equal annual installments plus accrued interest. Loans granted under the programs are full recourse loans and are collateralized by the related common stock. Notes receivable of $55, $55 and $59 are recorded as a reduction of stockholders' equity at September 30, 1997 and June 30, 1997 and 1996, respectively.

  Warrants

     The Company has issued warrants to existing stockholders to acquire 505,000 shares of its common stock. The warrants are exercisable after December 1997 but before December 2004 at exercise prices ranging from $1 to $3.83.

7.  THE EMPLOYEE SAVINGS PLAN

     The Company adopted a 401(k) Employee Retirement Savings Plan (the "Plan") in fiscal 1993. The Plan is a defined contribution savings plan available to all U.S. employees of the Company who have attained the minimum eligibility requirements.

     Participants may elect to contribute to the Plan, subject to limitations imposed by provisions of the tax law. The Company matches 50% of the first 6% of the individual participant contributions. The Company's contribution vests at a rate of 25% after two years of service, 50% after three years, 75% after four years and 100% after five years. The Company contributed $87, $77, $283, $223 and $152 to the Plan for the three months ended September 30, 1997 and 1996 and the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

8.  ASSET ACQUISITION

     Effective November 1, 1995, the Company acquired substantially all the assets and assumed $2,981 in liabilities of System Builder, a software tools development company. The Company paid cash of $10,000 and issued 1,278,000 shares of Class A common stock. The shares were valued at approximately $3 per share, determined on a basis consistent with the Company's valuation methodology used for its stock option plans (Note 6). The cash for this acquisition was provided by an insurance company pursuant to a lending agreement (Note 3). Transaction costs totaling $512 net of cash acquired of approximately $60 were also included as part of the purchase price.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The System Builder acquisition was accounted for under the purchase method of accounting. The total net purchase price of $14,343 was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon an outside appraisal of the estimated fair values on the acquisition date. The purchase price allocation was as follows:

        Current assets.....................................................  $ 2,699
        Liabilities assumed................................................   (2,981)
        Property and equipment.............................................    1,087
        Other noncurrent assets............................................       42
        Capitalized software...............................................    4,500
        In-process research and development................................    4,900
        Goodwill...........................................................    4,096
                                                                             -------
                                                                             $14,343
                                                                             =======

     The in-process research and development of $4,900 was expensed at acquisition as the technological feasibility of the related products had not been demonstrated as of that date and this technology had no alternative future use.

     For fiscal 1996 and 1995, the unaudited pro forma information of the Company as if the acquisition with System Builder had occurred at the beginning of the year, is as follows:

                                                                FISCAL YEAR     FISCAL YEAR
                                                                   1996            1995
                                                                -----------     -----------
        Sales.................................................    $44,458         $34,964
        Net income (loss).....................................    $(3,182)        $   525
        Shares outstanding....................................    $12,132         $13,564
        Earnings (loss) per share.............................    $ (0.26)        $  0.04

     Effective July 1, 1996, the Company acquired the stock of Marine S.A., a French software distributor, known as Patio ("Patio"). The Company paid cash of $400 and a future amount payable of the greater of $267 or an amount equal to
1.47 times calendar 1997 and 1998 earnings of the related subsidiary. Transaction costs totaling $88 net of cash acquired of approximately $194 were also included as part of the purchase price.

     The Patio acquisition was accounted for under the purchase method of accounting. The total purchase price of $561 was allocated to tangible and intangible assets acquired and liabilities assumed based upon estimated fair values on the acquisition date. The purchase price allocation was as follows:

                Current Assets.......................................  $ 379
                Liabilities Assumed..................................   (299)
                Property and Equipment...............................    425
                Other Noncurrent Assets..............................     24
                Goodwill.............................................     32
                                                                       -----
                                                                       $ 561
                                                                       =====

     The Patio acquisition took place on the first day of fiscal 1997, and the results of the combined operation are included in the consolidated statements of operations for all of fiscal 1997.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     For fiscal 1996, the unaudited pro forma information of the Company as if the acquisition with Patio had occurred at the beginning of the year, is as follows:

                                                                    FISCAL YEAR
                                                                       1996
                                                                    -----------
                Sales.............................................    $44,026
                Net (loss)........................................    $(2,397)
                Shares outstanding................................    $11,498
                (Loss) per share..................................    $ (0.21)

     During fiscal 1997, the Company entered into a letter of intent to acquire, as a purchase, the stock of O2 Technology S.A., a leading provider of object-oriented databases.

9.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  Noncash Investing and Financing Activities

     Capital lease obligations were incurred for property and equipment of $420 and $259 in fiscal years 1996 and 1995, respectively.

     In connection with the acquisition of System Builder during 1996, the Company issued 1,278,000 shares of Class A common stock, valued at approximately $3 per share (Note 8).

  Supplemental Cash Flow Information

     The Company paid $769, $116, $651, $286 and $53 in income taxes in the quarters ended September 30, 1997 and 1996 and the fiscal years 1997, 1996 and 1995, respectively, and paid $108, $79, $1,786, $1,135 and $451 for interest on debt in the quarters ended September 30, 1997 and 1996 and the fiscal years 1997, 1996 and 1995, respectively. No amounts of interest were capitalized in either fiscal year.

10.  DISTRIBUTION RIGHTS

     The Company acquired rights to market, distribute and/or sublicense certain of its software products in 1995 for $500, as well as rights to market, distribute and/or sublicense the System Builder suite of products in 1997 for $312. Such costs, net of amortization, are included in other assets in the accompanying consolidated balance sheet.

                         UNIDATA, INC. AND SUBSIDIARIES

               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

11.  GEOGRAPHIC DATA

     The Company operates in one industry segment consisting of the development, marketing and support of software for the development and execution of commercial applications for standard operating systems. Financial information by geographic region for the years ended June 30, 1997, 1996 and 1995 is as follows:

                                 NORTH             UNITED KINGDOM/   AUSTRALIA/
                                AMERICA   FRANCE   REST OF EUROPE       ASIA      ELIMINATION    TOTAL
                                -------   ------   ---------------   ----------   -----------   -------
    Three Months Ended
    September 30, 1997:
      Sales...................  $ 8,162   $  204        $1,381         $  749       $  (686)    $ 9,810
      Net income (loss).......  $  (777)    (118)         (480)          (266)           23      (1,618)
      Assets..................   27,719    1,313         5,226          2,557        (4,989)     31,826

    Fiscal Year 1997:
      Sales...................  $37,110   $1,127        $9,739         $4,355       $(3,219)    $49,112
      Net income (loss).......      446     (339)         (740)            78            (4)       (559)
      Assets..................   28,168    1,391         6,990          2,629        (4,798)     34,380

    Fiscal Year 1996:
      Sales...................  $32,743   $  563        $8,533         $1,928       $(2,534)    $41,233
      Net income (loss).......   (2,416)    (337)          148             (9)           (4)     (2,618)
      Assets..................   31,326      622         6,625          2,084        (6,177)     34,480

    Fiscal Year 1995:
      Sales...................  $17,909   $  845        $3,834         $1,887       $  (118)    $24,357
      Net income (loss).......      528      519            53            168            (4)      1,264
      Net assets..............   13,958      234         3,594            803        (2,109)     16,480

12.  RELATED PARTIES

     During 1996, the Company issued a note payable to an insurance company and affiliates (see Note 3). The insurance company is a stockholder and holds warrants to purchase 250,000 shares of common stock. The Company has engaged this insurance company to provide medical and life insurance for employees as well as administer the Company's 401K plan. During fiscal 1997 and 1996, payments to the insurance company for interest on the note totaled $1,150 and $582, respectively. Payments for insurance benefits totaled $177, $147, $809 and $251, for the three months ended September 30, 1997 and 1996 and the year ended June 30, 1997 and 1996, respectively.

     During 1996, the Company issued warrants to purchase 255,000 shares of common stock to a director and his brother, both of whom are stockholders of the Company (Note 6).

     The Company has paid $222, $228 and $223 in interest to a stockholder and director during fiscal 1997, 1996 and 1995, respectively, on an outstanding loan of $2,350. The rate charged is the same as those paid to another unaffiliated bank for working capital loans.

     Included in other current assets and stockholders' equity are note receivables from officers of the Company of $128 as of September 30, 1997 and $113 as of June 30, 1997 and 1996, respectively. The majority of these notes are demand notes and bear interest at 5% to 10%.

     A director and stockholder of the Company is a partner in a law firm engaged by the Company to provide legal services. The Company has paid $57, $43, $279, $298 and $1 in legal services to this law firm during the three months ended September 30, 1997 and 1996 and the fiscal years ending 1997, 1996 and 1995, respectively. Outstanding legal fees to this law firm were $47, $33 and $31 as of September 30, 1997 and June 30, 1997 and 1996, respectively.

     A stockholder of two of the Company's customers has also been a director and stockholder of the Company since 1995. Total billings to these customers were $115, $106, $539 and $454 during the three months ended September 30, 1997 and 1996 and the fiscal years ending 1997 and 1996, respectively. Accounts receivable due from these customers were $252, $349 and $302 as of June 30, 1997 and 1996, respectively.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                               AND REORGANIZATION

                                 BY AND BETWEEN

                              VMARK SOFTWARE, INC.

                                      and

                                 UNIDATA, INC.




















                          Dated as of October 7, 1997,
                         as amended on November 7, 1997

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

ARTICLE I THE MERGER.....................................................    2

  Section 1.01. Merger; Effective Time...................................    2
  Section 1.02. Closing..................................................    2
  Section 1.03. Effect of the Merger.....................................    2
  Section 1.04. Certificate of Incorporation; By-laws....................    2
  Section 1.05. Directors and Officers...................................    3
  Section 1.06. Effect on Capital Stock..................................    3
  Section 1.07. Exchange of Certificates.................................    4
  Section 1.08. Stock Transfer Books.....................................    5
  Section 1.09. Dissenting Shares........................................    5
  Section 1.10. No Further Ownership Rights in UNIDATA Common Stock......    5
  Section 1.11. Lost, Stolen or Destroyed Certificates...................    6
  Section 1.12. Tax and Accounting Consequences..........................    6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF UNIDATA.....................    6

  Section 2.01. Organization.............................................    6
  Section 2.02. Capitalization...........................................    6
  Section 2.03. Qualification in Foreign Jurisdictions...................    7
  Section 2.04. Authority Relative to this Agreement.....................    7
  Section 2.05. No Conflict: Required Filings and Consents...............    7
  Section 2.06. Compliance; Permits......................................    8
  Section 2.07. Financial Statements.....................................    8
  Section 2.08. Absence of Certain Changes or Events.....................    8
  Section 2.09. Material Contracts.......................................    8
  Section 2.10. Accounts Receivable......................................    9
  Section 2.11. No Undisclosed Liabilities...............................    9
  Section 2.12. Absence of Litigation....................................    9
  Section 2.13. Employee Benefit Plans; Employment Agreements............    9
  Section 2.14. Labor Matters............................................   12
  Section 2.15. Restrictions on Business Activities......................   12
  Section 2.16. Real Property............................................   12
  Section 2.17. Taxes....................................................   12
  Section 2.18. Environmental Matters....................................   14
  Section 2.19. Brokers..................................................   15
  Section 2.20. Intellectual Property....................................   15
  Section 2.21. Interested Party Transactions............................   16
  Section 2.22. Insurance................................................   17
  Section 2.23. Vote Required............................................   17
  Section 2.24. Pooling Matters..........................................   17

                                                                           PAGE
                                                                           ----

  Section 2.25. Other Negotiations.......................................   17
  Section 2.26. Full Disclosure..........................................   17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF VMARK......................   18

  Section 3.01. Organization.............................................   18
  Section 3.02. Capitalization...........................................   18
  Section 3.03. Qualification in Foreign Jurisdictions...................   18
  Section 3.04. Authority Relative to this Agreement.....................   18
  Section 3.05. No Conflict: Required Filings and Consents...............   19
  Section 3.06. Compliance; Permits......................................   19
  Section 3.07. SEC Filings..............................................   19
  Section 3.08. Financial Statements.....................................   20
  Section 3.09. Absence of Certain Changes or Events.....................   20
  Section 3.10. Material Contracts.......................................   20
  Section 3.11. Accounts Receivable......................................   21
  Section 3.12. No Undisclosed Liabilities...............................   21
  Section 3.13. Absence of Litigation....................................   21
  Section 3.14. Employee Benefit Plans; Employment Agreements............   21
  Section 3.15. Labor Matters............................................   23
  Section 3.16. Restrictions on Business Activities......................   23
  Section 3.17. Real Property............................................   24
  Section 3.18. Taxes....................................................   24
  Section 3.19. Environmental Matters....................................   25
  Section 3.20. Brokers..................................................   26
  Section 3.21. Intellectual Property....................................   26
  Section 3.22. Interested Party Transactions............................   28
  Section 3.23. Insurance................................................   28
  Section 3.24. Vote Required............................................   28
  Section 3.25. Pooling Matters..........................................   28
  Section 3.26. Opinion of Financial Advisor.............................   28
  Section 3.27. Other Negotiations.......................................   28
  Section 3.28. Full Disclosure..........................................   28
  Section 3.29. Rights Plan; Antitakeover Law............................   29

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER........................   29

  Section 4.01. Conduct of Business by UNIDATA and VMARK
                Pending the Merger.......................................   29
  Section 4.02. No Solicitation by UNIDATA or VMARK......................   31

ARTICLE V ADDITIONAL AGREEMENTS..........................................   31

  Section 5.01. Joint Proxy Statement/Prospectus; Registration
                Statement................................................   31
  Section 5.02. Stockholders' Meetings...................................   32
  Section 5.03. Access to Information: Confidentiality...................   32

                                                                            PAGE
                                                                            ----

  Section 5.04. Consents, Approvals.......................................   32
  Section 5.05. Stock Options.............................................   33
  Section 5.06. Warrants..................................................   33
  Section 5.07. Notification of Certain Matters...........................   34
  Section 5.08. Further Action/Tax Treatment..............................   34
  Section 5.09. Public Announcements......................................   34
  Section 5.10. Quotation of VMARK Common Stock on Nasdaq.................   34
  Section 5.11. Accountant's Comfort Letters..............................   34
  Section 5.12. Pooling Accounting Treatment..............................   34
  Section 5.13. Indemnification; Directors' and Officers' Insurance.......   34
  Section 5.14. Employee Benefits.........................................   35
  Section 5.15. Name of the Surviving Corporation.........................   35
  Section 5.16. Stockholder Litigation....................................   36
  Section 5.17. Registration Rights.......................................   36
  Section 5.18. Fairness Opinion; Restructuring...........................   36

ARTICLE VI CONDITIONS TO THE MERGER.......................................   36

  Section 6.01. Conditions to Obligation of Each Party to Effect
                the Merger................................................   36
  Section 6.02. Additional Conditions to Obligation of VMARK..............   37
  Section 6.03. Additional Conditions to Obligation of UNIDATA............   37

ARTICLE VII TERMINATION...................................................   37

  Section 7.01. Termination...............................................   37
  Section 7.02. Effect of Termination.....................................   39
  Section 7.03. Fees and Expenses.........................................   39

ARTICLE VIII GENERAL PROVISIONS...........................................   40

  Section 8.01. Effectiveness of Representations, Warranties and
                Agreements; Knowledge, Etc................................   40
  Section 8.02. Notices...................................................   40
  Section 8.03. Certain Definitions.......................................   41
  Section 8.04. Amendment.................................................   42
  Section 8.05. Waiver....................................................   42
  Section 8.06. Severability..............................................   42
  Section 8.07. Entire Agreement..........................................   42
  Section 8.08. Assignment................................................   42
  Section 8.09. Parties in Interest.......................................   43
  Section 8.10. Failure or Indulgence Not Waiver; Remedies Cumulative.....   43
  Section 8.11. Governing Law.............................................   43
  Section 8.12. Counterparts..............................................   43

SCHEDULE
--------

 1.05      Officers and Directors of Surviving Corporation
 2.01(b)   Subsidiaries
 2.02      Capitalization; Stock Options
 2.03      Qualification in Foreign Jurisdictions
 2.05(a)   Conflicts, Required Filings and Consents
 2.06(a)   Compliance
 2.06(b)   List of Licenses, Permits and Authorizations
 2.08(b)   Certain Changes or Events
 2.09(a)   UNIDATA Material Contracts
 2.11      Undisclosed Liabilities
 2.12      UNIDATA Litigation
 2.13(a)   List of Employee Benefit Plans
 2.13(b)   Matters Concerning Employee Benefit Plans
 2.13(c)   List of Outstanding Options and Option Holders
 2.13(d)   Certain Employment Agreements
 2.14      Labor Matters
 2.15      Restrictions on Business Activities
 2.16(a)   Real Property Owned by UNIDATA
 2.16(b)   Real Property Leased by UNIDATA
 2.17(b)   Tax Returns
 2.17(c)   Certain Tax Matters
 2.18      Environmental Matters
 2.20(a)   List of UNIDATA Intellectual Property Rights
 2.20(b)   Certain Intellectual Property Rights Matters
 2.20(d)   Source Code
 2.20(f)   Protection of UNIDATA Intellectual Property Rights
 2.20(g)   Royalties
 2.21      Interested Party Transactions
 2.22      Insurance
 2.25      UNIDATA's Other Negotiations
 3.01(b)   Subsidiaries
 3.02      Capitalization; Stock Options
 3.05(a)   Conflicts, Required Filings and Consents
 3.06(a)   Compliance
 3.06(b)   List of Licenses, Permits and Authorizations
 3.09      Certain Changes or Events
 3.10(a)   VMARK Material Contracts
 3.12      Undisclosed Liabilities
 3.13      VMARK Litigation
 3.14(a)   List of Employee Benefit Plans
 3.14(b)   Matters Concerning Employee Benefit Plans

SCHEDULE
--------

 3.14(c)   List of Outstanding Options and Option Holders
 3.14(d)   Certain Employment Agreements
 3.15      Labor Matters
 3.16      Restrictions on Business Activities
 3.17(a)   Real Property Owned by VMARK
 3.17(b)   Real Property Leased by VMARK
 3.18(a)   Tax Returns
 3.18(b)   Certain Tax Matters
 3.19      Environmental Matters
 3.21(a)   List of VMARK Intellectual Property Rights
 3.21(b)   Certain Intellectual Property Rights Matters
 3.21(d)   Source Code
 3.21(f)   Protection of VMARK Intellectual Property Rights
 3.21(g)   Royalties
 3.22      Interested Party Transactions
 3.23      Insurance
 3.27      VMARK's Other Negotiations
 4.01      Permitted Transaction
 5.14(d)   Executives Provided Split-Dollar Insurance

                             TABLE OF DEFINED TERMS

                                                                       SECTION
                                                                       -------

Acquisition Proposal.................................................  4.02(a)
Affiliates...........................................................  8.03(a)
Agreement............................................................  Preamble
Articles of Merger...................................................  1.01
Authorizations.......................................................  2.06(b)
Beneficial Owner.....................................................  8.03(b)
Blue Sky Laws........................................................  2.05(b)
Business Day.........................................................  8.03(c)
Cancelled Shares.....................................................  1.06(b)
Certificate of Merger................................................  1.01
Certificates.........................................................  1.07(b)
Code.................................................................  Recitals
Colorado Law.........................................................  Recitals
Confidentiality Agreements...........................................  5.03
Control..............................................................  8.03(d)
Delaware Law.........................................................  Recitals
Dissenting Shares....................................................  1.09(a)
Effective Time.......................................................  1.01
ERISA................................................................  2.13(a)
Escrow Agents........................................................  1.07(g)
Escrow Agreement.....................................................  1.07(g)
Escrowed Shares......................................................  1.07(g)
Exchange Act.........................................................  2.09(a)
Exchange Agent.......................................................  1.07(a)
Exchange Ratio.......................................................  1.06(a)
Group Health Plan....................................................  5.14(c)
Injunction...........................................................  6.01(c)
ISO..................................................................  2.13(c)
Joint Proxy Statement/Prospectus.....................................  2.26(b)
Lost Certificate.....................................................  1.11
Material Adverse Effect..............................................  8.03(e)
Merger...............................................................  Recitals
Merger Consideration.................................................  1.07(b)
O2...................................................................  4.01
O2 Transaction.......................................................  4.01
Outside Date.........................................................  7.01(b)
Person...............................................................  8.03(f)
Registration Statement...............................................  5.01
SEC..................................................................  2.09(a)
Securities Act.......................................................  2.05(b)
Share................................................................  1.06(a)
Stock Option.........................................................  5.05(a)
Stock Option Agreements..............................................  Recitals
Stockholders' Meetings...............................................  2.25(b)
Subsidiary...........................................................  8.03(g)
Surviving Corporation................................................  1.01

                                                                        SECTION
                                                                        -------

Tax...................................................................  2.17(a)
Tax Returns...........................................................  2.17(a)
Terminating Breach....................................................  7.01(e)
UNIDATA...............................................................  Preamble
UNIDATA Balance Sheet.................................................  2.07(a)
UNIDATA Class A Common Stock..........................................  1.06(a)
UNIDATA Class B Common Stock..........................................  1.06(a)
UNIDATA Common Stock..................................................  1.06(a)
UNIDATA Documentation.................................................  2.20(a)
UNIDATA Employee Plans................................................  2.13(a)
UNIDATA ERISA Affiliate...............................................  2.13(a)
UNIDATA Intellectual Property Rights..................................  2.20(a)
UNIDATA Material Contracts............................................  2.09(a)
UNIDATA software......................................................  2.20(a)
UNIDATA Stock Option Plans............................................  5.05
UNIDATA Stockholder Support Agreement.................................  Recitals
UNIDATA Stockholders' Meeting.........................................  2.26(b)
UNIDATA Stock Option Agreement........................................  Recitals
UNIDATA Third Party Intellectual Property Rights......................  2.20(a)
VMARK.................................................................  Preamble
VMARK Authorizations..................................................  3.06(b)
VMARK Certificates....................................................  1.07(b)
VMARK Common Stock....................................................  1.06(a)
VMARK Documentation...................................................  3.12(a)
VMARK Employee Plans..................................................  3.14(a)
VMARK ERISA Affiliate.................................................  3.14(a)
VMARK Intellectual Property Rights....................................  3.21(a)
VMARK Material Contracts..............................................  3.10(a)
VMARK Rights Plan.....................................................  3.29
VMARK SEC Reports.....................................................  3.07(a)
VMARK Software........................................................  3.12(a)
VMARK Stockholders' Meeting...........................................  2.26(b)
VMARK Stockholder Support Agreement...................................  Recitals
VMARK Stock Option Agreement..........................................  Recitals
VMARK Third Party Intellectual Property Rights........................  3.21(a)

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 7, 1997, as amended on November 7, 1997 (this "Agreement"), between VMARK SOFTWARE, INC., a Delaware corporation ("VMARK"), and UNIDATA, INC., a Colorado corporation ("UNIDATA").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of VMARK and UNIDATA have determined that it is advisable and in the best interests of their respective stockholders for VMARK and UNIDATA to enter into a strategic business combination upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of VMARK has received an opinion from Volpe Brown Whelan & Company, LLC, that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of VMARK; and

     WHEREAS, in furtherance of such combination, the Boards of Directors of VMARK and UNIDATA have each approved the merger (the "Merger") of UNIDATA with and into VMARK in accordance with the applicable provisions of the Delaware General Corporation Law (the "Delaware Law") and the Colorado Business Corporation Act (the "Colorado Law") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of UNIDATA's and VMARK's willingness to enter into this Agreement, UNIDATA and VMARK have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "UNIDATA Stock Option Agreement"), pursuant to which VMARK granted UNIDATA an option to purchase shares of common stock of VMARK under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "VMARK Stock Option Agreement" and, together with the UNIDATA Stock Option Agreement, the "Stock Option Agreements"), pursuant to which UNIDATA granted VMARK an option to purchase shares of common stock of UNIDATA under certain circumstances; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of UNIDATA's and VMARK's willingness to enter into this Agreement, (i) certain stockholders of UNIDATA have entered into Stockholder Support Agreements with VMARK dated as of the date of this Agreement, (collectively, the "UNIDATA Stockholder Support Agreement"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of UNIDATA beneficially owned by them in favor of adoption of the Merger and (ii) certain stockholders of VMARK have entered into a Stockholder Support Agreement with UNIDATA dated as of the date of this Agreement, (the "VMARK Stockholder Support Agreement"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of VMARK beneficially owned by them in favor of adoption of the Merger; and

     WHEREAS, VMARK and UNIDATA intend this Agreement to be a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, VMARK and UNIDATA hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01. Merger; Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, the Delaware Law and the Colorado Law, UNIDATA shall be merged with and into VMARK and VMARK shall continue as the surviving corporation. VMARK as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." As promptly as practicable after the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, UNIDATA and VMARK shall cause the Merger to be consummated by filing (a) a certificate of merger as contemplated by Section 252 of the Delaware Law (the "Certificate of Merger"), together with any required related instruments, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the applicable provisions of, the Delaware Law, and (b) articles of merger as contemplated by Section 7-111-105 of the Colorado Law (the "Articles of Merger"), together with any required related instruments, with the Secretary of State of Colorado, in such form as required by, and executed in accordance with the applicable provisions of, the Colorado Law (the time of the later of such filings being referred to herein as the "Effective Time").

     Section 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of all the conditions set forth in Article VI, the consummation of the Merger shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, unless another time or place is agreed to in writing by UNIDATA and VMARK.

     Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the applicable provisions of the Delaware law, the Articles of Merger and the applicable provisions of the Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of UNIDATA shall vest in the Surviving Corporation, and all debts, liabilities and duties of UNIDATA shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.04. Certificate of Incorporation; By-laws.

          (a) Certificate of Incorporation. The Certificate of Incorporation of VMARK, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the Delaware Law and said Certificate of Incorporation except that said Certificate of Incorporation shall be amended as of the Effective Time (i) to increase the number of shares of VMARK Common Stock to 40,000,000 and (ii) to change its name if a name is selected pursuant to Section 5.15 hereof.

          (b) By-laws. The By-laws of VMARK, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and said By-laws except that said By-laws shall be amended as of the Effective Time to establish separate corporate executive positions for the President and Chief Executive Officer, the duties of such officers to be determined by the directors of the Surviving Corporation after the Effective Time.

     Section 1.05. Directors and Officers.

          (a) VMARK shall cause (i) the directors comprising the full Board of Directors of VMARK immediately prior to the Effective Time to consist of six persons, of whom three shall be designated by VMARK and three shall be designated by UNIDATA, (ii) each Committee of the Board of Directors of VMARK immediately prior to the Effective Time to be composed of an equal number of directors designated by UNIDATA and by VMARK and, (iii) each class of directors of VMARK immediately prior to the Effective Time to consist of one designee of VMARK and one of UNIDATA, as designated by the respective parties. The initial directors and committees of the Surviving Corporation shall be the directors (each of whom shall retain his current term) and committees of VMARK designated and elected or appointed pursuant to the preceding sentence.

     Immediately prior to the Effective Time, VMARK shall cause the persons listed on Schedule 1.05(b) to be named officers of VMARK, holding the positions herein indicated; provided, that if any such person is unwilling or unable to serve in such position, such position shall remain unfilled unless and until VMARK and UNIDATA agree on a replacement. The initial officers of the Surviving Corporation shall be the officers elected pursuant to the preceding sentence.

     Section 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of VMARK or UNIDATA or the holders of any securities issued by either of them:

          (a) Conversion of UNIDATA Common Stock. Each share (a "Share") of UNIDATA's Class A common stock, no par value (the "UNIDATA Class A Common Stock") and Class B Common Stock, no par value (the "UNIDATA Class B Common Stock" and together with the UNIDATA Class A Common Stock, the "UNIDATA Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares, as defined in Section 1.09) shall be converted, subject to Sections 1.06(d) and 1.07(f) and (g), into the right to receive
     0.44765 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of VMARK common stock, $.01 par value per share ("VMARK Common Stock") and a pro rata right under the VMARK Rights Plan (as defined Section 3.29).

          (b) Cancellation of UNIDATA Common Stock. Each Share held in the treasury of UNIDATA and each Share owned by any direct or indirect subsidiary of UNIDATA immediately prior to the Effective Time (the "Cancelled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be canceled and retired without payment of any consideration therefor.

          (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any subdivision, combination, stock dividend (including any dividend or distribution of securities convertible into VMARK Common Stock or UNIDATA Common Stock), reorganization, recapitalization or similar capital change with respect to VMARK Common Stock or UNIDATA Common Stock occurring after the date hereof and prior to the Effective Time, other than in connection with UNIDATA's consummation of the O2 Acquisition (as defined in Section 4.01).

          (d) Fractional Shares. No fraction of a share of VMARK Common Stock shall be issued, but in lieu thereof each holder of UNIDATA Common Stock who would otherwise be entitled to a fraction of a share of VMARK Common Stock (after aggregating all fractional shares of VMARK Common Stock to be received by such holder and providing for any amounts or shares to be withheld or delivered into escrow pursuant to Section 1.07(f) and (g), it being the intention of the parties that no holder of UNIDATA Common Stock will receive cash in an amount equal to or greater than the value of one full share of VMARK Common Stock) shall receive from VMARK an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the closing price of VMARK Common Stock on the Nasdaq National Market on the date of the Effective Time.

     Section 1.07. Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, VMARK shall supply, or shall cause to be supplied, to or for the account of a bank or trust company to be designated by VMARK (the "Exchange Agent"), in trust for the benefit of the holders of UNIDATA Common Stock (other than Dissenting Shares and Cancelled Shares), for exchange in accordance with this Section 1.07, certificates evidencing the VMARK Common Stock issuable pursuant to
     Section 1.06 in exchange for outstanding Shares and all cash required to be paid pursuant to Sections 1.06(d) and 1.07(c).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, VMARK shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time evidenced outstanding Shares, other than Dissenting Shares and Cancelled Shares, (i) a letter of transmittal, which letter shall specify, among other conditions, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of VMARK Common Stock (the "VMARK Certificates") and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by VMARK or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) VMARK Certificates evidencing that whole number of shares of VMARK Common Stock which such holder has the right to receive in respect of the Shares formerly evidenced by such Certificate in accordance with the Exchange Ratio and the other applicable provisions hereof, together with an equal number of rights under the VMARK Shareholder Rights Plan, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c), and (C) cash in lieu of fractional VMARK Common Stock to which such holder is entitled pursuant to Section 1.06(d) (such VMARK Common Stock, rights, dividends, distributions and cash in lieu of fractional shares together with any amounts or shares to be withheld or delivered into escrow pursuant to Sections 1.07(f) and (g) being collectively referred to as the "Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of UNIDATA as of the Effective Time, VMARK Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate which, prior to the Effective Time, represented shares of UNIDATA Common Stock, shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of VMARK Common Stock into which such shares of UNIDATA Common Stock may be exchanged in accordance herewith and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06(d).

          (c) Distributions With Respect to Unexchanged UNIDATA Common
     Stock. No dividends or other distributions with respect to VMARK Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the VMARK Common Stock such holder is entitled to receive until such holder shall surrender such Certificate. Subject to applicable law, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of VMARK Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of VMARK Common Stock.

          (d) Transfers of Ownership. If any certificate evidencing shares of VMARK Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to VMARK, or any agent designated by VMARK, any transfer or other taxes required by reason of the issuance of a certificate for shares of VMARK Common Stock in any name other than that of the registered holder of the Certificate surrendered.

          (e) No Liability. VMARK and UNIDATA shall have no liability to any holder of UNIDATA Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Rights. VMARK or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of UNIDATA Common Stock such amounts as VMARK or the Exchange Agent may be required to deduct and withhold with respect to any provision of Federal, state, local or foreign tax laws. To the extent that amounts are so withheld by VMARK or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by VMARK or the Exchange Agent.

          (g) Escrowed Shares. As of the Effective Time, VMARK shall issue 50,000 shares of VMARK Common Stock (the "Escrowed Shares") and deliver a certificate or certificates therefor to Choate, Hall & Stewart (the "Escrow Agent") to be held and distributed in accordance with an agreement substantially in the form of Exhibit C (the "Escrow Agreement"). The Escrowed Shares shall be deemed to be part of the Merger Consideration and shall be allocated pro rata in accordance with the number of outstanding shares immediately prior to the Effective Time among the holders of UNIDATA Class A Common Stock and Class B Common Stock (treating shares of each class equally), other than holders of Dissenting Shares. In the event the Escrow Agent declines or is unable to serve prior to the Closing, it shall be succeeded by such person or entity, as VMARK and UNIDATA shall agree.

     Section 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of UNIDATA shall be closed, and there shall be no further registration of transfers of UNIDATA Common Stock on the records of UNIDATA.

     Section 1.09. Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of UNIDATA Common Stock held by a holder who has exercised appraisal rights for such shares in accordance with the applicable provisions of the Colorado Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "Dissenting Shares"), shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to Section 1.06, but the holder thereof shall be entitled only to such rights as are granted by the Colorado Law with respect to the Dissenting Shares.

          (b) Notwithstanding the provisions of Section 1.09(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect such rights or otherwise) such holder's appraisal rights, then, as of the later of Effective Time or the occurrence of such withdrawal or loss, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates in accordance with the terms hereof.

          (c) UNIDATA shall give VMARK prompt written notice of any demands received by UNIDATA to require UNIDATA to purchase Dissenting Shares, the withdrawal of any such demands, and any other notices or instruments served pursuant to the Colorado Law and received by UNIDATA. UNIDATA shall not, except with the prior written consent of VMARK, voluntarily make any payment with respect to any Dissenting Shares or offer to settle, or settle, any such demands with respect thereto.

     Section 1.10. No Further Ownership Rights in UNIDATA Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

     Section 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed (a "Lost Certificate"), the Exchange Agent shall, upon the making of an affidavit of that fact by the registered owner thereof, deliver to such owner such Merger Consideration as may be required pursuant to Section 1.06; provided, however, that VMARK may, in its sole discretion and as a condition precedent to the delivery thereof, require the registered owner of such Lost Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against VMARK or the Exchange Agent with respect to the Lost Certificate.

     Section 1.12. Tax and Accounting Consequences. It is intended by VMARK and UNIDATA that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) qualify for accounting treatment as a pooling of interests. VMARK and UNIDATA hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF UNIDATA

     UNIDATA hereby represents and warrants to VMARK that the following is true and complete as of the date hereof:

     Section 2.01. Organization.

          (a) UNIDATA is a corporation duly organized, validly existing and in good standing under the laws of Colorado. UNIDATA has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and proposed to be conducted. The copies of the Articles of Incorporation of UNIDATA, certified by the Secretary of State of Colorado, and the By-laws of UNIDATA which have been delivered to VMARK by UNIDATA are true and complete copies thereof.

          (b) Subsidiaries. Except as set forth on Schedule 2.01(b), UNIDATA has no subsidiaries and does not, directly or indirectly, own or have the contractual right or obligation to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. Except as set forth on Schedule 2.01(b), UNIDATA is the record and beneficial owner of all of the capital stock of each of the corporations owned by it listed on Schedule 2.01(b), and there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate UNIDATA to issue shares of capital stock in any of its subsidiaries. All shares of the capital stock of UNIDATA's subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all of such shares are owned by UNIDATA free and clear of all security interests, liens, claims, pledges, agreements, limitations of UNIDATA's voting rights, charges or other encumbrances of any nature whatsoever. Except as disclosed on Schedule 2.02, UNIDATA has not made any investment in, loan to, or advance of cash or other extension of credit to any person other than in the ordinary course of its business.

     Section 2.02. Capitalization. The authorized capital stock of UNIDATA consists of 40,000,000 shares of UNIDATA Class A Common Stock, of which 11,662,430 shares are currently issued and outstanding, 3,000,000 shares of UNIDATA Class B Common Stock, of which 500,000 shares are currently issued and outstanding and 10,000,000 shares of Preferred Stock, no par value per share, of which none are currently issued or outstanding. UNIDATA's issued and outstanding shares of capital stock are held as set forth on Schedule 2.02. All of the outstanding shares of capital stock of UNIDATA have been duly authorized, are validly issued, fully paid and non-assessable, and the holders thereof are not entitled to cumulative voting rights or preemptive rights. Except as set forth on Schedule 2.02, there are no obligations, contingent or otherwise, of UNIDATA or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of UNIDATA Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth on Schedule 2.02 or Schedule 2.13(c), there are no outstanding options to purchase or warrants, privileges or rights to subscribe to or purchase any shares of UNIDATA's capital stock or securities issued by UNIDATA convertible into or exchangeable for shares of UNIDATA's capital stock or other securities of UNIDATA or commitments, understandings or intentions to issue any additional shares or options, warrants, privileges or rights to subscribe for shares of UNIDATA's capital stock.

     Section 2.03. Qualification in Foreign Jurisdictions. Except as set forth in Schedule 2.03, UNIDATA and each of its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a material adverse effect upon UNIDATA.

     Section 2.04. Authority Relative to this Agreement. UNIDATA has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by UNIDATA and the consummation by UNIDATA of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of UNIDATA (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding shares of UNIDATA Common Stock entitled to vote in accordance with the Colorado Law and UNIDATA's Articles of Organization and By-laws) are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of UNIDATA has determined that it is advisable and in the best interest of UNIDATA's stockholders for UNIDATA to enter into a merger with VMARK upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by UNIDATA and, assuming the due authorization, execution and delivery by VMARK, constitutes a legal, valid and binding obligation of UNIDATA enforceable in accordance with its terms.

     Section 2.05. No Conflict: Required Filings and Consents.

          (a) Except as set forth on Schedule 2.05(a), the execution and delivery of this Agreement by UNIDATA does not, and the performance of this Agreement by UNIDATA will not, (i) conflict with or violate the Articles of Incorporation or By-laws of UNIDATA, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to UNIDATA or any of its subsidiaries or by which any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default), or impair UNIDATA's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any UNIDATA Material Contract (as defined in Section 2.08), or (iv) result in the creation of a lien or encumbrance on any of the properties or assets of UNIDATA or any of its subsidiaries pursuant to any note, bond mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which UNIDATA or any of its subsidiaries is a party or by which UNIDATA or any of its subsidiaries, or any of their respective properties, is bound or affected, except in the case of clauses
     (ii), (iii) or (iv), for such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on UNIDATA.

          (b) The execution and delivery of this Agreement by UNIDATA does not, and the performance of this Agreement and the transactions contemplated hereby by UNIDATA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger or other documents as required by the Colorado Law and the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay UNIDATA from performing its obligations under this Agreement, or would not otherwise have a material adverse effect upon UNIDATA.

     Section 2.06. Compliance; Permits.

          (a) Except as set forth on Schedule 2.06(a), UNIDATA and its subsidiaries are in compliance in all material respects with all foreign, Federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to them, except where noncompliance would not have a material adverse effect upon UNIDATA. UNIDATA and its subsidiaries have not received any written notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

          (b) Schedule 2.06(b) hereto sets forth a true and complete list of all licenses, permits and authorizations of governmental authorities held by UNIDATA or any of its subsidiaries which are material to their respective businesses (collectively, the "Authorizations"). UNIDATA and its subsidiaries are in material compliance with all Authorizations, and all of the Authorizations are, in all material respects, in full force and effect and valid and enforceable in accordance with their respective terms.

     Section 2.07. Financial Statements.

          (a) UNIDATA has delivered to VMARK audited, consolidated balance sheets of UNIDATA and its Subsidiaries as at June 30, 1995, June 30, 1996 and June 30, 1997 (the "UNIDATA Balance Sheet") and audited, consolidated statements of income and changes in financial position of UNIDATA and its Subsidiaries for the years then ended (collectively, the "UNIDATA Financial Statements"). Such financial statements and the notes thereto fairly present in all material respects the consolidated financial condition of UNIDATA and its Subsidiaries at the respective dates thereof and the results of operations for the periods then ended, and were prepared in accordance with the books and records of UNIDATA and its Subsidiaries in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered thereby.

     Section 2.08. Absence of Certain Changes or Events.

     Except as set forth on Schedule 2.08(b) or reflected in the UNIDATA Financial Statements, since June 30, 1997 through the date of this Agreement, UNIDATA has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or By-laws of UNIDATA; (ii) any damage to, destruction or loss of any assets of UNIDATA or its subsidiaries, (whether or not covered by insurance) that could have a material adverse effect upon UNIDATA; (iii) any change by UNIDATA in its accounting methods, principles or practices, (iv) any revaluation by UNIDATA of any of its assets, including, without limitation, the writing down of the value of capitalized software or inventory or the writing off of promissory notes or accounts receivable other than in the ordinary course of business in amounts that would not individually or in the aggregate have a material adverse effect on UNIDATA or as reflected in the UNIDATA Financial Statements, (v) any sale of a material amount of property or assets of UNIDATA or its subsidiaries, or (vi) any other action or event that would have required the consent of VMARK pursuant to Section 4.01 had such action or event occurred after the date of this Agreement.

     Section 2.09. Material Contracts.

          (a) Schedule 2.09(a) sets forth for UNIDATA and its subsidiaries a true and complete list of (i) (A) all contracts with respect to which UNIDATA or any of its subsidiaries have any liability or obligation, contingent or otherwise, involving more than $100,000 other than agreements with customers, end users, distributors, computer manufacturers or VARs that are in the ordinary course of business of UNIDATA as of the date hereof; or which place any material limitations on the method of conducting or scope of their respective businesses; (B) all contracts of UNIDATA or any of its subsidiaries pursuant to which benefits accrue to the other parties to such contracts as a result of the Merger; (C) all contracts of UNIDATA and its subsidiaries with their respective directors, officers, employees, agents or consultants, or their "affiliates", as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended

     (the "Exchange Act"); (D) all agreements, contracts or instruments to which UNIDATA or any of its subsidiaries is a party relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money; (E) all agreements relating to any securities of UNIDATA and its subsidiaries or rights in connection therewith, and (ii) all agreements which, as of the date hereof, would be required to be filed by UNIDATA with the Securities Exchange Commission (the "SEC"), assuming UNIDATA were subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to the requirements of the Exchange Act as "material contracts" ((i) and (ii) being collectively referred to as the "UNIDATA Material Contracts")). Neither UNIDATA nor any of its subsidiaries is a party to any contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 2.09(a).

          (b) UNIDATA Material Contracts set forth the entire arrangement and understanding between UNIDATA and its subsidiaries and the respective third parties with respect to the subject matter thereof, and, except as indicated on Schedule 2.09(a), there have been no material amendments or side or supplemental arrangements to or in respect of any UNIDATA Material Contract. UNIDATA has made available for review by VMARK and its representatives true and correct copies of all UNIDATA Material Contracts as currently in effect, and will furnish any further information that VMARK may reasonably request in connection therewith. To the knowledge of UNIDATA, each UNIDATA Material Contract is valid and in full force and effect and UNIDATA and its subsidiaries have each performed all material obligations required to be performed thereunder. Except as set forth on
     Schedule 2.09(a), UNIDATA and its subsidiaries are not in default under or in breach or violation of any material term of any UNIDATA Material Contract and, to the knowledge of UNIDATA, no third party is in default under any material provision of any UNIDATA Material Contract, except, in each such case, for such defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on UNIDATA.

     Section 2.10. Accounts Receivable. The accounts receivable of UNIDATA reflected on the UNIDATA Balance Sheet are bona fide claims against debtors and, to the knowledge of UNIDATA, are collectible in full in the ordinary course of business subject to any amounts reserved on said balance sheet for doubtful accounts, except for any amounts the failure of which to collect would not have, individually or in the aggregate, a material adverse effect on UNIDATA.

     Section 2.11. No Undisclosed Liabilities. Except as set forth on Schedule 2.11, neither UNIDATA nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of UNIDATA and its subsidiaries, taken as a whole, except (a) liabilities adequately provided for in the UNIDATA Balance Sheet, (b) contractual liabilities incurred in the ordinary course of business and not required under GAAP to be reflected on the UNIDATA Balance Sheet, (c) liabilities incurred in connection with this Agreement, or (d) other liabilities incurred since June 30, 1997 in the ordinary course of business.

     Section 2.12. Absence of Litigation. Except as set forth on Schedule 2.12, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of UNIDATA, overtly threatened against UNIDATA or any of its subsidiaries, or any properties or rights of UNIDATA or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a material adverse effect upon UNIDATA.

     Section 2.13. Employee Benefit Plans; Employment Agreements.

          (a) Schedule 2.13(a) sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other bonus, stock option, stock right, stock appreciation right, stock purchase, incentive compensation, deferred compensation, supplemental retirement, severance, salary continuation, death benefit, hospitalization, medical, dental, vision, life insurance, disability, tuition, education or legal assistance, dependent care assistance, day care, cafeteria, and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise (i) which are for the benefit of, or relating to, any employee

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

     of UNIDATA, any trade or business (whether or not incorporated) which is or was a member of a controlled group including UNIDATA or which is under common control with UNIDATA within the meaning of Section 414 of the Code (each a "UNIDATA ERISA Affiliate"), or any subsidiary of UNIDATA, (ii) which are currently maintained, administered, or contributed to by UNIDATA or any UNIDATA ERISA Affiliate, or (iii) under which UNIDATA or any UNIDATA ERISA Affiliate has any present or future obligations (including each plan with respect to which UNIDATA or a UNIDATA ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
     Section 4212(c) of ERISA (together, the "UNIDATA Employee Plans"), excluding agreements with former employees under which UNIDATA and its subsidiaries have no remaining obligations.

          A true and complete copy of each such written UNIDATA Employee Plan that covers employees or former employees of UNIDATA, including each amendment thereto and any trust agreement, insurance contract, collective bargaining agreement, or other funding or investment arrangements for the benefits under such UNIDATA Employee Plan, has been delivered to VMARK. In addition, with respect to each such UNIDATA Employee Plan which is an employee benefit plan as defined in Section 3(3) of ERISA, UNIDATA has delivered to VMARK the three most recently filed Federal Forms 5500, the most recent summary plan description (including any summaries of material modifications), the most recent IRS determination letter, if applicable, and all other material employee communications with respect to each such employee benefit plan.

          (b) Except as set forth on Schedule 2.13(b).

             (i) none of the UNIDATA Employee Plans (A) promises or provides (or previously promised or provided) retiree medical or other retiree welfare benefits to any person, except as required in Section 4980B of the Code (nor has UNIDATA or any UNIDATA ERISA Affiliate ever maintained such a plan), (B) is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code, or (C) is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

             (ii) to UNIDATA's knowledge, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code (other than any such transaction which is exempt under Section 408 of ERISA or 4975 of the Code, respectively), with respect to any UNIDATA Employee Plan, which could result, directly or indirectly, in any material liability of UNIDATA or any UNIDATA ERISA Affiliate;

             (iii) all UNIDATA Employee Plans that cover or have covered employees or former employees of UNIDATA have been maintained and operated, and currently are, in compliance in all material respects with their terms, the requirements prescribed by any and all applicable laws (including ERISA and the Code), orders, or governmental rules and regulations in effect with respect thereto, and UNIDATA and the UNIDATA ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the UNIDATA Employee Plans;

             (iv) each UNIDATA Employee Plan that covers or has covered employees or former employees of UNIDATA and is intended to qualify under Section 401(a) of the Code and each trust established pursuant to each such UNIDATA Employee Plan that is intended to qualify under
        Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, a copy of which has been delivered to VMARK, and, to the knowledge of UNIDATA, nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of such UNIDATA Employee Plan;

             (v) UNIDATA and the UNIDATA ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each UNIDATA Employee Plan and applicable law or required to be paid as expenses under such UNIDATA Employee Plan;

             (vi) there has been no amendment to, written interpretation of or announcement (whether or not written) by UNIDATA or any of its UNIDATA ERISA Affiliates relating to, or change in employee participation, coverage or benefits under, any UNIDATA Employee Plan that covers or has covered employees or former employees of UNIDATA that would increase materially the expense of maintaining such UNIDATA Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof;

             (vii) there is no contract, agreement, plan or arrangement covering any employee, former employee, director or agent of UNIDATA or any UNIDATA ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code;

             (viii) no employee, former employee, director or agent of UNIDATA will become entitled to any bonus, retirement, severance or similar benefit or enhanced or accelerated benefit as a result of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events);

             (ix) there is no suit, action, dispute, claim, arbitration or legal, administrative, or other proceeding or governmental investigation pending, or, to the best knowledge of UNIDATA, threatened, alleging any breach of the terms of any UNIDATA Employee Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such UNIDATA Employee Plan;

             (x) with respect to any UNIDATA Employee Plan that is self-funded (in whole or in part), no material claims have been made that have not yet been paid and, to the best knowledge of UNIDATA, no injury, sickness, or other medical condition has been incurred with respect to which material claims may be made pursuant to such UNIDATA Employee Plan (such disclosure to include the amount thereof);

             (xi) UNIDATA does not maintain or have any obligation to contribute to any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) or to any "group health plan," within the meaning of Section 5001(b)(1) of the Code, that is funded by any method other than by UNIDATA's purchase of one or more insurance contracts;

             (xii) since January 1, 1980, neither UNIDATA nor any UNIDATA ERISA Affiliate has made or been obligated to make any contributions, or has otherwise participated in, any employee benefit plan which is a multiemployer plan as defined under Section 3(37) or Section 4001(a)(3) of ERISA.

          (c) Schedule 2.13(c) sets forth a true and complete list of each outstanding option to purchase UNIDATA Common Stock as of the date hereof, together with the identity of the holder of such option, the number of shares of UNIDATA Common Stock subject to such option, the date of grant of such option, the extent to which such option is or will become vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. Schedule 2.13(c) also sets forth the total number of such ISOs and such nonqualified options.

          (d) UNIDATA has made available for review by VMARK and its representatives and Schedule 2.13(d) sets forth a list of (i) true and complete copies of all employment agreements with officers and Directors of UNIDATA; (ii) true and complete copies of all agreements with consultants where UNIDATA has obligations to make annual cash payments in an amount exceeding $25,000; (iii) a schedule listing all officers of UNIDATA who have executed a non-competition agreement with UNIDATA; (iv) true and complete copies of all severance agreements, programs and policies of UNIDATA with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) true and complete copies of all plans, programs, agreements and other arrangements of UNIDATA with or relating to its employees which contain change in control provisions.

     Section 2.14. Labor Matters. Except as set forth on Schedule 2.14, (i) there are no controversies pending or, to the knowledge of UNIDATA, threatened, between UNIDATA or its subsidiaries and any of their respective employees or former employees, which controversies would have a material adverse effect upon UNIDATA; (ii) neither UNIDATA nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by UNIDATA or its subsidiaries nor does UNIDATA or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither UNIDATA nor any of its subsidiaries is subject to any labor strike, slowdown, work stoppage, lockout, or, to the knowledge of UNIDATA, threats thereof, by or with respect to any employees of UNIDATA or any of its subsidiaries.

     Section 2.15. Restrictions on Business Activities. Except for this Agreement or as set forth on Schedule 2.15, there is no material agreement, judgment, injunction, order or decree binding upon UNIDATA or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of UNIDATA or any of its subsidiaries, the acquisition of property by UNIDATA or any of its subsidiaries or the conduct of business by UNIDATA or any of its subsidiaries as currently conducted or as proposed to be conducted by UNIDATA.

     Section 2.16. Real Property.

          (a) Schedule 2.16(a) describes each interest in real property owned by UNIDATA and its subsidiaries, including the location and a brief description thereof, the mortgagee of such property and the principal terms of such mortgage. UNIDATA and each if its subsidiaries have good and marketable title to all such property, free and clear of all liens, other than the mortgages listed on Schedule 2.16(a) and except for liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually, or in the aggregate, would not have a material adverse effect on UNIDATA or any of its subsidiaries. UNIDATA and its subsidiaries enjoy peaceful and quiet possession of their respective real property in all material respects and have not received any notice asserting the existence of a default under any such mortgage.

          (b) Schedule 2.16(b) describes each interest in real property leased by UNIDATA and its subsidiaries, including the location and a brief description thereof, the lessor of such leased property and the principal terms of each lease or any other arrangement under which such property is leased. UNIDATA and its subsidiaries enjoy peaceful and quiet possession of their respective leased premises in all material respects and have not received any notice asserting the existence of a default under any such leasehold and are not aware of any default by the landlord of any such leased premises of any material term of the applicable lease.

     Section 2.17. Taxes.

          (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of taxes, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, estimated, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, premiums, windfall profits, transfer and gains taxes, and
     (ii) interest, penalties, and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, declarations, information statements, refund claims, amended returns, or other statements with respect to Taxes and schedules and attachments thereto, including, without limitation, consolidated, combined and unitary tax returns.

          (b) Except as set forth on Schedule 2.17(b), UNIDATA and its subsidiaries have timely filed all Tax Returns required to be filed by them, and UNIDATA and its subsidiaries have paid and discharged all material Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other material Taxes when due, and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which UNIDATA is maintaining reserves to the extent currently required in all respects adequate for their payment. As of the time of filing, all Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct in all material respects. UNIDATA and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages or other payments to creditors or independent contractors and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. Except as set forth on Schedule 2.17(b) no notice of claim has ever been made by a government authority in a jurisdiction where UNIDATA does not file Returns that it is or may be subject to Taxes in that jurisdiction. UNIDATA and each of its subsidiaries have disclosed to the relevant taxing authority any position taken where the failure to make such disclosure would enable the taxing authority to subject such person to penalties or additions to tax that would have a material adverse effect upon UNIDATA. Neither the IRS nor any other taxing authority or agency is now asserting or, to UNIDATA's knowledge, is threatening to assert against UNIDATA or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which an adequate reserve (in conformity with GAAP) has been established, as set forth in the UNIDATA Financial Statements. Neither UNIDATA nor any of its subsidiaries is currently being audited by any taxing authority. There are no Tax liens on any assets of UNIDATA or any of its subsidiaries. No extension or waiver of a statute of limitations with respect to assessment of Taxes is currently in effect for UNIDATA or any of its subsidiaries. The accruals and reserves for Taxes reflected in UNIDATA Balance Sheet are in all material respects adequate to cover all Taxes accruable and unpaid through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP, consistently applied with past practice. Neither UNIDATA nor any of its subsidiaries is required to include in income (i) any amount in respect of any adjustment under Sections 263A or 481 of the Code, or (ii) any installment sale gain. UNIDATA is not a party to any joint venture, partnership, or other arrangement or contract treated as a partnership for Federal income tax purposes. No material issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have a material adverse effect upon the Taxes of UNIDATA or any of its subsidiaries. UNIDATA has made available for inspection all Tax Returns of UNIDATA and its subsidiaries for which the applicable statute of limitations has not expired. All material elections with respect to Taxes affecting UNIDATA or its subsidiaries as of the date hereof are set forth on Schedule 2.17(b).

          (c) Except as set forth on Schedule 2.17(c), neither UNIDATA nor any of its subsidiaries is a party to any agreement, contract or arrangement, including this Agreement, that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of
     Section 280G of the Code. Neither UNIDATA nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code. None of UNIDATA or its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by UNIDATA or any of its subsidiaries. Except as set forth on Schedule 2.17(c), no property used by UNIDATA or its subsidiaries is property that UNIDATA or any such subsidiary is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as it existed prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Except as provided on Schedule 2.17(c), neither UNIDATA nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for Federal or state income tax purposes could be affected by the transactions contemplated hereunder. Except as provided on Schedule 2.17(c), neither UNIDATA nor any of its subsidiaries has entered into any intercompany transaction within the meaning of Section 1.1502-13(b)(1) of the United States Treasury Regulations as to which deferred gains or loss has not been restored. Except as provided on Schedule 2.17(c), no excess loss account within the meaning of Section 1.1502-19(a)(2) of the United States Treasury Regulations exists with respect to the stock of any of its subsidiaries. Except as set forth on Schedule 2.17(c), UNIDATA does not have and has not had a branch in any foreign country. UNIDATA has provided to VMARK or its representatives copies of all tax allocation or tax sharing agreements to which it is a party, all of which are listed on Schedule 2.17(c), and UNIDATA is not liable for the Taxes of any other person or entity under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, foreign or local law), or as a transferee or successor, or by contract, or otherwise, except for Taxes of any subsidiaries that are members at the time of closing of an affiliated group within the meaning of
     Section 1504(a) of which UNIDATA is the common parent or Taxes which, in the aggregate, are not expected to be a material amount.

          (d) The Merger is intended to qualify as a reorganization under
     Section 368(a)(1)(A) of the Code. In respect thereof, the following representations are made: (i) there is no plan or intention on the part of any shareholder of UNIDATA that owns 1% or more of the stock of UNIDATA, and, to the best knowledge of management of UNIDATA, there is no plan or intention on the part of any one or more of the shareholders of UNIDATA that individually hold less than one percent of UNIDATA's outstanding Shares to sell, exchange, or otherwise dispose of a number of shares of VMARK stock received in the Merger that would reduce the ownership of VMARK stock by all holders of UNIDATA Common Stock, in the aggregate, to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding Shares as of the same date; for purposes of this representation (A) Shares exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of VMARK stock will be treated as outstanding Shares on the Effective Time, and (B) Shares and shares of VMARK stock held by UNIDATA shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation; (ii) the liabilities of UNIDATA to be assumed by VMARK and the liabilities to which the transferred assets of UNIDATA are subject were incurred by UNIDATA in the ordinary course of business; (iii) UNIDATA is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code; (iv) the fair market value of the assets of UNIDATA to be transferred to VMARK will equal or exceed the sum of the liabilities assumed by VMARK plus the amount of liabilities, if any, to which the transferred assets are subject; (v) there is no intercorporate indebtedness existing between UNIDATA and VMARK that was issued, acquired, or will be settled at a discount; (vi) UNIDATA operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the United States Treasury Regulations; and (vii) UNIDATA is not an "investment company" as defined in
     Section 368(a)(2)(F) of the Code.

     Section 2.18. Environmental Matters. Except as set forth on Schedule 2.18, UNIDATA and each of its subsidiaries (i) have obtained all material applicable permits, licenses and other authorization which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by UNIDATA or its subsidiaries (or their respective agents);
(ii) are in substantial compliance with all material terms and conditions of such required permits, licenses and authorization, and also are in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which would interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from UNIDATA's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by UNIDATA or its subsidiaries (or any of their respective agents) thereunder.

     Section 2.19. Brokers. Except for Broadview Associates, no investment bank, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UNIDATA. UNIDATA has heretofore furnished to VMARK true and complete copies of all agreements between UNIDATA and Broadview Associates pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     Section 2.20. Intellectual Property.

          (a) UNIDATA and its subsidiaries own, are licensed to use or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, UNIDATA Software (as defined below), and tangible or intangible proprietary information or material that are used in the business of UNIDATA and its subsidiaries as currently conducted. "UNIDATA Software" means computer software programs or applications (in both source code and object code form) and UNIDATA Documentation (as defined below) related thereto with respect to the source and object code thereof and all other aspects of all such programs, in each case including all present and predecessor versions and all works in progress relating to the correction, modification or enhancement of such programs. "UNIDATA Documentation" means the documentation, specifications and other written technical data (including without limitation all specifications and other documents necessary for the use and maintenance of the UNIDATA Software (such as user manuals, design specifications and installation guides), in each case including all present and predecessor versions and all works in progress in both machine-readable and human-readable form. Schedule 2.20(a) sets forth a true and complete list (without extensive or revealing descriptions) of the UNIDATA Software, the UNIDATA Documentation, registered and material unregistered trademarks, design marks and service marks, patents, registered copyrights, trade names and any applications therefor owned by UNIDATA and its subsidiaries (the "UNIDATA Intellectual Property Rights"), and specifies the jurisdictions in which each such UNIDATA Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of UNIDATA's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered. Schedule 2.20(a) sets forth a true and complete list of all material third-party patents, trademarks or copyrights (including software) (the "UNIDATA Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of, any UNIDATA software product with respect to which UNIDATA received in excess of $250,000 in the fiscal year ending June 30, 1997. Schedule 2.20(a) sets forth a true and complete list of (i) all material licenses, sublicenses and other agreements as to which UNIDATA is a party and pursuant to which any person is authorized to use any UNIDATA Intellectual Property Right, excluding those licenses, sublicenses or other agreements that are in the ordinary course of business of UNIDATA as of the date hereof, and (ii) all material licenses, sublicenses and other agreements as to which UNIDATA is a party and pursuant to which UNIDATA is authorized to use any UNIDATA Third Party Intellectual Property Rights which involve the payment of more than $100,000.

          (b) Except as set forth on Schedule 2.20(b), UNIDATA and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 2.20(b), except for violations which would not, individually or in the aggregate, have a material adverse effect on UNIDATA. Except as set forth on Schedule 2.20(b), no claims with respect to UNIDATA Intellectual Property Rights, any trade secret material to UNIDATA, or UNIDATA Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such UNIDATA Third Party Intellectual Property Rights by or through UNIDATA or its subsidiaries, are currently pending or, to the knowledge of UNIDATA, threatened by any person or entity, nor does UNIDATA know of any valid grounds for any bona fide claims
     (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by UNIDATA or its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by UNIDATA or its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in their respective businesses as currently conducted; (iii) challenging the ownership, validity or effectiveness of any of UNIDATA Intellectual Property Rights or other trade secret material to UNIDATA; or (iv) challenging UNIDATA's or its subsidiaries' license or legally enforceable right to make use of UNIDATA Third Party Intellectual Rights. To UNIDATA's knowledge, all patents, registered trademarks, maskworks and copyrights held by UNIDATA and its subsidiaries are valid and subsisting. Except as set forth on Schedule 2.20(b), to UNIDATA's knowledge, there is no material unauthorized use, infringement or misappropriation of any of UNIDATA Intellectual Property Right by any third party, including any employee or former employee of UNIDATA or any of its subsidiaries. Neither UNIDATA nor any of its subsidiaries has knowledge of any material infringement liability with respect to, or infringement by, UNIDATA or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright or another.

          (c) All UNIDATA Documentation (with the exception of user manuals distributed under license agreements) is located at the principal place of business of UNIDATA. All artwork, manuals, guides and other written and graphic material related to the Software are subject to copyrights owned by UNIDATA, except for such copyrights covering software owned by third parties which is embedded in or otherwise published with the UNIDATA Software pursuant to licenses from such third parties.

          (d) To the knowledge of UNIDATA, except as disclosed in Schedule 2.20(d), all copies of the source code for the UNIDATA Software are in UNIDATA's possession and control and no officers, employees, agents or actual or potential customers of UNIDATA, or any other third party, have any rights to or possess such source code.

          (e) To the knowledge of UNIDATA, there are no licenses or other authorizations not possessed by UNIDATA which are required for the Surviving Corporation to utilize, modify, market and distribute the UNIDATA Software and UNIDATA Documentation to the same extent as UNIDATA prior to the Effective Time.

          (f) Except as disclosed in Schedule 2.20(f), UNIDATA (i) has taken reasonable and appropriate actions to protect the secrecy and confidentiality of the source code for the UNIDATA Software and the non-public information included in the UNIDATA Documentation, and (ii) has not received any written notice of infringement or other complaint and does not otherwise have knowledge that its use or distribution of the UNIDATA Software or UNIDATA Documentation infringes or constitutes a misappropriation of rights under patents, copyrights, trade secrets, trade names, licenses, or any other proprietary or confidential rights of others. To the knowledge of UNIDATA, except as disclosed in Schedule 2.20(f), UNIDATA Intellectual Property Rights are presently protectable and are not part of the public domain or literature, nor have any material portion of any UNIDATA Intellectual Property Rights been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the material detriment of UNIDATA. All persons who have been involved in the development of the UNIDATA Softwareand UNIDATA Documentation since the inception of UNIDATA and, to the knowledge of UNIDATA, all persons who were involved in the development of the UNIDATA Software prior thereto, have executed invention, confidentiality and nondisclosure agreements covering source code and other non-public information included in the UNIDATA Documentation in the forms previously made available to VMARK.

          (g) Except as disclosed in Schedule 2.20(g), UNIDATA pays no royalty under any of UNIDATA Intellectual Property Rights and has the right to bring actions for the infringement thereof. To the knowledge of UNIDATA, the use, reproduction, distribution, sale, lease, or license of the UNIDATA Software and the UNIDATA Documentation does not violate or infringe any trademark, design mark, trade name, service mark, copyright, trade secret, know-how or patent of any other party.

     Section 2.21. Interested Party Transactions.  Except as set forth on
Schedule 2.21, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 2.22. Insurance. UNIDATA and its business, properties and/or employees are insured under the insurance policies set forth on Schedule 2.22, all of which are valid and in full force.

     Section 2.23. Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of UNIDATA Common Stock is the only vote of the holders of any class or series of UNIDATA's capital stock necessary under its Articles of Incorporation and By-laws to approve the Merger and the other transactions contemplated hereby.

     Section 2.24. Pooling Matters. Neither UNIDATA nor any of its subsidiaries or affiliates has, to UNIDATA's knowledge and based upon consultation with its independent certified public accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by VMARK or any of its affiliates) would affect the ability of VMARK to account for the business combination to be effected by the Merger as a pooling of interests.

     Section 2.25. Other Negotiations. Except as set forth in Schedule 2.25, UNIDATA is not actively engaged in discussions or negotiations with any person or persons with respect to, and has not solicited or furnished any information to any person or persons who, to UNIDATA's knowledge, is currently contemplating negotiations or an offer regarding, a consolidation or merger or other business combination, recapitalization, liquidation, or similar transaction, or any other transaction which could be conditioned upon, or otherwise require, the termination of this Agreement.

     Section 2.26. Full Disclosure.

          (a) No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by or on behalf of UNIDATA or its subsidiaries to VMARK pursuant to this Agreement, when taken together with all other statements contained herein or in other certificates and schedules furnished pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

          (b) The information supplied by UNIDATA for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of UNIDATA in connection with the meeting of the stockholders of UNIDATA to consider the Merger and related matters (the "UNIDATA Stockholders' Meeting") and to be sent to the stockholders of VMARK in connection with the meeting of the stockholders of VMARK to consider the Merger and related matters (the "VMARK Stockholders' Meeting" and together with the UNIDATA Stockholders' Meeting, the "Stockholders' Meetings") and relating to the VMARK Common Stock to be issued in connection with the Merger (such proxy statement/prospectus as amended or supplemented being hereinafter referred to as the "Joint Proxy Statement/Prospectus") and the Registration Statement (as defined in Section 5.01(a)) shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of UNIDATA Common Stock or holders of VMARK Common Stock, (iii) at the time of the UNIDATA Stockholders' Meeting or the VMARK Stockholder's Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to UNIDATA or any of its affiliates or its or their respective officers or directors should be discovered by UNIDATA which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, UNIDATA shall promptly inform VMARK of such event or circumstance.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF VMARK

     VMARK hereby represents and warrants to UNIDATA that the following is true and complete as of the date hereof:

     SECTION 3.01. Organization.

          (a) VMARK is a corporation duly organized, validly existing and in good standing under the laws of The State of Delaware. VMARK has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and proposed to be conducted. The copies of the Certificate of Incorporation of VMARK, certified by the Secretary of State of The State of Delaware, and the By-laws of VMARK which have been delivered to UNIDATA by VMARK are true and complete copies thereof.

          (b) Subsidiaries. Except as set forth on Schedule 3.01(b), VMARK has no subsidiaries and does not, directly or indirectly, own or have the contractual right or obligation to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. VMARK is the record and beneficial owner of all of the capital stock of each of the corporations listed on Schedule 3.01(b). There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate VMARK to issue shares of capital stock in any of its subsidiaries. All shares of the capital stock of VMARK's subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all of such shares are owned by VMARK free and clear of all security interests, liens, claims, pledges, agreements, limitations of VMARK's voting rights, charges or other encumbrances of any nature whatsoever. Except as disclosed on Schedule 3.02, VMARK has not made any investment in, loan to, or advance of cash or other extension of credit to any person, other than in the ordinary course of its business.

     Section 3.02. Capitalization. The authorized capital stock of VMARK consists of 25,000,000 shares of VMARK Common Stock, of which 8,272,486 are currently issued and outstanding, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which none are currently issued and outstanding. All of the outstanding shares of capital stock of VMARK have been duly authorized, are validly issued, fully paid and non-assessable, and the holders thereof are not entitled to cumulative voting rights or preemptive rights. There are no obligations, contingent or otherwise, of VMARK or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of VMARK Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth on Schedule 3.02 or Schedule 3.14(c), there are no outstanding options to purchase or warrants, privileges or rights to subscribe to or purchase any shares of VMARK's capital stock or securities issued by VMARK convertible into or exchangeable for shares of VMARK's capital stock or other securities of VMARK or commitments, understandings or intentions to issue any additional shares or options, warrants, privileges or rights to subscribe for shares of VMARK's capital stock.

     Section 3.03. Qualification in Foreign Jurisdictions. VMARK and each of its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a material adverse effect upon VMARK.

     Section 3.04. Authority Relative to this Agreement. VMARK has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by VMARK and the consummation by VMARK of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of VMARK (other than the approval and adoption of the Merger by the holders of at least 50% of the outstanding shares of VMARK Common Stock entitled to vote in accordance with the Delaware Law and VMARK's Certificate of

Incorporation and By-laws) are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of VMARK has determined that it is advisable and in the best interest of VMARK's stockholders for VMARK to enter into a merger with UNIDATA upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by VMARK and, assuming the due authorization, execution and delivery by UNIDATA, constitutes a legal, valid and binding obligation of VMARK, enforceable in accordance with its terms.

     Section 3.05. No Conflict: Required Filings and Consents.

          (a) Except as set forth on Schedule 3.05(a), the execution and delivery of this Agreement by VMARK does not, and the performance of this Agreement by VMARK will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of VMARK; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to VMARK or any of its subsidiaries or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair VMARK's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any VMARK Material Contract (as defined in Section 3.08); or (iv) result in the creation of a lien or encumbrance on any of the properties or assets of VMARK or any of its subsidiaries pursuant to, any note, bond mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VMARK or any of its subsidiaries is a party or by which VMARK or any of its subsidiaries, or any of their respective properties, is bound or affected, except in the case of clauses (ii), (iii) and (iv) for such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect upon VMARK.

          (b) The execution and delivery of this Agreement by VMARK does not, and the performance of this Agreement and the transactions contemplated hereby by VMARK will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the filing and recordation of appropriate merger or other documents as required by the Delaware Law and the Colorado Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay VMARK from performing its obligations under this Agreement, or would not otherwise have a material adverse effect on VMARK.

     Section 3.06. Compliance; Permits.

          (a) Except as set forth on Schedule 3.06(a), VMARK and its subsidiaries are in compliance in all material respects with all foreign, Federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to them, except where noncompliance would not have a material adverse effect upon VMARK. VMARK and its subsidiaries have not received any written notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

          (b) Schedule 3.06(b) hereto sets forth a true and complete list of all licenses, permits and authorizations of governmental authorities held by VMARK or any of its subsidiaries which are material to their respective businesses (collectively, the "VMARK Authorizations"). VMARK and its subsidiaries are in material compliance with all VMARK Authorizations, and all of the VMARK Authorizations are, in all material respects, in full force and effect and valid and enforceable in accordance with their respective terms.

     Section 3.07. SEC Filings.

          (a) VMARK has filed all forms, reports and documents required to be filed with the SEC since the date VMARK first registered the VMARK Common Stock under the Exchange Act and has delivered to UNIDATA true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended

     March 31 and June 30, 1997 (iii) all proxy statements relating to VMARK's meetings of stockholders (whether annual or special) held since June 1, 1996, (iv) all other reports (other than those on Form 10-Q filed prior to December 31, 1996) or registration statements filed by VMARK with the SEC since June 1, 1996, and (v) all amendments, supplements and exhibits (including, without duplication, exhibits incorporated by reference) to all such reports and registration statements (collectively, the "VMARK SEC Reports"). The VMARK SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading. None of VMARK's subsidiaries is required to file any forms, reports or other documents with the SEC.

     Section 3.08. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the VMARK SEC Reports was prepared in accordance with SEC requirements and such consolidated financial statements (including the notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of VMARK and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not in the aggregate material in amount.

     Section 3.09. Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.09, since June 30, 1997 through the date of this Agreement, VMARK has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Certificate of Incorporation or By-laws of VMARK; (ii) any damage to, destruction or loss of any assets of VMARK or its subsidiaries, (whether or not covered by insurance) that could have a material adverse effect upon VMARK; (iii) any change by VMARK in its accounting methods, principles or practices; (iv) any revaluation by VMARK of any of its assets, including, without limitation, the writing down of the value of capitalized software or inventory or the writing off of promissory notes or accounts receivable other than in the ordinary course of business in amounts that would not individually or in the aggregate have a material adverse effect on VMARK;
(v) any sale of a material amount of property or assets of VMARK or its subsidiaries; or (vi) any other action or event that would have required the consent of UNIDATA pursuant to Section 4.01 had such action or event occurred after the date of this Agreement.

     Section 3.10. Material Contracts.

          (a) Schedule 3.10(a) sets forth for VMARK and its subsidiaries a true and complete list of (i) (A) all contracts with respect to which VMARK or any of its subsidiaries have any liability or obligation, contingent or otherwise, involving more than $100,000 other than agreements with customers, end users, distributors, computer manufacturers or VARs that are in the ordinary course of business of VMARK as of the date hereof; or which place any material limitations on the method of conducting or scope of their respective businesses; (B) all contracts of VMARK or any of its subsidiaries pursuant to which benefits accrue to the other parties to such contracts as a result of the Merger; (C) all contracts of VMARK and its subsidiaries with their respective directors, officers, employees, agents or consultants, or their "affiliates", as defined in Rule 12b-2 under the Exchange Act; (D) all agreements, contracts or instruments to which VMARK or any of its subsidiaries is a party relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money; (E) all agreements relating to any securities of VMARK and its subsidiaries or rights in connection therewith, and (ii) all agreements which, as of the date hereof, would be required to be filed by VMARK with the SEC pursuant to the requirements of the Exchange Act as "material contracts" ((i) and (ii) being collectively referred to as the "VMARK Material Contracts")). Neither VMARK nor any of its subsidiaries is a party to any contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.10(a).

          (b) VMARK Material Contracts set forth the entire arrangement and understanding between VMARK and its subsidiaries and the respective third parties with respect to the subject matter thereof, and, except as indicated on Schedule 3.10(a), there have been no material amendments or side or supplemental arrangements to or in respect of any VMARK Material Contract. VMARK has made available for review by UNIDATA and its representatives true and correct copies of all VMARK Material Contracts as currently in effect, and will furnish any further information that UNIDATA may reasonably request in connection therewith. To the knowledge of VMARK, each VMARK Material Contract is valid and in full force and effect and VMARK and its subsidiaries have each performed all material obligations required to be performed thereunder. Except as set forth on Schedule 3.10(a), VMARK and its subsidiaries are not in default under or in breach or violation of any material term of any VMARK Material Contract and, to the knowledge of VMARK, no third party is in default under any material provision of any VMARK Material Contract, except, in each such case, for such defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on VMARK.

     Section 3.11. Accounts Receivable. The accounts receivable of VMARK reflected on the balance sheet included in the most recently filed VMARK SEC Report are bona fide claims against debtors and, to the knowledge of VMARK, are collectible in full in the ordinary course of business subject to any amounts reserved on said balance sheet for doubtful accounts, except for any amounts the failure of which to collect would not have, individually or in the aggregate, a material adverse effect on VMARK.

     Section 3.12. No Undisclosed Liabilities. Except as set forth on Schedule 3.12, neither VMARK nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of VMARK and its subsidiaries, taken as a whole, except (a) liabilities adequately provided for in the VMARK Balance Sheet, (b) contractual liabilities incurred in the ordinary course of business and not required under GAAP to be reflected on the VMARK Balance Sheet, (c) liabilities incurred in connection with this Agreement, or (d) other liabilities incurred since June 30, 1997 in the ordinary course of business.

     Section 3.13. Absence of Litigation. Except as set forth on Schedule 3.13, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of VMARK, overtly threatened against VMARK or any of its subsidiaries, or any properties or rights of VMARK or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a material adverse effect upon VMARK.

     Section 3.14. Employee Benefit Plans; Employment Agreements.

          (a) Schedule 3.14(a) sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA) and any other bonus, stock option, stock right, stock appreciation right, stock purchase, incentive compensation, deferred compensation, supplemental retirement, severance, salary continuation, death benefit, hospitalization, medical, dental, vision, life insurance, disability, tuition, education or legal assistance, dependent care assistance, day care, cafeteria, and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise (i) which are for the benefit of, or relating to, any employee of VMARK, any trade or business (whether or not incorporated) which is or was a member of a controlled group including VMARK or which is under common control with VMARK within the meaning of
     Section 414 of the Code (each a "VMARK ERISA Affiliate"), or any subsidiary of VMARK, (ii) which are currently maintained, administered, or contributed to by VMARK or any VMARK ERISA Affiliate, or (iii) under which VMARK or any VMARK ERISA Affiliate has any present or future obligations (including each plan with respect to which VMARK or a VMARK ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
     Section 4212(c) of ERISA (together, the "VMARK Employee Plans"), excluding agreements with former employees under which VMARK and its subsidiaries have no remaining obligations.

          A true and complete copy of each such written VMARK Employee Plan that covers employees or former employees of VMARK, including each amendment thereto and any trust agreement, insurance

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

     contract, collective bargaining agreement, or other funding or investment arrangements for the benefits under such VMARK Employee Plan, has been delivered to UNIDATA. In addition, with respect to each such VMARK Employee Plan which is an employee benefit plan as defined in Section 3(3) of ERISA, VMARK has delivered to UNIDATA the three most recently filed Federal Forms 5500, the most recent summary plan description (including any summaries of material modifications), the most recent IRS determination letter, if applicable, and all other material employee communications with respect to each such employee benefit plan.

        (b) Except as set forth on Schedule 3.14(b).

             (i) none of the VMARK Employee Plans (A) promises or provides (or previously promised or provided) retiree medical or other retiree welfare benefits to any person, except as required in Section 4980B of the Code (nor has VMARK or any VMARK ERISA Affiliate ever maintained such a plan), (B) is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code, or (C) is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

             (ii) to VMARK's knowledge, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code (other than any such transaction which is exempt under Section 408 of ERISA or 4975 of the Code, respectively), with respect to any VMARK Employee Plan, which could result, directly or indirectly, in any material liability of VMARK or any VMARK ERISA Affiliate;

             (iii) all VMARK Employee Plans that cover or have covered employees or former employees of VMARK have been maintained and operated, and currently are, in compliance in all material respects with their terms, the requirements prescribed by any and all applicable laws (including ERISA and the Code), orders, or governmental rules and regulations in effect with respect thereto, and VMARK and the VMARK ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the VMARK Employee Plans;

             (iv) each VMARK Employee Plan that covers or has covered employees or former employees of VMARK and is intended to qualify under Section 401(a) of the Code and each trust established pursuant to each such VMARK Employee Plan that is intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, a copy of which has been delivered to UNIDATA, and, to the knowledge of VMARK, nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of such VMARK Employee Plan;

             (v) VMARK and the VMARK ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each VMARK Employee Plan and applicable law or required to be paid as expenses under such VMARK Employee Plan;

             (vi) there has been no amendment to, written interpretation of or announcement (whether or not written) by VMARK or any of its VMARK ERISA Affiliates relating to, or change in employee participation, coverage or benefits under, any VMARK Employee Plan that covers or had covered employees or former employees of VMARK that would increase materially the expense of maintaining such VMARK Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof;

             (vii) there is no contract, agreement, plan or arrangement covering any employee, former employee, director or agent of VMARK or any VMARK ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code;

             (viii) no employee, former employee, director or agent of VMARK will become entitled to any bonus, retirement, severance or similar benefit or enhanced or accelerated benefit as a result of the

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

        transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events);

             (ix) there is no suit, action, dispute, claim, arbitration or legal, administrative, or other proceeding or governmental investigation pending, or, to the best knowledge of VMARK, threatened, alleging any breach of the terms of any VMARK Employee Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such VMARK Employee Plan;

             (x) with respect to any VMARK Employee Plan that is self-funded (in whole or in part), no material claims have been made that have not yet been paid and, to the best knowledge of VMARK, no injury, sickness, or other medical condition has been incurred with respect to which material claims may be made pursuant to such VMARK Employee Plan (such disclosure to include the amount thereof);

             (xi) VMARK does not maintain or have any obligation to contribute to any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) or to any "group health plan," within the meaning of Section 5001(b)(1) of the Code, that is funded by any method other than by VMARK's purchase of one or more insurance contracts;

             (xii) since January 1, 1980, neither VMARK nor any VMARK ERISA Affiliate has made or been obligated to make any contributions, or has otherwise participated in, any employee benefit plan which is a multiemployer plan as defined under Section 3(37) or Section 4001(a)(3) of ERISA.

          (c) Schedule 3.14(c) sets forth a true and complete list of each outstanding option to purchase VMARK Common Stock as of the date hereof, together with the identity of the holder of such option, the number of shares of VMARK Common Stock subject to such option, the date of grant of such option, the extent to which such option is or will become vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO within the meaning of Section 422(b) of the Code, and the expiration date of such option. Schedule 3.14(c) also sets forth the total number of such ISOs and such nonqualified options.

          (d) VMARK has made available for review by UNIDATA and its representatives and Schedule 3.14(d) sets forth a list of (i) true and complete copies of all employment agreements with officers and Directors of VMARK; (ii) true and complete copies of all agreements with consultants where VMARK has obligations to make annual cash payments in an amount exceeding $25,000; (iii) a schedule listing all officers of VMARK who have executed a non-competition agreement with VMARK; (iv) true and complete copies of all severance agreements, programs and policies of VMARK with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) true and complete copies of all plans, programs, agreements and other arrangements of VMARK with or relating to its employees which contain change in control provisions.

     Section 3.15. Labor Matters. Except as set forth on Schedule 3.15, (i) there are no controversies pending or, to the knowledge of VMARK, threatened, between VMARK or its subsidiaries and any of their respective employees or former employees, which controversies would have a material adverse effect upon VMARK; (ii) neither VMARK nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by VMARK or its subsidiaries nor does VMARK or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither VMARK nor any of its subsidiaries is subject to any labor strike, slowdown, work stoppage, lockout, or, to the knowledge of VMARK, threats thereof, by or with respect to any employees of VMARK or any of its subsidiaries.

     Section 3.16. Restrictions on Business Activities. Except for this Agreement or as set forth on Schedule 3.16, there is no material agreement, judgment, injunction, order or decree binding upon VMARK or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of VMARK or any of its subsidiaries, the acquisition of property by VMARK

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

or any of its subsidiaries or the conduct of business by VMARK or any of its subsidiaries as currently conducted or as proposed to be conducted by VMARK.

     Section 3.17. Real Property.

          (a) Schedule 3.17(a) describes each interest in real property owned by VMARK and its subsidiaries, including the location and a brief description thereof, the mortgagee of such property and the principal terms of such mortgage. VMARK and each if its subsidiaries have good and marketable title to all such property, free and clear of all liens, other than the mortgages listed on Schedule 3.17(a) and except for liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually, or in the aggregate, would not have a material adverse effect on VMARK or any of its subsidiaries. VMARK and its subsidiaries enjoy peaceful and quiet possession of their respective real property in all material respects and have not received any notice asserting the existence of a default under any such mortgage.

          (b) Schedule 3.17(b) describes each interest in real property leased by VMARK and its subsidiaries, including the location and a brief description thereof, the lessor of such leased property and the principal terms of each lease or any other arrangement under which such property is leased. VMARK and its subsidiaries enjoy peaceful and quiet possession of their respective leased premises in all material respects and have not received any notice asserting the existence of a default under any such leasehold and are not aware of any default by the landlord of any such leased premises of any material term of the applicable lease.

     Section 3.18. Taxes.

          (a) Except as set forth on Schedule 3.18(a), VMARK and its subsidiaries have timely filed Tax Returns required to be filed by them, and VMARK and its subsidiaries have paid and discharged all material Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other material Taxes when due, and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which VMARK is maintaining reserves to the extent currently required in all respects adequate for their payment. As of the time of filing, all Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct in all material respects. VMARK and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages or other payments to creditors or independent contractors and paid over to the proper government authorities all amounts required to be so withheld and paid over. Except as set forth on Schedule 3.18(a), no notice of claim has ever been made by a government authority in a jurisdiction where VMARK does not file Tax Returns that it is or may be subject to Taxes in that jurisdiction. VMARK and each of its subsidiaries have disclosed to the relevant taxing authority any position taken where the failure to make such disclosure would enable the taxing authority to subject such person to penalties or additions to tax that would have a material adverse effect upon VMARK. Neither the IRS nor any other taxing authority or agency is now asserting or, to VMARK's knowledge, is threatening to assert against VMARK or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which an adequate reserve (in conformity with GAAP) has been established, as set forth in the financial statements included in the most recently filed VMARK SEC Report. Neither VMARK nor any of its subsidiaries is currently being audited by any taxing authority. There are no tax liens on any assets of VMARK or any subsidiary. No extension or waiver of a statute of limitations with respect to assessment of Taxes is currently in effect for VMARK or any of its subsidiaries. The accruals and reserves for Taxes reflected in the VMARK Balance Sheet are in all material respects adequate to cover all Taxes accruable and unpaid through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP, consistently applied with past practice. Neither VMARK nor any of its subsidiaries is required to include in income (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale

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     gain. VMARK is not a party to any joint venture, partnership, or other arrangement or contract treated as a partnership for Federal income tax purposes. No material issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have a material adverse effect upon the Taxes of VMARK or any of its subsidiaries. VMARK has made available for inspection all Tax Returns of VMARK and its subsidiaries for which the applicable statute of limitations has not expired. All material elections with respect to Taxes affecting VMARK or its subsidiaries as of the date hereof are set forth on Schedule 3.18 (a).

          (b) None of VMARK or its subsidiaries has filed a consent pursuant to
     Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by VMARK or any of its subsidiaries. Except as set forth on Schedule 3.18(b), neither VMARK nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for Federal or state income tax purposes could be affected by the transactions contemplated hereunder. Except as set forth on Schedule 3.18(b), neither VMARK nor any of its subsidiaries has entered into any intercompany transaction within the meaning of Section 1.1502-13(b)(1) of the United States Treasury Regulations as to which deferred gains or loss has not been restored. Except as set forth on Schedule 3.18(b), no excess loss account within the meaning of Section 1.1502-19(a)(2) of the United States Treasury Regulations exists with respect to the stock of any of its subsidiaries. Except as set forth on Schedule 3.18(b), VMARK does not have and has not had a branch in any foreign country. VMARK has provided to UNIDATA copies of all tax allocation or tax sharing agreements to which it is a party, all of which are listed on Schedule 3.18(a), and VMARK is not liable for the Taxes of any other person or entity under United States Treasury Regulation
     Section 1.1502-6 (or any similar provision of state, foreign or local law), or as a transferee or successor, or by contract, or otherwise, except for Taxes of any subsidiaries that are members at the time of closing of an affiliated group within the meaning of Section 1504(a) of which VMARK is the common parent, or Taxes which, in the aggregate, are not expected to be a material amount.

          (c) The Merger is intended to qualify as a reorganization under
     Section 368(a)(1)(A) of the Code. In respect thereof, the following representations are made: (i) VMARK has no plan or intention to reacquire any of its stock issued in the Merger; (ii) VMARK has no plan or intention to sell or otherwise dispose of any of the assets of UNIDATA acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; (iii) following the Merger, VMARK will continue the historic business of UNIDATA or use a significant portion of UNIDATA's historic business assets in a business;
     (iv) the payment of cash in lieu of fractional shares of VMARK stock is solely for the purpose of avoiding the expense and inconvenience to VMARK of issuing fractional shares and does not represent separately bargained for consideration; (v) the total cash consideration to be paid in the Merger to the UNIDATA stockholders instead of issuing fractional shares of VMARK stock will not exceed one percent of the total consideration that will be issued in the Merger to the UNIDATA shareholders in exchange for their Shares; (vi) VMARK will pay the expenses incurred in connection with the Merger which are allocated to it pursuant to Section 7.03, if any;
     (vii) there is no intercorporate indebtedness existing between UNIDATA and VMARK that was issued, acquired or will be settled at a discount; and
     (viii) VMARK is not an "investment company" as defined in Section 368(a)(2)(F) of the Code.

     Section 3.19. Environmental Matters. Except as set forth on Schedule 3.19, VMARK and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorization which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by VMARK or its subsidiaries (or their respective agents);
(ii) are in substantial compliance with all material terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions,

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

standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which would interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from VMARK's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by VMARK or its subsidiaries (or any of their respective agents) thereunder.

     Section 3.20. Brokers. Except for Volpe Brown Whelan & Company, LLC, no investment bank, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VMARK. VMARK has heretofore furnished to UNIDATA true and complete copies of all agreements between VMARK and Volpe Brown Whelan & Company, LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     Section 3.21. Intellectual Property.

          (a) VMARK and its subsidiaries own, are licensed to use or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, VMARK Software (as defined in below), and tangible or intangible proprietary information or material that are used in the business of VMARK and its subsidiaries as currently conducted. "VMARK Software" means computer software programs or applications (in both source code and object code form) and VMARK Documentation (as defined below) related thereto with respect to the source and object code thereof and all other aspects of all such programs, in each case including all present and predecessor versions and all works in progress relating to the correction, modification or enhancement of such programs. "VMARK Documentation" means the documentation, specifications and other written technical data (including without limitation all specifications and other documents necessary for the use and maintenance of the VMARK Software (such as user manuals, design specifications and installation guides), in each case including all present and predecessor versions and all works in progress in both machine-readable and human-readable form. Schedule 3.21(a) sets forth a true and complete list (without extensive or revealing descriptions) of the VMARK Software, the VMARK Documentation, registered and material unregistered trademarks, design marks and service marks, patents, registered copyrights, trade names and any applications therefor owned by VMARK and its subsidiaries (the "VMARK Intellectual Property Rights"), and specifies the jurisdictions in which each such VMARK Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of VMARK's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered. Schedule 3.21(a) sets forth a true and complete list of all material third-party patents, trademarks or copyrights (including software) (the "VMARK Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of, any VMARK software product with respect to which VMARK received in excess of $250,000 in the fiscal year ending June 30, 1997. Schedule 3.21(a) sets forth a true and complete list of (i) all material licenses, sublicenses and other agreements as to which VMARK is a party and pursuant to which any person is authorized to use any VMARK Intellectual Property Right excluding those licenses, sublicenses or other agreements that are in the ordinary course of business of VMARK as of the date hereof, and (ii) all material licenses, sublicenses and other agreements as to which VMARK is a party and pursuant to which VMARK is authorized to use any VMARK Third Party Intellectual Property Rights which involve the payment of more than $100,000.

          (b) Except as set forth on Schedule 3.21(b), VMARK and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 3.21(b), except for violations which would not, individually or in the aggregate, have a material adverse effect on VMARK. Except as set forth on Schedule 3.21(b), no claims with respect to VMARK Intellectual Property Rights, any trade secret material to VMARK, or VMARK Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such VMARK Third Party Intellectual Property Rights by or through VMARK or its subsidiaries, are currently pending or, to the knowledge of VMARK, threatened by any person or entity, nor does VMARK know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by VMARK or its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by VMARK or its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in their respective businesses as currently conducted; (iii) challenging the ownership, validity or effectiveness of any of VMARK Intellectual Property Rights or other trade secret material to VMARK; or (iv) challenging VMARK's or its subsidiaries' license or legally enforceable right to make use of VMARK Third Party Intellectual Rights. To VMARK's knowledge, all patents, registered trademarks, maskworks and copyrights held by VMARK and its subsidiaries are valid and subsisting. Except as set forth on Schedule 3.21(b), to VMARK's knowledge, there is no material unauthorized use, infringement or misappropriation of any of VMARK Intellectual Property Right by any third party, including any employee or former employee of VMARK or any of its subsidiaries. Neither VMARK nor any of its subsidiaries has knowledge of any material infringement liability with respect to, or infringement by, VMARK or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright or another.

          (c) All VMARK Documentation (with the exception of user manuals distributed under license agreements) is located at the principal place of business of VMARK. All artwork, manuals, guides and other written and graphic material related to the VMARK Software are subject to copyrights owned by VMARK, except for such copyrights covering software owned by third parties which is embedded in or otherwise published with the VMARK Software pursuant to licenses from such third parties.

          (d) To the knowledge of VMARK, except as disclosed in Schedule 3.21(d), all copies of the source code for the VMARK Software are in VMARK's possession and control and no officers, employees, agents or actual or potential customers of VMARK, or any other third party, have any rights to or possess such source code.

          (e) To the knowledge of VMARK, there are no licenses or other authorizations not possessed by VMARK which are required for the Surviving Corporation to utilize, modify, market and distribute the VMARK Software and VMARK Documentation to the same extent as VMARK prior to the Effective Time.

          (f) Except as disclosed in Schedule 3.21(f), VMARK (i) has taken reasonable and appropriate actions to protect the secrecy and confidentiality of the source code for the VMARK Software and the non-public information included in the VMARK Documentation, and (ii) has not received any written notice of infringement or other complaint and does not otherwise have knowledge that its use or distribution of the VMARK Software or VMARK Documentation infringes or constitutes a misappropriation of rights under patents, copyrights, trade secrets, trade names, licenses, or any other proprietary or confidential rights of others. To the knowledge of VMARK, except as disclosed in Schedule 3.21(f), VMARK Intellectual Property Rights are presently protectable and are not part of the public domain or literature, nor have any material portion of any VMARK Intellectual Property Rights been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the material detriment of VMARK. All persons who have been involved in the development of the VMARK Software and VMARK Documentation since the inception of VMARK and, to the knowledge of VMARK, all persons who were involved in the development of the VMARK Software prior thereto, have executed invention, confidentiality and nondisclosure agreements covering source code and other non-public information included in the VMARK Documentation in the forms previously made available to UNIDATA.

          (g) Except as disclosed in Schedule 3.21(g), VMARK pays no royalty under any of VMARK Intellectual Property Rights and has the right to bring actions for the infringement thereof. To the knowledge of VMARK, the use, reproduction, distribution, sale, lease, or license of the VMARK Software and the VMARK Documentation does not violate or infringe any trademark, design mark, trade name, service mark, copyright, trade secret, know-how or patent of any other party.

     Section 3.22. Interested Party Transactions.  Except as set forth on
Schedule 3.22, since the date of VMARK's proxy statement dated March 28, 1994, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 3.23. Insurance. VMARK and its business, properties and/or employees are insured under the insurance policies listed on Schedule 3.23, all of which are valid and in full force.

     Section 3.24. Vote Required. The affirmative vote of the holders of at least 50% of the outstanding shares of VMARK Common Stock is the only vote of the holders of any class or series of VMARK's capital stock necessary under applicable law or rules of the National Association of Securities Dealers, Inc. to approve the Merger and the other transactions contemplated hereby.

     Section 3.25. Pooling Matters. Neither VMARK nor any of its subsidiaries or affiliates has, to VMARK's knowledge and based upon consultation with its independent certified public accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by UNIDATA or any of its affiliates) would affect the ability of VMARK to account for the business combination to be effected by the Merger as a pooling of interests.

     Section 3.26. Opinion of Financial Advisor. VMARK has been advised by Volpe Brown Whelan & Company, LLC that in its opinion the terms of the Merger are fair to the stockholders of VMARK from a financial point of view, and that, based on information it has as of the date hereof, it is prepared to deliver a written opinion to that effect which may be included in the Joint Proxy Statement/Prospectus.

     Section 3.27. Other Negotiations. Except as set forth in Schedule 3.27, VMARK is not actively engaged in discussions or negotiations with any person or persons with respect to, and has not solicited or furnished any information to any person or persons who, to VMARK's knowledge, is currently contemplating negotiations or an offer regarding, a consolidation or merger or other business combination, recapitalization, liquidation, or similar transaction, or any other transaction which could be conditioned upon, or otherwise require, the termination of this Agreement.

     Section 3.28. Full Disclosure.

          (a) No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by or on behalf of VMARK or its subsidiaries to UNIDATA pursuant to this Agreement, when taken together with all other statements contained herein or in other certificates and schedules furnished pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

          (b) The information supplied by VMARK for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of UNIDATA Common Stock or holders of VMARK Common Stock, (iii) at the time of the UNIDATA Stockholders' Meeting or the VMARK Stockholder's Meeting and
     (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to VMARK or any of its affiliates or

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

     its or their respective officers or directors should be discovered by VMARK which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, VMARK shall promptly inform UNIDATA of such event or circumstance.

     Section 3.29. Rights Plan; Antitakeover Law. The entering into this Agreement or consummation by VMARK of the transactions contemplated hereby (a) will not cause a Distribution Date as such term is defined under the VMARK rights plan (the "VMARK Rights Plan") pursuant to the Rights Agreement dated as of June 12, 1996, as amended, between VMARK and State Street Bank and Trust Company and (b) will not result in the prohibition of any business combination pursuant to sec.203 of the Delaware Law.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 4.01. Conduct of Business by UNIDATA and VMARK Pending the
Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the other party shall otherwise agree in writing, UNIDATA and VMARK shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and each of UNIDATA and VMARK and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of UNIDATA and VMARK shall use reasonable efforts to preserve the business organization of it and its subsidiaries, to keep available the services of the present officers, key employees and consultants of it and its subsidiaries and to preserve the present relationships of it and its subsidiaries with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither UNIDATA nor VMARK, nor any of their respective subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do, or propose to do, any of the following without the prior written consent of the other party:

          (a) amend or otherwise change its Articles or Certificate of Incorporation, By-laws or Rights Plan;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class (other than the sale or issuance of common stock upon the exercise of outstanding options listed on Schedule 2.03 or
     Schedule 2.12(c) hereto (with respect to UNIDATA) or Schedule 3.03 or 3.12(c) hereto (with respect to VMARK) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of UNIDATA or VMARK, as the case may be, or any of their respective subsidiaries (provided that consent for grants of employee stock options to newly hired employees pursuant to existing stock option plans consistent with past practice shall not be unreasonably withheld);

          (c) sell, pledge, dispose of or encumber any of its assets or any assets of its subsidiaries, except for (i) sales of products (or licenses thereto) and services in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $25,000 in the aggregate;

          (d) except as is contemplated by Section 5.05 and Section 5.06, alter the price or accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including stock option plans) or authorize cash payments in exchange for any options granted under any of such plans;

          (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of UNIDATA may declare and pay a dividend to UNIDATA and a wholly owned subsidiary of VMARK may pay a dividend to a wholly owned subsidiary of VMARK, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

          (f) sell, transfer, license, sublicense or otherwise dispose of any UNIDATA Intellectual Property Rights or VMARK Intellectual Property Rights, as the case may be, or amend or modify any existing agreements with respect to any UNIDATA Intellectual Property Rights or VMARK Intellectual Property Rights, as the case may be, or Third Party Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business consistent with past practice or amendments or modifications that would not, individually or in the aggregate, have a material adverse effect on UNIDATA or VMARK, as the case may be;

          (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of such party's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice; (iii) enter into or amend any UNIDATA Material Contract or VMARK Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for such party and its subsidiaries taken as a whole; or
     (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01;

          (h) Except for increases in salary or wages of employees of such party or its subsidiaries who are not officers of such party consistent with past practice, increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of such party or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, and except for ministerial updating of plans and trusts which does not affect the benefits thereunder;

          (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, the capitalization of software development costs, payments of accounts payable and collection of accounts receivable);

          (j) make any material tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the UNIDATA Balance Sheet or balance sheet contained in the most recently filed VMARK SEC Report, as the case may be;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other then the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of such party or incurred in the ordinary course of business and consistent with past practice; or

          (l) take any action which would make any of the representations or warranties of such party contained in this Agreement materially untrue or incorrect or prevent such party from performing in all material respects or cause such party not to perform in all material respects its covenants hereunder.

     Notwithstanding the foregoing, (i) VMARK may, without the prior consent of UNIDATA, consummate the transaction as set forth on Schedule 4.01 upon the terms and conditions set forth thereon, and (ii) UNIDATA may, without the prior consent of VMARK, acquire all of the shares of O2 Technology S.A.

("O2") outstanding that are not currently owned by UNIDATA as of the date hereof, provided that such acquisition is on terms substantially similar to the terms set forth in several Share Purchase Agreements and an executed Letter of Intent furnished to VMARK on October 6, 1997 (the "O2 Transaction").

     Section 4.02. No Solicitation by UNIDATA or VMARK.

          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, neither UNIDATA nor VMARK shall, directly or indirectly, through any officer, director, employee, representative or agent of UNIDATA or VMARK, as the case may be, or any of its subsidiaries, solicit, encourage, or, subject to the applicable fiduciary duties of the respective directors of UNIDATA and VMARK, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel, negotiate, approve or recommend any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving UNIDATA or VMARK, as the case may be, or any of their respective subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal").

          (b) Either party shall immediately notify the other party after receipt of any Acquisition Proposal or any request for nonpublic information relating to such party or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any subsidiary by any person that informs the Board of Directors or officers of such party or such subsidiary that it intends to make, or has made, an Acquisition Proposal. Such notice to the other party shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) Both parties shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than with the other party hereto) conducted heretofore with respect to any of the foregoing. Neither party shall release any third party from any confidentiality or standstill agreement to which such party is a party.

          (d) Both parties shall use reasonable efforts to ensure that the officers and directors of UNIDATA and VMARK and their respective subsidiaries and any investment banker or other advisor or representative retained by such party are aware of, and comply with, the restrictions described in this Section 4.02.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     Section 5.01. Joint Proxy Statement/Prospectus; Registration Statement.

     As promptly as practicable after the execution of this Agreement, VMARK shall prepare and file with the SEC (with appropriate requests for confidential treatment) a preliminary form of the Joint Proxy Statement/Prospectus and other proxy materials related thereto. Following clearance of the Joint Proxy Statement Prospectus by the SEC, VMARK shall prepare and file with the SEC a registration statement on Form S-4, containing the prospectus which is a part of the Joint Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the shares of VMARK Common Stock to be issued in the Merger (the "Registration Statement"). UNIDATA and VMARK shall cause the Registration Statement and the Joint Proxy Statement/Prospectus to comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of UNIDATA and VMARK shall use reasonable efforts to have or cause the Registration Statement to become effective (including clearing the Joint Proxy Statement/Prospectus with the SEC) as promptly as practicable, and shall take all actions required under any applicable federal or state securities laws in connection with the issuance of shares of VMARK Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, each of UNIDATA and VMARK agrees to use all reasonable efforts, after consulting with the other party, to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement/Prospectus (including each preliminary version thereof) and the Registration Statement (including each amendment and

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

supplement thereto). Each of UNIDATA and VMARK shall, and shall cause it respective representatives to, fully cooperate with the other party and its respective representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. The Joint Proxy Statement/Prospectus shall include the determination and recommendation of the Board of Directors of UNIDATA and VMARK that their respective stockholders vote in favor of the approval and adoption of this Agreement and the Merger; provided, however, that the Board of Directors of UNIDATA or VMARK may withdraw, modify or change such respective recommendation if either such Board of Directors determines in good faith, based upon the advice of outside counsel, that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. As promptly as practicable after the Registration Statement shall have become effective, UNIDATA and VMARK shall cause the Proxy Statement to be mailed to their respective stockholders. Thereafter, UNIDATA and VMARK shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, and UNIDATA and VMARK shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

     Section 5.02. Stockholders' Meetings. UNIDATA and VMARK shall call and hold their respective Stockholders' Meetings as promptly as practicable for the purpose of voting upon the approval of the Merger, and VMARK and UNIDATA shall each use reasonable efforts to hold the Stockholders' Meetings as soon as practicable after the date on which the Registration Statement becomes effective. UNIDATA and VMARK shall each use reasonable efforts to solicit from their respective stockholders proxies in favor of the approval of the Merger, and subject to the applicable fiduciary duties of the respective directors of UNIDATA and VMARK, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law and the Colorado Law to obtain such approvals.

     Section 5.03. Access to Information: Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which UNIDATA or VMARK may be subject (from which UNIDATA and VMARK shall each use reasonable efforts to be released), UNIDATA and VMARK shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, UNIDATA and VMARK shall each (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and UNIDATA and VMARK shall each make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either VMARK or UNIDATA may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality and Standstill Agreements, dated February 19, 1997 and February 26, 1997 (the "Confidentiality Agreements"), each between VMARK and UNIDATA.

     Section 5.04. Consents, Approvals. UNIDATA and VMARK shall each use reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and UNIDATA and VMARK shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by UNIDATA and VMARK and the consummation by them of the transactions contemplated hereby. UNIDATA and VMARK shall furnish all information required to be included in the Joint Proxy

Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     Section 5.05. Stock Options.

          (a) At the Effective Time, the obligation to issue shares under each outstanding option to purchase UNIDATA Common Stock (each a "Stock Option") granted under UNIDATA's 1992 Stock Option Plan, 1993 Stock Option Plan, 1994 Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, and 1997 Stock Option Plan, each as amended (collectively, the "UNIDATA Stock Option Plans") and to former employees of O2 pursuant to the O2 Transaction, all of which shall be fully vested and exercisable at the Effective Time pursuant to the terms of the applicable Stock Option, shall be deemed assumed by VMARK and each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the whole number (disregarding any fractional shares) of VMARK Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for UNIDATA Common Stock otherwise purchasable pursuant to such Stock Option, divided by (y) the number of shares of VMARK Common Stock deemed purchasable pursuant to such Stock Option, provided, however, that the exercisability or the other vesting of the assumed options and the underlying stock shall continue to be determined by reference to stock option agreements executed pursuant to UNIDATA's Stock Option Plans, and provided, further, that references in any Stock Option to UNIDATA, the board of directors of UNIDATA or any committee thereof, and any UNIDATA Stock Option Plan shall, commencing at the Effective Time, unless inconsistent with the context, be to VMARK, the board of directors of VMARK or a committee thereof, and VMARK's 1986 Stock Option Plan (for officers) or 1995 Non-Statutory Option Plan (for non-officers), respectively.

          (b) As soon as practicable after the Effective Time, VMARK shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Stock Option shall continue in effect on the same terms and conditions (including further anti-dilution provisions and subject to the adjustments required by this Section 5.05 after giving effect to the Merger). VMARK shall comply with the terms of all such Stock Options and ensure, to the extent required by, and subject to the provisions of, any such UNIDATA Stock Plan that Stock Options which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. VMARK shall take all corporate action necessary to reserve for issuance a sufficient number of VMARK Common Stock for delivery pursuant to the terms set forth in this Section 5.05.

          (c) VMARK shall use reasonable efforts after the Effective Time to maintain the effectiveness of a registration statement under the Securities Act with respect to the issuance by VMARK of shares of VMARK Common Stock which may be issued pursuant to the UNIDATA Options as provided for above in this Section 5.05.

     Section 5.06 Warrants. At the Effective Time, VMARK shall assume in writing all obligations under the UNIDATA Warrants (as defined below), and the holders of the UNIDATA Warrants thereafter shall have the right to acquire, on the same pricing and payment terms and conditions as are currently applicable under the UNIDATA Warrants, the same number of shares of VMARK Common Stock as the holders of the UNIDATA Warrants would have been entitled to receive in the Merger had such holder exercised the UNIDATA Warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of UNIDATA Common Stock purchasable pursuant to each UNIDATA Warrant immediately prior to the Effective Time divided by (z) the number of full shares of VMARK Common Stock deemed purchasable pursuant to such UNIDATA Warrant in accordance with the foregoing. As of the Effective Time, all of the UNIDATA warrants shall be fully vested and exercisable according to their terms. The "UNIDATA Warrants" mean, collectively,
(i) the Warrant Agreements
between UNIDATA and each of Massachusetts Mutual Life Insurance Company, Cudd & Co., and Webell & Co. for warrants to purchase an aggregate of 250,000 shares of UNIDATA Class B Common Stock and (ii) the Warrant Agreements between UNIDATA and each of Derek Miller and Neil Miller for warrants to purchase an aggregate of 255,000 shares of UNIDATA Class A Common Stock.

     Section 5.07. Notification of Certain Matters. UNIDATA shall give prompt notice to VMARK, and VMARK shall give prompt notice to UNIDATA, of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate, and (ii) any failure of UNIDATA or VMARK, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

     Section 5.08. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by VMARK to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of VMARK or UNIDATA. Both VMARK and UNIDATA shall each use reasonable efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization within the meaning of
Section 368(a) of the Code.

     Section 5.09. Public Announcements. VMARK and UNIDATA shall consult with each other before issuing any press release or other public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used reasonable efforts to consult first with the other party.

     Section 5.10. Quotation of VMARK Common Stock on Nasdaq. VMARK shall use reasonable efforts to cause the shares of VMARK Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market prior to the Effective Time.

     Section 5.11. Accountant's Comfort Letters. UNIDATA and VMARK shall each use reasonable efforts to cause Coopers & Lybrand LLP and Deloitte & Touche LLP to deliver to VMARK or UNIDATA, as the case may be, a letter covering such matters as may be requested by VMARK or UNIDATA, with respect to such matters as are customarily addressed in certified public accountant's "comfort" letters with respect to the type of transactions contemplated by this Agreement.

     Section 5.12. Pooling Accounting Treatment. UNIDATA and VMARK shall use reasonable efforts to avoid taking any action which would adversely affect the ability of both parties to treat the Merger as a pooling of interests and shall take such action as may be reasonably required to negate the impact of any past actions which would adversely impact the ability of VMARK or UNIDATA, as the case may be, to treat the Merger as a pooling of interests.

     Section 5.13. Indemnification; Directors' and Officers' Insurance. All rights to indemnification now existing in favor of the present or former directors or officers of UNIDATA or any of its subsidiaries as provided in UNIDATA's Articles of Incorporation and Bylaws, or in the certificate or articles of incorporation, by-laws or similar documents of any such subsidiaries, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. All rights to indemnification in respect of any such claim or claims shall continue until

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

disposition of such claim or claims. VMARK and UNIDATA further agree that all rights to indemnification now existing in favor of the present or former directors or officers of UNIDATA or any of its subsidiaries in any indemnification agreement between such person and UNIDATA or any such subsidiary, as the case may be, shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement. Until the sixth anniversary of the Effective Time, VMARK shall maintain in effect with respect to matters occurring prior to the Effective Time, to the extent available, the policy of directors' and officers' liability insurance currently maintained by UNIDATA on behalf of its officers and directors and those of its subsidiaries; provided, however, that VMARK may substitute therefor a policy containing coverage, terms and conditions which are no less advantageous to the present or former directors and officers of UNIDATA.

     Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.13 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer of UNIDATA.

     Section 5.14. Employee Benefits

          (a) VMARK will maintain without change for a period of twelve months after the Effective Time each severance program and policy of UNIDATA listed in Schedule 2.13(d) (including any such plan, program or policy that is subject to the approval of the Board of Directors of UNIDATA as of the date of this Agreement) with respect to each VMARK employee who was employed by UNIDATA immediately prior to the Effective Time and for purposes of any such severance program or policy and any severance program and policy which UNIDATA was required to maintain by law; except as set forth in Section 5.14(d) below, VMARK will give full credit to such VMARK employee for all service performed for UNIDATA. VMARK will honor all severance and retention agreements in effect as of the Effective Time.

          (b) With respect to each VMARK Employee Plan, each VMARK employee employed by UNIDATA immediately prior to the Effective Time shall receive credit for all service performed for UNIDATA; such service credit shall apply for all purposes, including but not limited to, any vacation, sick time, insurance or other benefits and any eligibility or vesting requirements under any VMARK Employee Plan.

          (c) As of the Effective Time, each VMARK employee employed by UNIDATA immediately prior to the Effective Time shall be enrolled in the Group Health Benefit Plan for Employees of VMARK, or any successor plan thereto ("Group Health Plan") and shall be entitled to participate in the Group Health Plan without limitation or exclusion for any preexisting conditions applicable to any such employee or his enrolled dependents, except to the extent that any such preexisting condition limitation or exclusion applied to such individual under the group health plan provided by UNIDATA prior to the Effective Time. For purposes of participation in the Group Health Plan, each VMARK employee employed by UNIDATA immediately prior to the Effective Time shall also receive credit for all payments made toward deductible, co-payment and out-of-pocket limits under the group health plan of UNIDATA in which such employee was a participant immediately prior to the Effective Time for the plan year which includes the Effective Time as if such payments had been made for similar purposes for such period under the Group Health Plan by an employee employed by VMARK immediately prior to the Effective Time.

          (d) As soon as practicable after the Effective Time, VMARK will provide to each executive officer of UNIDATA that VMARK employs after the Merger (as listed on Schedule 5.14(d)) with a split-dollar insurance arrangement that provides substantially similar economic and other terms to those existing for current VMARK executives, provided, that for purposes of vesting of these agreements, each employee shall be considered a new employee of VMARK as of the Effective Time.

     Section 5.15. Name of the Surviving Corporation. Each of VMARK and UNIDATA shall use its best efforts to select a name for the Surviving Corporation prior to the last practicable date on which such name can be included in the Joint Proxy Statement/Prospectus to be mailed to the stockholders of VMARK. Provided such name has been selected in accordance with the foregoing, at the Effective Time, VMARK will change its name to a name mutually satisfactory to VMARK and UNIDATA, subject to approval of VMARK's stockholders.

     Section 5.16. Stockholder Litigation. Each of VMARK and UNIDATA shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation arising in connection with the transactions contemplated hereby against VMARK or UNIDATA, as applicable, and its directors.

     Section 5.17. Registration Rights. VMARK will enter into an agreement at the Effective Time to provide registration rights to UNIDATA's stockholders with respect to the shares of VMARK Common Stock received by them in the Merger. Such agreement will provide each such holder of VMARK Common Stock, for as long as such holder is unable to sell, within any three month period, all of such holder's shares of VMARK Common Stock received in the Merger under Rule 144 or Rule 145 under the Securities Act, unlimited "piggyback" registration rights and two demand registrations on Form S-3 (provided that a minimum number of shares are registered in each demand registration), in each case on customary terms and subject to reasonable blackout periods and other restrictions.

     Section 5.18. Fairness Opinion; Restructuring. In the event that the Merger is not to be treated as a pooling of interests for accounting purposes, UNIDATA and VMARK shall each use its reasonable best efforts (a) to cause Volpe Brown Whelan & Co, LLC, or such other financial advisor reasonably satisfactory to VMARK, to deliver to VMARK an opinion that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of VMARK, and (b) to restructure the post-Merger operating plan for the Surviving Corporation developed by VMARK and UNIDATA to the extent commercially reasonable to permit the issuance of such opinion, provided that neither party shall have an obligation hereunder if the reason that the Merger is not to be treated as a pooling of interests for accounting purposes is due to a failure to observe the covenants in Section 5.12 by the other party or a Stockholder Support Agreement by the other party's affiliate signatory thereto, provided further that the breaching party shall still be obligated to perform the covenants contained in this section if the non-breaching party so requests.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     Section 6.01. Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

          (b) Stockholder Approval. The Agreement and the Merger shall have been approved by the requisite vote of the stockholders of UNIDATA and VMARK;

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (each an "Injunction") (i) preventing the consummation of the Merger or
     (ii) seeking to prohibit or limit the Surviving Corporation due to the consummation of the Merger from exercising all material rights and privileges pertaining to its ownership of all or a material portion of the business or assets of UNIDATA, VMARK or any of their respective subsidiaries, shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

          (d) Tax Opinions. VMARK and UNIDATA shall have received written opinions of Choate, Hall & Stewart and Latham & Watkins, respectively, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (e) Quotation of VMARK Common Stock on Nasdaq. The shares of VMARK Common Stock to be issued in the Merger and upon exercise of UNIDATA Options and the UNIDATA Warrants shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

     Section 6.02. Additional Conditions to Obligation of VMARK. The obligations of VMARK to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of UNIDATA contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a specified date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a material adverse effect upon VMARK, and VMARK shall have received a certificate to such effect at the closing signed by the President and Chief Financial Officer of UNIDATA;

          (b) Agreements and Covenants. UNIDATA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by UNIDATA on or prior to the Effective Time, and VMARK shall have received a certificate to such effect signed by the President and Chief Financial Officer of UNIDATA;

          (c) Dissenting Shares. Not more than five percent of UNIDATA Common Stock shall constitute Dissenting Shares as of the Effective Time.

     Section 6.03. Additional Conditions to Obligation of UNIDATA. The obligation of UNIDATA to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of VMARK contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
     (iii) where the failure to be true and correct would not have a material adverse effect upon VMARK, and UNIDATA shall have received a certificate to such effect signed by the President and Chief Financial Officer of VMARK;

          (b) Agreements and Covenants. VMARK shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by VMARK on or prior to the Effective Time, and UNIDATA shall have received a certificate to such effect signed by the President and Chief Financial Officer of VMARK;

          (c) No Trigger of VMARK Rights Plan. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of VMARK under the VMARK Rights Plan, or will occur as a result of the consummation of the Merger.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of either UNIDATA or VMARK:

          (a) by mutual written consent duly authorized by the Boards of Directors of VMARK and UNIDATA; or

          (b) by either VMARK or UNIDATA if the Merger shall not have been consummated by April 15 1998 (the "Outside Date"), provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either VMARK or UNIDATA if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.08; or

          (d) by either VMARK or UNIDATA, if, at the VMARK or UNIDATA Stockholders' Meetings (including any adjournment or postponement thereof), the requisite vote of the stockholders of VMARK or UNIDATA shall not have been obtained; or

          (e) by VMARK or UNIDATA, upon a breach of any representation, warranty, covenant or agreement on the part of UNIDATA or VMARK, respectively, set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"), provided, however, that if such Terminating Breach is curable prior to April 15, 1998, by VMARK or UNIDATA, as the case may be, through the exercise of its reasonable efforts and for so long as VMARK or UNIDATA, as the case may be, continues to exercise such reasonable efforts, neither UNIDATA nor the VMARK, respectively, may terminate this Agreement under this Section 7.01(e); or

          (f) by VMARK, if (i) the Board of Directors of UNIDATA shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in a manner adverse to VMARK or shall have resolved to do any of the foregoing; (ii) after the receipt by UNIDATA of an Acquisition Proposal, VMARK requests in writing that the Board of Directors of UNIDATA reconfirm its recommendation of this Agreement and the Merger to the stockholders of UNIDATA and the Board of Directors of UNIDATA fails to do so within 10 business days after its receipt of VMARK's request; (iii) the Board of Directors of UNIDATA shall have recommended to the stockholders of UNIDATA an Alternative Transaction (as defined in Section 7.03(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of UNIDATA Common Stock is commenced (other than by VMARK or an affiliate of VMARK) and the Board of Directors of UNIDATA recommends that the stockholders of UNIDATA tender their shares in such tender or exchange offer; or (v) for any reason UNIDATA fails to call and hold the UNIDATA Stockholders' Meeting by the Outside Date (provided that VMARK's right to terminate this Agreement under such clause (v) shall not be available if at such time UNIDATA would be entitled to terminate this Agreement under
     Section 7.01(e) without giving effect to the cure period); or

          (g) by UNIDATA, if (i) the Board of Directors of VMARK shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in a manner adverse to UNIDATA or shall have resolved to do any of the foregoing (except for the sole reason of the failure of the Board of Directors to receive a fairness opinion pursuant to Section 5.18);
     (ii) after the receipt by VMARK of an Acquisition Proposal, UNIDATA requests in writing that the Board of Directors of VMARK reconfirm its recommendation of this Agreement and the Merger to the stockholders of UNIDATA and the Board of Directors of VMARK fails to do so within 10 business days after its receipt of UNIDATA's request; (iii) the Board of Directors of VMARK shall have recommended to the stockholders of VMARK an Alternative Transaction (as defined in Section 7.03(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of VMARK Common Stock is commenced (other than by UNIDATA or an affiliate of UNIDATA) and the Board of Directors of VMARK recommends that the stockholders of VMARK tender their shares in such tender or exchange offer; or (v) for any reason VMARK fails to call and hold the VMARK Stockholders' Meeting by the Outside Date (except for the sole reason of the failure of the Board of Directors to receive a fairness opinion pursuant to Section 5.18) (provided that

     UNIDATA's right to terminate this Agreement under such clause (v) shall not be available if at such time VMARK would be entitled to terminate this Agreement under Section 7.01(e) without giving effect to the cure period); or

          (h) by VMARK or UNIDATA on or after February 28, 1998 if by such date
     (i) the Merger is not to be treated as a pooling of interests for accounting purposes, (ii) each of VMARK and UNIDATA has complied with its obligation under Section 5.18, and (iii) VMARK is unable to cause Volpe Brown Whelan & Company, LLC, or such other financial advisor reasonably satisfactory to VMARK, to deliver an opinion to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of VMARK.

     Section 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     Section 7.03. Fees and Expenses. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger is not consummated and by the Surviving Corporation if the Merger is consummated, to the extent such expenses are solely and directly related to such Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; provided, however, that, if the Merger is not consummated, VMARK and UNIDATA shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) UNIDATA shall pay VMARK a termination fee of $3 million upon the earliest to occur of the following events:

          (i) the termination of this Agreement by either VMARK or UNIDATA pursuant to Section 7.1(d) if (A) the requisite votes of the stockholders of UNIDATA to approve the Merger shall not have been obtained, (B) a proposal for an Alternative Transaction (as defined below) involving UNIDATA shall have been publicly announced prior to the UNIDATA Stockholders' Meeting, and (C) either a definitive agreement for an Alternative Transaction involving UNIDATA is entered into, or an Alternative Transaction involving UNIDATA is consummated, within eighteen months of such termination;

          (ii) the termination of this Agreement by VMARK pursuant to Section 7.1(f); or

          (iii) the termination of this Agreement by either VMARK or UNIDATA pursuant to Section 7.1(d) if (A) the requisite vote of the stockholders of UNIDATA to approve the Merger shall not have been obtained, (B) one or more of the stockholders of UNIDATA party to the UNIDATA Stockholder Support Agreement failed to approve the Merger or otherwise breached such agreement, and (C) if such stockholder had voted for the Merger or not otherwise breached, the Merger would have been approved by the UNIDATA stockholders.

     UNIDATA's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of VMARK against UNIDATA and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by UNIDATA.

     (c) VMARK shall pay UNIDATA a termination fee of $3 million upon the earliest to occur of the following events:

          (i) the termination of this Agreement by either VMARK or UNIDATA pursuant to Section 7.1(d) if (A) the requisite vote of the stockholders of VMARK to approve the Merger shall not have been obtained, (B) a proposal for an Alternative Transaction (as defined below) involving VMARK shall have been publicly announced prior to the VMARK Stockholders' Meeting, and
     (C) either an Alternative

     Transaction involving VMARK is entered into, or an Alternative Transaction involving VMARK is consummated, within eighteen months of such termination;

          (ii) the termination of this Agreement by UNIDATA pursuant to Section 7.01(g);

          (iii) the termination of this agreement by either VMARK or UNIDATA pursuant to Section 7.1(d) if (A) the requisite vote of the stockholders of VMARK to approve the Merger shall not have been obtained, (B) one or more of the stockholders of party to the Stockholder Support Agreement failed to approve the Merger or otherwise breached such agreement, and (C) if such stockholder had voted for the Merger or not otherwise breached, the Merger would have been approved by the VMARK stockholders; or

          (iv) the termination of this Agreement by VMARK or UNIDATA pursuant to
     Section 7.01(h).

     VMARK's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of UNIDATA against VMARK and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by VMARK.

     (d) The fees payable pursuant to Section 7.03(b)or 7.03(c) shall be paid concurrently with the first to occur of the events described in Section 7.03(b)(i), (ii) or (iii) or 7.03(c)(i), (ii), (iii) or (iv) respectively.

     (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any third party acquires more than 20% of the outstanding shares of UNIDATA Common Stock or VMARK Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving UNIDATA or VMARK pursuant to which any third party (or the stockholders of a third party) acquires more than 20% of the outstanding shares of UNIDATA Common Stock or VMARK Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any third party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of UNIDATA or VMARK, and the entity surviving any merger or business combination including any of them) of UNIDATA or VMARK having a fair market value (as determined by the Board of Directors of UNIDATA or VMARK, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of UNIDATA or VMARK, as the case may be, and their respective subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc. Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.05 and 5.13 shall survive the Effective Time indefinitely and those set forth in Section 7.02 and Section 7.03 shall survive termination indefinitely. The Confidentiality Agreements shall survive termination of this Agreement as therein provided.

     Section 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

        (a) If to VMARK:

          VMARK SOFTWARE, INC.
          50 Washington Street
          Westboro, MA 01581-1021
          Telecopier No. (508) 389-8767
          Attention: Peter Gyenes
                     President

        With a copy to:

          Choate, Hall & Stewart
          Exchange Place
          53 State Street
          Boston, MA 02110
          Telecopier No. (617) 248-4000
          Attention: Richard N. Hoehn, Esq.

        (b) If to UNIDATA, INC.:

           UNIDATA, INC.
           1099 18th Street
           Suite 2500
           Denver, CO 80202
           Telecopier No. (303) 294-4758
           Attention: David Brunel
                      President

        With a copy to:

          Latham & Watkins
          633 West Fifth Street
          Suite 4000
          Los Angeles, CA 90071-2007
          Telecopier No. (213) 891-8763
          Attention: Gary Olson, Esq.

     Section 8.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which UNIDATA (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of five percent of more;

          (b) "beneficial owner" with respect to any shares of UNIDATA Common Stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "business day" means any day other than a day on which banks in Boston are required or authorized to be closed;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "material adverse effect" shall mean any change or effect that, individually or in the aggregate is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise), or results of operations of UNIDATA and its subsidiaries, or VMARK and its subsidiaries, as the case may be, in each case taken as a whole;

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of UNIDATA, VMARK, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which UNIDATA, the Surviving Corporation, VMARK or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of UNIDATA and VMARK, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by UNIDATA and VMARK.

     Section 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 8.06. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.07. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreements), both written and oral, among the parties, or any of them, through the date hereof with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     Section 8.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that VMARK may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     Section 8.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (other than Section 5.13), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 8.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the choice of law provisions thereof.

     Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, VMARK and UNIDATA have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.

                                 VMARK SOFTWARE, INC.

                                 By: /s/ PETER GYENES
                                 --------------------------------------------
                                 Name: Peter Gyenes
                                 Title: President and Chief Executive Officer


                                 UNIDATA, INC.

                                 By: /s/ DAVID BRUNEL
                                 --------------------------------------------
                                 Name: David W. Brunel
                                 Title: President and Chief Operating Officer

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT
                              (GRANTED TO UNIDATA)

     STOCK OPTION AGREEMENT, dated as of October 7, 1997 (this "Agreement"), between VMARK Software, Inc., a Delaware corporation ("VMARK"), and Unidata, Inc., a Colorado corporation ("UNIDATA").

     WHEREAS, VMARK and UNIDATA propose to enter into an Agreement and Plan of Merger and Reorganization, of even date herewith (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, UNIDATA will be merged with and into VMARK, with VMARK continuing as the surviving corporation; and

     WHEREAS, as a condition to the willingness of UNIDATA to enter into the Merger Agreement, UNIDATA has required that VMARK agree, and in order to induce UNIDATA to enter into the Merger Agreement VMARK has agreed, to grant UNIDATA an option to purchase certain shares of common stock of VMARK, in accordance with the terms of this Agreement; and

     WHEREAS, pursuant to the terms of an agreement of even date herewith, UNIDATA has granted VMARK an option to acquire certain shares of common stock of UNIDATA.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                THE STOCK OPTION

     Section 1.1. Grant of Stock Option. VMARK hereby grants to UNIDATA an irrevocable option (the "Stock Option") to purchase up to 1,624,988 shares (the "Option Shares") of common stock, par value $.01 per share, of VMARK ("VMARK Common Stock"), including the associated rights (the "VMARK Rights") to purchase shares of VMARK capital stock pursuant to the Rights Agreement (the "Rights Plan"), dated as of June 12, 1996, between VMARK and State Street Bank and Trust Company, in the manner set forth below at a price (the "Purchase Price") of $9.87 per Option Share. All references in this Agreement to shares of VMARK Common Stock issued to UNIDATA hereunder shall be deemed to include the VMARK Rights associated therewith. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     Section 1.2. Exercise of Stock Option. (a) Subject to the satisfaction of the conditions set forth in Section 1.3 hereof, the Stock Option may be exercised by UNIDATA, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

     (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event or circumstance which, pursuant to the terms of Section 7.03(c) of the Merger Agreement, would entitle UNIDATA, upon termination of the Merger Agreement, to payment of the termination fee specified in clauses (i),
(ii) and (iii) Section 7.03(c) of the Merger Agreement (regardless of whether the Merger Agreement has actually been terminated as a result of such event or circumstance). Termination of the Merger Agreement pursuant to Section 7.03(c)(iv) of the Merger Agreement shall not be an Exercise Event.

     (c) The "Termination Date" shall occur for purposes of this Agreement upon the first to occur of any of the following:

           (i) the Effective Time;

           (ii) the date on which the Merger Agreement is terminated pursuant to
     Section 7.01 thereof, if an Exercise Event shall not have occurred on or prior to such termination date; or

          (iii) the date which is one year after the date on which the Merger Agreement is terminated pursuant to Section 7.01 thereof, if an Exercise Event shall have occurred on or prior to such termination date;

provided that, with respect to clause (iii) above, if the Stock Option cannot be exercised as of such date by reason of any applicable judgment, decree, law, regulation or order, then the Termination Date shall be extended until thirty days after such impediment has been removed or such waiting period has expired.

     (d) In the event UNIDATA wishes to exercise the Stock Option, UNIDATA shall send a written notice (an "Exercise Notice") to VMARK specifying the total number of Option Shares UNIDATA wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which UNIDATA wishes to receive, a date (a "Closing Date"), which shall be a business day which is at least five business days after delivery of such notice, and place for the closing of such purchase (a "Closing").

     (e) Upon receipt of an Exercise Notice, VMARK shall be obligated to deliver to UNIDATA the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the Closing Date and (ii) the first business day on which the conditions specified in Section 1.3 hereof shall be satisfied.

     Section 1.3. Conditions to Delivery of Option Shares. The obligation of VMARK to deliver Option Shares upon any exercise of the Stock Option is subject to the satisfaction of the following condition:

          (a) There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

     Section 1.4. Closings. At each Closing, VMARK will deliver to UNIDATA a certificate or certificates evidencing the number of Option Shares specified in UNIDATA's Exercise Notice, registered in the name of UNIDATA or its nominee, and UNIDATA will deliver to VMARK the aggregate Purchase Price for such Option shares. All payments made by UNIDATA to VMARK pursuant to this Section 1.4 shall be made, at the option of UNIDATA, (a) by wire transfer of immediately available funds, or (b) by delivery to VMARK of a certified or bank check or checks payable to or on the order of VMARK.

     Section 1.5. Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in VMARK Common Stock or in the number of outstanding shares of VMARK Common Stock by reason of a stock dividend, stock split, reclassification, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of VMARK (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property or a dividend under the Rights Plan), the type and number of shares or securities to be issued by VMARK upon exercise of the Stock Option, the Purchase Price and the VMARK Rights shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that UNIDATA shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that UNIDATA would have received in respect of VMARK Common Stock if the Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and an election had been made to the fullest extent permitted to receive such securities, cash or other property.

     (b) In the event that VMARK shall enter into an agreement (i) to consolidate with or merge into any person, other than UNIDATA or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than UNIDATA or one of its subsidiaries, to merge into VMARK and VMARK shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of VMARK Common Stock shall be changed into or exchanged for stock or other securities of VMARK or any other person or cash or any other property, or then outstanding shares of VMARK Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than UNIDATA or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that UNIDATA shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that UNIDATA would have received in respect of VMARK Common Stock if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and an election had been made to the fullest extent permitted to receive such securities, cash or other property.

     (c) No adjustment made in accordance with this Section 1.5 shall constitute or be deemed a waiver of any breach of any of VMARK's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

     (d) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.4 and 3.2, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this
Section 1.5.

     Section 1.6. Restrictive Legend. Each certificate representing Option Shares issued to UNIDATA hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                   ARTICLE II

                                 CASH EXERCISE

     Section 2.1. Cash Exercise. If at any time the Stock Option is then exercisable pursuant to the terms of Section 1.2 hereof, UNIDATA may elect, in lieu of exercising the Stock Option to purchase Option Shares provided in
Section 1.1 hereof, to send a written notice to VMARK (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date VMARK shall pay to UNIDATA an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as UNIDATA shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of UNIDATA Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in clause (i), (ii) or (iii) of Section 7.03(e) of the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing sales price of the shares of VMARK Common Stock on the last trading day immediately prior to the date of the Cash Exercise Notice as quoted on The Nasdaq National Market (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of UNIDATA's right to receive cash pursuant to this Article II and the payment of such cash to UNIDATA, the obligations of VMARK to deliver Option Shares pursuant to Section

1.2(e) shall be terminated with respect to such number of Option Shares for which UNIDATA shall have elected to be paid the Spread.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF VMARK

     Section 3.1. Representations and Warranties of VMARK. VMARK represents and warrants to UNIDATA that (a) VMARK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, (b) the execution and delivery by VMARK of this Agreement and the consummation by VMARK of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of VMARK, (c) this Agreement has been duly executed and delivered by VMARK and constitutes the valid and binding obligation of VMARK, enforceable against VMARK in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) VMARK has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and VMARK will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of VMARK Common Stock or other securities which may be issued pursuant to Section 1.5 hereof, all of which, upon their issuance and delivery in accordance with the term of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitation on UNIDATA's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights, and (e) the execution and delivery of this Agreement by VMARK does not, and the consummation by VMARK of the transactions contemplated by this Agreement will not, conflict with, or result in a violation of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of VMARK or (ii) any mortgage, indenture, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VMARK or its properties or assets.

                                   ARTICLE IV

                               COVENANTS OF VMARK

     Section 4.1. Listing; Other Action. (a) VMARK shall, at its expense, use reasonable best efforts to cause the Option Shares to be approved for quotation on The Nasdaq National Market System (the "NASDAQ/NMS"), subject to notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the NASDAQ/NMS of the issuance of each Option Share.

     (b) VMARK shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder.

     Section 4.2. Registration. (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to UNIDATA hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

     (b) At any time or from time to time within two years of the first Closing, UNIDATA may make a written request to VMARK for registration under and in accordance with the provisions of the Securities Act of 1993, as amended (the "Securities Act") with respect to all or part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of UNIDATA, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after UNIDATA's request for a Demand Registration, VMARK shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that VMARK will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clause (B) or (C) below) when (A) VMARK is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of outside counsel to VMARK, such information would have to be disclosed if a registration statement were filed at that time, (B) VMARK is required under the Securities Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (C) VMARK determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving VMARK or any of its affiliates. VMARK shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least ninety days following the date on which the Demand Registration is declared effective, in the case of an underwritten offering, or at least six months following the date on which the Demand Registration is declared effective, in the case of a shelf registration; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. UNIDATA shall be entitled to two Demand Registrations. If any Demand Registration involves an underwritten offering, (i) UNIDATA shall have the right to select the managing underwriter, which shall be reasonably acceptable to VMARK, (ii) VMARK shall enter into an underwriting agreement in customary form and (iii) unless the managing underwriter reasonably determines that such restriction would materially and adversely affect the success of such offering, the underwriter shall use its best efforts to prevent any person and its affiliates from purchasing through such offering Registrable Securities representing more than two percent of the outstanding shares of VMARK Common Stock on a fully diluted basis. VMARK shall not include in any Demand Registration any securities other than the Registrable Securities requested to be registered therein by UNIDATA.

     (c) If at any time within three years of the first Closing, VMARK proposes to file a registration statement under the Securities Act with respect to any shares of any class of its equity securities to be sold for the account of VMARK (other than a registration statement on Form S-4 or Form S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, then VMARK shall in each case give written notice of such proposed filing to UNIDATA at least twenty days before the anticipated filing date, and UNIDATA shall have the right to include in such registration such number of Registrable Securities as UNIDATA may request (such request to be made by written notice to VMARK within fifteen days following UNIDATA's receipt from VMARK of such notice of proposed filing). VMARK shall use its best efforts to cause the managing underwriter of any proposed underwritten offering to permit UNIDATA to include in such offering all Registrable Securities requested by UNIDATA to be included in the registration for such offering on the same terms and conditions as any similar securities of VMARK included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises UNIDATA that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which UNIDATA requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter, provided, however, that if the amount of Registrable Securities shall be so reduced, VMARK shall not be permitted to include in such registration any securities other than securities to be issued by VMARK and Registrable Securities.

     (d) In the event that Registrable Securities are included in a registration statement pursuant to Section 4.2(c) hereof, UNIDATA agrees not to effect any public sale or distribution of the issue being registered or a similar security of VMARK, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten business days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by VMARK, in the case of a non-underwritten public offering, or by the managing underwriter, in the case of an underwritten public offering. In the event that UNIDATA requests a Demand Registration or if Registrable Securities are included in a registration pursuant to Section 4.2(c) hereof, VMARK agrees not to effect any public sale or distribution of the issue being registered or a similar security of VMARK, or any securities convertible into or exchangeable for such securities, during the period from such request until 90 days after the effective date of such registration statement (except as part of such registration or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

     (e) Notwithstanding anything to the contrary contained herein, in the event that UNIDATA requests a Demand Registration or a registration of Registrable Securities pursuant to Section 4.2(b) or 4.2(c) hereof, respectively, VMARK shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be so registered, upon the terms and subject to conditions set forth in this Section 4.2(e). If VMARK wishes to exercise such purchase right, then within two business days following receipt of UNIDATA's request for such registration, VMARK shall send a written notice (a "Repurchase Notice") to UNIDATA specifying that VMARK wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than thirty days after delivery of such Repurchase Notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice, a binding agreement shall be deemed to exist between UNIDATA and VMARK providing for the purchase by VMARK of the Registrable Securities requested to be registered by UNIDATA, upon the terms and subject to the conditions set forth in this Section 4.2(e). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the NASDAQ/NMS (or if not then quoted thereon, on such other exchange or quotation system on which the Registrable Securities are quoted) for the period of five trading days ending on the trading day immediately prior to the date on which UNIDATA requests a registration of the Registrable Securities which VMARK subsequently elects to purchase. UNIDATA's obligation to deliver any Registrable Securities at a Repurchasing Closing shall be subject to the conditions that, at such Repurchase Closing. VMARK shall have delivered to UNIDATA a certificate signed on behalf of VMARK by VMARK's chief executive officer and chief financial officer, which certificate shall be reasonably satisfactory in form and substance to UNIDATA, to the effect that the purchase by VMARK of such Registrable Securities (i) is permitted under applicable Delaware corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and (ii) does not violate any material agreement to which VMARK or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, VMARK shall pay to UNIDATA the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds or by delivering to UNIDATA a certified or bank check payable to or on the order of UNIDATA in an amount equal to such aggregate Repurchase Price, and UNIDATA will surrender to VMARK a certificate or certificates evidencing such Registrable Securities. No purchase of Registrable Securities by VMARK pursuant to this
Section 4.2(e) shall reduce or otherwise modify VMARK's registration obligations under this Section 4.2 (including, without limitation, the number of Demand Registrations which VMARK is obligated to effect) with respect to any Registrable Securities held by UNIDATA following such purchase.

     (f) The registrations effected under this Section 4.2 shall be effected at VMARK's expense except for underwriting commissions allocable to the Registrable Securities and the fees and disbursements of UNIDATA's counsel. VMARK shall indemnify and hold harmless UNIDATA, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 4.2; provided, however, that VMARK shall not be liable in any such case to UNIDATA or any affiliate or controlling person of UNIDATA or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to VMARK specifically for use in the preparation thereof by UNIDATA, such affiliate, controlling person, officer, director, agent or representative, as the case may be.

                                   ARTICLE V

                              COVENANTS OF UNIDATA

     UNIDATA hereby covenant and agrees as follows:

     Section 5.1. Distribution. UNIDATA shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

                                   ARTICLE VI

     Section 6.1. Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 6.2. Further Assurances. VMARK and UNIDATA will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     Section 6.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 6.4. Entire Agreement. This Agreement and the Merger Agreement (together with the Exhibits, the VMARK Disclosure Schedules, the UNIDATA Disclosure Schedules and the other documents delivered pursuant thereto) constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     Section 6.5. Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party.

     Section 6.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 6.7. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Either party hereto may with respect to the other party (i) extend the time for the performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 6.8. Severability. If any term or other provision of this Agreement is held by a court or other competent authority to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to the end that the transaction contemplated hereby are fulfilled to the extent possible.

     Section 6.9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, sent or transmitted if delivered personally, sent by reputable overnight courier to the respective parties at their addresses as specified in the Merger Agreement or sent by electronic transmission to the respective parties at their telecopier numbers as specified in the Merger Agreement.

     Section 6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     Section 6.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 6.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, UNIDATA and VMARK have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    VMARK SOFTWARE, INC.

                                    By:
                                        -------------------------------------
                                        Charles F. Kane
                                        Executive Vice President, Finance,
                                        Chief Financial Officer and Treasurer


                                    UNIDATA, INC.

                                    By:
                                        -------------------------------------
                                        David W. Brunel
                                        President and Chief Operating Officer

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT
                               (GRANTED TO VMARK)

     STOCK OPTION AGREEMENT, dated as of October 7, 1997 (this "Agreement"), between VMARK Software, Inc., a Delaware corporation ("VMARK"), and Unidata, Inc., a Colorado corporation ("UNIDATA").

     WHEREAS, VMARK and UNIDATA propose to enter into an Agreement and Plan of Merger and Reorganization, of even date herewith (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, UNIDATA will be merged with and into VMARK, with VMARK continuing as the surviving corporation; and

     WHEREAS, as a condition to the willingness of VMARK to enter into the Merger Agreement, VMARK has required that UNIDATA agree, and in order to induce VMARK to enter into the Merger Agreement UNIDATA has agreed, to grant VMARK an option to purchase certain shares of common stock of UNIDATA, in accordance with the terms of this Agreement; and

     WHEREAS, pursuant to the terms of an agreement of even date herewith, VMARK has granted UNIDATA an option to acquire certain shares of common stock of VMARK.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                THE STOCK OPTION

     Section 1.1. Grant of Stock Option. UNIDATA hereby grants to VMARK an irrevocable option (the "Stock Option") to purchase up to 2,310,862 shares (the "Option Shares") of Class A common stock, no par value per share, of UNIDATA ("UNIDATA Common Stock"), in the manner set forth below at a price (the "Purchase Price") of $4.42 per Option Share. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     Section 1.2. Exercise of Stock Option. (a) Subject to the satisfaction of the conditions set forth in Section 1.3 hereof, the Stock Option may be exercised by VMARK, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

     (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event or circumstance which, pursuant to the terms of Section 7.03(b) of the Merger Agreement, would entitle VMARK, upon termination of the Merger Agreement, to payment of the termination fee specified in Section 7.03(b) of the Merger Agreement (regardless of whether the Merger Agreement has actually been terminated as a result of such event or circumstance).

     (c) The "Termination Date" shall occur for purposes of this Agreement upon the first to occur of any of the following:

          (i) the Effective Time;

          (ii) the date on which the Merger Agreement is terminated pursuant to
     Section 7.01 thereof, if an Exercise Event shall not have occurred on or prior to such termination date; or

          (iii) the date which is one year after the date on which the Merger Agreement is terminated pursuant to Section 7.01 thereof, if an Exercise Event shall have occurred on or prior to such termination date;

provided that, with respect to clause (iii) above, if the Stock Option cannot be exercised as of such date by reason of any applicable judgment, decree, law, regulation or order, then the Termination Date shall be extended until thirty days after such impediment has been removed or such waiting period has expired.

     (d) In the event VMARK wishes to exercise the Stock Option, VMARK shall send a written notice (an "Exercise Notice") to UNIDATA specifying the total number of Option Shares VMARK wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which VMARK wishes to receive, a date (a "Closing Date"), which shall be a business day which is at least five business days after delivery of such notice, and place for the closing of such purchase (a "Closing").

     (e) Upon receipt of an Exercise Notice, UNIDATA shall be obligated to deliver to VMARK the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the Closing Date and (ii) the first business day on which the conditions specified in Section 1.3 hereof shall be satisfied.

     Section 1.3. Conditions to Delivery of Option Shares. The obligation of UNIDATA to deliver Option Shares upon any exercise of the Stock Option is subject to the satisfaction of the following condition:

          (a) There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

     Section 1.4. Closings. At each Closing, UNIDATA will deliver to VMARK a certificate or certificates evidencing the number of Option Shares specified in VMARK's Exercise Notice, registered in the name of VMARK or its nominee, and VMARK will deliver to UNIDATA the aggregate Purchase Price for such Option shares. All payments made by VMARK to UNIDATA pursuant to this Section 1.4 shall be made, at the option of VMARK, (a) by wire transfer of immediately available funds, or (b) by delivery to UNIDATA of a certified or bank check or checks payable to or on the order of UNIDATA.

     Section 1.5. Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in UNIDATA Common Stock or in the number of outstanding shares of UNIDATA Common Stock by reason of a stock dividend, stock split, reclassification, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of UNIDATA (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by UNIDATA upon exercise of the Stock Option and the Purchase Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that VMARK shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that VMARK would have received in respect of UNIDATA Common Stock if the Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and an election had been made to the fullest extent permitted to receive such securities, cash or other property.

     (b) In the event that UNIDATA shall enter into an agreement (i) to consolidate with or merge into any person, other than VMARK or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than VMARK or one of its subsidiaries, to merge into UNIDATA and UNIDATA shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of UNIDATA Common Stock shall be changed into or exchanged for stock or other securities of UNIDATA or any other person or cash or any other property, or then outstanding shares of UNIDATA Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than VMARK or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that VMARK shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that VMARK would have received in respect of UNIDATA Common Stock if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and an election had been made to the fullest extent permitted to receive such securities, cash or other property.

     (c) No adjustment made in accordance with this Section 1.5 shall constitute or be deemed a waiver of any breach of any of UNIDATA's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

     (d) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.4 and 3.2, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this
Section 1.5.

     Section 1.6. Restrictive Legend. Each certificate representing Option Shares issued to VMARK hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                   ARTICLE II

                                 CASH EXERCISE

     Section 2.1. Cash Exercise. If at any time the Stock Option is then exercisable pursuant to the terms of Section 1.2 hereof, VMARK may elect, in lieu of exercising the Stock Option to purchase Option Shares provided in
Section 1.1 hereof, to send a written notice to UNIDATA (the "Cash Exercise Notice") specifying a date not later than 20 business days (except as set forth in clause (b)(ii) below) and not earlier than 10 business days following the date such notice is given on which date UNIDATA shall pay to VMARK an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as VMARK shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of, (a) if UNIDATA Common Stock is publicly traded on a national securities exchange or The Nasdaq National Market (the "Exchange"), the higher of (i) if applicable, the highest price per share of UNIDATA Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in clause (i), (ii) or (iii) of Section 7.03(e) of the Merger Agreement) (the "Alternative Purchase Price") or
(ii) the closing sales price of the shares of UNIDATA Common Stock on the last trading day immediately prior to the date of the Cash Exercise Notice as quoted on the Exchange (the "Closing Price"), or (b) if UNIDATA Common Stock is not publicly traded on an Exchange, the higher of (i) if applicable, the Alternative Purchase Price or (ii) the Fair Market Value (as defined below) of a share of UNIDATA Common Stock; provided that in such case the Cash Exercise Notice shall specify a date not later than 20 days beyond the determination of Fair Market Value. If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (A) the fixed cash amount, if any, included in the Alternative Purchase Price plus (B) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. For purposes of this Agreement, the "Fair Market Value" of a share of UNIDATA Common Stock shall be determined by dividing the appraised value of UNIDATA, as determined by an investment banker selected by and mutually satisfactory to UNIDATA and VMARK (or, in the case the parties cannot agree, by a majority of a panel of three investment bankers, one of which will be selected by UNIDATA, one of which will be selected by VMARK, and one of which will be selected by the two previously designated investment bankers), without discount for minority or illiquidity, by
(II) the number of issued and outstanding shares of UNIDATA Common Stock on the date of the Cash Exercise Notice. Upon exercise of VMARK's right to receive cash pursuant to this Article II and the payment of such cash to VMARK, the obligations of

UNIDATA to deliver Option Shares pursuant to Section 1.2(e) shall be terminated with respect to such number of Option Shares for which VMARK shall have elected to be paid the Spread.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF UNIDATA

     Section 3.1. Representations and Warranties of UNIDATA. UNIDATA represents and warrants to VMARK that (a) UNIDATA is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, (b) the execution and delivery by UNIDATA of this Agreement and the consummation by UNIDATA of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of UNIDATA, (c) this Agreement has been duly executed and delivered by UNIDATA and constitutes the valid and binding obligation of UNIDATA, enforceable against UNIDATA in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) UNIDATA has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and UNIDATA will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of UNIDATA Common Stock or other securities which may be issued pursuant to Section 1.5 hereof, all of which, upon their issuance and delivery in accordance with the term of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitation on VMARK's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights, and (e) the execution and delivery of this Agreement by UNIDATA does not, and the consummation by UNIDATA of the transactions contemplated by this Agreement will not, conflict with, or result in a violation of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of UNIDATA or (ii) any mortgage, indenture, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UNIDATA or its properties or assets.

                                   ARTICLE IV

                              COVENANTS OF UNIDATA

     UNIDATA hereby covenant and agrees as follows:

     Section 4.1. Required Actions. UNIDATA shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder.

     Section 4.2. Registration. (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to VMARK hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

     (b) At any time or from time to time within two years of the first Closing, VMARK may make a written request to UNIDATA for registration under and in accordance with the provisions of the Securities Act of 1993, as amended (the "Securities Act") with respect to all or part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of VMARK, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after VMARK's request for a Demand Registration, UNIDATA shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that UNIDATA will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clause (B) or (C) below) when
(A) UNIDATA is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of outside counsel to UNIDATA, such information would have to be disclosed if a registration statement were filed at that time, (B) UNIDATA is required under the Securities Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (C) UNIDATA determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving UNIDATA or any of its affiliates. UNIDATA shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least ninety days following the date on which the Demand Registration is declared effective, in the case of an underwritten offering, or at least six months following the date on which the Demand Registration is declared effective, in the case of a shelf registration; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. VMARK shall be entitled to two Demand Registrations. If any Demand Registration involves an underwritten offering, (i) VMARK shall have the right to select the managing underwriter, which shall be reasonably acceptable to UNIDATA, (ii) UNIDATA shall enter into an underwriting agreement in customary form and (iii) unless the managing underwriter reasonably determines that such restriction would materially and adversely affect the success of such offering, the underwriter shall use its best efforts to prevent any person and its affiliates from purchasing through such offering Registrable Securities representing more than two percent of the outstanding shares of UNIDATA Common Stock on a fully diluted basis. UNIDATA shall not include in any Demand Registration any securities other than the Registrable Securities requested to be registered therein by VMARK.

     (c) If at any time within three years of the first Closing, UNIDATA proposes to file a registration statement under the Securities Act with respect to any shares of any class of its equity securities to be sold for the account of UNIDATA (other than a registration statement on Form S-4 or Form S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, then UNIDATA shall in each case give written notice of such proposed filing to VMARK at least twenty days before the anticipated filing date, and VMARK shall have the right to include in such registration such number of Registrable Securities as VMARK may request (such request to be made by written notice to UNIDATA within fifteen days following VMARK's receipt from UNIDATA of such notice of proposed filing). UNIDATA shall use its best efforts to cause the managing underwriter of any proposed underwritten offering to permit VMARK to include in such offering all Registrable Securities requested by VMARK to be included in the registration for such offering on the same terms and conditions as any similar securities of UNIDATA included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises VMARK that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which VMARK requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter, provided, however, that if the amount of Registrable Securities shall be so reduced, UNIDATA shall not be permitted to include in such registration any securities other than securities to be issued by UNIDATA and Registrable Securities.

     (d) In the event that Registrable Securities are included in a registration statement pursuant to Section 4.2(c) hereof, VMARK agrees not to effect any public sale or distribution of the issue being registered or a similar security of UNIDATA, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten business days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by UNIDATA, in the case of a non-underwritten public offering, or by the managing underwriter, in the case of an underwritten public offering. In the event that VMARK requests a Demand Registration or if Registrable Securities are included in a registration pursuant to Section 4.2(c) hereof, UNIDATA agrees not to effect any public sale or distribution of the issue being registered or a similar security of UNIDATA, or any securities convertible into or exchangeable for such securities, during the period from such request until 90 days after the effective date of such registration statement (except as part of such registration or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

     (e) Notwithstanding anything to the contrary contained herein, in the event that VMARK requests a Demand Registration or a registration of Registrable Securities pursuant to Section 4.2(b) or 4.2(c) hereof, respectively, UNIDATA shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be so registered, upon the terms and subject to conditions set forth in this Section 4.2(e). If UNIDATA wishes to exercise such purchase right, then within two business days following receipt of VMARK's request for such registration, UNIDATA shall send a written notice (a "Repurchase Notice") to VMARK specifying that UNIDATA wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than thirty days after delivery of such Repurchase Notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice, a binding agreement shall be deemed to exist between VMARK and UNIDATA providing for the purchase by UNIDATA of the Registrable Securities requested to be registered by VMARK, upon the terms and subject to the conditions set forth in this Section 4.2(e). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the Exchange (or if not then quoted thereon, on such other exchange or quotation system on which the Registrable Securities are quoted) for the period of five trading days ending on the trading day immediately prior to the date on which VMARK requests a registration of the Registrable Securities which UNIDATA subsequently elects to purchase. VMARK's obligation to deliver any Registrable Securities at a Repurchasing Closing shall be subject to the conditions that, at such Repurchase Closing, UNIDATA shall have delivered to VMARK a certificate signed on behalf of UNIDATA by UNIDATA's chief executive officer and chief financial officer, which certificate shall be reasonably satisfactory in form and substance to VMARK, to the effect that the purchase by UNIDATA of such Registrable Securities (i) is permitted under applicable Colorado corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and (ii) does not violate any material agreement to which UNIDATA or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, UNIDATA shall pay to VMARK the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds or by delivering to VMARK a certified or bank check payable to or on the order of VMARK in an amount equal to such aggregate Repurchase Price, and VMARK will surrender to UNIDATA a certificate or certificates evidencing such Registrable Securities. No purchase of Registrable Securities by UNIDATA pursuant to this Section 4.2(e) shall reduce or otherwise modify UNIDATA's registration obligations under this Section
4.2 (including, without limitation, the number of Demand Registrations which UNIDATA is obligated to effect) with respect to any Registrable Securities held by VMARK following such purchase.

     (f) The registrations effected under this Section 4.2 shall be effected at UNIDATA's expense except for underwriting commissions allocable to the Registrable Securities and the fees and disbursements of VMARK's counsel. UNIDATA shall indemnify and hold harmless VMARK, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 4.2; provided, however, that UNIDATA shall not be liable in any such case to VMARK or any affiliate or controlling person of VMARK or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to UNIDATA specifically for use in the preparation thereof by VMARK, such affiliate, controlling person, officer, director, agent or representative, as the case may be.

                                   ARTICLE V

                               COVENANTS OF VMARK

     VMARK hereby covenant and agrees as follows:

     Section 5.1. Distribution. VMARK shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1. Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 6.2. Further Assurances. UNIDATA and VMARK will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     Section 6.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 6.4. Entire Agreement. This Agreement and the Merger Agreement (together with the Exhibits, the UNIDATA Disclosure Schedules, the VMARK Disclosure Schedules and the other documents delivered pursuant thereto) constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     Section 6.5. Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party.

     Section 6.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 6.7. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Either party hereto may with respect to the other party (i) extend the time for the performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 6.8. Severability. If any term or other provision of this Agreement is held by a court or other competent authority to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to the end that the transaction contemplated hereby are fulfilled to the extent possible.

     Section 6.9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, sent or transmitted if delivered personally, sent by reputable overnight courier to the respective parties at their addresses as specified in the Merger Agreement or sent by electronic transmission to the respective parties at their telecopier numbers as specified in the Merger Agreement.

     Section 6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to the principles of conflicts of law thereof.

     Section 6.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 6.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, VMARK and UNIDATA have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  UNIDATA, INC.



                                  By:
                                      --------------------------------------
                                      David W. Brunel
                                      President




                                  VMARK SOFTWARE, INC.

                                  By:
                                      --------------------------------------
                                      Charles F. Kane
                                      Executive Vice President, Finance,
                                      Chief Financial Officer and Treasurer

                                                                       EXHIBIT C

                                ESCROW AGREEMENT

     AGREEMENT made this   day of December, 1997 by and among VMARK SOFTWARE,
INC., a Delaware corporation ("VMARK"), James T. Dresher and David W. Brunel (together, the "Representatives") and CHOATE, HALL & STEWART (the "Escrow Agent").

     WHEREAS, VMARK is the surviving corporation of a merger effective this date pursuant to an Agreement and Plan of Merger and Reorganization dated October 7, 1997 (the "Merger Agreement") between VMARK and Unidata, Inc., a Colorado corporation ("UNIDATA"); and

     WHEREAS, the Merger Agreement requires that a portion of the Merger Consideration be paid to the Escrow Agent to be held and distributed in accordance with an agreement substantially in the form hereof;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Definitions. This Agreement is the Escrow Agreement to which reference is made in the Merger Agreement. Capitalized terms used in this Agreement and not defined herein shall have the same meaning as in the Merger Agreement.

     2. Transfer of Escrowed Shares. Pursuant to Section 1.07(h) of the Merger Agreement, a certificate or certificates representing 50,000 shares of VMARK Common Stock registered in the name of the Escrow Agent (the "Escrowed Shares") has been delivered to the Escrow Agent, and the Escrow Agent acknowledges receipt of said certificate or certificates.

     3. Investment and Voting Pending Distribution. The Escrowed Shares shall be held by the Escrow Agent subject to the written directions of the Representatives to sell all or any portion thereof, provided that no sale thereof shall be made in violation of applicable securities laws. In the event of any sale thereof, the resulting funds shall be invested in short-term government securities or a mutual fund invested substantially solely in such securities, as directed by the Representatives. Any interest or dividends shall not be added to or become part of the escrow account and shall be promptly distributed from time to time to the Stockholders (as defined in Section 5). The Escrowed Shares, until distributed out of this escrow, shall be voted by the Escrow Agent in accordance with the written directions of the Representatives.

     4. Distribution from Escrow Account. The Escrowed Shares and any other assets in the escrow account shall be distributed out of escrow by the Escrow Agent only as follows:

          (a) In the event that VMARK shall incur any loss, damage or expense, as a result of or in connection with any agreement between UNIDATA and Advent International Corporation ("Advent"), it shall be entitled to be indemnified and held harmless by the distribution, out of assets in the escrow account, of amounts equal to such loss, damages or expense, provided that (i) it shall not be entitled to indemnification hereunder in respect of the reimbursement to Advent of certain expenses not in excess of $100,000 or for costs and expenses, including legal fees, incurred in defending any claim by Advent, and (ii) it shall, jointly with the Representatives if they wish to participate therein (provided that in any event VMARK shall bear all costs and expenses, including legal fees), defend any claim by Advent (other than for the reimbursement of expenses up to $100,000 referred to above) vigorously and shall not settle any such claim without the consent of the Representatives.

          (b) When any loss, damage or expense, as to which VMARK is entitled to be indemnified and held harmless pursuant to (a) above, becomes reasonably quantifiable, VMARK shall promptly notify the Representatives and the Escrow Agent of the amount of the distribution it seeks out of the assets in the escrow account, which notice shall include reasonable detail in support of such amount. If the Representatives do not disagree with VMARK's entitlement to such amount by notice to the Escrow Agent within 21 days after receipt of such notice given by VMARK, the Escrow Agent shall distribute to VMARK out of the escrow account assets equal to the amount requested. If the Representatives do disagree with such entitlement by such notice, and such disagreement is not promptly resolved by discussion between VMARK and the Representatives, the matter shall be submitted to arbitration as provided in Section 8.

          (c) Upon the resolution (including pursuant to any applicable statute of limitations) of all claims by Advent described in (a) above, all assets remaining in the escrow account not subject to payment to VMARK shall be promptly distributed to the Stockholders. VMARK shall, and the Representatives may, notify the Escrow Agent and the other when it or they believe all such claims have been resolved, which notice shall include reasonable supporting detail. If the other party does not disagree with the notice by notice to the Escrow Agent within 21 days after receipt of the initial notice, then the Escrow Agent shall make the distribution to the Stockholders as provided above. If the other party does disagree by such notice, and such disagreement is not promptly resolved by discussion between VMARK and the Representatives, the matter shall be submitted to arbitration as provided in Section 8.

     5. Allocation of Taxable Income. For purposes of taxation of any interest and dividends earned on assets held in escrow hereunder, the escrowed assets shall be deemed to have been placed in escrow by the holders of UNIDATA Class A Common Stock and Class B Common Stock (other than holders of Dissenting Shares) outstanding immediately prior to the Effective Time (the "Stockholders"), and any interest and dividends thereon shall be allocated to the Stockholders as provided in Section 6.

     6. Distributions of Stockholders. All distributions to be made to the Stockholders hereunder shall be made to them pro rata in accordance with their respective holdings of UNIDATA Class A Common Stock of Class B Common Stock outstanding immediately prior to the Effective Time (treating such shares equally).

     7. Matters relating to the Escrow Agents.

          (a) The Escrow Agent shall be entitled to rely and shall be protected in acting in reliance on any writing furnished to it by VMARK and the Representatives. The Escrow Agent shall not be liable to any party hereto by reason of any error of judgment, or any act taken or omitted in good faith, or for any matter in connection herewith unless caused by or arising out of its own gross negligence or bad faith.

          (b) The reasonable fees and expenses of the Escrow Agent shall be borne by VMARK.

     8. Arbitration. Any dispute under this Agreement, including the disagreements described in Sections 4(b) and 4(c), shall be submitted to binding arbitration proceedings to be conducted in Boston, Massachusetts in accordance with (except as otherwise provided in this Agreement) the then current Commercial Arbitration Rules of the American Arbitration Association. There shall be one arbitrator chosen from the lists of said Association in accordance with its standard procedures. In addition to resolution of a matter, the arbitrator will have the right to award injunctive relief and reimbursement of arbitration costs. The award and decision of the arbitrator will be conclusive and binding, judgment on the award may be entered and enforced in a court of competent jurisdiction, and each party to this Agreement waives any right to contest the validity or enforceability of such award. The foregoing shall not prevent any party hereto from seeking temporary injunctive relief or other interim remedy pending an arbitration award pursuant hereto.

     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given, effective on receipt, if delivered personally or mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to VMARK, to:

        VMARK Software, Inc.
        50 Washington Street
        Westboro, MA 01581-1021
        Attention: James K. Walsh, Esq.
        Fax: 508-389-8767

        If to the Representatives, to:

        James T. Dresher

        ---------------------------------------

        ---------------------------------------

        ---------------------------------------

        and

        David Brunel

        ---------------------------------------

        ---------------------------------------

        ---------------------------------------

        If to the Escrow Agent, to:

        Choate, Hall & Stewart
        Exchange Place
        53 State Street, 35th Floor
        Boston, MA 02109
        Attention: Richard N. Hoehn, Esq.
        Fax: (617) 227-7566

     10. General.

          (a) Amendments. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

          (b) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (c) Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          (d) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of The Commonwealth of Massachusetts (without giving effect to its choice of law principles).

                                          VMARK SOFTWARE, INC.

                                          By
                                             --------------------------------
                                             Its


THE REPRESENTATIVES                       THE ESCROW AGENT


------------------------------            -----------------------------------
James T. Dresher                          Choate, Hall & Stewart


------------------------------
David Brunel

                                                                        ANNEX II

                       VOLPE BROWN WHELAN & COMPANY, LLC
                               INVESTMENT BANKERS
                  ONE MARITIME PLAZA, SAN FRANCISCO, CA 94111
                     (415) 956-8120     FAX (415) 986-6754


September 30, 1997

The Board of Directors
VMARK Software, Inc.
50 Washington Street
Westboro, MA 01581-1021


Members of the Board:

     You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of VMARK Software, Inc. ("VMARK" or the "Company") of the consideration to be paid (the "Consideration") in the proposed merger (the "Merger") with Unidata, Inc. ("Unidata") pursuant to an Agreement and Plan of Merger and Reorganization between VMARK and Unidata (the "Agreement"). The Agreement provides, among other things, that each share of Unidata Class A common stock and Unidata Class B common stock (together the "Unidata Common Stock") will be converted into the right to receive an agreed number of shares of VMARK common stock (the "Exchange Ratio"). As of the date hereof, the Exchange Ratio is 0.4459. It is our understanding that VMARK intends to account for the Merger as a pooling of interests for financial reporting purposes and as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Volpe Brown Whelan & Company, LLC ("VBW&C"), as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&C and its affiliates may actively trade the equity securities of VMARK for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. VBW&C has been retained by VMARK to act as its financial advisor in negotiations with Unidata and, upon conclusion of successful negotiations with Unidata, to opine as to the fairness, from a financial point of view, of the Consideration. VBW&C will receive a fee of $300,000 for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable. The $300,000 fee and a separate $50,000 retainer fee will be credited against an additional fee to be paid to VBW&C upon the closing of the Merger.

     For the purposes of formulating the Opinion, we have, among other things:

          (i) Reviewed the September 17, 1997 draft of the Agreement (exclusive of schedules), the September 19, 1997 draft of the Unidata Stockholder Support Agreement, and the September 19, 1997 draft of the VMARK Stockholder Support Agreement;

          (ii) Discussed the proposed terms of Unidata's prospective acquisition of O(2) Technology S.A. ("O(2)") with VMARK and Unidata management;

          (iii) Interviewed management of VMARK, Unidata and O(2) concerning the business prospects, financial outlook and operating plans of each company individually and combined;

          (iv) Reviewed certain historical and projected VMARK, Unidata and O(2) financial statements and other relevant financial and operating data of VMARK, Unidata and O(2) prepared by the respective company management teams;

          (v) Reviewed the valuation of selected publicly-traded companies we deemed comparable and relevant to the Merger;

          (vi) Reviewed, to the extent publicly-available, the financial terms of selected merger and acquisition transactions that we deemed comparable and relevant to the Merger;

          (vii) Reviewed the relevant contribution each of VMARK and Unidata is making to the combined company in terms of financial results and compared the results of this analysis with the pro forma ownership of each respective company;

          (viii) Performed a discounted cash flow analysis of Unidata as a stand-alone entity based upon financial projections of Unidata and VMARK management;

          (ix) Performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by VMARK and financial projections provided by Unidata and O(2) and reviewed by VMARK; and

          (x) Performed other such studies, analyses and inquiries and considered other such information as we deemed relevant.

     VBW&C relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&C by VMARK, Unidata and O(2) and has relied upon the assurances of VMARK, Unidata and O(2) that all such information provided by them, respectively, is complete and accurate in all material respects and that there is no additional material information known to any of them that would make any of the information made available to VBW&C either incomplete or misleading. VMARK has also retained outside legal, accounting, tax and patent advisors to advise on matters relating to the Merger. Accordingly, VBW&C has relied on their advice and expresses no opinion on such matters.

     With respect to the projected financial data of VMARK, Unidata and O(2), all of which has been provided by the management of VMARK or Unidata, as well as the combined business plan, VBW&C has relied upon assurances of each company that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of VMARK and Unidata managements as to the future financial performance of each company separately and as a combined company. Our Opinion is based, in large part, on these projected financial data and estimates.

     VBW&C is relying upon the information provided to it by VMARK, Unidata and O(2) for the purposes of rendering the Opinion. VBW&C expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that VMARK, Unidata or O(2) might achieve in the future as stand-alone entities or as a combined company may vary materially from those used in VBW&C's analysis.

     VBW&C has assumed that the Merger will be consummated in accordance with the terms of the September 17, 1997 draft of the Agreement, that the Exchange Ratio and other terms of the Merger as agreed as of the close of business on September 25, 1997 will not change materially prior to the closing, that the schedules to the Agreement will not contain any unanticipated material adverse disclosure and that the terms of the O(2) acquisition will not change materially from those agreed as of September 25, 1997.

     VBW&C has reviewed a term sheet from a prospective lender to VMARK for an increased line of credit in the amount of $25 million. VBW&C has assumed that this line of credit will be in place prior to closing. VBW&C has not had any discussions with the prospective lender.

     VBW&C has, furthermore, not made any independent appraisals or valuations of any assets of Unidata or O(2), nor has VBW&C been furnished with any such appraisals or valuations. VBW&C has performed no investigations relating to the representations and warranties made by VMARK, Unidata or O(2) with respect to its intellectual property and status of any litigation pending or threatened against any company. VBW&C has not visited the operations of O(2). While VBW&C believes that its review, as described herein, is an adequate basis for the Opinion it has expressed, the Opinion is necessarily based upon market, economic and other conditions (including, without limitation, adjustments to foreign exchange and currency rates) that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

     The Opinion addresses only the financial fairness of the Consideration and does not address the relative merits of the Merger and any alternatives to the Merger, VMARK's decision to proceed with or the effect of the Merger, or any other aspect of the Merger. VBW&C did not validate the quality, scalability or robustness of any of Unidata's or O(2)'s products and has instead relied upon assurances of VMARK that Unidata's and O(2)'s products meet VMARK's expected/required capabilities.

     The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analyses must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond VMARK's or Unidata's control and are not susceptible to accurate prediction. No opinion is expressed herein as to the future trading price or range of prices of any securities of VMARK issued prior to or in conjunction with the Merger. Furthermore, the Opinion does not constitute a recommendation on whether to vote in favor of the Merger. The Opinion and related materials have been prepared for the use and benefit of the Board of Directors of VMARK and is rendered to the Board of Directors in connection with its consideration of the Merger.

     Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to the stockholders of VMARK.



                                          Very truly yours,


                                          VOLPE BROWN WHELAN & COMPANY, LLC



                                          By: /s/ STEVE PIPER
                                              --------------------------------

                                                                       ANNEX III

                       COLORADO BUSINESS CORPORATION ACT

                                  ARTICLE 113
                               DISSENTERS' RIGHTS

                                     PART 1
                     RIGHT OF DISSENT --PAYMENT FOR SHARES

     7-113-101 DEFINITIONS.  For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

     7-113-102 RIGHT TO DISSENT. (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national

                                      III-1
market system of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

          (c) Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2)

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation

                                      III-2
that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     7-113-201 NOTICE OF DISSENTERS' RIGHTS. (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

     7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

     7-113-203 DISSENTERS' NOTICE. (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

                                      III-3

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action:

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

     7-113-204 PROCEDURE TO DEMAND PAYMENT. (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

     7.113-205 UNCERTIFICATED SHARES. (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

     7-113-206 PAYMENT. (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily

                                      III-4
     provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited.

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

     7-113-207 FAILURE TO TAKE ACTION. (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

     7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION. (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

     7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                      III-5

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

     7-113-301 COURT ACTION. (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record or shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

     7-113-302 COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                      III-6